      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2000


                                            REGISTRATION STATEMENT NO. 333-36448
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               ARVINMERITOR, INC.
                         (FORMERLY NAMED MU SUB, INC.)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             INDIANA                              3714                            38-3530759
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)


                            ------------------------

                              2135 WEST MAPLE ROAD
                           TROY, MICHIGAN 48084-7186
                                 (248) 435-1000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              VERNON G. BAKER, II
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               ARVINMERITOR, INC.
                              2135 WEST MAPLE ROAD
                           TROY, MICHIGAN 48084-7186
                                 (248) 435-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

      PETER R. KOLYER, ESQ.              RONALD R. SNYDER, ESQ.           ANDREW R. BROWNSTEIN, ESQ.
      CHADBOURNE & PARKE LLP        VICE PRESIDENT, GENERAL COUNSEL     WACHTELL, LIPTON, ROSEN & KATZ
       30 ROCKEFELLER PLAZA                  AND SECRETARY                   51 WEST 52ND STREET
     NEW YORK, NEW YORK 10112            ARVIN INDUSTRIES, INC.         NEW YORK, NEW YORK 10019-6150
          (212) 408-5100                   ONE NOBLITT PLAZA                    (212) 403-1000
                                      COLUMBUS, INDIANA 47202-3000
                                             (812) 379-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[Meritor Logo]                                                      [ARVIN LOGO]

TO THE STOCKHOLDERS OF MERITOR AUTOMOTIVE, INC. AND ARVIN INDUSTRIES, INC.

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Meritor Automotive, Inc. and Arvin Industries, Inc. have each unanimously approved a "merger of equals" of the two companies. The combined company, to be named "ArvinMeritor, Inc.", is expected to have annual revenues of approximately $7.5 billion. To be headquartered in Troy, Michigan, ArvinMeritor will have approximately 36,500 employees worldwide and will hold global leadership positions in the supply of a broad range of integrated systems, modules and components for light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. We believe that the merger will benefit the stockholders of both companies and we ask for your support in voting for the merger proposals at our respective special meetings.

     In the merger, each share of Meritor common stock will be converted into the right to receive 0.75 shares of common stock of ArvinMeritor, Inc. Each share of Arvin common stock will be converted into the right to receive one share of common stock of ArvinMeritor, Inc., plus $2.00 in cash. After completion of the merger, the current stockholders of Meritor will own approximately 65.8% of the combined company and the current stockholders of Arvin will own approximately 34.2% of the combined company. The merger will be tax-free to Meritor stockholders and Arvin stockholders, except for, in the case of Arvin stockholders, the receipt of the aforementioned cash consideration and, in the case of Meritor stockholders, the receipt of cash instead of fractional shares of the combined company.

     Application will be made to list the ArvinMeritor common stock on the New York Stock Exchange under the trading symbol "ARM".

     In order to complete the merger, we must obtain necessary regulatory approvals and the approvals of the stockholders of both of our companies. Each of us will hold a special meeting of our stockholders to consider and vote on the merger proposal. Whether or not you plan to attend your company's special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us or by submitting your proxy by telephone or via the Internet. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger. If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in "street name", the effect will be a vote against the merger.


     Meritor stockholders will also vote on a proposal to approve an amendment to Meritor's 1997 Long-Term Incentives Plan to increase (i) the number of shares of common stock that may be delivered under the plan by 5,000,000 shares (from 7,000,000 shares to 12,000,000 shares) and (ii) the number of shares of common stock in respect of which grants may be made under the plan in any fiscal year from 1 1/2% to 3% of all outstanding shares (including treasury shares). The completion of the merger is a condition to the effectiveness of the amendment. Approval of the amendment is not a condition to completion of the merger.


     The places, dates and times of the special meetings are as follows:


             FOR MERITOR STOCKHOLDERS:                            FOR ARVIN STOCKHOLDERS:
               2135 West Maple Road                                  One Noblitt Plaza
             Troy, Michigan 48084-7186                         Columbus, Indiana 47202-3000
       July 6, 2000, 10:00 a.m., local time                 July 6, 2000, 9:00 a.m., local time


     THIS DOCUMENT PROVIDES YOU WITH DETAILED INFORMATION ABOUT THE SPECIAL MEETINGS AND THE PROPOSED MERGER. WE URGE YOU TO READ THIS MATERIAL, INCLUDING THE SECTION DESCRIBING RISK FACTORS RELATING TO THE MERGER ON PAGE 16.

     We enthusiastically support this combination of two of the premier companies in the automotive supply industry and join with all the other members of our respective boards of directors in recommending that you vote FOR the merger.


                 /s/ Larry D. Yost                                  /s/ V. William Hunt
                   Larry D. Yost                                      V. William Hunt
 Chairman of the Board and Chief Executive Officer         Chairman of the Board, President and
             Meritor Automotive, Inc.                             Chief Executive Officer
                                                                  Arvin Industries, Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    JOINT PROXY STATEMENT-PROSPECTUS DATED JUNE 2, 2000 AND FIRST MAILED TO
                          STOCKHOLDERS ON JUNE 3, 2000

                             ADDITIONAL INFORMATION

     This joint proxy statement-prospectus incorporates important business and financial information about Meritor and Arvin from other documents that are not included in or delivered with this joint proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement-prospectus by requesting them in writing (including by e-mail request) or by telephone from the appropriate company at one of the following addresses:

                   MERITOR                                         ARVIN
              Investor Relations                             Investor Relations
           Meritor Automotive, Inc.                        Arvin Industries, Inc.
             2135 West Maple Road                            One Noblitt Plaza
          Troy, Michigan 48084-7186                     Columbus, Indiana 47202-3000
                (248) 435-1000                                 (812) 379-3205
       e-mail: abeytaka@meritorauto.com                 e-mail: pat_lowry@arvin.com


     IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY JUNE 28, 2000 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS.



     See "Where You Can Find More Information" that begins on page 92.

                                 [Meritor Logo]

                            MERITOR AUTOMOTIVE, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                           TO BE HELD ON JULY 6, 2000


To the Stockholders
of Meritor Automotive, Inc.:


     We will hold a special meeting of stockholders of Meritor Automotive, Inc., a Delaware corporation, on July 6, 2000, at 10:00 a.m., local time, at 2135 West Maple Road, Troy, Michigan 48084-7186, for the following purposes:


     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of April 6, 2000 (the "merger agreement"), by and among Meritor, ArvinMeritor, Inc., an Indiana corporation and a wholly-owned subsidiary of Meritor, and Arvin Industries, Inc., an Indiana corporation, and the mergers contemplated thereby. Pursuant to the merger agreement, among other things, (i) Meritor will merge with and into ArvinMeritor and (ii) immediately thereafter, Arvin will merge with and into ArvinMeritor, in each case subject to the terms and conditions of the merger agreement. This proposal is more fully described in this joint proxy statement-prospectus.


     2. To consider and vote upon a proposal to approve an amendment to Meritor's 1997 Long-Term Incentives Plan to increase (i) the number of shares of common stock that may be delivered under the plan by 5,000,000 shares (from 7,000,000 shares to 12,000,000 shares) and (ii) the number of shares of common stock in respect of which grants may be made under the plan in any fiscal year from 1 1/2% to 3% of all outstanding shares (including treasury shares). The completion of the merger contemplated by the merger agreement is a condition to the effectiveness of the amendment. Approval of the amendment is not a condition to completion of the merger. This proposal is more fully described in this joint proxy statement-prospectus.



     3. To transact any other business as may properly come before the special meeting or any adjournments or postponements thereof.



     Holders of record of Meritor common stock at the close of business on May 31, 2000 will be entitled to notice of and to vote at the Meritor special meeting and any adjournments or postponements thereof.


                                          By Order of the Board of Directors

                                                 /s/ Vernon G. Baker, II

                                                   Vernon G. Baker, II
                                                        Secretary
Troy, Michigan

June 2, 2000



     THE BOARD OF DIRECTORS OF MERITOR UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AND FOR APPROVAL OF THE AMENDMENT TO MERITOR'S 1997 LONG-TERM INCENTIVES PLAN.



     THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF MERITOR COMMON STOCK IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF MERITOR COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MERITOR SPECIAL MEETING, A QUORUM BEING PRESENT, IS REQUIRED TO APPROVE THE AMENDMENT TO MERITOR'S 1997 LONG-TERM INCENTIVES PLAN. WHETHER OR NOT YOU PLAN TO ATTEND THE MERITOR SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY OR AUTHORIZE THE INDIVIDUALS NAMED ON YOUR PROXY CARD TO VOTE YOUR SHARES BY CALLING TOLL-FREE 1-877-PRX-VOTE
(1-877-779-8683) OR, IF OUTSIDE THE U.S. AND CANADA, CALLING 201-536-8073 OR USING THE INTERNET (WWW.EPROXYVOTE.COM/MRA) BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD. PLEASE NOTE THAT IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOUR BANK, BROKER OR OTHER INSTITUTION HOLDING YOUR SHARES MAY NOT OFFER TELEPHONE OR INTERNET VOTING. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MERITOR SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD OR SUBMITTED YOUR PROXY INSTRUCTIONS BY TELEPHONE OR THE INTERNET. HOWEVER, IF YOU HOLD SHARES THROUGH A BANK OR BROKER AND WISH TO VOTE IN PERSON AT THE MEETING, YOU MAY NOT DO SO UNLESS YOU RECEIVE A VALID PROXY FROM YOUR BANK OR BROKER.

                                  [ARVIN LOGO]

                             ARVIN INDUSTRIES, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JULY 6, 2000


To the Stockholders
of Arvin Industries, Inc.:


     We will hold a special meeting of stockholders of Arvin Industries, Inc., an Indiana corporation, on July 6, 2000, at 9:00 a.m., local time, at One Noblitt Plaza, Columbus, Indiana 47202-3000, for the following purposes:


     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of April 6, 2000 (the "merger agreement"), by and among Meritor Automotive, Inc., a Delaware corporation, ArvinMeritor, Inc., an Indiana corporation and a wholly-owned subsidiary of Meritor, and Arvin, and the mergers contemplated thereby. Pursuant to the merger agreement, among other things, (i) Meritor will merge with and into ArvinMeritor and (ii) immediately thereafter, Arvin will merge with and into ArvinMeritor, in each case subject to the terms and conditions of the merger agreement. This proposal is more fully described in this joint proxy statement-prospectus.

     2. To transact any other business as may properly come before the Arvin special meeting or any adjournments or postponements thereof.


     Holders of record of Arvin common stock at the close of business on May 31, 2000 will be entitled to notice of and to vote at the Arvin special meeting and any adjournments or postponements thereof.


                                          By Order of the Board of Directors

                                                   /s/ Ronald R. Snyder

                                                     Ronald R. Snyder
                                                        Secretary

Columbus, Indiana

June 2, 2000


     THE BOARD OF DIRECTORS OF ARVIN UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.


     THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF ARVIN COMMON STOCK IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. WHETHER OR NOT YOU PLAN TO ATTEND THE ARVIN SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE PROMPTLY OR AUTHORIZE THE INDIVIDUALS NAMED ON YOUR PROXY CARD TO VOTE YOUR SHARES BY CALLING TOLL-FREE 1-888-216-1320 OR, IF OUTSIDE THE U.S., CALLING 212-681-0956 OR USING THE INTERNET (WWW.DIRECTVOTE.COM/ARV) BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD. PLEASE NOTE THAT IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOUR BANK, BROKER OR OTHER INSTITUTION HOLDING YOUR SHARES MAY NOT OFFER TELEPHONE OR INTERNET VOTING. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ARVIN SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD OR SUBMITTED YOUR PROXY INSTRUCTIONS BY TELEPHONE OR THE INTERNET. HOWEVER, IF YOU HOLD SHARES THROUGH A BANK OR BROKER AND WISH TO VOTE IN PERSON AT THE MEETING, YOU MAY NOT DO SO UNLESS YOU RECEIVE A VALID PROXY FROM YOUR BANK OR BROKER.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    4
RISK FACTORS................................................   16
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................   17
MERITOR SPECIAL MEETING.....................................   18
  General...................................................   18
  Matters to be Considered..................................   18
  Proxies...................................................   18
  Solicitation of Proxies...................................   19
  Record Date and Voting Rights.............................   19
  Recommendation of Meritor Board...........................   21
ARVIN SPECIAL MEETING.......................................   22
  General...................................................   22
  Matters to be Considered..................................   22
  Proxies...................................................   22
  Solicitation of Proxies...................................   23
  Record Date and Voting Rights.............................   23
  Recommendation of Arvin Board.............................   24
THE MERGER..................................................   25
  General...................................................   25
  Background of the Merger..................................   25
  Recommendations of the Boards of Directors of Meritor and
     Arvin; Reasons for the Merger..........................   27
  Opinion of Meritor's Financial Advisor....................   29
  Opinion of Arvin's Financial Advisor......................   36
  Regulatory Approvals Required for the Merger..............   40
  Material U.S. Federal Income Tax Consequences.............   41
  Accounting Treatment......................................   43
  Interests of Certain Persons in the Merger................   43
THE MERGER AGREEMENT........................................   48
  Merger Consideration......................................   48
  Treatment of Options......................................   48
  Exchange of Certificates..................................   48
  Effective Time............................................   49
  Representations and Warranties............................   50
  Covenants.................................................   51
  Conditions................................................   55
  Termination of the Merger Agreement.......................   56
  Fees Payable Because of a Termination of the Merger
     Agreement..............................................   57
  Amendments, Extensions and Waivers........................   59
  Restrictions on Resales by Affiliates.....................   59
MERITOR AND ARVIN OPTION AGREEMENTS.........................   60
PROPOSED AMENDMENT TO THE MERITOR 1997 LONG-TERM INCENTIVES
  PLAN......................................................   62
  Summary of the Meritor 1997 LTIP..........................   62
MANAGEMENT AND OPERATIONS AFTER THE MERGER..................   67
  Board of Directors........................................   67
  Committees of the Board of Directors......................   70
  Management................................................   71

                                                              PAGE
                                                              ----
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................   73
  Meritor...................................................   73
  Arvin.....................................................   73
  ArvinMeritor..............................................   73
INFORMATION ABOUT MERITOR...................................   74
  General...................................................   74
  Management and Additional Information.....................   74
INFORMATION ABOUT ARVIN.....................................   75
  General...................................................   75
  Management and Additional Information.....................   75
DESCRIPTION OF COMBINED COMPANY CAPITAL STOCK...............   76
  Common Stock..............................................   76
  Preferred Stock...........................................   77
  Stockholder Rights Plan...................................   77
COMPARISON OF STOCKHOLDERS' RIGHTS..........................   80
  Action by Written Consent of Stockholders.................   80
  Amendment of Charter Documents............................   80
  Stockholder Voting........................................   81
  Fair Price Provision......................................   81
  Control Share Statutes....................................   82
  Anti-Takeover Laws........................................   83
  Stockholder Approval of Certain Business Combinations.....   84
  Dissenters' Rights of Appraisal...........................   85
  Amendment of By-Laws......................................   85
  Limitation on Directors' Liability; Indemnification of
     Officers and Directors.................................   86
  Classified Board of Directors.............................   87
  Cumulative Voting for Directors...........................   87
  Removal of Directors......................................   88
  Newly Created Directorships and Vacancies.................   88
  Special Meetings..........................................   89
  Inspection Rights.........................................   89
  Election of Directors.....................................   90
  Dividends.................................................   90
  Other Corporate Constituencies............................   90
  Preemptive Rights.........................................   91
RIGHTS OF DISSENTING STOCKHOLDERS...........................   91
LEGAL MATTERS...............................................   91
EXPERTS.....................................................   91
STOCKHOLDER PROPOSALS.......................................   91
OTHER MATTERS...............................................   92
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS....................   92
WHERE YOU CAN FIND MORE INFORMATION.........................   92
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........   95


Appendix A  Agreement and Plan of Reorganization........................  A-1
Appendix B  Meritor Stock Option Agreement..............................  B-1
Appendix C  Arvin Stock Option Agreement................................  C-1
Appendix D  Opinion of Warburg Dillon Read LLC..........................  D-1
Appendix E  Opinion of Merrill Lynch, Pierce, Fenner & Smith
            Incorporated................................................  E-1
Appendix F  Restated Articles of Incorporation of ArvinMeritor, Inc.....  F-1
Appendix G  Amended By-Laws of ArvinMeritor, Inc........................  G-1
Appendix H  Rights Agreement of ArvinMeritor, Inc.......................  H-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL HAPPEN IN THE MERGER?

A: We are proposing to combine our companies in a "merger of equals" transaction in which Meritor will first merge with and into its newly-formed, wholly-owned subsidiary ArvinMeritor, Inc. (formerly named Mu Sub, Inc.) and, immediately thereafter, Arvin will merge with and into ArvinMeritor. As a result of these transactions, which we refer to collectively as the "merger", Meritor stockholders and Arvin stockholders will have their shares of common stock in Meritor and Arvin converted into newly-issued shares of common stock of the combined company at a rate of
    0.75 shares for each share currently owned, in the case of Meritor stockholders, and one share, plus $2 in cash, for each share currently owned, in the case of Arvin stockholders. We expect that, after completion of the merger, the current stockholders of Meritor will own approximately 65.8% of the combined company and the current stockholders of Arvin will own approximately 34.2% of the combined company.


Q:  WHAT ELSE ARE STOCKHOLDERS BEING ASKED TO VOTE ON AT THE SPECIAL MEETINGS?



A: Meritor stockholders will also vote on a proposal to approve an amendment to Meritor's 1997 Long-Term Incentives Plan to increase (i) the number of shares of common stock that may be delivered under the plan by 5,000,000 shares (from 7,000,000 shares to 12,000,000 shares) and (ii) the number of shares of common stock in respect of which grants may be made under the plan in any fiscal year from 1 1/2% to 3% of all outstanding shares (including treasury shares). The completion of the merger is a condition to the effectiveness of the amendment. Approval of the amendment is not a condition to completion of the merger. Meritor and Arvin stockholders may also be asked to consider other matters as may properly come before the special meetings; however, Meritor and Arvin know of no other matters that will be presented for consideration at the special meetings.


Q:  WHEN ARE THE STOCKHOLDERS' MEETINGS?


A: Meritor's meeting will take place at 10:00 a.m. local time on July 6, 2000. Arvin's special meeting will take place at 9:00 a.m. local time on July 6, 2000. The location of each meeting is specified on the cover page of this document.


Q:  WHAT STOCKHOLDER APPROVALS ARE NEEDED?


A: For Meritor, the affirmative vote of the holders of a majority of the outstanding shares of Meritor's common stock is required to approve and adopt the merger agreement and the merger. In addition, the affirmative vote of a majority of the shares of Meritor common stock present or represented by proxy and entitled to vote at the Meritor special meeting, a quorum being present, is required to approve the amendment to Meritor's 1997 Long-Term Incentives Plan.


    For Arvin, the affirmative vote of the holders of a majority of the outstanding shares of Arvin's common stock is required to approve and adopt the merger agreement and the merger.


    The Meritor board of directors recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the merger and "FOR" the proposal to amend Meritor's 1997 Long-Term Incentives Plan. The Arvin board of directors recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the merger.


Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement-prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed, postage-paid envelope, or, if available, by submitting your proxy or voting instructions by telephone or through the Internet, as soon as possible so that your shares may be represented at your special meeting.

Q:  WHAT IF I DON'T VOTE?


A. If you fail to respond, it will have the same effect as a vote against the merger.



    If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and, in the case of Meritor stockholders, in favor of the proposal to amend Meritor's 1997 Long-Term Incentives Plan, unless your shares are held in "street name", as described in the next question.



    If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger and, in the case of Meritor stockholders, against the proposal to amend Meritor's 1997 Long-Term Incentives Plan.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting.


    If you do not give voting instructions to your broker with respect to the merger proposal, you will, in effect, be voting against the merger unless you appear in person at your stockholders' meeting with a valid proxy from your broker and vote in favor of the merger. In the case of Meritor stockholders, if you do not give voting instructions to your broker with respect to the proposal to amend Meritor's 1997 Long-Term Incentives Plan, you will not be deemed to be present at the Meritor special meeting for purposes of voting on this proposal and your shares therefore will not participate in the vote on this proposal.


Q:  CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods and you are a holder of record, you must submit your notice of revocation or your new proxy to the Secretary of Meritor or Arvin, as appropriate, before the special meeting. However, if your shares are held in a "street name" account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, or if your shares are held in "street name" and you receive a valid proxy from your broker, you can attend the special meeting and vote in person. If you submit your proxy or voting instructions by telephone or through the Internet, you can change your vote by submitting a proxy at a later date, using the same procedures, in which case your later submitted proxy will be recorded and your earlier proxy revoked.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?


A: No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your certificates representing shares of Meritor common stock or Arvin common stock for shares of ArvinMeritor. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.


Q:  WHO IS THE EXCHANGE AGENT FOR THE MERGER?

A:  EquiServe First Chicago Trust Company Division is the exchange agent.

Q:  WHERE WILL MY SHARES OF ARVINMERITOR COMMON STOCK BE LISTED?

A: We intend to apply to list the ArvinMeritor common stock on the New York Stock Exchange under the trading symbol "ARM".

Q:  WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Meritor's current regular quarterly dividend is $0.105 per share of Meritor common stock, or $0.42 per share on an annual basis. Arvin's current regular quarterly dividend is $0.22 per share of Arvin common stock, or $0.88 per share on an annual basis. Subject to the determination of its board of directors, ArvinMeritor expects to pay a quarterly dividend of $0.22 per share, which is consistent with Arvin's current dividend policy and represents a 57% increase in Meritor's current dividend policy.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We are working to complete the merger as quickly as practicable. We expect to complete the merger in July 2000.


Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement-prospectus or the enclosed proxy card or voting instructions, you should contact:


    If you are a Meritor stockholder:


    Meritor Automotive, Inc.
    Investor Relations
    2135 West Maple Road
    Troy, Michigan 48084-7186
    Telephone: (248) 435-1000
    e-mail: abeytaka@meritorauto.com


    If you are an Arvin stockholder:


    Arvin Industries, Inc.
    Investor Relations
    One Noblitt Plaza
    Columbus, Indiana 47202-3000
    Telephone: (812) 379-3205
    e-mail: pat_lowry@arvin.com

                                    SUMMARY

     This brief summary does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you to fully understand the merger. See "Where You Can Find More Information".


                        THE COMPANIES (PAGES 74 AND 75)


    MERITOR AUTOMOTIVE, INC.
    2135 WEST MAPLE ROAD
    TROY, MICHIGAN 48084-7186
    (248) 435-1000

     Meritor is a global manufacturer and supplier of a broad range of components and systems for commercial, specialty and light vehicle original equipment manufacturers and the aftermarket, with 68 manufacturing facilities located in 23 countries. Meritor has approximately 19,000 employees engaged in manufacturing, research, sales and administration activities at facilities located around the world. In its fiscal year ended September 30, 1999, Meritor had total sales of approximately $4.5 billion.

    ARVIN INDUSTRIES, INC.
    ONE NOBLITT PLAZA
    COLUMBUS, INDIANA 47202-3000
    (812) 379-3000

     Arvin is a focused international manufacturer and supplier of automotive parts with 53 manufacturing facilities and six technical centers located in 16 countries, excluding non-consolidated businesses. Arvin has approximately 17,500 employees worldwide. In its fiscal year ended January 2, 2000, Arvin had total sales of approximately $3.1 billion.

     ArvinMeritor is a newly formed corporation that has not, to date, conducted any activities other than those incident to its formation and the matters contemplated by the merger agreement, including the preparation of this joint proxy statement-prospectus. Upon completion of the merger, the corporate existence of each of Meritor and Arvin will terminate, and the business of ArvinMeritor will be the combined businesses currently conducted by Meritor and Arvin.


                              THE MERGER (PAGE 25)



     We propose a two-step merger in which Meritor will first merge with and into ArvinMeritor, Inc., a wholly-owned Indiana subsidiary of Meritor formerly named Mu Sub, Inc. Immediately after this first merger, Arvin will merge with and into ArvinMeritor, Inc. We refer to the surviving company of these mergers in this document as "ArvinMeritor" or the "combined company". We refer to both merger steps together in this document as the "merger". The combined company will be an Indiana corporation with its corporate headquarters in Troy, Michigan and operating headquarters around the world. The fiscal year of the combined company will end on September 30 of each year. We expect to complete the merger in July 2000.


     We have attached the merger agreement as Appendix A to this document. We urge you to read the merger agreement. It is the legal document that governs the merger.


REASONS FOR THE MERGER (PAGE 27)


     We want to merge because we believe that by combining our companies we can create a premier global supplier of a broad range of integrated systems, modules and components for light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. With estimated annual sales of $7.5 billion, we believe the combined company will benefit from enhanced financial strength and diversity of operations and product lines. We also believe that by combining we can provide significant benefits to our stockholders and customers alike, and be better able to take advantage of global opportunities. In addition, in a consolidating industry, we believe that achieving economies of scale should enable us both to improve upon and increase our strategic options and to lower our average cost of capital. While no assurances can be made, we expect to achieve efficiencies in the merger that by fiscal 2001 should cause earnings per share on a combined company basis to be accretive to anticipated earnings of each company on a stand-alone basis. We expect to achieve annual pre-tax synergies of approximately $50 million in fiscal 2001, increasing to approximately $100 million in fiscal 2003.


OUR RECOMMENDATIONS TO STOCKHOLDERS (PAGE 27)



     Meritor stockholders. The Meritor board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the merger and "FOR" the proposal to approve an amendment to Meritor's 1997 Long-Term Incentives Plan.


     Arvin stockholders. The Arvin board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the merger.


EXCHANGE OF SHARES (PAGE 48)


     When we complete the merger, your shares of Meritor common stock and Arvin common stock will become the right to receive shares of ArvinMeritor plus, in the case of Arvin common stock, $2.00 in cash per share, as follows:


     Meritor stockholders. As a Meritor stockholder, each of your shares of Meritor common stock will automatically become the right to receive 0.75 shares of common stock of the combined company. We refer to this one-for-0.75 exchange in this document as the "Meritor exchange ratio". If you hold a certificate for your shares of Meritor common stock, you will be paid cash instead of any fractional share of common stock of the combined company to which you are otherwise entitled.


     Arvin stockholders. As an Arvin stockholder, each of your shares of Arvin common stock will automatically become the right to receive one share of common stock of the combined company, plus $2.00 in cash. We refer to this one-for-one exchange in the document as the "Arvin exchange ratio". We refer to the $2.00 in cash as the "Arvin cash consideration". We also refer to the Arvin exchange ratio and the Arvin cash consideration together as the "Arvin merger consideration".


     As soon as practicable after the effective time of the merger, a form of transmittal letter will be mailed by the exchange agent to Meritor stockholders who hold certificates for Meritor common stock and to Arvin stockholders who hold certificates for Arvin common stock. The transmittal letter will contain instructions with respect to the surrender of certificates representing Meritor common stock or Arvin common stock. IF YOU HOLD CERTIFICATES FOR MERITOR OR ARVIN COMMON STOCK, YOU SHOULD NOT RETURN THE CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.



     BOTH MERITOR STOCKHOLDERS AND ARVIN STOCKHOLDERS WILL RECEIVE SHARES OF THE COMBINED COMPANY IN BOOK-ENTRY FORM UNLESS A PHYSICAL CERTIFICATE IS REQUESTED. As soon as practicable after the effective time of the merger (or in the case of Meritor common stock or Arvin common stock held in certificated form, after receipt of a properly completed letter of transmittal, together with any other required documents), the exchange agent will (unless a physical certificate is requested) mail account statements to Meritor stockholders and Arvin stockholders indicating the number of shares of ArvinMeritor common stock owned by each such stockholder as a result of the merger.


OWNERSHIP OF THE COMBINED COMPANY AFTER THE MERGER

     The combined company will issue approximately 71 million shares of its common stock in the merger. After completion of the merger, current Meritor stockholders will own approximately 65.8% and current Arvin stockholders will own approximately 34.2% of these shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 41)


     Meritor stockholders. We expect that your exchange of shares of Meritor common stock for shares of common stock of the combined company generally will not cause you to recognize any gain or loss for U.S. federal income tax purposes. You may, however, have to recognize taxable income, gain or loss in connection with any cash received instead of fractional shares.

     Arvin stockholders. We expect that your exchange of shares of Arvin common stock for shares of common stock of the combined company generally will not cause you to recognize any gain or loss for U.S. federal income tax purposes. You may, however, have to recognize taxable income or gain in connection with the cash consideration paid to you in the merger.

     Meritor and Arvin. Neither Meritor nor Arvin will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

     We will not be obligated to complete the merger unless, among other things, we receive legal opinions that the first step merger and the second step merger each will be treated as a reorganization for U.S. federal income tax purposes. If these opinions are correct, the U.S. federal income tax treatment of the merger will be as we have described it in this document.

     THIS TAX TREATMENT MAY NOT APPLY TO ALL STOCKHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION


     Stockholders can obtain quotes for shares of Meritor common stock and Arvin common stock in newspapers, on the Internet, or from their brokers. On April 5, 2000, the last trading day before we announced the merger, Meritor common stock closed at $15.6875 per share and Arvin common stock closed at $24.1875 per share. On June 1, 2000, Meritor common stock closed at $12.50 per share and Arvin common stock closed at $18.25 per share.



     The market value of the shares of ArvinMeritor common stock that will be issued in exchange for shares of Meritor common stock and shares of Arvin common stock in the merger will not be known at the time stockholders of Meritor and Arvin vote on the approval and adoption of the merger agreement and the merger, because the shares of ArvinMeritor common stock will not trade publicly until the completion of the merger, although it is possible that a "when-issued" trading market may develop prior to the completion of the merger. The market price of Meritor common stock and Arvin common stock will likely fluctuate prior to the merger, while the Meritor exchange ratio and the Arvin merger consideration are fixed. You should obtain current stock price quotations for Meritor common stock and Arvin common stock.


LISTING OF COMMON STOCK OF THE COMBINED COMPANY

     Application will be made to have the common stock of the combined company listed on the New York Stock Exchange under the trading symbol "ARM".


OPINIONS THAT THE MERITOR EXCHANGE RATIO AND THE ARVIN MERGER CONSIDERATION ARE FAIR TO STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW (PAGES 29 AND 36)


     Meritor stockholders. Among other factors considered in deciding to approve and adopt the merger agreement and the merger, the Meritor board of directors received a written opinion from Meritor's financial advisor, Warburg Dillon Read LLC, that as of the date of the opinion, the Meritor exchange ratio and the Arvin merger consideration taken together were fair to the holders of Meritor common stock from a financial point of view. We have attached the full text of Warburg Dillon Read's written opinion dated April 6, 2000 as Appendix D to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations on the review undertaken by Warburg Dillon Read in providing its opinion. WARBURG DILLON READ'S OPINION IS DIRECTED TO THE MERITOR BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.

     Arvin stockholders. Among other factors considered in deciding to approve and adopt the merger agreement and the merger, the Arvin board of directors received a written opinion from Arvin's financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that as of the date of the opinion, the Arvin merger consideration was fair to the holders of Arvin common stock from a financial point of view. We have attached the full text of Merrill Lynch's written opinion dated April 6, 2000 as Appendix E to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations on the review undertaken by Merrill Lynch in providing its opinion. MERRILL LYNCH'S OPINION IS DIRECTED TO THE ARVIN BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.


RECORD DATE; VOTE REQUIRED (PAGES 19 AND 23)



     Meritor stockholders. You can vote at the Meritor special meeting if you owned Meritor common stock at the close of business on May 31, 2000. On that date, there were 62,302,787 shares of Meritor common stock outstanding and entitled to vote. You can cast one vote for each share of Meritor common stock that you owned on that date. In order to approve and adopt the merger agreement and the merger, the holders of a majority of the outstanding shares of Meritor common stock must vote in favor of doing so. In order to approve the amendment to Meritor's 1997 Long-Term Incentives Plan, described below under "Proposed Amendment to the Meritor 1997 Long-Term Incentives Plan", the holders of a majority of the shares of Meritor common stock present or represented by proxy and entitled to vote at the Meritor special meeting, a quorum being present, must vote in favor of doing so.



     Arvin stockholders. You can vote at the Arvin special meeting if you owned Arvin common stock at the close of business on May 31, 2000. On that date, there were 25,648,926 shares (including shares held in Arvin's Employee Stock Benefit Trust) of Arvin common stock outstanding and entitled to vote. You can cast one vote for each share of Arvin common stock that you owned on that date. In order to approve and adopt the merger agreement and the merger, the holders of a majority of the outstanding shares of Arvin common stock must vote in favor of doing so.



DISSENTERS' RIGHTS OF APPRAISAL (PAGES 85 AND 91)


     Meritor stockholders. Under Delaware law, which applies to Meritor, Meritor stockholders will not have appraisal rights as a result of the merger.

     Arvin stockholders. Under Indiana law, which applies to Arvin, Arvin stockholders will not have dissenters' rights of appraisal as a result of the merger.


MANAGEMENT AND OPERATIONS AFTER THE MERGER (PAGE 67)


     The present managements of our companies will share the responsibility of managing the combined company. The board of directors of the combined company will be comprised of 19 directors. Nine of the directors of the combined company will be current Meritor directors, and nine directors will be current Arvin directors. The remaining director will be an individual agreed upon by Meritor and Arvin who is not currently a Meritor or Arvin director. Larry D. Yost, currently Meritor's Chairman of the Board and Chief Executive Officer, will serve as Chairman of the Board and Chief Executive Officer of the combined company, and V. William Hunt, currently Arvin's Chairman of the Board, President and Chief Executive Officer, will serve as Vice Chairman and President of the combined company.


CONDITIONS TO COMPLETION OF THE MERGER (PAGE 55)


     The completion of the merger depends on a number of conditions being met, including approval and adoption of the merger agreement and the merger by Meritor stockholders and Arvin stockholders and receipt of regulatory approvals. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, was terminated by the Federal Trade Commission on May 17, 2000.


     Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.


TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES (PAGES 56 AND 57)


     We can mutually agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of both our companies have approved and adopted it. In addition, either of us can decide, without the consent of the other, to terminate the merger agreement in a number of situations, including the final denial of a required regulatory approval, failure to obtain stockholder approval of the merger, specified circumstances relating to a withdrawal or modification by the other party's board of directors of its recommendation of the merger, or the failure to complete the merger by October 31, 2000.


     Each of Meritor and Arvin has agreed to pay a termination fee of $20 million to the other party in the event that the merger agreement is terminated under specified circumstances relating to a competing transaction. Under the same circumstances, an additional $5 million may become payable by either party under the cross stock option agreements described below under "-- Meritor and Arvin Option Agreements".



MERITOR AND ARVIN EMPLOYEE STOCK OPTIONS (PAGE 48)


     Meritor. Upon completion of the merger, each outstanding Meritor employee stock option will be converted into an option to purchase a number of shares of ArvinMeritor common stock that is equal to the product of 0.75 multiplied by the number of shares of Meritor common stock that would have been obtained before the merger upon the exercise of the option, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Meritor common stock subject to the option before the conversion divided by 0.75, rounded up to the nearest whole cent. The other terms of each Meritor employee stock option will continue to apply.

     Arvin. Upon completion of the merger, each outstanding Arvin employee stock option will be converted into an option to purchase a number of shares of ArvinMeritor common stock equal to the number of shares of Arvin common stock that would have been obtained before the merger upon the exercise of the option, plus $1 for each share. The exercise price per share will be equal to the exercise price per share of Arvin common stock subject to the option before the conversion. The conversion of "incentive stock options" will be effected in a manner that is consistent with Section 424(a) of the Internal Revenue Code. Upon and as a result of the completion of the merger, all unvested Arvin employee stock options outstanding on April 6, 2000, by their terms, will vest and become exercisable. The other terms of each Arvin employee stock option will continue to apply.


WAIVER AND AMENDMENT (PAGE 59)


     We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement, to the extent legally permissible.


ACCOUNTING TREATMENT (PAGE 43)


     We expect the merger to be accounted for utilizing the "purchase method" of accounting for business combinations under U.S. generally accepted accounting principles.


REGULATORY APPROVALS (PAGE 40)



     We cannot complete the merger until, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we submit required filings to the Department of Justice and the Federal Trade Commission and satisfy waiting period requirements. Meritor and Arvin submitted the required filings on

May 3, 2000, and the waiting period under this Act was terminated by the Federal Trade Commission on May 17, 2000.



     We have also made a filing to obtain approval of the merger from the European Commission, and are also required to obtain approvals from, and give notices to, other foreign regulatory agencies. We received approval of the European Commission on May 31, 2000.


     As of the date of this document, we have not yet received all required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them.


                 MERITOR AND ARVIN OPTION AGREEMENTS (PAGE 60)


     Each of Meritor and Arvin, as an inducement to the other party to enter into the merger agreement, entered into a stock option agreement granting the other party an option to purchase, under circumstances in which the termination fee would be payable by the issuer of the option, shares of its common stock. The most shares that can be purchased if either option is exercised is 19.9% of the outstanding shares of the issuer's common stock. Each option is also subject to a profit limitation of $25 million, less any termination fee paid under the merger agreement to the holder of the option. The purchase price under the option granted by Meritor is $15.6875 per share and the purchase price under the option granted by Arvin is $24.1875 per share. In addition to the option to purchase common stock, the person holding the option, or shares purchased upon exercise of the option, may require the issuer of the option to repurchase the option and/or any of those shares.

     We granted the options to each other in order to increase the likelihood that we would complete the merger. The option agreements could discourage other companies from trying or proposing to combine with either of us before we complete the merger. If the option granted by either Meritor or Arvin becomes exercisable, it will likely hinder other parties from attaining pooling-of-interest accounting treatment under U.S. generally accepted accounting principles in any merger or business combination transaction with that company for the following two years.


    INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOUR
                              INTERESTS (PAGE 43)


     Certain of our officers have interests in the merger that are different from, or in addition to, their interests as stockholders in our companies. These interests exist principally because of employment and/or severance agreements that the officers have entered or will enter into with Arvin and/or the combined company. These agreements will provide these officers with severance benefits if their employment with the combined company is terminated after the merger and other rights in connection with the merger. These officers will not be entitled to receive these benefits if the merger does not occur.

     Also, following the merger, the combined company will indemnify, and provide directors' and officers' insurance for, the directors and officers of Meritor and Arvin for events occurring before the merger, including events that are related to the merger agreement. Additional interests of some of our directors and officers are described under "Management and Operations After the Merger".

     The members of our respective boards of directors knew about these additional interests, and considered them, among other matters, when they approved and adopted the merger agreement and the merger.


    PROPOSED AMENDMENT TO MERITOR'S 1997 LONG-TERM INCENTIVES PLAN (PAGE 62)



     Meritor stockholders will also vote on a proposal to approve an amendment to Meritor's 1997 Long-Term Incentives Plan to increase (i) the number of shares of common stock that may be delivered under the plan by 5,000,000 shares (from 7,000,000 shares to 12,000,000 shares) and (ii) the number of shares of common stock in respect of which grants may be made under the plan in any fiscal year from 1 1/2% to 3% of all outstanding shares (including treasury shares). The completion of the merger is a condition to the effectiveness of the amendment. Approval of the amendment is not a condition to completion of the merger.

                       SELECTED HISTORICAL FINANCIAL DATA


     We are providing the following historical financial information to help you analyze certain financial aspects of the merger. We derived this information from audited financial statements of each company for each of their most recent five fiscal years and from unaudited financial statements of Meritor for the six months ended March 31, 2000 and of Arvin for the three months ended April 2, 2000. The information should be read together with our historical financial statements and related notes contained in the annual and quarterly reports and other information that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information".



     You should also read all of the financial information we provide in the following tables together with the pro forma financial information we provide in this document, which you can find beginning at page 95. Meritor's fiscal year ends on September 30 and Arvin's fiscal year ends on the Sunday nearest to December 31.

                            MERITOR AUTOMOTIVE, INC.

                                  SIX MONTHS ENDED
                                      MARCH 31,                  FISCAL YEAR ENDED SEPTEMBER 30,
                                 -------------------    -------------------------------------------------
                                  2000         1999      1999         1998      1997      1996      1995
                                 ------       ------    ------       ------    ------    ------    ------
                                     (UNAUDITED)
                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
Sales..........................  $2,332       $2,107    $4,450       $3,836    $3,309    $3,144    $3,125
Operating earnings.............     278(1)       168       362(1)       299       181(1)    146(1)    178
Operating earnings as a percent
  of sales.....................    11.9%         8.0%      8.1%         7.8%      5.5%      4.6%      5.7%
Interest expense...............      36           30        65           43        10        10        11
Income before income taxes.....     250(1)       150       317(1)       245(1)    186(1)    182(1)    185
Net income.....................     154(1)        90       194(1)       147(1)    109(1)    114(1)    123
Basic and diluted earnings per
  share(3).....................  $ 2.39(1)(2) $ 1.30    $ 2.81(1)(2) $ 2.13(1)    N/A       N/A       N/A
Cash dividends per share(3)....  $ 0.21       $ 0.21    $ 0.42       $ 0.42       N/A       N/A       N/A
FINANCIAL POSITION AT PERIOD
  END
Working capital(4).............  $  289       $  271    $  208       $  162    $  235    $  240    $  216
Property -- net................     729          780       766          666       635       643       647
Total assets...................   2,826        2,802     2,796        2,086     2,002     1,830     1,766
Short-term debt................      72           42        44           34        21         8        14
Long-term debt.................     865          909       802          313       465        24        31
Equity and minority
  interests(5).................     394          312       383          297       188       628       585
OTHER DATA
Depreciation and
  amortization.................  $   71       $   58    $  131       $  102    $  100    $  102    $   97
Cash provided by operating
  activities...................      17           38       254          278       208       197       203
Capital expenditures...........      74           50       170          139       126       144       119

---------------
(1) Operating earnings, income before income taxes, net income and basic and diluted earnings per share for the first six months of fiscal 2000 include a one-time gain of $83 million ($51 million after-tax, or $0.79 per share) recorded in the first quarter to reflect the sale of Meritor's seat adjusting systems business. Operating earnings, income before income taxes, net income and basic and diluted earnings per share for fiscal 1999 include a one-time gain of $24 million ($18 million after-tax, or $0.27 per share) recorded in the fourth quarter to reflect the formation of a transmission and clutch joint venture with ZF Friedrichshafen AG and restructuring costs of $28 million ($17 million after-tax, or $0.25 per share) recorded in the third quarter. Income before income taxes, net income and basic and diluted earnings per share for fiscal 1998 include a one-time charge of $31 million ($19 million after-tax, or $0.27 per share) recorded in the fourth quarter relating to the settlement of interest rate agreements. Operating earnings, income before income taxes and net income for fiscal 1997 include restructuring costs of $21 million ($16 million after-tax) and spin-off costs of $8 million ($5 million after-tax) recorded in the fourth quarter. Operating earnings, income before income taxes and net income for fiscal 1996 include restructuring costs of $36 million ($24 million after-tax) recorded in the fourth quarter.

(2) Basic and diluted earnings per share for the first six months of fiscal 2000 and the fiscal year ended September 30, 1999 reflect Meritor's purchase of
    6.8 million and 0.3 million shares, respectively, of its outstanding common stock, at an aggregate cost of $125 million and $6 million, respectively, pursuant to Meritor's share repurchase programs.

(3) As Meritor began operations as a stand-alone entity on September 30, 1997, per share data for years ending prior to September 30, 1998 are not applicable.

(4) Working capital consists of all current assets and liabilities, including cash and short-term debt.


(5) Equity amounts as of March 31, 2000 and September 30, 1999 include $125 million and $6 million, respectively, of treasury stock repurchased by Meritor. Equity amounts as of September 30, 1996 and 1995 represent the net investment of Rockwell International Corporation prior to the spin-off of Meritor by Rockwell on September 30, 1997.

                             ARVIN INDUSTRIES, INC.

                                 THREE MONTHS ENDED                     FISCAL YEAR ENDED
                                 ------------------    ----------------------------------------------------
                                 4/2/00      4/4/99    1/2/00    1/3/99    12/28/97    12/29/96    12/31/95
                                 ------      ------    ------    ------    --------    --------    --------
                                    (UNAUDITED)
                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
Sales..........................  $  858      $  738    $3,101    $2,499     $2,349      $2,213      $1,966
Operating earnings(1)..........      40          32       167       148        137         103          72
Operating earnings as a percent
  of sales.....................     4.7%        4.3%      5.4%      5.9%       5.8%        4.7%        3.7%
Interest expense...............      14          11        51        36         40          39          43
Earnings from continuing
  operations before income
  taxes........................      25          22       116       113         98          64          29
Earnings from continuing
  operations...................      20          18        92        78         65          47          18(2)
Basic earnings per common
  share -- continuing
  operations...................  $ 0.80      $ 0.76    $ 3.77    $ 3.29     $ 2.83      $ 2.10      $ 0.80
Diluted earnings per common
  share -- continuing
  operations...................  $ 0.80      $ 0.75    $ 3.74    $ 3.23     $ 2.78      $ 2.03      $ 0.80
Cash dividends per share.......  $ 0.22      $ 0.21    $ 0.85    $ 0.81     $ 0.77      $ 0.76      $ 0.76
FINANCIAL POSITION AT PERIOD
  END
Working capital(3).............  $   21      $  120    $   98    $  164     $  148      $   86      $  119
Property -- net................     681         663       696       586        501         464         449
Total assets...................   2,085       1,973     2,000     1,647      1,447       1,308       1,219
Short-term debt................     301         153       126        10         56          53          42
Long-term debt.................     324         454       412       308        222         294         361
Mandatorily redeemable
  preferred capital
  securities...................      89          89        89        89         99          --          --
Equity and minority
  interests(4).................     641         601       645       621        498         472         427
OTHER DATA
Depreciation and
  amortization.................  $   31      $   28    $  112    $   91     $   86      $   80      $   76
Cash (used for) provided by
  operating activities.........     (41)        (81)      109       164        195         159          93
Capital expenditures...........      23          24       139       123         97          79         101
Segment operating income(5)....      50          46       209       171        171         136         101

---------------
(1) Operating earnings represents earnings from continuing operations excluding interest expense.

(2) Earnings from continuing operations includes restructuring and special charges of $15 million ($9 million after-tax).

(3) Working capital consists of all current assets and liabilities, including cash and short-term debt.

(4) Excludes mandatorily redeemable preferred capital securities.

(5) Segment operating income represents income from consolidated operations excluding corporate expenses, interest and other non-operational items and including Arvin's share of net income or loss from unconsolidated subsidiaries.

      UNAUDITED SUMMARY SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION


     The following unaudited summary selected pro forma combined statement of operations information for ArvinMeritor for the six months ended March 31, 2000 and the twelve months ended September 30, 1999 was prepared to illustrate the effects of the completion of the merger, as if the merger had occurred as of October 1, 1998. The following unaudited summary selected pro forma combined balance sheet information was prepared as if the merger had occurred as of March 31, 2000. The unaudited summary selected pro forma combined financial information was prepared using the purchase method of accounting and is for illustrative purposes only. The preliminary allocation of the estimated merger consideration to Arvin's assets and liabilities is based on historical costs and management's current estimates which may differ from the final allocation due to appraisals of fixed assets, other fair value adjustments and the finalization of any potential plans of restructuring. The unaudited summary selected pro forma combined financial information should be read in connection with the unaudited pro forma combined financial information and related notes beginning on page 95. You should not rely on this pro forma information as being indicative of the results that would actually have been obtained if the merger had been in effect for the above-mentioned periods or the future results of the combined company. See "Where You Can Find More Information" and "Unaudited Pro Forma Combined Financial Information".


                                                             SIX MONTHS ENDED    TWELVE MONTHS ENDED
                                                              MARCH 31, 2000      SEPTEMBER 30, 1999
                                                             -----------------   --------------------
                                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
PRO FORMA STATEMENT OF OPERATIONS INFORMATION:
  Sales..................................................         $3,969                $7,460
  Net income from continuing operations and before
     cumulative effect of accounting change..............            192                   281
PRO FORMA EARNINGS PER COMMON SHARE:
  Basic..................................................         $ 2.64                $ 3.70
  Diluted................................................           2.64                  3.68
PRO FORMA AVERAGE COMMON SHARES OUTSTANDING:
  Basic..................................................           72.7                  76.0
  Diluted................................................           72.8                  76.3

                                                              AS OF MARCH 31, 2000
                                                              --------------------
                                                                 (IN MILLIONS)
PRO FORMA BALANCE SHEET INFORMATION:
  Cash......................................................         $  117
  Total assets..............................................          4,900
  Long-term debt............................................          1,266
  Stockholders' equity......................................            850

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Meritor and Arvin and combined per share data on an unaudited pro forma combined basis. Pro forma cash dividends per common share represent historical cash dividends paid by Meritor and Arvin adjusted for the pro forma average shares outstanding.

     The information set forth below should be read in conjunction with the selected historical financial data and the unaudited pro forma combined financial information included elsewhere in this joint proxy statement-prospectus, and the separate historical financial statements of Meritor and Arvin and the related notes thereto, incorporated by reference in this document. You should not rely on this unaudited pro forma data as being indicative of the results that would actually have been obtained if the merger had been in effect for the periods covered or the future results of the combined company.

     The unaudited pro forma combined basis amounts represent the combination of historical consolidated financial information for the six months ended March 31, 2000 and the twelve months ended September 30, 1999 and use the purchase method of accounting for business combinations under U.S. generally accepted accounting principles. The preliminary allocation of the estimated merger consideration to Arvin's assets and liabilities is based on historical costs and management's current estimates which may differ from the final allocation due to appraisals of fixed assets, other fair value adjustments and the finalization of any potential plans of restructuring. Meritor's fiscal year ends on September 30 and Arvin's fiscal year ends on the Sunday nearest to December 31.

     The unaudited pro forma equivalent -- Meritor information was calculated by multiplying the corresponding pro forma combined data by the Meritor exchange ratio of 0.75. This information shows how the pro forma amounts are equated to the respective values of one share of Meritor common stock. However, these amounts do not necessarily reflect the future per share levels of basic and diluted earnings per share, cash dividends or book value of Meritor or the combined company.

                                                 SIX MONTHS ENDED            TWELVE MONTHS ENDED
                                              ----------------------    ------------------------------
                                              MARCH 31,    MARCH 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                2000         1999           1999             1998
                                              ---------    ---------    -------------    -------------
                                                   (UNAUDITED)
HISTORICAL -- MERITOR
  Basic and diluted earnings per common
     share from continuing operations(1)....    $2.39        $1.30          $2.81            $2.13
  Cash dividends per common share...........    $0.21        $0.21          $0.42            $0.42
  Book value per common share (at period
     end)...................................    $5.55        $3.97          $5.06            $3.86

                                                THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                              ----------------------    ------------------------------
                                              APRIL 2,     APRIL 4,      JANUARY 2,       JANUARY 3,
                                                2000         1999           2000             1999
                                              ---------    ---------    -------------    -------------
                                                   (UNAUDITED)
HISTORICAL -- ARVIN
  Basic earnings per common share from
     continuing operations..................   $ 0.80       $ 0.76         $ 3.77           $ 3.29
  Diluted earnings per common share from
     continuing operations..................   $ 0.80       $ 0.75         $ 3.74           $ 3.23
  Cash dividends per common share...........   $ 0.22       $ 0.21         $ 0.85           $ 0.81
  Book value per common share (at period
     end)...................................   $24.39       $22.50         $24.38           $23.38

                                                           SIX MONTHS ENDED    TWELVE MONTHS ENDED
                                                            MARCH 31, 2000     SEPTEMBER 30, 1999
                                                           ----------------    -------------------
UNAUDITED PRO FORMA COMBINED
  Basic earnings per common share from continuing
     operations..........................................       $ 2.64                $3.70
  Diluted earnings per common share from continuing
     operations..........................................       $ 2.64                $3.68
  Cash dividends per common share(2).....................       $ 0.33                $0.65
  Book value per common share (at period end)............       $11.97                   --

                                                           SIX MONTHS ENDED    TWELVE MONTHS ENDED
                                                            MARCH 31, 2000     SEPTEMBER 30, 1999
                                                           ----------------    -------------------
UNAUDITED PRO FORMA EQUIVALENT -- MERITOR
  Basic earnings per common share from continuing
     operations..........................................       $1.98                 $2.78
  Diluted earnings per common share from continuing
     operations..........................................       $1.98                 $2.76
  Cash dividends per common share........................       $0.25                 $0.49
  Book value per common share (at period end)............       $8.98                    --

---------------
(1) Basic and diluted earnings per common share for the six months ended March 31, 2000 includes a one-time gain of $0.79 per share recorded to reflect the sale of Meritor's seat adjusting systems business. Basic and diluted earnings per common share for the twelve months ended September 30, 1999 includes a one-time gain of $0.27 per share recorded to reflect the formation of a transmission and clutch joint venture with ZF Friedrichshafen AG and restructuring costs of $0.25 per share. Basic and diluted earnings per share for the twelve months ended September 30, 1998 includes a one-time charge of $0.27 per share relating to the settlement of interest rate agreements.

(2) Pro forma cash dividends represents the historical cash dividends paid by Meritor and Arvin adjusted for the pro forma average shares outstanding. ArvinMeritor expects to pay a quarterly dividend of $0.22 per share, which is consistent with Arvin's current dividend policy.

                                  RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this joint proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for approval and adoption of the merger agreement and the merger.

THE VALUE OF THE SHARES OF ARVINMERITOR COMMON STOCK, PLUS (IN THE CASE OF ARVIN STOCKHOLDERS) THE ARVIN CASH CONSIDERATION, THAT YOU RECEIVE MAY BE LESS THAN THE VALUE OF YOUR SHARES OF MERITOR COMMON STOCK OR ARVIN COMMON STOCK.

     Upon completion of the merger, all shares of Meritor common stock and Arvin common stock will be automatically converted into the right to receive shares of ArvinMeritor common stock, plus (in the case of Arvin common stock) $2.00 per share. The exchange ratios on which the shares will be converted are fixed, and there will be no adjustment for changes in the market price of Meritor common stock or Arvin common stock. Neither party is permitted to terminate the merger agreement or to resolicit the vote of its stockholders solely because of changes in the market price of either party's common stock. Stock price changes may result from a variety of factors, many of which are beyond the control of Meritor and Arvin, including changes in their businesses, operations and prospects, regulatory considerations and general market and economic conditions.

     The market value of the shares of ArvinMeritor common stock that you will be entitled to receive in the merger in exchange for shares of Meritor common stock and Arvin common stock will not be known at the time Meritor stockholders and Arvin stockholders vote on the approval and adoption of the merger agreement and the merger. That is because the shares of ArvinMeritor common stock will not trade publicly until the completion of the merger, although a "when-issued" trading market may develop prior to completion of the merger. Shares of Meritor common stock or Arvin common stock you surrender in the merger may have a greater market value than the shares of ArvinMeritor common stock (plus, in the case of Arvin stockholders, the Arvin cash consideration) you receive in the merger.

WE MAY BE UNABLE SUCCESSFULLY TO INTEGRATE OUR OPERATIONS AND REALIZE THE FULL COST SAVINGS WE ANTICIPATE.

     The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the companies include:

     - the necessity of coordinating geographically separate organizations; and

     - integrating personnel with diverse business backgrounds.

     The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations or financial condition of the combined company.

     Among the factors considered by the Meritor and Arvin boards of directors in connection with their respective approval and adoption of the merger agreement and the merger were the opportunities for economies of scale and operating efficiencies that could result from the merger. We cannot give you any assurance that these savings will be realized within the time periods contemplated or realized at all.

OBTAINING REQUIRED REGULATORY APPROVALS MAY DELAY CONSUMMATION OF THE MERGER.


     Consummation of the merger is conditioned upon the receipt of all material governmental authorizations, consents, order and approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by the European Commission and other foreign regulatory agencies. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, was terminated by the Federal Trade Commission on May 17, 2000, and we received approval of the European Commission on May 31, 2000. We intend to pursue vigorously all other required regulatory approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, the requirement for these approvals could delay the consummation of the merger, possibly for a significant period of time, after our stockholders have approved the proposals relating to the merger at the special meetings. See "The Merger -- Regulatory Approvals Required for the Merger" on page 40 for a description of the regulatory approvals necessary in connection with the merger.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     This joint proxy statement-prospectus, including information included or incorporated by reference in this document (see "Where You Can Find More Information"), contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Meritor, Arvin and ArvinMeritor, as well as certain information relating to the merger, including, without limitation,

     - statements relating to the synergies and accretion to reported earnings estimated to result from the merger,

     - statements relating to revenues of the combined company after the merger, and

     - statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "estimates" or similar expressions.

     These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

     - expected cost savings from the merger may not be fully realized or realized within the expected time frame,

     - revenues following the merger may be lower than expected,

     - costs or difficulties related to the integration of the businesses of Meritor and Arvin may be greater than expected,

     - general economic conditions, either internationally or nationally or in the jurisdictions in which Meritor or Arvin are doing business, may be less favorable than expected,

     - legislative or regulatory changes may adversely affect the business in which Meritor or Arvin is engaged, and

     - changes may occur in the securities markets.

                            MERITOR SPECIAL MEETING

GENERAL


     This joint proxy statement-prospectus is first being mailed by Meritor to the holders of Meritor common stock, par value $1 per share, on or about June 3, 2000, and is accompanied by the notice of the Meritor special meeting and a form of proxy that is solicited by the board of directors of Meritor for use at the Meritor special meeting, to be held on July 6, 2000, at 10:00 a.m., local time, at our corporate headquarters located at 2135 West Maple Road, Troy, Michigan, 48084-7186, and at any adjournments or postponements of the meeting.


MATTERS TO BE CONSIDERED

     The purpose of the Meritor special meeting is:

          (a) to approve and adopt (i) the agreement and plan of reorganization, dated as of April 6, 2000 (the "merger agreement"), by and among Meritor, ArvinMeritor and Arvin, which provides for the merger of Meritor with and into ArvinMeritor (the "first step merger") and, immediately thereafter, the merger of Arvin with and into ArvinMeritor (the "second step merger", and, together with the first step merger, the "merger"), and (ii) the merger;


          (b) to approve an amendment to Meritor's 1997 Long-Term Incentives Plan to increase (i) the number of shares of common stock that may be delivered under the plan by 5,000,000 shares (from 7,000,000 shares to 12,000,000 shares) and (ii) the number of shares of common stock in respect of which grants may be made under the plan in any fiscal year from 1 1/2% to 3% of all outstanding shares (including treasury shares). The completion of the merger is a condition to the effectiveness of the amendment. Approval of the amendment is not a condition to completion of the merger; and



          (c) to consider any other matters that may properly come before the meeting.



     Meritor stockholders may also be asked to vote upon a proposal to adjourn or postpone the Meritor special meeting. Meritor could use any adjournment or postponement of the Meritor special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve and adopt the merger agreement and the merger or to approve the proposed amendment to Meritor's 1997 Long-Term Incentives Plan.


PROXIES

     The Meritor board of directors is soliciting your proxy to give you the opportunity to vote at the Meritor special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

     You may grant a proxy by (1) signing and mailing your proxy card, (2) calling a toll-free telephone number and following the recorded instructions or
(3) going to a website on the Internet and following the instructions provided. Delaware law permits a stockholder to grant a proxy in each of these ways. However, if your shares are not registered in your own name, your bank, broker or other institution holding your shares may not offer telephone or Internet proxy voting. If your proxy card does not include telephone or Internet voting instructions, please complete and return your proxy card by mail. If you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker, you may also cast your vote in person at the meeting.

     Mail. To grant your proxy by mail, please complete your proxy card, and sign, date and return it in the enclosed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

     Telephone. You may use a toll-free telephone number listed on your proxy card to grant your proxy. You must have your proxy card ready and:

          1. Dial the toll-free number.

          2. Enter the Control Number located on your proxy card.

          3. Follow the recorded instructions.

     Internet. You may also use the Internet to vote your proxy. You must have your proxy card ready and:

          1. Go to the website shown on your proxy card.

          2. Enter the Control Number located on your proxy card.

          3. Follow the simple instructions.

     In Person. If you attend the Meritor special meeting in person, you may vote your shares by ballot at the meeting if you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker.

     You may revoke your proxy at any time prior to the closing of the polls at the Meritor special meeting by delivering to the Secretary of Meritor a signed notice of revocation or a later-dated signed proxy or by attending the Meritor special meeting and voting in person. Attendance at the Meritor special meeting will not in itself constitute the revocation of a proxy.


     Written notices of revocation and other communications with respect to the revocation of Meritor proxies should be addressed to Meritor Automotive, Inc., 2135 West Maple Road, Troy, Michigan 48084-7186, Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in the proxies. IF YOU MAKE NO SPECIFICATION, YOUR PROXY WILL BE VOTED IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AND IN FAVOR OF THE APPROVAL OF THE AMENDMENT TO MERITOR'S 1997 LONG-TERM INCENTIVES PLAN.


     The Meritor board is currently unaware of any other matters that may be presented for action at the Meritor special meeting. If other matters do properly come before the Meritor special meeting, however, it is intended that shares represented by proxies will be voted, or not voted, by the persons named in the proxies in their discretion. No proxy that is voted against approval and adoption of the merger agreement and the merger will be voted in favor of any adjournment or postponement of the Meritor special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

     Meritor will bear the entire cost of soliciting proxies from Meritor stockholders, except that Meritor and Arvin each has agreed to pay one-half the costs of filing, printing and mailing this joint proxy statement-prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Meritor will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of the stock held by them and secure their voting instructions if necessary. Meritor will reimburse those record holders for their reasonable expenses in so doing. Meritor has also made arrangements with Georgeson & Company Inc. to assist it in soliciting proxies, and has agreed to pay customary fees plus expenses for those services. Meritor may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile, Internet or special delivery letter.

RECORD DATE AND VOTING RIGHTS


     In accordance with the provisions of the Delaware General Corporation Law, the Meritor By-Laws and the rules of the New York Stock Exchange, Inc., Meritor has fixed May 31, 2000 as the record date for determining those Meritor stockholders entitled to notice of and to vote at the Meritor special meeting. Accordingly, only Meritor stockholders of record at the close of business on the Meritor record date will be entitled to notice of and to vote at the Meritor special meeting. At the close of business on the Meritor record date, there were 62,302,787 shares of Meritor common stock outstanding held by approximately 46,400 holders of record. The presence, in person or by proxy, of shares of Meritor common stock representing a majority of Meritor shares outstanding and entitled to vote on the Meritor record date is necessary to constitute a quorum at the Meritor special meeting. Each share of Meritor common stock outstanding on the Meritor record date entitles its holder to one vote.


     Shares of Meritor common stock held by persons attending the Meritor special meeting but not voting, and shares of Meritor common stock for which Meritor has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Meritor special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Meritor special meeting and for purposes of determining whether stockholder approval of a matter has been obtained. Brokers who hold shares of Meritor common stock in nominee or "street" name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the Meritor special meeting without specific instructions from those customers. These so-called "broker non-votes" will be counted for purposes of determining whether a quorum exists, but will not be deemed to be present at the Meritor special meeting for purposes of determining whether stockholder approval of a matter has been obtained.



     Under applicable Delaware law, the Meritor Restated Certificate of Incorporation and the Meritor By-Laws, (i) approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Meritor common stock entitled to vote at the Meritor special meeting and (ii) approval of the amendment to Meritor's 1997 Long-Term Incentives Plan requires the affirmative vote of the holders of a majority of the shares of Meritor common stock present or represented by proxy and entitled to vote at the Meritor special meeting, a quorum being present.


     BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF MERITOR COMMON STOCK ENTITLED TO VOTE AT THE MERITOR SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. ACCORDINGLY, THE MERITOR BOARD URGES MERITOR STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR AUTHORIZE THE INDIVIDUALS NAMED ON YOUR PROXY CARD TO VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET.


     In determining whether the proposal to approve an amendment to Meritor's 1997 Long-Term Incentives Plan has received the requisite number of affirmative votes, abstentions will have the same effect as votes against such proposal and broker non-votes will not participate in the voting on such proposal.



     As of the Meritor record date, directors and executive officers of Meritor beneficially owned 1,467,792 shares of Meritor common stock (including shares held in Meritor and Rockwell savings plans and 897,555 shares subject to options exercisable within 60 days) entitling them to exercise approximately 2.3% of the voting power of the Meritor common stock entitled to vote at the Meritor special meeting. As of the Meritor record date, directors and executive officers of Arvin owned no shares of Meritor common stock.


     Additional information with respect to beneficial ownership of Meritor common stock by directors and executive officers of Meritor is incorporated by reference to Meritor's Annual Report on Form 10-K for the fiscal year ended September 30, 1999. See "Where You Can Find More Information".

     The following entities reported beneficial ownership of more than 5% of the outstanding shares of Meritor common stock as of December 31, 1999. This information is based on filings made with the Securities and Exchange Commission on Schedule 13G pursuant to the Exchange Act:

     - Wells Fargo Bank, N.A., 343 Sansome Street, San Francisco, California 94163, trustee for several employee savings plans of Rockwell International Corporation, and its parent holding company, Wells Fargo & Company, 420 Montgomery Street, San Francisco, California 94104, reported beneficial ownership of 7,982,118 shares of Meritor common stock, representing 12.14% of the Meritor shares outstanding as of December 31, 1999.


     - FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, and several of its affiliates each reported beneficial ownership of up to 3,820,032 shares of Meritor common stock, representing up to 5.526% of the Meritor shares outstanding as of December 31, 1999. The filing states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the stock, and that no one person's interest in Meritor common stock represents more than 5% of the total outstanding common stock.


     If you are a participant in the Meritor savings plan or a Rockwell savings plan, your proxy card will also serve as a voting instruction card for the trustee of that plan with respect to shares held in your account. Shares of Meritor common stock held by the trustees of the savings plans of Meritor and Rockwell on account of participants in such plans will be voted by the respective trustees in accordance with instructions from the participants (either in writing or by means of Meritor's telephone or Internet voting procedures). Where no instructions are received, shares held in a Rockwell plan will be voted as the trustee deems proper and shares held in the Meritor plan will be voted in the same manner and proportion as the shares for which instructions are received.


RECOMMENDATION OF MERITOR BOARD


     The Meritor board has unanimously approved and adopted the merger agreement and the merger. The Meritor board believes that the merger agreement and the merger are in the best interests of Meritor and Meritor stockholders, and recommends that Meritor stockholders vote "FOR" approval and adoption of the merger agreement and the merger and "FOR" approval of the amendment to Meritor's 1997 Long-Term Incentives Plan. See "The Merger -- Recommendations of the Boards of Directors of Meritor and Arvin; Reasons for the Merger".

                             ARVIN SPECIAL MEETING

GENERAL


     This joint proxy statement-prospectus is first being mailed by Arvin to the holders of Arvin common stock, par value $2.50 per share, on or about June 3, 2000, and is accompanied by the notice of the Arvin special meeting and a form of proxy that is solicited by the board of directors of Arvin for use at the Arvin special meeting, to be held on July 6, 2000, at 9:00 a.m., local time, at our corporate headquarters located at One Noblitt Plaza, Columbus, Indiana 47202-3000, and at any adjournments or postponements of the meeting.


MATTERS TO BE CONSIDERED

     The purpose of the Arvin special meeting is:

          (a) to approve and adopt (i) the agreement and plan of reorganization, dated as of April 6, 2000 (the "merger agreement"), by and among Meritor, ArvinMeritor and Arvin, which provides for the merger of Meritor with and into ArvinMeritor (the "first step merger") and, immediately thereafter, the merger of Arvin with and into ArvinMeritor (the "second step merger", and, together with the first step merger, the "merger"), and (ii) the merger; and

          (b) to consider any other matters that may properly come before the meeting.

     Arvin stockholders may also be asked to vote upon a proposal to adjourn or postpone the Arvin special meeting. Arvin could use any adjournment or postponement of the Arvin special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve and adopt the merger agreement and the merger.

PROXIES

     The Arvin board of directors is soliciting your proxy to give you the opportunity to vote at the Arvin special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

     You may grant a proxy by (1) signing and mailing your proxy card, (2) calling a toll-free telephone number and following the recorded instructions or
(3) going to a website on the Internet and following the instructions provided. Indiana law permits a stockholder to grant a proxy in each of these ways. However, if your shares are not registered in your own name, your bank, broker or other institution holding your shares may not offer telephone or Internet proxy voting. If your proxy card does not include telephone or Internet voting instructions, please complete and return your proxy card by mail. If you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker, you may also cast your vote in person at the meeting.

     Mail. To grant your proxy by mail, please complete your proxy card, and sign, date and return it in the enclosed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

     Telephone. You may use a toll-free telephone number listed on your proxy card to grant your proxy. You must have your proxy card ready and:

          1. Dial the toll-free number.

          2. Enter the Control Number located on your proxy card.

          3. Follow the recorded instructions.

     Internet. You may also use the Internet to vote your proxy. You must have your proxy card ready and:

          1. Go to the website shown on your proxy card.

          2. Enter the Control Number located on your proxy card.

          3. Follow the simple instructions.

     In Person. If you attend the Arvin special meeting in person, you may vote your shares by ballot at the meeting if you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker.

     You may revoke your proxy at any time prior to the closing of the polls at the Arvin special meeting by delivering to the Secretary of Arvin a signed notice of revocation or a later-dated signed proxy or by attending the Arvin special meeting and voting in person. Attendance at the Arvin special meeting will not in itself constitute the revocation of a proxy.

     Written notices of revocation and other communications with respect to the revocation of Arvin proxies should be addressed to Arvin Industries, Inc., One Noblitt Plaza, Columbus, Indiana 47202-3000, Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in the proxies. IF YOU MAKE NO SPECIFICATION, YOUR PROXY WILL BE VOTED IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     The Arvin board is currently unaware of any other matters that may be presented for action at the Arvin special meeting. If other matters do properly come before the Arvin special meeting, however, it is intended that the shares represented by proxies will be voted, or not voted, by the persons named in the proxies in their discretion. No proxy that is voted against approval and adoption of the merger agreement and the merger will be voted in favor of any adjournment or postponement of the Arvin special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

     Arvin will bear the entire cost of soliciting proxies from Arvin stockholders, except that Meritor and Arvin each has agreed to pay one-half the costs of filing, printing and mailing this joint proxy statement-prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Arvin will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and secure their voting instructions if necessary. Arvin will reimburse those record holders for their reasonable expenses in so doing. Arvin has also made arrangements with The Altman Group to assist it in soliciting proxies, and has agreed to pay customary fees plus expenses for those services. Arvin may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile, Internet or special delivery letter.

RECORD DATE AND VOTING RIGHTS


     In accordance with the provisions of the Indiana Business Corporation Law, the Arvin By-Laws and the rules of the New York Stock Exchange, Inc., Arvin has fixed May 31, 2000 as the record date for determining those Arvin stockholders entitled to notice of and to vote at the Arvin special meeting. Accordingly, only Arvin stockholders of record at the close of business on the Arvin record date will be entitled to notice of and to vote at the Arvin special meeting. At the close of business on the Arvin record date, there were 25,648,926 shares of Arvin common stock outstanding (including shares held in Arvin's Employee Stock Benefit Trust) held by approximately 3,900 holders of record. The presence, in person or by proxy, of shares of Arvin common stock representing a majority of Arvin shares outstanding and entitled to vote on the Arvin record date is necessary to constitute a quorum at the Arvin special meeting. Each share of Arvin common stock outstanding on the Arvin record date entitles its holder to one vote.

     Shares of Arvin common stock held by persons attending the Arvin special meeting but not voting, and shares of Arvin common stock for which Arvin has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Arvin special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Arvin special meeting and for purposes of determining whether stockholder approval of a matter has been obtained. Brokers who hold shares of Arvin common stock in nominee or "street" name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the Arvin special meeting without specific instructions from those customers. These so-called "broker non-votes" will be counted for purposes of determining whether a quorum exists, but will not be deemed to be present at the Arvin special meeting for purposes of determining whether stockholder approval of a matter has been obtained.


     Under applicable Indiana law and the Arvin Restated Articles of Incorporation, approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Arvin common stock entitled to vote at the Arvin special meeting.

     BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF ARVIN COMMON STOCK ENTITLED TO VOTE AT THE ARVIN SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. ACCORDINGLY, THE ARVIN BOARD URGES ARVIN STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR AUTHORIZE THE INDIVIDUALS NAMED ON YOUR PROXY CARD TO VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET.


     As of the Arvin record date, directors and executive officers of Arvin beneficially owned 657,292 shares of Arvin common stock (including shares held in Arvin savings plans and 395,511 shares subject to options exercisable within 60 days) entitling them to exercise approximately 2.5% of the voting power of the Arvin stock entitled to vote at the Arvin special meeting. As of the Arvin record date, directors and executive officers of Meritor owned no shares of Arvin common stock.


     Additional information with respect to the beneficial ownership of Arvin stock by individuals and entities owning more than 5% of that stock and more detailed information with respect to beneficial ownership of Arvin stock by directors and executive officers of Arvin is incorporated by reference to Arvin's Annual Report on Form 10-K for the fiscal year ended January 2, 2000. See "Where You Can Find More Information".


     If you are a participant in an Arvin savings plan, your proxy card will also serve as a voting instruction card for the trustee of that plan with respect to the shares held in your account. The trustee will vote unallocated and uninstructed shares of Arvin common stock in the same proportion as it votes the shares with respect to which it has received instructions. The trustee will act as provided above as long as it is consistent with applicable law.


     If you are a participant in the Arvin Dividend Reinvestment Plan, your proxy card will also serve as an instruction to vote the shares held for your account under the plan in the manner indicated on the proxy. If your proxy is not received, the shares held in your account in the Dividend Reinvestment Plan will not be voted.

RECOMMENDATION OF ARVIN BOARD

     The Arvin board has unanimously approved and adopted the merger agreement and the merger. The Arvin board believes that the merger agreement and the merger are in the best interests of Arvin and Arvin stockholders, and recommends that the Arvin stockholders vote "FOR" approval and adoption of the merger agreement and the merger. See "The Merger -- Recommendations of the Boards of Directors of Meritor and Arvin; Reasons for the Merger".

                                   THE MERGER

GENERAL


     The Meritor board and the Arvin board each has unanimously approved and adopted the merger agreement and the merger. Pursuant to the merger agreement, Meritor will merge with and into ArvinMeritor and, immediately thereafter, Arvin will merge with and into ArvinMeritor. Each share of Meritor common stock issued and outstanding at the effective time of the first step merger will be converted into the right to receive 0.75 shares of common stock of ArvinMeritor, and each share of Arvin common stock issued and outstanding at the effective time of the second step merger will be converted into the right to receive one share of common stock of ArvinMeritor, plus $2.00 in cash. Application will be made to list the ArvinMeritor common stock on the New York Stock Exchange under the trading symbol "ARM".


BACKGROUND OF THE MERGER

     The respective management groups of Meritor and Arvin review, on a continuing basis, the strategic focus of their companies in light of the changing competitive environment of the automotive supplier industry, with the objective of identifying alternative strategies to enhance stockholder value. Each company believes it has attractive future prospects on a stand-alone basis. However, the managements of Meritor and Arvin from time to time have also explored possible business combinations as a means of achieving economies of scale and potentially attaining a more competitive position given the trend toward industry consolidation.

     On December 17, 1999, Larry D. Yost, Chairman of the Board and Chief Executive Officer of Meritor, and V. William Hunt, Chairman of the Board, President and Chief Executive Officer of Arvin, met in Indianapolis, Indiana and discussed industry-related matters. At that meeting, Mr. Yost suggested consideration of a potential strategic alliance between Meritor and Arvin, and Mr. Hunt indicated that Arvin would consider such a potential alliance. Messrs. Yost and Hunt met again on several occasions in January and February 2000 to discuss further a possible strategic alliance between their two companies. At these meetings they discussed, among other things, the corporate cultures of their respective companies, possible structures of a business combination, and the executive management team of a combined company. Mr. Yost and Mr. Hunt were in general agreement that, in light of the respective strengths of each company, any potential combination should appropriately be a "merger of equals". They also agreed that a meeting including a limited number of additional members of their respective senior management teams to continue discussions would be appropriate.

     On February 9, 2000, Mr. Yost reported to the Meritor board on his initial discussions with Mr. Hunt regarding a potential merger of equals between Meritor and Arvin. Mr. Yost reported that discussions with Arvin would continue.

     On February 24, 2000, Meritor and Arvin entered into a mutual confidentiality agreement covering the exchange of information in connection with their consideration of a possible business combination. Thereafter, on February 24 and 25, 2000, Mr. Yost, Vernon G. Baker, II, Senior Vice President, General Counsel and Secretary of Meritor, Juan De La Riva, Senior Vice President, Business Development of Meritor, and Thomas A. Madden, Senior Vice President and Chief Financial Officer of Meritor, met in Chicago, Illinois with Mr. Hunt and Larry D. Blair, Vice President, Finance and Chief Financial Officer of Arvin, Ronald R. Snyder, Vice President, General Counsel and Secretary of Arvin, and Wesley B. Vance, Vice President, Arvin Exhaust of Arvin. At these meetings, there were preliminary discussions regarding each company's product lines, historic financial results, business plans and strategic and general management philosophies.

     In conjunction with these initial discussions, the companies began consulting with financial and legal advisers about issues raised in the discussions. Meritor retained Warburg Dillon Read LLC as its financial advisor and Chadbourne & Parke LLP as its legal counsel. Arvin retained Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial adviser and Wachtell, Lipton, Rosen & Katz as its legal counsel.

Working with these advisors, Meritor and Arvin each conducted a due diligence investigation of the other and began analyses of a possible combination. These consultations continued throughout the remaining merger discussions.

     On March 7, 2000, Mr. Yost and Mr. Hunt met in Beverly Hills, Michigan, to discuss the outcome of the February 24 and 25 meetings and to discuss next steps in a potential merger of equals transaction.

     On March 14, 2000, Messrs. Yost and Madden and Terrence E. O'Rourke, Senior Vice President and President, Light Vehicle Systems of Meritor, met with Messrs. Hunt and Blair to discuss further a possible merger, as well as to discuss additional planned meetings of the companies' respective management teams.

     Also on March 14, 2000, the Meritor board of directors held a special meeting at which senior management of Meritor briefed the board on the preliminary discussions that had occurred with Arvin. At the conclusion of this meeting, the Meritor board authorized senior management of Meritor to continue discussions with Arvin about a merger of equals transaction. On the same date, the Arvin board of directors held a special meeting at which senior management of Arvin briefed the board on the preliminary discussions that had occurred with Meritor. At the conclusion of this meeting, the Arvin board authorized senior management of Arvin to continue discussions with Meritor about a merger of equals transaction.

     On March 16, 2000, representatives of the senior management teams of Meritor and Arvin, led by Mr. Yost and Mr. Hunt, and their respective financial and legal advisors attended a dinner meeting in Indianapolis, Indiana. On March 17, 2000, the same group participated in all-day due diligence meetings, during which Meritor and Arvin representatives presented overviews of their respective businesses. During the following week, Meritor and Arvin representatives and their outside advisors exchanged financial, business and legal due diligence materials and conducted further due diligence.

     On March 23 and 24, 2000, Messrs. Yost and Baker, together with Meritor's legal counsel and financial advisors, met in New York City with Messrs. Hunt and Snyder, together with Arvin's legal counsel and financial advisors, to discuss the principal terms of a proposed merger of equals transaction. At these meetings, Messrs. Yost and Hunt and the others in attendance discussed, among other things, the structure of a proposed merger, the form of merger consideration, exchange ratios in the merger, combined company management, the composition of the combined company's board of directors and committees of the board, and the headquarters of the combined company.

     On March 26, 2000, Meritor's legal counsel delivered a draft merger agreement to legal counsel for Arvin. Meritor and Arvin and their respective legal counsel began negotiating the merger agreement and various related agreements on March 28, 2000.

     On March 31 and April 3, 2000, Mr. Hunt had conference calls with Arvin directors to update the Arvin board on the progress of discussions with Meritor.

     The Meritor board held special meetings on each of April 3, 2000 and April 4, 2000, at which senior management and advisors of Meritor reviewed their discussions and negotiations with Arvin regarding a merger, as well as the results of their due diligence investigation of Arvin. Senior management and Warburg Dillon Read reviewed with the Meritor board detailed financial information with respect to Meritor, Arvin and the potential transaction. Meritor's legal counsel also reviewed with the Meritor board legal due diligence matters, the terms of the proposed merger agreement and related agreements, and the legal standards applicable to a decision to approve and adopt the agreements and the merger.

     Also on April 4, 2000, the Arvin board held a special meeting at which senior management and advisors of Arvin reviewed their discussions and negotiations with Meritor regarding a merger, as well as the results of their due diligence investigation of Meritor. Senior management and Merrill Lynch reviewed with the Arvin board detailed financial information with respect to Arvin, Meritor and the potential transaction. Arvin's legal counsel also reviewed with the Arvin board legal due diligence matters, the terms of the proposed merger agreement and related agreements, and the legal standards applicable to a decision to approve and adopt the agreements and the merger.

     Discussions and negotiations regarding the merger agreement and related agreements continued between Meritor and Arvin and their respective advisors until April 6, 2000, when the parties reached final agreement on the forms of the agreements, the Meritor exchange ratio and the Arvin merger consideration.

     On April 6, 2000, the boards of directors of Meritor and Arvin, at their respective special meetings, each unanimously approved and adopted the merger agreement and related agreements. Thereafter, the merger agreement and related agreements were executed and the transaction was publicly announced at approximately the time of opening of financial markets in New York on April 6, 2000.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF MERITOR AND ARVIN; REASONS FOR THE MERGER

     THE MERITOR BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, MERITOR STOCKHOLDERS. ACCORDINGLY, THE MERITOR BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT MERITOR STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     THE ARVIN BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ARVIN STOCKHOLDERS. ACCORDINGLY, THE ARVIN BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT ARVIN STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     Each of our boards, in reaching its decision to approve and adopt the merger agreement and the merger, consulted with its management, as well as with its financial and legal advisors, reviewed a significant amount of information and considered a variety of factors, including the following:

     - The business, operations, financial condition, earnings and prospects of each of Meritor and Arvin. In making its determination, each of our boards took into account the results of its company's due diligence review of the other party.

     - The anticipated effectiveness of the merger in allowing Meritor and Arvin to enhance respective stockholder returns by identifying and achieving efficiencies and cost savings.

     - The fact that the automotive industry is undergoing a rapid consolidation on a global basis that has affected both suppliers and original equipment manufacturers ("OEMs"). Due to the capital intensive nature and overall size of the industry, Meritor and Arvin believe that scale is an important competitive factor, with the largest industry participants able to maximize key resources -- manufacturing, R&D, engineering, customer relationships and distribution. This is increasingly important in the automotive industry, where suppliers are under continuing pressure to take cost out of the supply chain and, in turn, to reduce overall cost to OEMs. At the same time, successful automotive component suppliers are being required to provide extensive design/engineering support and, of increasing importance, to offer high quality complete systems or modules and a portfolio of broad product offerings.

     - The scale, scope and diversity of operations, product lines, served markets and customers that could be achieved by combining Meritor and Arvin. Based on information available as of the date of the merger agreement, the combined company would be a $7.5 billion global supplier of a broad range of automotive components, with sales outside North America aggregating approximately $2.5 billion or one-third of the total. The expanded size and financial strength of the combined company, together with its greater business line diversification, would improve stability of the combined company's businesses and earnings in varying economic and market climates and would enhance the combined company's ability to expand addressable markets and capitalize on customer positioning.

     - The ability to achieve various revenue synergies as a combined company such as by cross-selling the products and services of the two companies to existing customers. For example, it is anticipated that the transaction will improve Meritor's and Arvin's ability to supply suspension systems and corner modules to light vehicle OEMs; there is the potential to increase sales by cross-selling

       Arvin's exhaust systems, ride control and filter products to Meritor's heavy vehicle customer base; the combined company would provide an enhanced platform for expansion of Meritor's aperture and undercarriage systems business; and it is anticipated that the combined company will provide a superior environment for Arvin's ride control business.

     - The expectation that the merger will result in synergies for the combined company's operations, including an advantageous cost structure relative to competitors and to each company on a stand-alone basis. The Meritor board and the Arvin board each noted that, although no assurances could be given that any particular level of synergies will be achieved, the managements of Meritor and Arvin had identified annual net pre-tax synergies of approximately $50 million in fiscal 2001, increasing to approximately $100 million in fiscal 2003. See "Management and Operations After the Merger" and "Cautionary Statement Concerning Forward-Looking Statements".

     - The market capitalization of the combined company will be significantly increased, allowing the combined company to have increased access to debt and equity markets.

     - The combined company's anticipated future financial performance and the belief that the transaction will provide the basis for consistent and accelerated earnings growth, including earnings per share on a combined company basis that by fiscal 2001 would be accretive to anticipated earnings of each company on a stand-alone basis. The combined company's ability to achieve these results will depend on various factors, a number of which will be beyond its control, including economic conditions and unanticipated changes in business conditions, and, therefore, there can be no assurance that these results will be achieved. See "Cautionary Statement Concerning Forward-Looking Statements".

     - The belief of our respective boards and senior managements that Meritor and Arvin share a common vision with respect to delivering stockholder value and that the managements and employees of Meritor and Arvin possess complementary skills and expertise.

     - The belief of our respective boards that, as a result of its scale, the combined company will have a strong foundation for future strategic initiatives.

     - The structure of the merger and the terms of the merger agreement and the option agreements, which are reciprocal in nature, including the fact that the fixed exchange ratios provide certainty as to the number of shares of common stock of the combined company to be issued in the merger and that each of the first step merger and the second step merger is intended to qualify as a "reorganization" for U.S. federal income tax purposes.

     - The proposed arrangements with members of management of Meritor and Arvin, including the fact that Mr. Yost will serve as Chairman of the Board and Chief Executive Officer of the combined company and Mr. Hunt will serve as Vice Chairman and President of the combined company, and that certain members of management will receive employment offer letters, as well as the arrangements reflected in the merger agreement with respect to the composition of the board of directors of the combined company and the committees of the board. See "Management and Operations After the Merger" and "-- Interests of Certain Persons in the Merger".

     - The respective obligations of Meritor and Arvin with respect to non-solicitation and the payment of termination fees under the circumstances described in the merger agreement, and the issuance of shares to each other under the circumstances described in the stock option agreements, and the impact that those obligations may have on potential third-party acquirors and on the ability of Meritor and Arvin to respond to any potential third party offer.

     - The likelihood of the merger being approved by the appropriate regulatory authorities. See "-- Regulatory Approvals Required for the Merger".

     The Meritor board also considered the opinion of Warburg Dillon Read to the Meritor board that, as of the date of the opinion and based on and subject to the matters described in its opinion, the Meritor exchange ratio and the Arvin merger consideration taken together were fair from a financial point of view to the holders of Meritor common stock. See
"-- Opinion of Meritor's Financial Advisor".

     The Arvin board also considered the opinion of Merrill Lynch to the Arvin board that, as of the date of the opinion and based on and subject to the matters described in its opinion, the Arvin merger consideration was fair from a financial point of view to the holders of Arvin common stock. See "-- Opinion of Arvin's Financial Advisor".

     This discussion of the information and factors considered by the Meritor board and the Arvin board is not intended to be exhaustive but includes all material factors considered by each board. Each of the Meritor board and the Arvin board, in reaching its determination to approve and recommend the merger, did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to different factors.

OPINION OF MERITOR'S FINANCIAL ADVISOR

     Meritor's board of directors retained Warburg Dillon Read to act as its financial advisor in connection with the board's consideration of a merger with Arvin. At the meeting of the Meritor board of directors held on April 6, 2000, Warburg Dillon Read delivered its oral opinion, subsequently confirmed in writing as of the same date, to the effect that, as of the date of the opinion and based upon and subject to the matters described in the opinion, the Meritor exchange ratio and the Arvin merger consideration taken together were fair, from a financial point of view, to the holders of Meritor common stock.

     THE FOLLOWING SUMMARY OF THE WARBURG DILLON READ OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE FULL TEXT OF THE WARBURG DILLON READ OPINION SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN AND IS ATTACHED AS APPENDIX D TO THIS DOCUMENT AND INCORPORATED HEREIN BY REFERENCE. WE ENCOURAGE YOU TO READ CAREFULLY THE WARBURG DILLON READ OPINION IN ITS ENTIRETY.

     The Warburg Dillon Read opinion:

     - is directed to the Meritor board of directors;

     - relates only to the fairness, from a financial point of view, of the Meritor exchange ratio and Arvin merger consideration taken together to the holders of Meritor common stock; and

     - does not constitute a recommendation to holders of Meritor common stock about how to vote at the special meeting.

     In arriving at its opinion, Warburg Dillon Read, among other things:

     - reviewed publicly available business and historical financial information relating to Meritor and Arvin;

     - reviewed the reported prices and trading activity for Meritor common stock and Arvin common stock;

     - reviewed internal financial information and other data concerning the business and financial prospects of Meritor and Arvin, including estimates and financial forecasts prepared by management of each company, which were provided to Warburg Dillon Read by Meritor and Arvin;

     - held discussions with members of senior management of Meritor and Arvin regarding the business and prospects of Meritor and Arvin, as well as other matters it believed relevant to its inquiry;

     - reviewed publicly available financial and stock market data with respect to selected companies in lines of business Warburg Dillon Read believed to be generally comparable to those of Meritor and Arvin;

     - compared the financial terms of the merger with the publicly available financial terms of selected other transactions that Warburg Dillon Read believed to be generally relevant;

     - considered a number of the pro forma effects of the merger on Meritor's financial statements and reviewed estimates of synergies prepared by Meritor's management;

     - reviewed drafts of the merger agreement and related agreements; and

     - conducted and considered other financial studies, analyses, investigations and information that it considered necessary or appropriate.

     In connection with its review, Warburg Dillon Read:

     - did not independently verify any of the information referred to above and, with Meritor's consent, relied on it as being complete and accurate in all material respects;

     - assumed, with Meritor's consent, that the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of each company as to the future financial performance of their respective companies;

     - assumed, with Meritor's consent, that the future financial results referred to above will be achieved at the times and in the amounts projected by the management of each company;

     - assumed that Meritor and Arvin would comply with all material terms of the merger agreement;

     - assumed, with Meritor's consent, that each of the first step merger and the second step merger will qualify as a reorganization for U.S. federal income tax purposes and that the merger will be accounted for using the purchase method;

     - at Meritor's direction, did not make any independent evaluation or appraisal of any of the assets or liabilities of Meritor or Arvin, nor was Warburg Dillon Read furnished with any similar evaluation or appraisal;

     - was not authorized to and did not solicit indications of interest in a business combination with Meritor from any party; and

     - was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiation between Meritor and Arvin.

     Warburg Dillon Read's opinion:

     - is necessarily based upon economic, monetary, market and other conditions as they existed as of the date of the opinion and should be evaluated based upon these conditions;

     - does not imply any conclusion as to the prices at which the ArvinMeritor common stock will trade subsequent to the merger, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities; and

     - does not address Meritor's underlying business decision to effect the merger.

     In preparing its opinion, Warburg Dillon Read performed a variety of financial and comparative analyses. The material analyses are described below. The summary of these analyses is not a complete description of the analyses underlying Warburg Dillon Read's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, Warburg Dillon Read made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Warburg Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion. Meritor did not limit Warburg Dillon Read regarding the procedures to be followed or factors to be considered in rendering its opinion.

     In performing its analyses, Warburg Dillon Read made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Meritor or Arvin. No company, transaction or business used in those analyses as a comparison is identical to Meritor or Arvin or their businesses or the merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     The estimates contained in the analyses performed by Warburg Dillon Read and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     In the past, Warburg Dillon Read and its predecessors have provided investment banking services to Meritor and Arvin and received customary compensation for the rendering of these services. In the ordinary course of its business, Warburg Dillon Read, its successors and affiliates may trade or have traded securities of Meritor or Arvin for their own account and, accordingly, may at any time hold a long or short position in such securities. Warburg Dillon Read and its affiliates, including UBS AG, may have other business relationships with Meritor and its affiliates and Arvin and its affiliates.

     The following is a summary of each of the material financial analyses prepared and presented by Warburg Dillon Read in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

  Meritor Analyses

     Selected Companies Analysis. Warburg Dillon Read reviewed and compared selected financial information and public market multiples of Meritor and the following 11 other selected companies in the automotive components industry:

     - BorgWarner Inc.

     - Cummins Engine Company, Inc.

     - Dana Corp.

     - Detroit Diesel Corp.

     - Eaton Corp.

     - Federal-Mogul Corp.

     - Johnson Controls Inc.

     - Lear Corp.

     - Magna International Inc.

     - Mascotech Inc.

     - Tower Automotive, Inc.

     Warburg Dillon Read chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, Warburg Dillon Read considered reasonably similar to Meritor in that these companies operate in the automotive components industry. The selected companies may significantly differ from Meritor based on, among other things, the size of the companies, the geographic coverage of the companies' operations, and the particular segments of the automotive components industry on which the companies focus.

     Warburg Dillon Read reviewed, among other things, enterprise values, calculated as the market value of fully diluted equity securities plus indebtedness and minority interests less cash, as of April 5, 2000, as a multiple of actual trailing 12 months and estimated calendar 2000 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA; and equity values, calculated as per share closing stock prices on April 5, 2000, as a multiple of the actual trailing 12 months and estimated calendar 2000 and 2001 earnings per share, commonly referred to as EPS. Warburg Dillon Read then compared the implied multiples derived for the selected companies with the implied multiples for Meritor based on the closing stock price of Meritor shares as of April 5, 2000. Actual trailing 12 months data for Meritor and the selected companies were based on the respective companies' 10-Ks and 10-Qs. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for Meritor were based on internal estimates provided by the management of Meritor. This analysis indicated the following implied multiples for the selected companies, as compared to the implied multiples for Meritor:

                                               IMPLIED RANGE OF MULTIPLES      IMPLIED MULTIPLES OF
                                                 OF SELECTED COMPANIES:          MERITOR BASED ON
                                              -----------------------------       APRIL 5, 2000
                                              LOW    MEAN    MEDIAN    HIGH       MARKET VALUE:
                                              ---    ----    ------    ----    --------------------
ENTERPRISE VALUE
  Actual Trailing 12 Months EBITDA..........  3.6x   5.0x     4.7x      6.7x           3.3x
  Estimated Calendar 2000 EBITDA............  3.6x   4.5x     4.3x      5.6x           3.1x
EQUITY VALUE
  Actual Trailing 12 Months EPS.............  4.0x   8.2x     7.2x     13.6x           5.3x
  Estimated Calendar 2000 EPS...............  4.1x   7.5x     6.7x     11.8x           4.5x
  Estimated Calendar 2001 EPS...............  3.9x   7.0x     6.1x     10.8x           3.7x

  Arvin Analyses

     Selected Companies Analysis. Warburg Dillon Read reviewed and compared selected financial information and public market multiples of Arvin and the following seven other selected companies in the automotive components industry:

     - BorgWarner Inc.

     - Federal-Mogul Corp.

     - Johnson Controls Inc.

     - Lear Corp.

     - Magna International Inc.

     - Mascotech Inc.

     - Tower Automotive, Inc.

     Warburg Dillon Read chose the selected companies because they were publicly-traded companies that, for purposes of the analysis, Warburg Dillon Read considered reasonably similar to Arvin in that these companies operate in the automotive components industry. The selected companies may significantly differ from Arvin based on, among other things, the size of the companies, the geographic coverage of the companies' operations, and the particular segments of the automotive components industry on which the companies focus.

     Warburg Dillon Read reviewed, among other things, enterprise values, as of April 5, 2000, as a multiple of actual trailing 12 months and estimated calendar 2000 EBITDA. Warburg Dillon Read also reviewed equity values, as of April 5, 2000, as a multiple of actual trailing 12 months and estimated calendar 2000 and 2001 EPS. Warburg Dillon Read then compared the implied multiples derived for the selected companies with the implied multiples for Arvin based on the closing stock price of Arvin common stock on April 5, 2000, and the implied multiples for Arvin based on the implied enterprise and equity values of Arvin in the merger. For purposes of determining the implied enterprise and equity values of Arvin in the merger, Warburg Dillon Read used the Meritor closing stock price as of April 5, 2000. Actual trailing 12 months data for Arvin and the selected companies were based on the respective companies'
10-Ks and 10-Qs. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for Arvin were based on internal estimates provided by the managements of Arvin and Meritor.

     This analysis indicated the following implied multiples for the selected companies, as compared to the implied multiples for Arvin:

                                                                              IMPLIED MULTIPLES
                                                                             OF ARVIN BASED ON:
                                        IMPLIED RANGE OF MULTIPLES       ---------------------------
                                          OF SELECTED COMPANIES:           APRIL 5,        IMPLIED
                                      -------------------------------     2000 ARVIN     TRANSACTION
                                      LOW     MEAN    MEDIAN    HIGH     STOCK PRICE        VALUE
                                      ----    ----    ------    -----    ------------    -----------
ENTERPRISE VALUE
  Actual Trailing 12 Months
     EBITDA.........................  4.2x    5.0x     4.7x      6.4x        4.1x           4.0x
  Estimated Calendar 2000 EBITDA....  3.6x    4.5x     4.3x      5.6x        3.6x           3.5x
EQUITY VALUE
  Actual Trailing 12 Months EPS.....  4.0x    7.8x     7.2x     13.6x        6.5x           6.1x
  Estimated Calendar 2000 EPS.......  4.1x    7.0x     6.7x     11.8x        5.4x           5.1x
  Estimated Calendar 2001 EPS.......  3.9x    6.3x     5.8x     10.8x        4.2x           4.0x

     Selected Transactions Analysis. Although the proposed transaction between Meritor and Arvin is structured as a "merger of equals", Warburg Dillon Read reviewed and compared publicly available information relating to the following 13 selected transactions in the automotive components industry consummated since 1997:

TARGET                                                                     ACQUIROR
------                                                                     --------
Citation Corporation                                          Kelso & Company
Purolator Auto Filters Business of Mark IV Industries, Inc.   Arvin Industries, Inc.
LucasVarity plc                                               TRW Inc.
Adwest Automotive plc                                         Dura Automotive Systems, Inc.
Excel Industries, Inc.                                        Dura Automotive Systems, Inc.
Kuhlman Corporation                                           Borg-Warner Automotive, Inc.
CMI International, Inc.                                       Hayes Lemmerz International, Inc.
Auto Parts Business of Cooper Industries, Inc.                Federal-Mogul Corporation
Brake and Chassis Business of ITT Industries, Inc.            Continental AG
Echlin Inc.                                                   Dana Corporation
T&N plc                                                       Federal-Mogul Corporation
Lemmerz Holding GmbH                                          Hayes Wheels International, Inc.
Stant Corporation                                             Tomkins plc

     Warburg Dillon Read chose the selected transactions because they were business combinations that, for the purposes of the analysis, Warburg Dillon Read considered to be reasonably similar to the merger in that these transactions involved publicly-traded companies in the automotive components industry. The selected transactions may significantly differ from the merger based on, among other things, the size of the transactions, the structure of the transactions and the date the transactions were consummated.

     Warburg Dillon Read reviewed, among other things, the enterprise values implied in the relevant transactions as a multiple of actual trailing 12 months EBITDA and actual trailing 12 months earnings before interest and taxes, commonly referred to as EBIT. Warburg Dillon Read then compared the implied multiples derived for the selected transactions with the multiples implied in the merger for Arvin using Meritor's closing share price on April 5, 2000. All multiples for the selected transactions were based on publicly available information at the time of the announcement of the particular transaction. Actual trailing 12 months data for Arvin was based on its applicable 10-K and 10-Qs.

     This analysis indicated the following implied multiples for the selected transactions, as compared to the implied multiples for Arvin at the terms of the merger:

                                                IMPLIED MULTIPLES OF
                                               SELECTED TRANSACTIONS:          IMPLIED MULTIPLES OF
ENTERPRISE VALUE TO                       --------------------------------    ARVIN BASED ON IMPLIED
ACTUAL TRAILING 12 MONTHS:                LOW     MEAN     MEDIAN    HIGH       TRANSACTION VALUE
--------------------------                ----    -----    ------    -----    ----------------------
EBITDA..................................  5.8x     7.7x     7.1x     12.7x             4.0x
EBIT....................................  8.6x    12.7x    11.4x     19.1x             6.4x

     Discounted Cash Flow Analysis. Warburg Dillon Read performed a discounted cash flow analysis, using internal estimates of the managements of Arvin and Meritor, in order to derive an implied equity value reference range for Arvin on a stand-alone basis, without giving effect to the merger, both with and without giving effect to estimated synergies. This analysis was based on:

     - the present value of the estimated unlevered, after-tax free cash flows that Arvin could generate over the five-year period 2000 through 2004;

     - the future 2004 exit value of Arvin based on a range of multiples applied to its estimated future 2004 EBITDA; and

     - pre-tax synergies of approximately $50 million in the fiscal year ending September 30, 2001, increasing to approximately $100 million in the fiscal year ending September 30, 2003.

     For purposes of this analysis, Warburg Dillon Read used discount rates of 9.0% to 11.0%, which were based on Arvin's estimated weighted average cost of capital, including debt, and terminal 2004 EBITDA multiples of 3.8x to 4.2x, which were derived by reference to the implied public market trading multiples of enterprise value to actual trailing 12 months EBITDA for Arvin and the selected publicly-traded comparable companies. This analysis implied a per share equity value reference range for Arvin of about $43.34 to $54.39 excluding synergies and $58.89 to $72.23 including synergies.

  Pro Forma Merger Analysis

     Warburg Dillon Read analyzed the potential pro forma financial effects of the merger on Meritor's estimated EPS for 2001 through 2004, based both on internal estimates of Meritor and Arvin managements with and without the effect of estimated synergies; and on EPS estimates for the companies by the Institutional Brokers Estimate System ("IBES"). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Warburg Dillon Read did not review the methodologies or assumptions used by IBES in compiling its earnings estimates, and IBES was not asked to consent to the use of its name herein.

     With synergies, this analysis indicated that the merger could have an accretive effect on Meritor's EPS for 2001 through 2004. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Relative Valuation Analyses

     Contribution Analysis. Warburg Dillon Read analyzed the pro forma contribution of each of Meritor and Arvin to, among other things, the revenue, EBITDA, net income and net book value of the combined company assuming completion of the merger and excluding purchase accounting adjustments, based on internal estimates of Meritor and Arvin managements for the fiscal years ending September 30, 2000 and 2001, and actual results for the fiscal year ended September 30, 1999, both without synergies and with 50% of estimated total annual pre-tax synergies of $100 million and the associated estimated revenue synergies of $390 million credited to each of Meritor and Arvin. Warburg Dillon Read then compared the pro forma contributions to net income and net book value to the pro forma 34.2% equity ownership by Arvin stockholders of the combined company at the merger terms; and the pro forma contributions to revenue and EBITDA to the pro forma 40.4% of enterprise value for Arvin stockholders at the merger terms. For these purposes, the net income of Arvin was adjusted to reflect the interest cost of the cash portion of the Arvin merger consideration to be paid to Arvin stockholders and the enterprise value was based on the merger terms and Meritor's closing stock price on April 5, 2000. This analysis indicated the following pro forma contributions with and without synergies:

                                                         ARVIN PRO FORMA
                                                          CONTRIBUTION               ARVIN PRO FORMA
                                                             WITHOUT           CONTRIBUTION WITH CREDIT FOR
     CONTRIBUTION TO YEAR ENDING SEPTEMBER 30:        CREDIT FOR SYNERGIES:     50% OF SYNERGIES TO EACH:
     -----------------------------------------        ---------------------    ----------------------------
REVENUE
  1999..............................................          40.4%                        40.8%
  2000E.............................................          42.8%                        43.1%
  2001E.............................................          45.3%                        45.5%
EBITDA
  1999..............................................          36.1%                        37.6%
  2000E.............................................          37.1%                        38.3%
  2001E.............................................          39.0%                        40.0%
NET INCOME
  1999..............................................          31.2%                        34.6%
  2000E.............................................          32.8%                        35.7%
  2001E.............................................          35.6%                        37.7%
NET BOOK VALUE 1999.................................          63.6%                        63.6%

     Relative Discounted Cash Flow Analysis. Warburg Dillon Read compared the results of the discounted cash flow analysis for Arvin, described above, to those of a similar analysis for Meritor. The Meritor analysis was based on:

     - the present value of the estimated unlevered, after-tax free cash flows that Meritor could generate over the five year period 2000 through 2004; and

     - the future 2004 exit value of Meritor based on a range of multiples applied to its estimated future 2004 EBITDA.

     For the purposes of this analysis, Warburg Dillon Read used discount rates of 9.0% to 11.0%, which were based on Meritor's estimated weighted average cost of capital, including debt, and terminal EBITDA multiples of 3.0x to 3.4x, which were derived by reference to the implied public market trading multiples of enterprise value to actual trailing 12 months EBITDA for Meritor and the selected publicly-traded comparable companies. Warburg Dillon Read then analyzed the implied ratio of per share value of Arvin to per share value of Meritor, derived both without synergies and with 50% and 100% credit for synergies to Arvin. This analysis implied a ratio of 1.19 to 1.23 Meritor shares per Arvin share without synergies; 1.40 to 1.43 with 50% credit for synergies to each; and
1.61 to 1.64 with 100% credit for synergies to Arvin.

  Fee Arrangement

     Pursuant to an engagement letter dated March 31, 2000 between Meritor and Warburg Dillon Read, Meritor agreed to pay Warburg Dillon Read an initial fee of $250,000 upon execution of the engagement letter and an additional fee of $1,300,000 upon delivery of Warburg Dillon Read's fairness opinion to the

Meritor board of directors on April 6, 2000. Meritor further agreed to pay Warburg Dillon Read upon completion of the merger a transaction fee of $6,500,000, against which fees previously paid to Warburg Dillon Read will be credited. Accordingly, if the merger is consummated, Warburg Dillon Read will receive total financial advisory fees of $6,500,000. Meritor has also agreed to reimburse Warburg Dillon Read for expenses reasonably incurred by it in entering into and performing services pursuant to the engagement, including the reasonable fees and expenses of its legal counsel. Meritor also has agreed to indemnify Warburg Dillon Read and related parties against certain losses, claims, damages and liabilities related to or arising out of the matters contemplated by the engagement letter.

     Meritor selected Warburg Dillon Read based on its experience, expertise and reputation. Warburg Dillon Read is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

OPINION OF ARVIN'S FINANCIAL ADVISOR

     On April 6, 2000, Merrill Lynch delivered its oral opinion to the Arvin board of directors, subsequently confirmed in writing as of the same date, that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in the opinion, the Arvin merger consideration (comprised of the Arvin exchange ratio and the Arvin cash consideration) was fair, from a financial point of view, to the holders of Arvin common stock.

     The full text of Merrill Lynch's written opinion is attached as Appendix E to this joint proxy statement-prospectus and is incorporated herein by reference. A copy of the Merrill Lynch opinion also is available for inspection and copying by any holder of Arvin common stock or any representative of such holder who has been so designated in writing, at the principal executive offices of Arvin during normal business hours. Stockholders of Arvin are urged to, and should, read the Merrill Lynch opinion carefully in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limits on the review undertaken by Merrill Lynch in rendering its opinion. The Merrill Lynch opinion was for the use and benefit of the Arvin board of directors and addresses only the fairness, from a financial point of view, of the Arvin merger consideration to the holders of Arvin common stock. It does not address the merits of the underlying decision by Arvin to engage in the merger, nor does it constitute a recommendation to any stockholder of Arvin as to how that stockholder should vote on the proposed merger or any related matters. The following summary does not purport to be a complete description of the analyses performed by Merrill Lynch and is qualified in its entirety by reference to the full text of the Merrill Lynch opinion.

     In arriving at its opinion, Merrill Lynch, among other things:

     - reviewed certain publicly available business and financial information relating to Arvin and Meritor that Merrill Lynch deemed relevant;

     - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Arvin and Meritor, as well as the amount and timing of cost savings and related expenses and synergies expected to result from the merger, furnished to Merrill Lynch by Arvin and Meritor;

     - conducted discussions with members of senior management and representatives of Arvin and Meritor concerning the matters described above, as well as the respective businesses and prospects of Arvin and Meritor before and after giving effect to the merger and the expected synergies;

     - reviewed the market prices and valuation multiples for shares of Arvin common stock and Meritor common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant;

     - reviewed the results of operations of Arvin and Meritor and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant;

     - compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed relevant;

     - participated in certain discussions and negotiations among representatives of Arvin and Meritor and their respective financial and legal advisors;

     - reviewed the potential pro forma impact of the merger;

     - reviewed the merger agreement in substantially final form; and

     - reviewed selected other financial studies and analyses and took into account various other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and did not assume any responsibility for independently verifying that information or undertake an independent evaluation or appraisal of any of Arvin's or Meritor's assets or liabilities, nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of Arvin's or Meritor's properties or facilities. With respect to the financial forecast information and expected synergies furnished to or discussed with Merrill Lynch by Arvin and Meritor, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of Arvin's or Meritor's management as to the expected future financial performance of Arvin or Meritor, as the case may be, and the expected synergies. Merrill Lynch also assumed that the merger would be accounted for as a purchase under generally accepted accounting principles, that the receipt of ArvinMeritor common stock (but not the cash consideration) by Arvin stockholders in the merger would be tax-free for U.S. federal income tax purposes and that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.

     The Merrill Lynch opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, April 6, 2000. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger. In connection with the preparation of its opinion, Merrill Lynch was not authorized by Arvin or the Arvin board of directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of Arvin.

     The following paragraphs contain a brief summary of the material valuation, financial and comparative analyses presented by Merrill Lynch to the Arvin board of directors in connection with the rendering of its opinion. In presenting these analyses, Merrill Lynch noted that the key factor typically used to evaluate transactions of this nature is the comparison of the relative contribution of earnings and value by each company to the combined enterprise with the respective ownership levels of the stockholders of each company in the combined enterprise. The summary does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion.

     In performing the analyses described below, Merrill Lynch used two sets of projections of Arvin's and Meritor's future operating performance for fiscal years 2000 through 2004. In the first case, called the Base Case, Merrill Lynch used the following financial projections: (i) with respect to Arvin, internal financial projections provided by Arvin management and (ii) with respect to Meritor, internal financial projections provided by Meritor management, adjusted downward based on discussions with Arvin management to reflect assumptions prepared on a more consistent basis with those used in Arvin's internal financial projections. In the second case, called the Alternative Case, Merrill Lynch used the following financial projections: (i) with respect to Arvin, internal financial projections provided by Arvin management, adjusted upward based on discussions with Arvin management to reflect assumptions prepared on a more consistent basis with those used in Meritor's internal financial projections and (ii) with respect to Meritor, internal financial projections provided by Meritor management. In both cases, Arvin financial results were adjusted to reflect a September 30 fiscal year end to be consistent with Meritor's fiscal year end and the expected fiscal year end of ArvinMeritor.

     In connection with performing the analyses described below, Merrill Lynch calculated the pro forma equity ownership of Arvin stockholders in ArvinMeritor and the portion of the pro forma enterprise value (equity plus net debt) of ArvinMeritor attributable to Arvin and its stockholders. Based on (i) the closing price of Arvin common stock as of April 5, 2000, (ii) the number of outstanding shares of common stock of Arvin and Meritor as of December 31, 1999 (adjusted to reflect completed share repurchases), (iii) the net debt outstanding of Arvin and Meritor as of December 31, 1999, (iv) the Meritor exchange ratio and (v) the Arvin merger consideration, Arvin stockholders would collectively own approximately 34% of the pro forma equity of ArvinMeritor, and approximately 40% of the pro forma enterprise value of ArvinMeritor would be attributable to Arvin and its stockholders.

  Relative Contribution Analysis

     Merrill Lynch performed an analysis of the relative contributions by each of Arvin and Meritor to, among other things, net income, EBITDA (earnings before interest, taxes, depreciation and amortization) and EBIT (earnings before interest and taxes) of ArvinMeritor, in each case, before taking into account purchase accounting adjustments and pre-tax synergies expected to result from the merger. These comparisons were calculated based upon the actual results of Arvin and Meritor for the fiscal year ended September 30, 1999 and the estimated results of Arvin and Meritor for the fiscal years ended September 30, 2000, 2001 and 2002 using the Base Case and Alternative Case projections.

     The following table presents the percentage contributions of Arvin to ArvinMeritor's net income, EBITDA and EBIT resulting from this analysis:

                                         BASE CASE                        ALTERNATIVE CASE
                             ---------------------------------    ---------------------------------
                             ACTUAL           ESTIMATED           ACTUAL           ESTIMATED
                             ------    -----------------------    ------    -----------------------
                              1999     2000     2001     2002      1999     2000     2001     2002
                             ------    -----    -----    -----    ------    -----    -----    -----
Net Income.................    32%      32%      36%      35%       32%      33%      35%      34%
EBITDA.....................    35%      35%      39%      38%       35%      36%      38%      37%
EBIT.......................    31%      32%      36%      35%       31%      32%      35%      35%

     Merrill Lynch compared Arvin's contribution to ArvinMeritor's net income with the approximately 34% pro forma equity ownership in ArvinMeritor of the Arvin stockholders. Merrill Lynch also compared Arvin's contribution to ArvinMeritor's EBITDA and EBIT with the approximately 40% pro forma enterprise value in ArvinMeritor attributable to Arvin and its stockholders.

  Relative Discounted Cash Flow Analysis

     Merrill Lynch performed a discounted cash flow analysis of the after-tax, unlevered free cash flow of each of Arvin and Meritor based upon the Base Case and Alternative Case projections described above for the years 2000 through 2004 before taking into account the synergies expected to result from the merger. Using these projection cases, Merrill Lynch calculated implied equity values for each of Arvin and Meritor by applying discount rates ranging from 9% to 11% per year, determined by analyzing the weighted average cost of capital for selected publicly traded companies in the automotive components industry, and terminal EBITDA multiples ranging from 3.5x to 4.5x, determined by analyzing the trading characteristics of the common stock of such selected companies. Based upon the implied equity values resulting from this analysis, Merrill Lynch calculated the relative percentage contribution of Arvin to the total combined implied equity value of Arvin and Meritor. The following table presents the ranges resulting from this analysis:

                                                              BASE CASE    ALTERNATIVE CASE
                                                              ---------    ----------------
Arvin Contribution to Equity Value..........................   29%-31%         27%-29%

     Merrill Lynch compared the ranges of Arvin's contribution to the total combined implied equity value of Arvin and Meritor with the approximately 34% pro forma equity ownership in ArvinMeritor of the Arvin stockholders.

  Valuation Analysis of Expected Synergies

     Merrill Lynch performed a discounted cash flow analysis of the potential impact of (i) the pre-tax synergies expected to result from cost-reduction initiatives following the closing of the merger of approximately $45 million in 2001, $70 million in 2002 and $75 million in each of 2002 and 2003 (these amounts did not include pre-tax synergies in the form of incremental revenue opportunities of approximately $5 million in 2001, increasing to approximately $25 million in 2003) and (ii) certain estimated transaction expenses associated with the merger of $27 million on the pro forma after-tax, unlevered free cash flows of ArvinMeritor. Merrill Lynch calculated the net present value of the potential incremental free cash flows resulting from such expected cost-based synergies (excluding revenue-based synergies) and expenses by applying discount rates ranging from 9% to 11% per year and terminal EBITDA multiples ranging from 3.5x to 4.5x, in each case, determined as described above.

     The net present value of the expected cost-based synergies (excluding revenue-based synergies) and expenses resulting from this analysis ranged from $241 million to $313 million, or $3.40 to $4.40 per pro forma share of ArvinMeritor.

  Pro Forma Merger Analysis

     Merrill Lynch performed an analysis of the potential pro forma financial impacts of the merger on the EPS (earnings per share) of Arvin and Meritor using the projected EPS from the Base Case and Alternative Case projections and EPS estimates for Arvin and Meritor published by First Call Corporation. In performing this analysis, Merrill Lynch assumed, among other things:

     - the Arvin merger consideration;

     - the Meritor exchange ratio;

     - pre-tax synergies expected to result from cost-reduction initiatives following the closing of the merger as described under "Valuation Analysis of Expected Synergies" above;

     - a September 2000 closing; and

     - purchase accounting treatment.

     The results of this analysis indicated that, including the impact of the expected synergies, the merger would be (i) accretive to the projected EPS of Arvin in each fiscal year from 2001 through 2004 under the Base Case and Alternative Case projections and the First Call estimates and (ii) accretive to the projected EPS of Meritor in each fiscal year from 2001 through 2004 under the Base Case and Alternative Case projections and the First Call estimates.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summaries set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Merrill Lynch opinion. In arriving at its fairness determination, Merrill Lynch considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; Merrill Lynch made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Arvin, Merrill Lynch or any other person assumes responsibility if future results are materially different from those forecast. As described above, the Merrill Lynch opinion was among many factors taken into consideration by the Arvin board of directors in making its determination to approve the merger.

     Merrill Lynch is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Merrill Lynch is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Arvin selected Merrill Lynch to act as its exclusive financial advisor in connection with the merger based on Merrill Lynch's qualifications, expertise and reputation.

     Merrill Lynch currently provides, and in the past has provided, financial advisory and financing services to Arvin and/or its affiliates and may continue to do so, and Merrill Lynch has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of Arvin common stock, Meritor common stock and other securities of Arvin or Meritor, for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

     Pursuant to an engagement letter dated March 21, 2000 between Arvin and Merrill Lynch, Arvin has agreed to pay Merrill Lynch an initial retainer fee of $250,000 and an additional fee of $1,000,000 upon execution of the merger agreement. Arvin has further agreed to pay Merrill Lynch a transaction fee, contingent upon and payable at the closing of the merger, of $6,000,000, against which any fees previously paid to Merrill Lynch are to be credited. Accordingly, if the merger is consummated, Merrill Lynch will receive total financial advisory fees of $6,000,000. In addition, Arvin has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its engagement, including fees and disbursements of its legal counsel, and to indemnify Merrill Lynch and its affiliates against certain losses, claims, damages, liabilities and expenses related to or arising out of the performance by Merrill Lynch of services under its engagement.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

  U.S. Antitrust Approvals


     Meritor and Arvin cannot complete the merger until they have filed notifications with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules of the Federal Trade Commission, and specified waiting periods have expired or terminated. Meritor and Arvin filed the required notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act with the Federal Trade Commission and the Antitrust Division on May 3, 2000. The waiting period under this Act was terminated by the Federal Trade Commission on May 17, 2000.



     Meritor and Arvin believe that the proposed merger is compatible with U.S. antitrust laws. However, at any time before or after consummation of the merger, the Antitrust Division, the Federal Trade Commission, other governmental authorities or private persons could take action against the merger under the antitrust laws, including seeking to enjoin consummation of the merger, rescind the merger, cause Meritor or Arvin to divest, in whole or in part, any of their assets or businesses, and/or recover monetary damages.


  European Commission Approval


     Both Meritor and Arvin conduct business in member states of the European Union. European Union Council Regulation No. 4064/89 and accompanying regulations require approval by the European Commission of specific mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds before those mergers and acquisitions can be implemented. Meritor and Arvin informally notified the European Commission of the merger on April 7, 2000 and filed formal notifications of the merger with the European Commission on May 3, 2000. Completing a review and gaining approval under the European Commission merger regulation is a condition to completing the merger. The European Commission approved the merger on May 31, 2000.

  Other Approvals


     In addition, Meritor and Arvin are required to make filings with or obtain approvals in connection with the merger from regulatory authorities in Argentina, Brazil, Canada, Mexico and South Africa. These filings either have been or will be made timely with the appropriate authorities.


     The obligations of Meritor or Arvin to complete the merger are subject to the conditions that:

     - there not be any injunction, decree or order issued by any court or agency of competent jurisdiction or any other legal restraint or prohibition preventing them from completing the transactions contemplated by the merger agreement; and

     - there be obtained all consents, approvals, permits or authorizations required to be obtained from any governmental authority, the absence of which would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken together, after the merger.

     Meritor and Arvin are not aware of any governmental approvals or actions that are required for consummation of the merger other than as described above. If any other governmental approval or action is required, the parties currently contemplate that they would seek that additional approval or action. There can be no assurance, however, that the parties will obtain these additional approvals or actions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES


     The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to Meritor stockholders and Arvin stockholders who hold Meritor common stock or Arvin common stock as a capital asset. The summary is based on the Internal Revenue Code, Treasury regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this joint proxy statement-prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to Meritor stockholders and Arvin stockholders subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Meritor common stock or Arvin common stock as part of a "hedge", "straddle", "conversion", or "constructive sale" transaction. In addition, no information is provided in this document with respect to the tax consequences of the merger under applicable foreign or state or local laws.


     MERITOR STOCKHOLDERS AND ARVIN STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     Meritor and Arvin have been advised by Chadbourne & Parke LLP, counsel to Meritor, and Wachtell, Lipton, Rosen & Katz, special counsel to Arvin, respectively, that the material U.S. federal income tax consequences of the first step merger and the second step merger are as follows:

     - neither Meritor nor Arvin will recognize any gain or loss as a result of the merger;

     - a Meritor stockholder will recognize no gain or loss on the receipt of shares of common stock of the combined company in exchange for such stockholder's Meritor common stock in the merger (except with respect to cash received in lieu of a fractional share interest in common stock of the combined company);

     - the aggregate tax basis of the shares of common stock of the combined company received by a Meritor stockholder in the merger (including fractional shares deemed received and redeemed as described below) will equal the aggregate tax basis of the shares of Meritor common stock surrendered in exchange for that stock;

     - the holding period of a share of common stock of the combined company received by a Meritor stockholder in the merger (including any fractional share deemed received and redeemed as described below) will include the stockholder's holding period for the Meritor common stock surrendered in exchange for that stock;


     - an Arvin stockholder whose tax basis is less than the sum of the fair market value of the combined company common stock received plus the amount of cash received will recognize gain in an amount equal to the lesser of (A) the amount of gain realized and (B) the amount of cash received. The amount of gain realized will generally be calculated as the amount by which the sum of the fair market value of the combined company common stock received plus the amount of cash received exceeds the tax basis of the Arvin common stock surrendered;

     - any gain that an Arvin stockholder recognizes should generally be capital gain, and should be long-term capital gain if the holding period for the Arvin common stock surrendered is greater than one year at the effective time of the merger. If the receipt of cash by an Arvin stockholder has the effect of a distribution of a dividend as described below, however, such holder may be required to treat any gain recognized as dividend income (rather than capital gain) up to such holder's proportionate share of Arvin's accumulated earnings and profits;

     - an Arvin stockholder will not recognize any loss upon the receipt of combined company common stock and cash;

     - the aggregate tax basis of the shares of common stock of the combined company received by an Arvin stockholder will equal the aggregate tax basis of the shares of Arvin common stock surrendered in exchange for that stock, decreased by the amount of cash consideration received, and increased by the amount of gain recognized on the exchange (including any portion of that gain that is treated as a dividend); and

     - the holding period of a share of common stock of the combined company received by an Arvin stockholder in the merger will include the stockholder's holding period for the Arvin common stock surrendered in exchange for that stock.

     Whether the receipt of cash by an Arvin stockholder has the effect of a distribution of a dividend to such holder depends on such holder's particular circumstances. In particular, if the receipt of cash is deemed to result in a meaningful reduction in such holder's actual and constructive ownership of the combined company (as compared to the amount of combined company stock such holder would have owned had such holder received solely combined company stock in the merger), then the receipt of such cash will not have the effect of a distribution of a dividend. For this purpose, a small, minority stockholder of Arvin will be considered to have had a meaningful reduction of interest (and therefore to have capital gain rather than dividend income) if the stockholder experiences any reduction in interest as a result of the receipt of cash and the stockholder exercises no control with respect to corporate affairs.


     Cash received by a Meritor stockholder in lieu of a fractional share interest in common stock of the combined company will be treated as received in redemption of that fractional share interest, and a Meritor stockholder should generally recognize a capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the shares of Meritor common stock allocable to that fractional share interest. This gain or loss should be a long-term capital gain or loss if the holding period for the shares of Meritor common stock is greater than one year at the effective time of the merger.



     The obligations of Meritor and Arvin to consummate the merger are conditioned upon the receipt by Meritor and Arvin of opinions of Chadbourne & Parke LLP and Wachtell, Lipton, Rosen & Katz, respectively, in form and substance reasonably satisfactory to Meritor and Arvin, respectively, in each case dated the closing date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each opinion that are consistent with the state of facts existing at the effective time of the merger, each of the first step merger and the second step merger will constitute a "reorganization" under Section 368(a) of the Code. In rendering those opinions, counsel may require and rely upon representations contained in certificates of officers of Meritor, Arvin, ArvinMeritor and others. The tax opinions to be delivered to the parties in connection with the merger as described in this document are not binding on the Internal Revenue Service or the courts, and the parties do not intend to request a ruling from the Internal Revenue Service with respect to the merger.


     Information Reporting and Backup Withholding. Payments in respect of Meritor common stock and Arvin common stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a holder of Meritor common stock or Arvin common stock or other payee if the stockholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter provided by the exchange agent, or otherwise proves to the combined company and the exchange agent that it is exempt from backup withholding. Any amount withheld under these rules will be credited against the holder's U.S. federal income tax liability.

ACCOUNTING TREATMENT

     The merger is expected to be accounted for using purchase accounting with Meritor being deemed the acquiror. The deemed purchase price will be allocated to Arvin's assets and liabilities based on their estimated fair market values at the date of the merger, and any excess of the purchase price over those fair market values will be accounted for as goodwill to be amortized over a 40 year period. The results of final valuations of property, plant and equipment, and intangible and other assets and the finalization of any potential plans of restructuring have not yet been completed. We may revise the allocation of the purchase price when additional information becomes available.

     The unaudited pro forma financial information contained in this joint proxy statement-prospectus has been prepared using the purchase method to account for the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Certain members of Meritor's and Arvin's management, the Meritor board and the Arvin board may have interests in the merger that are in addition to their interests as Meritor stockholders or Arvin stockholders generally. Certain executive officers and directors of each of Meritor and Arvin will serve as executive officers and directors of the combined company following the merger. In addition, completion of the merger will constitute a change of control of Arvin for purposes of determining the entitlement of certain executive officers of Arvin to certain severance and other benefits, and will result in the acceleration of equity awards held by certain executive officers and non-employee directors of Arvin. Furthermore, Arvin and ArvinMeritor have entered into an employment agreement with V. William Hunt, which will become effective and binding on the combined company at the effective time of the merger and which will provide employment and severance benefits following the merger. In addition, on or before the effective time of the merger, senior executive officers of ArvinMeritor will receive employment offer letters that will detail, among other things, their respective titles and duties, reporting relationships, compensation, termination payments and restrictive covenants. Meritor stockholders will also vote on a proposal to approve an amendment to Meritor's 1997 Long-Term Incentives Plan to increase (i) the number of shares of common stock that may be delivered under the plan by 5,000,000 shares (from 7,000,000 shares to 12,000,000 shares) and (ii) the number of shares of common stock in respect of which grants may be made under the plan in any fiscal year from 1 1/2% to 3% of all outstanding shares (including treasury shares). The completion of the merger is a condition to the effectiveness of the amendment. Approval of the amendment is not a condition to completion of the merger.


     The Meritor board and the Arvin board were aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the merger.

     New Employment Agreement. As of April 6, 2000, Arvin, ArvinMeritor and V. William Hunt entered into an employment agreement, pursuant to which Mr. Hunt will be employed as Vice Chairman and President of the combined company for the period commencing on the effective date of the merger and ending on October 1, 2003. As expressed in the employment agreement, it is the intention of Meritor and Arvin to recommend to the board of the combined company that Mr. Hunt begin serving as Chief Executive Officer of the combined company on October 1, 2002, or upon the earlier retirement or cessation of service of Larry D. Yost from the position of Chief Executive Officer. It is also the intention of Meritor and Arvin to recommend to the board of the combined company that Mr. Hunt begin serving as Chairman of the Board of the combined company on October 1, 2003, or upon the earlier retirement or cessation of service of Mr. Yost from the position of Chairman.


     In exchange for his services, Mr. Hunt will receive, among other things, an annual base salary of no less than his year 2000 annual base salary of $800,000. Beginning October 1, 2000, Mr. Hunt's annual base salary will be reviewed annually, consistent with the practice for senior executives. Mr. Hunt will also be entitled to an annual cash bonus based on a percentage of his annual base salary, pursuant to the terms of the combined company's annual bonus plan for senior executives. During the fiscal year beginning on October 1, 2000, the sum of Mr. Hunt's annual base salary and annual bonus will be at least equal to 90% of the sum of the annual base salary and annual bonus paid or payable to Mr. Yost with respect to such fiscal year.


     At the effective time of the merger, Mr. Hunt's change of control employment agreement with Arvin will terminate, and the combined company will grant Mr. Hunt an award of restricted shares of combined company common stock and stock options, with a value equal to the aggregate amount that would be payable to Mr. Hunt under such change of control employment agreement assuming his employment was terminated other than for cause on the effective date of the merger. Such award will be granted one-third in restricted shares and two-thirds in stock options. These restricted shares and options will vest in three equal annual installments on the anniversary of the effective time of the merger, provided that Mr. Hunt continues to be employed by the combined company (except in certain circumstances). The options will have a ten-year term (without regard to termination of employment) and an exercise price equal to the fair market value of the ArvinMeritor common stock on the date of grant. Meritor and Mr. Hunt have also discussed the possibility that the value of his change of control employment agreement with Arvin will be paid in cash or in a combination of cash and stock awards. Mr. Hunt will also be entitled to participate in all long-term incentive plans generally applicable to senior executives of the combined company. With respect to the 1999 through 2001 long-term incentive period, Mr. Hunt's long-term incentive award will be at least 90% of one-third of the stock option and the cash performance long-term incentive plan award granted to Mr. Yost for the same award period.


     In the event Mr. Hunt's employment is terminated by the combined company without cause or by Mr. Hunt for good reason (including due to the combined company's failure to appoint him as Chief Executive Officer and/or Chairman at the times described above), the combined company will be obligated to pay Mr. Hunt a lump sum equal to the aggregate of (1) unpaid base salary through the date of termination, (2) pro rata annual bonus for the year in which termination occurs, (3) accrued vacation and any compensation previously deferred and (4) severance pay equal to three times base salary plus highest annual bonus paid during any of the three completed fiscal years prior to the date of termination. In addition, (A) Mr. Hunt's restricted stock, options and other equity based awards will immediately vest in full, (B) all long-term incentive awards granted to Mr. Hunt will immediately vest in full and be paid out based on the maximum award and/or performance level, (C) Mr. Hunt will be entitled to the immediate commencement of an annual pension benefit of not less than his annual pension benefit calculated under the terms of Arvin's qualified and non-qualified retirement plans as in effect immediately prior to the merger, with credit for three additional years of age, service and compensation for purposes of determining his pension and (D) Mr. Hunt will be entitled to continued medical and dental benefits for three years and to lifetime retiree medical and dental benefits thereafter. Mr. Hunt's employment agreement also contains an excise tax gross-up provision pursuant to which he will generally be made whole after the payment of any excise taxes under Section 4999 of the Internal Revenue Code. Mr. Hunt has agreed that for the term of his employment and for two years thereafter in the event his employment is terminated by the company for cause or by Mr. Hunt without good reason, he will refrain from competing against the combined company.

     Offer Letters to Other Senior Executives of the Combined Company. The merger agreement provides that on or before the effective time of the merger other senior executives of the combined company (each of whom is listed under "Management and Operations After the Merger -- Management") will receive employment offer letters that will detail, among other things, their respective titles and duties, reporting relationships, compensation, termination payments and restrictive covenants. Each executive's annual compensation will consist of a base salary that is no less than the executive's year 2000 base salary. In addition, each executive will be entitled to annual and long-term incentive compensation on the same basis as peer executives of the combined company as determined by the combined company. The executive will be eligible for fringe benefits and other benefits no less favorable than peer executives of the combined company. If the executive is terminated by ArvinMeritor without cause, then the executive will receive any accrued obligations; monthly severance pay for a period of 12 to 36 months, depending on years of service; pro-rata annual incentive bonus participation through the date of termination; benefits continuation for the severance period; full vesting of all equity incentives awards; payment of all vested benefits; and out-placement services. If any payments made under the executive's offer letter or otherwise are subject to
Section 4999 of the Internal Revenue Code, then the executive will be grossed-up to put the executive in the same position as if no excise tax had been imposed. Restrictive covenants include an 18-month non-solicitation provision, perpetual non-disclosure and confidentiality, and mandatory arbitration of any disputes between the executive and ArvinMeritor.



     In addition, at the effective time of the merger the existing change of control agreements (which are described below) of Arvin executives who receive and accept an offer letter will terminate, and each such Arvin executive will receive at the effective time of the merger an award of cash and/or stock options with a value equal to the aggregate amount that would be payable to the executive under his current change of control employment agreement as a result of the merger. Any stock options that may be granted will vest pro rata over a three-year period, will have an exercise price equal to the fair market value of the ArvinMeritor common stock on the date of grant and will have a term of ten years.


     Arvin Change of Control Agreements. In its desire to retain key executives, Arvin previously entered into change of control agreements with twelve individuals, including Mr. Hunt and six individuals who will receive the offer letters described above from the combined company. Consummation of the merger will constitute a change of control under these agreements. Mr. Hunt's new employment agreement will supersede his change of control agreement and employment agreement with Arvin. In addition, the change of control agreements of those other Arvin executives who accept offer letters from the combined company will terminate upon completion of the merger.

     The change of control agreements provide that upon a change of control, Arvin will continue to employ such executive officers for three years following the effective date of the change of control. During such time, each executive officer will receive an annual base salary paid at a monthly rate, at least equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, in respect of the twelve-month period immediately preceding the effective date of the change of control. The change of control agreements also provide for an annual bonus in cash at least equal to the executive officer's highest bonus under Arvin's annual cash bonus incentive plan or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the effective date of the change of control. The executive officer is entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of Arvin and its affiliated companies. The executive officer's employment terminates automatically upon death or the occurrence of a disability. If Arvin terminates the executive officer's employment other than for cause or if the executive officer terminates employment for good reason, then Arvin will pay to the executive in a lump sum in cash within 30 days of termination of employment the aggregate of the following amounts: (1) unpaid base salary and accrued annual bonus, and any compensation previously deferred; (2) the amount equal to three times the executive officer's annual base salary and highest annual bonus payable to the executive officer during the three-year period prior to the change of control; and (3) the amount equal to the actuarial present value of the additional pension benefits that the executive would have accrued if he had continued to be employed for an additional three years. In addition, Arvin will (a) provide welfare benefits to the executive officer and his family for three years; (b) provide out-placement services; and (c) pay or provide other required benefits. The change of control agreements provide that a termination by the executive officer for any reason during the 30-day period immediately following the first anniversary of the effective date of the change of control will be deemed to be a termination for good reason by the executive officer. If the executive officer's employment is terminated for cause, then the change of control agreement terminates except for the obligation to pay the executive officer's annual base salary through the date of termination, the amount of any compensation previously deferred, and other benefits that may be unpaid. If the executive officer terminates employment other than for good reason, then the change of control agreement terminates without further obligations except for the payment of accrued obligations and the timely payment of certain other benefits. The change of control agreements also contain an excise tax gross-up provision pursuant to which the executive officer will generally be made whole for the payment of excise taxes under Section 4999 of the Internal Revenue Code.

     Arvin Stock-Based Rights. Upon completion of the merger, each outstanding Arvin stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of the combined company common stock equal to the number of shares of Arvin common stock that would have been obtained before the merger upon the exercise of the option, plus $1.00 for each share, and the exercise price of the converted option will be equal to the exercise price per share of the option before the conversion. The conversion of "incentive stock options" will be effected in a manner that is consistent with Section 424(a) of the Internal Revenue Code.


     Under Arvin's stock-based plans, upon a change of control of Arvin, unvested stock options will become fully vested and exercisable. In addition, upon certain terminations of employment following a change of control of Arvin, the restrictions on restricted Arvin common stock will lapse and restricted performance shares will become immediately distributable or payable. The transactions contemplated by the merger agreement will constitute a change of control under the Arvin stock-based plans. The aggregate number of unvested stock options to acquire shares of Arvin common stock held by Mr. Hunt, David S. Hoyte (currently a Vice President of Arvin and President, Arvin Ride and Motion Control Products), Richard A. Smith (formerly a Director and Chief Financial Officer of Arvin) and Wesley B. Vance that will become fully vested and exercisable as a result of the merger is approximately 575,000. The aggregate number of shares of restricted Arvin common stock and restricted performance shares held by Messrs. Hunt, Hoyte and Smith that may become free of restrictions as a result of a termination of employment following the merger is approximately 43,100. In addition, each non-employee director of Arvin holds unvested options to acquire 1,000 shares of Arvin common stock that will become fully vested and exercisable as a result of the merger.



     Amendment to Meritor's 1997 Long-Term Incentives Plan. Meritor stockholders will vote on a proposal to approve an amendment to Meritor's 1997 Long-Term Incentives Plan to increase (i) the number of shares of common stock that may be delivered under the plan by 5,000,000 shares (from 7,000,000 shares to 12,000,000 shares) and (ii) the number of shares of common stock in respect of which grants may be made under the plan in any fiscal year from 1 1/2% to 3% of all outstanding shares (including treasury shares). ArvinMeritor will assume the Meritor 1997 LTIP as a result of the merger, and ArvinMeritor is expected to issue shares of its common stock, in connection with and following the merger to or for certain executives of Meritor and Arvin who are expected to become executives of ArvinMeritor, (i) in payment and upon exercise of awards under the Meritor 1997 LTIP in the form of options to purchase shares of its common stock, stock appreciation rights and/or grants of restricted shares, and (ii) in payment of performance plans authorized to be established under the Meritor 1997 LTIP. The completion of the merger is a condition to the effectiveness of the amendment. Approval of the amendment is not a condition to completion of the merger.


     Indemnification; Directors and Officers Liability Insurance. The merger agreement provides that, for a period of six years following the effective time, ArvinMeritor will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers or employees of Arvin, Meritor or any of their respective subsidiaries, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement pursuant to their respective charters, by-

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

laws or indemnification agreements, if any, in existence on the date of the merger agreement with any such directors, officers or employees of Arvin, Meritor or any of their respective subsidiaries for acts or omissions occurring at or prior to the effective time of the merger. Any claim that is asserted or made within such six-year period and all rights in respect of such claim will continue until the disposition of the claim. The merger agreement further provides that ArvinMeritor will also cause current Arvin and Meritor policies of directors' and officers' liability insurance and fiduciary liability insurance to be maintained for a period of six years after the effective time of the merger (provided that ArvinMeritor may substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the effective time. However, ArvinMeritor will not be required to expend more than 200% of the current amounts expended by Meritor and Arvin for their respective policies. If the annual premiums exceed such amount, then the combined company is obligated to obtain a policy with the greatest coverage available for the above-mentioned amount.


     Ownership of Common Stock. As of the record date for the Meritor special meeting, directors and executive officers of Meritor beneficially owned 1,467,792 shares of Meritor common stock (including shares held in Meritor and Rockwell savings plans and 897,555 shares subject to options exercisable within 60 days) entitling them to exercise approximately 2.3% of the voting power of the Meritor common stock entitled to vote at the Meritor special meeting.



     As of the record date for the Arvin special meeting, directors and executive officers of Arvin beneficially owned 657,292 shares of Arvin common stock (including shares held in Arvin savings plans and 395,511 shares subject to options exercisable within 60 days) entitling them to exercise approximately 2.5% of the voting power of the Arvin stock entitled to vote at the Arvin special meeting.


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

                              THE MERGER AGREEMENT

     The following is a summary of the material terms and provisions of the merger agreement dated as of April 6, 2000. The merger agreement is attached as Appendix A to this joint proxy statement-prospectus and incorporated herein by reference. We encourage you to read all of the merger agreement.

MERGER CONSIDERATION

     The merger agreement provides that each share of Meritor common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.75 shares of common stock of the combined company.

     The merger agreement provides that each share of Arvin common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive one share of common stock of the combined company, plus $2.00 in cash, without interest.

TREATMENT OF OPTIONS

     Upon completion of the merger, each outstanding Meritor employee stock option will be converted into an option to purchase a number of shares of ArvinMeritor common stock that is equal to the product of 0.75 multiplied by the number of shares of Meritor common stock that would have been obtained before the merger upon the exercise of the option, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Meritor common stock subject to the option before the conversion divided by 0.75, rounded up to the nearest whole cent.


     When the merger is completed, each outstanding Arvin employee stock option will be converted into an option to purchase a number of shares of ArvinMeritor common stock equal to the number of shares of Arvin common stock that would have been obtained before the merger upon the exercise of the option, plus $1.00 for each share. The exercise price per share will be equal to the exercise price per share of Arvin common stock subject to the option before the conversion. The conversion of "incentive stock options" will be effected in a manner that is consistent with Section 424(a) of the Internal Revenue Code.


     The other terms of each Meritor and Arvin option referred to above will continue to apply.

EXCHANGE OF CERTIFICATES

     From time to time, prior to or after the effective time of the merger, ArvinMeritor will deposit, or cause to be deposited, with EquiServe First Chicago Trust Company Division certificates representing the shares of common stock of the combined company to be issued pursuant to the merger agreement in exchange for outstanding shares of Meritor common stock and Arvin common stock, as well as cash representing the cash consideration of $2.00 per share to be paid for outstanding shares of Arvin common stock.


     YOU WILL RECEIVE SHARES OF THE COMBINED COMPANY IN BOOK-ENTRY FORM UNLESS A PHYSICAL CERTIFICATE IS REQUESTED. As soon as practicable after the effective time of the merger (or in the case of Meritor common stock or Arvin common stock held in certificated form, after receipt of a properly completed letter of transmittal, together with any other required documents), the exchange agent will (unless a physical certificate is requested) mail account statements to Meritor stockholders and Arvin stockholders indicating the number of shares of ArvinMeritor common stock owned by each such stockholder as a result of the merger.



     As soon as practicable after the effective time, a form of transmittal letter will be mailed by the exchange agent to Meritor stockholders who hold certificates for Meritor common stock and to Arvin stockholders who hold certificates for Arvin common stock. The transmittal letter will contain instructions with respect to the surrender of certificates representing Meritor common stock or Arvin common stock.


     IF YOU HOLD CERTIFICATES FOR MERITOR OR ARVIN COMMON STOCK, YOU SHOULD NOT RETURN THE CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME OF THE MERGER.


     Until holders of shares of Meritor or Arvin common stock in certificated form have complied with the exchange agent's instructions given after the effective time with respect to the surrender of such shares for


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


exchange and transmitted the required documents, including share certificates, such holders will accrue but will not be paid dividends or other distributions declared after the effective time with respect to common stock of ArvinMeritor into which their shares have been converted. When such holders surrender their certificates, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Meritor or Arvin of shares of Meritor common stock or Arvin common stock issued and outstanding immediately prior to the effective time. If certificates representing Meritor or Arvin common stock are presented for transfer after the effective time, they will be canceled and exchanged for the applicable number of shares of common stock of the combined company (which shares will be in book-entry form unless a physical certificate is requested).



     No fractional shares of common stock of the combined company will be issued to any holder of certificates representing shares of Meritor common stock upon consummation of the merger. For each fractional share that would otherwise be issued to each such holder, the combined company will pay in cash an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market of the aggregate fractional combined company shares that would have been issued in the merger. The exchange agent will sell such aggregate fractional shares at the then prevailing prices on the New York Stock Exchange. These sales will be executed through one or more member firms of the New York Stock Exchange and will be executed in round lots to the extent practicable. The combined company will pay all commissions, transfer taxes and other out-of-pocket transaction costs of the exchange agent, including the expenses and compensation of the exchange agent, incurred in connection with the sale of fractional shares.


     If shares of ArvinMeritor common stock are to be issued in a name other than the name in which the surrendered shares of Meritor common stock or Arvin common stock, as the case may be, are registered, the surrendered shares must be properly endorsed, or accompanied by an appropriate instrument of transfer, and in proper form for transfer. The person requesting the exchange must pay to the exchange agent in advance any applicable transfer or other tax or establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

     None of ArvinMeritor, Meritor, Arvin, the exchange agent or any other person will be liable to any former holder of Meritor or Arvin common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for Meritor common stock or Arvin common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

     For a description of the differences between the rights of holders of Meritor common stock, holders of Arvin common stock, and holders of common stock of the combined company, see "Comparison of Stockholders' Rights".

EFFECTIVE TIME


     The effective time of the first step merger will be the time and date set forth in the certificate of merger that will be filed with the Secretary of State of the State of Delaware (the state of incorporation of Meritor) and the articles of merger that will be filed with the Secretary of State of the State of Indiana (the state of incorporation of ArvinMeritor and Arvin) on the closing date of the first step merger. The effective time of the second step merger will be the time and date set forth in the articles of merger that will be filed with the Secretary of State of the State of Indiana on the closing date of the second step merger. The closing date of the first step merger and the second step merger will be a date to be specified by the parties. The closing date will be no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions precedent to the merger set forth in the merger agreement, unless otherwise agreed by Meritor and Arvin. Meritor and Arvin each anticipate that the merger will be consummated in July 2000. However, consummation of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. There can be no assurances as to whether, and on what date, Meritor and Arvin will obtain those approvals or that Meritor and Arvin will consummate the merger. If the merger is not completed on or before October 31, 2000, either Meritor or Arvin may terminate the agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement. See "-- Conditions" and "The Merger -- Regulatory Approvals Required for the Merger".

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains substantially reciprocal representations and warranties made by each of Meritor and Arvin to the other. The representations and warranties relate to:

     - corporate existence, qualification to conduct business and corporate power;

     - ownership of subsidiaries;

     - capital structure;

     - corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

     - absence of a breach of charter documents, by-laws, laws or material agreements as a result of the merger;

     - required governmental approvals;

     - filings with the SEC;

     - financial statements;

     - information supplied for use in this joint proxy statement-prospectus;

     - board of directors approval;

     - required stockholder vote;

     - inapplicability to the merger of state anti-takeover laws;

     - litigation;

     - compliance with laws;

     - absence of certain changes or events;

     - environmental matters;

     - intellectual property matters;

     - payment of fees to finders or brokers in connection with the merger agreement;

     - opinions of financial advisors;

     - tax matters;

     - material contracts and restrictive contracts;

     - employee benefits;

     - labor relations;

     - insurance; and

     - absence of material liens.

     Meritor and Arvin also represented to each other that their respective stockholder rights plans are not applicable to the merger, the merger agreement and the stock option agreements. The merger agreement also contains representations and warranties relating to ArvinMeritor, including with respect to due organization, capital structure, corporate authorization, non-contravention of the articles of incorporation or by-laws of ArvinMeritor and the absence of prior business activities.

     The representations and warranties contained in the merger agreement are subject to materiality qualifications in many respects, and they do not survive the effective time of the merger.

COVENANTS

     Each of Meritor and Arvin has undertaken to perform certain covenants in the merger agreement. The principal covenants are as follows:

     No Solicitation. The merger agreement contains detailed provisions prohibiting Meritor and Arvin from seeking an alternative transaction. Under these "no solicitation" provisions, each of Meritor and Arvin has agreed that neither it nor any of its subsidiaries, officers or directors will, and that it will use reasonable best efforts to ensure that its and its subsidiaries' employees, agents and representatives do not, directly or indirectly:

     - initiate, solicit, encourage or knowingly facilitate any inquiries or the making of an Acquisition Proposal, as defined below;

     - have any discussion with, or provide any confidential information or data to, any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

     - approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal; or

     - approve or recommend, or propose to approve or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to an Acquisition Proposal.

     "Acquisition Proposal" means, with respect to either Meritor or Arvin, any proposal or offer with respect to, or a transaction to effect:

     - a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party or any of its significant subsidiaries;

     - any purchase or sale of 20% or more of the consolidated assets of such party, including stock of its subsidiaries, taken as a whole; or

     - any purchase or sale of, or tender or exchange offer for, the equity securities of such party that, if completed, would result in any person beneficially owning securities representing 20% or more of the total voting power of such party (or of the surviving parent entity in the transaction) or any of its significant subsidiaries.

     However, the merger agreement does not prevent each of Meritor or Arvin, or its respective board of directors, from:

     - engaging in any discussions with, or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal (for purposes of this provision of the merger agreement references to 20% in the definition of Acquisition Proposal are deemed to be references to 50%) by that person in order to be informed with respect to the Acquisition Proposal in order to make any determination to effect a Change in Board Recommendation, as defined below, if and only to the extent that its board of directors concludes in good faith that such action is required by the board's fiduciary duties to stockholders as a result of the Acquisition Proposal; or

     - effecting a Change in Board Recommendation, as defined below, if and only to the extent that it has received an unsolicited bona fide written Acquisition Proposal (for purposes of this provision of the merger agreement references to 20% in the definition of Acquisition Proposal are deemed to be references to 50%) from a third party and its board of directors concludes in good faith that such action is required by the board's fiduciary duties to stockholders as a result of the Acquisition Proposal.

     However, Meritor or Arvin may take such action only if and to the extent that:

     - the special meeting of its stockholders to vote on the approval and adoption of the merger agreement and the merger has not occurred;

     - before providing any information or data to any person in connection with an Acquisition Proposal by that person, its board of directors receives from that person an executed customary confidentiality agreement with provisions at least as stringent as those contained in the confidentiality agreement between Meritor and Arvin (but which need not contain standstill provisions); and

     - before providing any information or data to any person or entering into discussions with any person, it promptly:

        - notifies the other party of inquiries, proposals or offers received by, any information requested from, or any discussions sought to be initiated or continued with, any of its representatives;

        - notifies the other party of the name of the person and the material terms and conditions of any inquiries, proposals or offers; and

        - provides the other party with a copy of any written inquiry, proposal or offer.

     In addition, the merger agreement does not prevent Meritor or Arvin from disclosing to its stockholders a position with respect to a tender offer as required by law.

     "Change in Board Recommendation" means, with respect to either Meritor or Arvin, withdrawing, modifying or qualifying, or proposing to withdraw, modify or qualify, in any manner adverse to the other party, the recommendation of that party's board of directors that its stockholders vote in favor of the approval and adoption of the merger agreement and the merger.

     The board of directors of Meritor or Arvin may effect a Change in Board Recommendation only as provided in the "no solicitation" provision of the merger agreement. Notwithstanding a Change in Board Recommendation by Meritor or Arvin, such party is still required to convene a meeting of its stockholders to vote upon approval and adoption of the merger agreement and the merger.

     Each of Meritor and Arvin has agreed under the provisions of the merger agreement that:

     - it will promptly keep the other party informed of the status and terms of any proposals, offers or discussions covered by the "no solicitation" provisions of the merger agreement;

     - it will, and its officers, directors and representatives will, immediately cease and terminate any activities, discussions or negotiations existing as of April 6, 2000, the date of the merger agreement, with any persons conducted before that date with respect to any Acquisition Proposal;

     - it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations under the "no solicitation" provisions of the merger agreement; and

     - it will not submit to the vote of its stockholders any Acquisition Proposal other than the merger between Meritor and Arvin.

     Nothing contained in the "no solicitation" provisions of the merger agreement will:

     - permit Meritor or Arvin to terminate the merger agreement, except as specifically provided in the merger agreement; or

     - affect any other obligation of Meritor or Arvin under the merger agreement.

     Stockholders' Meetings. We have each agreed to convene meetings of our respective stockholders to consider and vote upon approval and adoption of the merger agreement and the merger, and to prepare appropriate proxy statements for such meetings. We have also agreed to use our reasonable best efforts to have the registration statement for the shares to be issued in the merger declared effective by the SEC.


     Operation of the Two Companies Pending Closing. We have each agreed to restrictions on our activities until either the effective time of the merger or the termination of the merger agreement. In general, we are required to conduct our business in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and to use all reasonable efforts to preserve intact our present business organizations, keep available the services of our current officers and other key employees and preserve our relationships with customers, suppliers and others having business dealings with us with the intention that our ongoing businesses shall not be impaired. Each of us, subject to agreed upon exceptions, has agreed to specific restrictions that (without the consent of the other party) prohibit us from:


     - entering into any new material lines of business or incurring or committing to any capital expenditures or obligations or liabilities in connection with any capital expenditures other than in the ordinary course of business consistent with past practice;

     - declaring or paying dividends in excess of $0.105 per share of Meritor common stock per quarter and $0.22 per share of Arvin common stock per quarter;

     - splitting, combining or reclassifying our capital stock or issuing securities in respect of, in lieu of or in substitution for our capital stock;

     - repurchasing, redeeming or otherwise acquiring our capital stock;

     - issuing, delivering, selling or encumbering or entering into any agreement to issue, deliver, sell or encumber any shares of our capital stock or other voting securities, or any securities convertible into or exercisable for, or any right to acquire, capital stock or other voting securities, other than in connection with our benefit plans (subject to specified limits) or in connection with the exercise of options or other stock based awards, in connection with our stockholder rights agreements, in connection with certain issuances by our subsidiaries or pursuant to the cross option agreements described below;

     - amending our charter documents, by-laws or other governing documents (other than pursuant to the merger agreement);

     - making acquisitions of other entities beyond specified amounts;

     - disposing of assets, other than inventory in the ordinary course consistent with past practice, beyond specified amounts;

     - making loans, advances, capital contributions or investments in any other person other than certain intercompany loans, employee loans, or loans made pursuant to existing obligations or in the ordinary course of business and not material, or loans, advances, capital contributions or investments not in excess of specified amounts;

     - incurring debt, other than under existing agreements or in the ordinary course of business and which is not material;

     - increasing the compensation or employee benefits of any director, officer or employee, paying any pension, savings or profit-sharing allowance to any employee that is not required by any existing plan or agreement, entering into any employment contract, issuing additional stock options beyond specified amounts, or adopting or amending any employee benefit plan or making any contribution, other than regularly scheduled contributions, to a benefit plan, other than in the ordinary course or as required by an existing agreement or applicable law;

     - entering into any change of control employment agreements;

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

     - changing our accounting methods, except as may be required by changes in generally accepted accounting principles;

     - changing our fiscal year or making any material tax election or settling or compromising any material income tax liability other than in the ordinary course of business consistent with past practice;

     - entering into any agreement or arrangement that limits or restricts us or the combined company from engaging or competing in any line of business or geographic area if that resulting restriction would have a material adverse effect on the combined company and its subsidiaries, taken together, after the merger; and

     - amending or waiving any provision of our respective stockholder rights plans or redeeming the rights issued under those plans other than in connection with the merger;

     Reasonable Best Efforts Covenant. We have agreed to use our reasonable best efforts to take all actions and do all things necessary or advisable under the merger agreement or applicable laws to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable. This cooperation may include selling, holding separate or otherwise disposing of assets, or conducting business in a specified manner, in response to the requirements imposed by antitrust authorities. However, neither of us will be required for any reason to sell, hold separate or otherwise dispose of assets, or to conduct our business in a specified manner, if such action is not conditioned on closing the merger or would reasonably be expected to have a material adverse effect on the combined company after the merger.

     Employee Matters. We have agreed that after the effective time of the merger, existing Meritor and Arvin benefit plans will remain in effect until such time as the combined company otherwise determines, subject to applicable laws and the terms of the plans.

     We have agreed to cooperate in reviewing, evaluating and analyzing Meritor and Arvin benefit plans prior to completion of the merger with a view toward developing appropriate new benefit plans for employees of the combined company. It is our intention, to the extent permitted by applicable law, to develop new benefit plans that (1) treat similarly situated employees on a substantially equivalent basis, taking into account relevant factors and (2) do not discriminate between employees of the combined company who were covered by Meritor or Arvin benefit plans.

     It is our current intention that, for one year following completion of the merger, the combined company will provide employee benefits substantially comparable in the aggregate to those provided pursuant to employee benefit plans in effect at the effective time of the merger. Notwithstanding the foregoing, the provisions of the merger agreement will not prevent the combined company from amending, modifying or terminating any benefit plan or other arrangement in accordance with its terms and applicable laws.

     With respect to any employee benefit plans in which any employees of the combined company first become eligible to participate after the effective time of the merger, and in which they did not participate prior to the merger, the combined company will:

     - waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the combined company who may be eligible to participate, except to the extent such pre-existing conditions, exclusions and waiting periods would apply under the analogous Meritor or Arvin plan;

     - provide each employee of the combined company with credit for any co-payments and deductibles paid prior to the merger to the same extent such credit was given under the analogous Meritor or Arvin employee benefit plan before the merger; and

     - recognize all service of employees of the combined company with Meritor and Arvin for all purposes (including eligibility, vesting, entitlement, and, except with respect to defined benefit pension plans, benefit accrual) in any new benefit plan of the combined company in which those employees may be eligible to participate after the merger, to the extent that service is taken into account under the applicable plan of the combined company.

     In connection with the approval of the merger, the Arvin board and pension committee took the action necessary to provide that the execution of the merger agreement and related documents, any change in the composition of the Arvin board resulting from the merger, and any other actions, transactions or consequences contemplated by or resulting from the merger, will not constitute a "change of control" for purposes of the Restated Arvin Retirement Plan for Salaried Employees.

     Payment of Dividends Pending the Merger. We have agreed to coordinate payment of dividends and the related record dates and payment dates so that Meritor and Arvin stockholders do not receive two dividends, or fail to receive one dividend, for any single calendar quarter.

     New York Stock Exchange. ArvinMeritor has agreed to use its reasonable best efforts to cause the common stock of the combined company to be listed on the New York Stock Exchange.

     Insurance and Indemnification. For a period of six years after the merger, ArvinMeritor is obligated to:

     - indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Meritor, Arvin and their subsidiaries, to the same extent those persons are indemnified or have the right to advancement of expenses on April 6, 2000, for acts or omissions occurring on or before the effective time of the merger; and

     - cause to be maintained the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Meritor and Arvin, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the effective time of the merger. ArvinMeritor will not be required to expend in any one year an amount in excess of 200% of the current annual premiums for this insurance.

     Expenses. We have each agreed to pay our own costs and expenses incurred in connection with the merger and the merger agreement. We will, however, share equally the expenses incurred in connection with filing with the SEC this document and the related registration statement and the costs associated with printing and mailing this document.

CONDITIONS

     Each of our respective obligations to complete the merger is subject to the satisfaction or waiver of various conditions, including:

     - the approval and adoption of the merger agreement and the merger by Meritor stockholders and Arvin stockholders;

     - the absence of any law, order or injunction having the effect of making the merger illegal or otherwise prohibiting completion of the merger; and the absence of any proceeding initiated by any governmental entity seeking, and which is reasonably likely to result in, any such injunction;


     - the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which waiting period was terminated by the Federal Trade Commission on May 17, 2000;



     - the approval of the merger by the European Commission, which approval was received on May 31, 2000;


     - the receipt of all other governmental and regulatory consents, approvals and authorizations required to consummate the merger and the other transactions contemplated by the merger agreement, unless not obtaining those consents or approvals would not reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken together, after the merger;

     - the approval for listing on the New York Stock Exchange of the common stock of the combined company to be issued in the merger, subject to official notice of issuance;

     - the SEC having declared effective the ArvinMeritor registration statement for the common stock of the combined company to be issued in the merger;

     - the representations and warranties of the other party contained in the merger agreement being true and correct in all material respects on the date of the merger agreement and the date of the merger as if they were made on that date, except to the extent that the representations and warranties speak as of another date;

     - the other party having performed or complied with its obligations and covenants contained in the merger agreement;

     - the receipt of an opinion of each party's counsel that the first step merger and the second step merger each will qualify as a reorganization for U.S. federal income tax purposes; and

     - no event having occurred which would trigger certain consequences under the other party's stockholder rights plan.

TERMINATION OF THE MERGER AGREEMENT

     Termination by Meritor or Arvin. Either one of us, by action of our respective boards of directors, may terminate the merger agreement and abandon the merger at any time prior to the merger if:

          (a) we agree to terminate by mutual written consent;

          (b) the merger has not been completed by October 31, 2000, provided that the terminating party's failure to fulfill any obligation under the merger agreement is not the cause of the merger not being completed;

          (c) a court order or ruling of another governmental entity permanently prohibiting the completion of the merger becomes final and non-appealable, provided that the terminating party shall have used its reasonable best efforts to avoid or remove such prohibition;

          (d) a court or another governmental entity fails to issue an order or ruling that is necessary to effect the merger and the denial of a request to issue such an order or ruling becomes final and non-appealable, provided that the terminating party shall have used its reasonable best efforts to obtain such order or ruling; or

          (e) either company's stockholders fail to approve the proposal contained in this document at the applicable stockholders' meeting.

     Termination by Meritor. Meritor, by action of its board of directors, may terminate the merger agreement and abandon the merger at any time prior to the merger if:

          (a) Arvin's board of directors:

           - fails to recommend approval and adoption of the merger agreement and the merger to Arvin stockholders;

           - withdraws (or proposes to withdraw) its recommendation to Arvin stockholders to approve and adopt the merger agreement and the merger; or

           - modifies or qualifies (or proposes to modify or qualify), in any manner adverse to Meritor, its recommendation to Arvin stockholders to approve and adopt the merger agreement and the merger without also simultaneously reaffirming its recommendation to approve and adopt the merger agreement and the merger;

          (b) Arvin breaches its obligation to call the Arvin stockholders' meeting or to prepare and mail the joint proxy statement-prospectus;

          (c) Arvin breaches its representations, warranties or covenants contained in the merger agreement such that any of the conditions described above with respect to absence of breaches by Arvin is not capable of being satisfied prior to October 31, 2000; or

          (d) a shares acquisition date has occurred under the Arvin stockholder rights plan, which will generally occur if a third party acquires 20% or more of Arvin's outstanding voting stock.

     Termination by Arvin. Arvin, by action of its board of directors, may terminate the merger agreement and abandon the merger at any time prior to the merger if:

          (a) Meritor's board of directors:

           - fails to recommend approval and adoption of the merger agreement and the merger to Meritor stockholders;

           - withdraws (or proposes to withdraw) its recommendation to Meritor stockholders to approve and adopt the merger agreement and the merger; or

           - modifies or qualifies (or proposes to modify or qualify), in any manner adverse to Arvin, its recommendation to Meritor stockholders to approve and adopt the merger agreement and the merger without simultaneously reaffirming its recommendation to approve and adopt the merger agreement and the merger;

          (b) Meritor breaches its obligation to call the Meritor stockholders' meeting or to prepare and mail the joint proxy statement-prospectus;

          (c) Meritor breaches its representations, warranties or covenants contained in the merger agreement such that any of the conditions described above with respect to absence of breaches by Meritor is not capable of being satisfied prior to October 31, 2000; or

          (d) a shares acquisition date has occurred under the Meritor stockholder rights plan, which will generally occur if a third party acquires 20% or more of Meritor's outstanding voting stock.

FEES PAYABLE BECAUSE OF A TERMINATION OF THE MERGER AGREEMENT

  Fees Payable by Meritor Relating to Termination

     Meritor has agreed to pay Arvin a termination fee of $20 million if:

     - either party terminates the merger agreement because the stockholders of Meritor have failed to approve and adopt the merger agreement and the merger at the Meritor stockholders' meeting or because the merger has not been completed by October 31, 2000 and the Meritor stockholders' meeting has not occurred, and (1) at any time after the date of the merger agreement and before such termination an Acquisition Proposal with respect to Meritor has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Meritor, and (2) within 12 months of the termination of the merger agreement, Meritor or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Proposal;


     - Arvin terminates the merger agreement as the result of an intentional breach by Meritor of any of its representations, warranties or covenants under the merger agreement and (1) at any time after the date of the merger agreement and before such termination an Acquisition Proposal with respect to Meritor has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Meritor, and (2) within 12 months of the termination of the Merger Agreement, Meritor or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Proposal;


     - Arvin terminates the merger agreement as the result of Meritor's board of directors (a) failing to recommend approval and adoption of the merger agreement and the merger to Meritor stockholders, (b) withdrawing its recommendation to Meritor stockholders to approve and adopt the merger agreement and the merger or (c) modifying or qualifying, in any manner adverse to Arvin, its recommendation to Meritor stockholders to approve and adopt the merger agreement and the merger without simultaneously reaffirming its recommendation to approve and adopt the merger agreement and the merger, and (1) at any time after the date of the merger agreement and before such termination an Acquisition Proposal with respect to Meritor has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Meritor, and (2) within 12 months of the termination of the merger agreement, Meritor or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Proposal;


     - Arvin terminates the merger agreement because Meritor has breached its obligation to call the Meritor stockholders' meeting or to prepare and mail the joint proxy statement-prospectus; or

     - Arvin terminates the merger agreement because a shares acquisition date has occurred under the Meritor stockholder rights plan.

  Fees Payable by Arvin Relating to Termination

     Arvin has agreed to pay Meritor a termination fee of $20 million if:

     - either party terminates the merger agreement because the stockholders of Arvin have failed to approve and adopt the merger agreement and the merger at the Arvin stockholders' meeting or because the merger has not been completed by October 31, 2000 and the Arvin stockholders' meeting has not occurred, and (1) at any time after the date of the merger agreement and before such termination an Acquisition Proposal with respect to Arvin has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Arvin, and
       (2) within 12 months of the termination of the merger agreement, Arvin or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Proposal;


     - Meritor terminates the merger agreement as the result of an intentional breach by Arvin of any of its representations, warranties or covenants under the merger agreement and (1) at any time after the date of the merger agreement and before such termination an Acquisition Proposal with respect to Arvin has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Arvin, and
       (2) within 12 months of the termination of the Merger Agreement, Arvin or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Proposal;


     - Meritor terminates the merger agreement as the result of Arvin's board of directors (a) failing to recommend approval and adoption of the merger agreement and the merger to Arvin stockholders, (b) withdrawing its recommendation to Arvin stockholders to approve and adopt the merger agreement and the merger or (c) modifying or qualifying, in any manner adverse to Meritor, its recommendation to Arvin stockholders to approve and adopt the merger agreement and the merger without simultaneously reaffirming its recommendation to approve and adopt the merger agreement and the merger, and (1) at any time after the date of the merger agreement and before such termination an Acquisition Proposal with respect to Arvin has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Arvin, and
       (2) within 12 months of the termination of the merger agreement, Arvin or any of its subsidiaries enters into a definitive agreement with respect to or consummates an Acquisition Proposal;

     - Meritor terminates the merger agreement because Arvin has breached its obligation to call the Arvin stockholders' meeting or to prepare and mail the joint proxy statement-prospectus; or

     - Meritor terminates the merger agreement because a shares acquisition date has occurred under the Arvin stockholder rights plan.

AMENDMENTS, EXTENSIONS AND WAIVERS

     The merger agreement may be amended by action of the boards of directors of the parties at any time before or after the stockholders' meetings to the extent legally permissible. All amendments to the merger agreement must be in writing signed by each party.

     At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

     - waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement; and

     - waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

     All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

RESTRICTIONS ON RESALES BY AFFILIATES

     Shares of the combined company's common stock to be issued to Meritor stockholders and Arvin stockholders in the merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Shares of the combined company's common stock issued in the merger may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of Meritor or Arvin. Any subsequent transfer of shares, however, by any person who is an affiliate of Meritor or Arvin at the time the merger is submitted for a vote of the holders of Meritor common stock or Arvin common stock, respectively, will, under existing law, require:

     - the further registration under the Securities Act of the shares of the combined company's common stock to be transferred;

     - compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or

     - the availability of another exemption from registration.

     An "affiliate" of Meritor or Arvin is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Meritor or Arvin, respectively. These restrictions are expected to apply to the directors and executive officers of Meritor and Arvin and the holders of 10% or more of the Meritor common stock or the Arvin common stock (and to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by the combined company to the transfer agent with respect to the shares of its common stock to be received by persons subject to these restrictions, and any certificates for their shares will be appropriately legended.

     Each of Meritor and Arvin has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate (for purposes of Rule 145 under the Securities Act) of that party to deliver to the combined company and the other party a written agreement intended to ensure such compliance with the Securities Act.

                      MERITOR AND ARVIN OPTION AGREEMENTS

     The following summary of the Meritor and Arvin stock option agreements is qualified by reference to the complete texts of the stock option agreements, which are attached as Appendix B and Appendix C to this joint proxy statement-prospectus and incorporated herein by reference.

     The Stock Options. At the time we entered into the merger agreement, we also entered into reciprocal stock option agreements. Under the terms of the stock option granted by Meritor to Arvin, Arvin may purchase up to 12,397,833 shares of Meritor common stock (representing approximately 19.9% of the outstanding Meritor common stock as of April 6, 2000) at an exercise price of $15.6875 per share. Under the terms of the stock option granted by Arvin to Meritor, Meritor may purchase up to 5,103,420 shares of Arvin common stock (representing approximately 19.9% of the outstanding Arvin common stock as of April 6, 2000) at an exercise price of $24.1875 per share. These exercise prices represent our closing stock prices on April 5, 2000, the last trading day prior to the execution of the merger agreement and the stock option agreements. The terms of the stock option agreements are substantially identical and are summarized below.

     When the Stock Options May be Exercised. Each party can exercise the option granted to it, in whole or in part, at any time after the occurrence of an event pursuant to which it would be entitled to receive the $20 million termination fee under the merger agreement and prior to termination of the option. See "The Merger Agreement -- Fees Payable Because of a Termination of the Merger Agreement".

     The right to exercise the option terminates upon the earliest to occur of the following circumstances:

     - the merger is completed;

     - six months after the option first becomes exercisable;

     - termination of the merger agreement under circumstances which cannot result in the option holder becoming entitled to receive the $20 million termination fee from the other party;

     - the option holder receives $25 million, less any termination fee received by the option holder, for the repurchase of the option or shares issuable upon exercise of the option; and

     - twelve months after termination of the merger agreement under circumstances which could result in the option holder becoming entitled to receive the $20 million termination fee upon the occurrence of a subsequent event (unless the option becomes exercisable before the end of the twelve-month period, in which case the option will terminate six months after the option becomes exercisable).

     Election to Repurchase Options. If a stock option becomes exercisable, the option holder may require that the issuer repurchase the option or any shares issued under the option for a cash fee equal to the following, as applicable:

     - Option Repurchase Price

        -- the amount by which the higher of (1) the highest price per share proposed to be paid by any other person in connection with an Acquisition Proposal or (2) the average closing price of the stock for the ten trading days preceding the date that the election to receive cash is exercised, exceeds the exercise price, multiplied by

        -- the number of shares of issuer common stock for which the option may then be exercised.

     - Share Repurchase Price

        -- the higher of (1) the highest price per share proposed to be paid by any other person in connection with an Acquisition Proposal or (2) the average closing price of the stock for the ten trading days preceding the date that the election to receive cash is exercised, multiplied by

        -- the number of shares of issuer common stock repurchased.

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

     Limitation on Total Profit. Each stock option agreement provides that the total profit that a party is permitted to receive under the option agreement and the termination fee provisions of the merger agreement cannot exceed $25 million in the aggregate.

     Adjustment. Each option agreement contains provisions governing the procedure for exercise of the option and payment for the shares purchased upon that exercise and other provisions that adjust the number of shares and the exercise price of the option upon the occurrence of certain changes to the capital structure of the issuer or certain other events or transactions.

     Registration Rights. Each option agreement contains provisions granting the option holder demand and piggyback registration rights with respect to the shares of issuer common stock received upon exercise of the option.

     Effect of Stock Option Agreements. The option agreements may have the effect of making an acquisition or other business combination of either company by or with a third party more costly because of the need in any transaction to acquire any shares issued pursuant to the option agreement or because of any cash payments made pursuant to the option agreement. Moreover, we believe that, if the option granted by either Meritor or Arvin becomes exercisable, it is likely to hinder other parties from attaining pooling-of-interest accounting treatment under U.S. generally accepted accounting principles in any merger or business combination transaction with that company for the following two years.

     The option agreements may therefore discourage certain third parties from proposing an alternative transaction to the merger proposed by us, including one that might be more favorable from a financial point of view to the stockholders of Meritor or Arvin, as the case may be.

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


                PROPOSED AMENDMENT TO THE MERITOR 1997 LONG-TERM


                                INCENTIVES PLAN



     The Meritor 1997 Long-Term Incentives Plan was approved by Meritor's board of directors in August 1997 and by Meritor stockholders at Meritor's 1998 Annual Meeting of Shareowners in February 1998. Of the 7,000,000 shares of Meritor common stock currently authorized for issuance under the Meritor 1997 LTIP, approximately 2,400,000 shares were available for future awards as of the close of business on the record date.



     The Meritor board believes that it is in the best interests of Meritor and (following the completion of the merger and the assumption by ArvinMeritor of the Meritor 1997 LTIP) of ArvinMeritor to be able to continue to create equity incentives to assist in attracting, retaining and motivating key employees. ArvinMeritor is expected to issue shares of its common stock, in connection with and following the merger, (i) in payment and upon exercise of awards under the Meritor 1997 LTIP in the form of options to purchase shares of ArvinMeritor common stock, stock appreciation rights and/or grants of restricted shares, and
(ii) in payment of performance plans authorized to be established under the Meritor 1997 LTIP. The remaining shares authorized for issuance under the Meritor 1997 LTIP may be insufficient for such purposes. Moreover, the current limitation on the total number of shares as to which grants may be made under the Meritor 1997 LTIP in any fiscal year of 1 1/2% of the total number of shares outstanding (including for this purpose treasury shares) may restrict the combined company's ability to administer the plan effectively, given an anticipated increased number of participants following the merger. The Meritor board therefore has adopted, subject to approval by Meritor stockholders, an amendment to the Meritor 1997 LTIP increasing (i) the number of shares of common stock that may be delivered under the Meritor 1997 LTIP by 5,000,000 shares (from 7,000,000 shares to 12,000,000 shares) and (ii) the number of shares of common stock in respect of which grants may be made under the Meritor 1997 LTIP in any fiscal year from 1 1/2% to 3% of all outstanding shares (including treasury shares). The Meritor board unanimously recommends that Meritor stockholders vote in favor of the proposed amendment. Pursuant to the terms of the merger agreement, Arvin has consented to the proposed amendment.



     Pursuant to the terms of the Meritor 1997 LTIP, the Meritor board or the Meritor compensation committee may make certain adjustments to the Meritor 1997 LTIP as a result of the merger which will not require stockholder approval. For example, it is anticipated that the maximum number of shares authorized for issuance under the Meritor 1997 LTIP (after giving effect to the proposed amendment to increase such number) will be reduced to take into consideration the Meritor exchange ratio.



SUMMARY OF THE MERITOR 1997 LTIP



     The following is a summary of material features of the Meritor 1997 LTIP, as proposed to be amended.



     The purpose of the Meritor 1997 LTIP is to foster creation of and enhance stockholder value by linking the compensation of officers and other key employees to increases in the price of Meritor's stock or by offering the incentives of long-term monetary rewards to key employees of Meritor or its business units directly linked to their contribution to stockholder value, thus providing means by which persons of outstanding abilities can be attracted, motivated and retained. The Meritor 1997 LTIP is designed to permit Meritor to make different types of grants to meet competitive conditions and changing circumstances.



     As amended, the Meritor 1997 LTIP would authorize the issuance or transfer of 12,000,000 shares of Meritor common stock (subject to adjustment to reflect the Meritor exchange ratio), provided that the total number of shares as to which grants may be made under the Meritor 1997 LTIP in any one fiscal year beginning after September 30, 1999 may not exceed 3% of the total outstanding and treasury shares of Meritor. The Meritor 1997 LTIP permits grants to be made from time to time as nonqualified stock options, incentive stock options, stock appreciation rights ("SARs") and restricted shares. In addition, the Meritor 1997 LTIP authorizes establishment of performance plans applicable to Meritor or one or more of its business units.



     The Meritor 1997 LTIP is administered by Meritor's Compensation and Management Development Committee, which consists of two or more members of the Meritor board who are not eligible to


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


participate in the Meritor 1997 LTIP. In order to meet the requirements of
Section 162(m) of the Internal Revenue Code and the rules under Section 16 of the Exchange Act, however, all grants under the Meritor 1997 LTIP are to be made by a grant committee consisting of those members of Meritor's compensation committee who are both "outside directors" as defined for purposes of Section 162(m) of the Internal Revenue Code and regulations thereunder and "non-employee directors" as defined for purposes of Section 16 of the Exchange Act. In addition, the Meritor board has authority to perform all functions of Meritor's compensation committee and grant committee under the Meritor 1997 LTIP.



     Participants to whom grants are made under the Meritor 1997 LTIP are selected from time to time by the grant committee in its sole discretion from among corporate officers and other key employees of Meritor and its subsidiaries and affiliates. In selecting participants and determining the type and amount of their grants, the grant committee may consider recommendations of the chief executive officer and shall take into account such factors as the participant's level of responsibility, performance, performance potential, level and type of compensation and potential value of grants under the Meritor 1997 LTIP.



  Performance Plans



     The Meritor 1997 LTIP authorizes the establishment by the compensation committee of performance plans applicable to Meritor or one or more of its business units. Each performance plan must include provision for establishment of performance cycles (beginning no later than September 30, 2007) of not less than three fiscal years and establishment of a performance measure and performance objectives. The compensation committee (or, with its approval, the person or committee delegated to administer any plan except insofar as it relates to any executive officer) determines whether conditions, including changes in the economy, changes in law or government regulations, changes in generally accepted accounting principles or material acquisitions or divestitures, warrant modifications of a performance plan. The compensation committee may authorize the chief executive officer to approve the definitive terms and conditions of any performance plan, including the employees or categories of employees eligible to participate in each performance plan, but compensation committee authorization is required for participation by any of Meritor's executive officers in a performance plan. Potential awards under performance plans are expressed as cash amounts and are paid in cash unless the compensation committee decides that payment should be in shares of Meritor common stock or a combination of shares of Meritor common stock and cash. Payment in cash may be made in a lump sum, in installments or on a deferred basis. Payment in Meritor common stock may, in the discretion of the compensation committee, be made in restricted shares of Meritor common stock.



  Stock Options



     The Meritor 1997 LTIP authorizes grants to participants of stock options (which may be either incentive stock options eligible for special tax treatment or nonqualified stock options), SARs and restricted stock.



     Under the provisions of the Meritor 1997 LTIP authorizing the grant of stock options:



     - the option price may not be less than the fair market value of the shares of Meritor common stock at the date of grant;


     - the aggregate fair market value (determined as of the date the option is granted) of the shares of Meritor common stock for which any employee may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000;


     - stock options generally may not be exercised prior to one year nor after ten years from the date of grant and generally become exercisable in three approximately equal installments on the first, second and third anniversaries of the date of grant; and


     - at the time of exercise of a stock option, the option price must be paid in full in cash or in shares of Meritor common stock or in a combination of cash and shares of Meritor common stock.



  Stock Appreciation Rights



     The Meritor 1997 LTIP permits the grant of SARs related to a stock option (a "tandem SAR"), either at the time of the option grant or thereafter during the term of the option, or the grant of SARs separate and apart from the grant of an option (a "freestanding SAR"):



     - tandem SARs permit an optionee, upon exercise of such rights and surrender of the related option to the extent of an equivalent number of shares of Meritor common stock, to receive a payment


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equal to the excess of the fair market value (on the date of exercise) of the portion of the option so surrendered over the option exercise price of such shares of Meritor common stock; and



     - freestanding SARs entitle the grantee, upon exercise of SARs, to receive a payment equal to the excess of the fair market value (on the date of exercise) of all or part of a designated number of shares of Meritor common stock over the fair market value of such shares of Meritor common stock on the date the SARs were granted.



The payment by Meritor in respect of tandem SARs or freestanding SARs may be made in shares of Meritor common stock (valued on the basis of the fair market value of the shares of Meritor common stock on the date of exercise of the
SARs), in cash, or partly in cash and partly in shares of Meritor common stock, as the compensation committee may determine.



     If a participant holding an outstanding stock option or SAR dies, the Meritor 1997 LTIP permits the exercise of the option or SAR within three years of the date of death (or the expiration date specified in the option or SAR if earlier) even if it was not exercisable at such date. If a participant holding outstanding stock options or SARs retires under a retirement plan of Meritor at any time after a portion of the options or SARs subject to a particular grant has become exercisable, the options or SARs subject to that grant may be exercised from and after the date upon which they are first exercisable under that grant for five years after the date of retirement (or the expiration date specified in the grant if earlier), even if any of them was not exercisable at the date of retirement. The Meritor 1997 LTIP permits the compensation committee to make determinations as to exercisability of stock options or SARs upon other termination of a participant's employment, subject to certain limitations.



  Restricted Stock



     Under the Meritor 1997 LTIP, the grant committee may also grant shares of Meritor common stock as restricted stock subject to specified restrictions to participants. Grants of restricted stock are subject to forfeiture if the grantee does not continue as an employee of Meritor or a subsidiary or affiliate
(i) for a restricted period of three years or longer, as may be specified by the grant committee, from the grant date, or (ii) until performance criteria specified by the grant committee are met, except that in the event of a grantee's death, or retirement under a retirement plan of Meritor not less than one year after the date of grant, before the end of the restricted period, the grantee's heirs or the grantee will be entitled to the shares of Meritor common stock. In the case of a grantee whose employment terminates for any other reason before the end of the restricted period, the compensation committee, taking into account the purpose of the Meritor 1997 LTIP and such other factors as it deems appropriate in its sole discretion, may waive the forfeiture of all or a portion of those shares of restricted stock granted. During the restricted period, shares of restricted stock have all the attributes of outstanding shares of Meritor common stock, except that such shares of Meritor common stock and (unless the grant committee determines otherwise at the time of grant) dividends thereon are delivered to and held by Meritor for the grantee's account. As and to the extent that shares of restricted stock are no longer subject to forfeiture, such shares and any dividends payable thereon withheld by Meritor, together with interest on any cash dividends computed at the same rate and in the same manner as interest credited from time to time under Meritor's deferred compensation plan, are delivered to the grantee.



     Under the Meritor 1997 LTIP, stock options, freestanding SARs and restricted stock may not be granted after September 30, 2007 but tandem SARs may be granted with respect to outstanding stock options granted before that date.



  Tax Matters



     The following is a brief summary of the material Federal income tax consequences of benefits under the Meritor 1997 LTIP under present law and regulations:



     Payments under Performance Plans. Any cash and the fair market value of any shares of Meritor common stock (other than restricted stock, as described below) received as payments under performance plans established in accordance with the Meritor 1997 LTIP will constitute ordinary income to the employee in the year in which paid, and Meritor will be entitled to a deduction in the same amount.


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


     Incentive Stock Options. The grant of an incentive stock option will not result in any immediate tax consequences to Meritor or the optionee. An optionee will not realize taxable income, and Meritor will not be entitled to any deduction, upon the timely exercise of an incentive stock option, but the excess of the fair market value of the shares of Meritor common stock acquired over the option exercise price will be includable in the optionee's "alternative minimum taxable income" for purposes of the alternative minimum tax. If the optionee does not dispose of the shares of Meritor common stock acquired within one year after their receipt (and within two years after the option was granted), gain or loss realized on the subsequent disposition of the shares of Meritor common stock will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of ordinary income. In the event of an earlier disposition, the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares of Meritor common stock on the date of exercise over the option exercise price or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, Meritor will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income.



     Non-qualified Stock Options. The grant of a non-qualified stock option will not result in any immediate tax consequences to Meritor or the optionee. Upon the exercise of a non-qualified stock option, the optionee will realize ordinary income, and Meritor will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the shares of Meritor common stock acquired at the time of exercise.



     Stock Appreciation Rights. The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to Meritor or the employee. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares of Meritor common stock received will constitute ordinary income to the grantee. Meritor will be entitled to a deduction in the same amount and at the same time.



     Restricted Stock. An employee normally will not realize taxable income in connection with an award of restricted stock, and Meritor will not be entitled to a deduction, until the termination of the restrictions. Upon such termination, the employee will realize ordinary income in an amount equal to the fair market value of the shares of Meritor common stock at that time, plus the amount of the dividends and interest thereon to which the employee then becomes entitled. However, an employee may elect to realize taxable ordinary income in the year the restricted stock is awarded in an amount equal to its fair market value at that time, determined without regard to the restrictions. Meritor will be entitled to a deduction in the same amount and at the same time as the employee realizes income.



  Other



     During the period that SARs are outstanding, Meritor will accrue as an expense the amount, if any, by which the fair market value of the shares of Meritor common stock as to which SARs are expected to be exercised exceeds the exercise price of any related option shares of Meritor common stock or the fair market value on the date of grant of the designated number of shares of Meritor common stock for freestanding SARs.



  Change of Control Benefits



     In order to maintain the rights of participants in the event of a change of control of Meritor, the Meritor 1997 LTIP provides that unless prior to the occurrence of such a change the Meritor board shall have determined otherwise by vote of at least two-thirds of its members:



     - all performance cycles (except those under performance plans that do not provide for a change of control contingency) not then complete will be deemed completed, the respective performance objectives will be deemed to have been attained and all potential awards granted with respect thereto will be deemed to have been fully earned;



     - all outstanding stock options and SARs will become fully exercisable whether or not otherwise then exercisable; and



     - the restrictions on all shares of Meritor common stock granted as restricted stock will lapse.


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     A change of control is deemed to occur under the same circumstances as provided in Article III, Section 13(I) of the Meritor By-Laws. This section of the Meritor By-Laws defines "change of control" as a change of control of Meritor of a nature that would be required to be reported in a proxy statement pursuant to Section 14(a) of the Exchange Act or in a Form 8-K pursuant to
Section 13 of the Exchange Act (or in any similar form or schedule under either of those provisions or any successor provision), whether or not Meritor is then subject to such reporting requirement; provided, however, that under the Meritor By-Laws a change of control will be deemed to have occurred if:



     - any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Meritor representing 20% or more of the combined voting power of Meritor's then outstanding securities without the prior approval of at least two-thirds of the members of Meritor's board of directors in office immediately prior to such person attaining such percentage interest;



     - Meritor is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Meritor board of directors in office immediately prior to such transaction or event constitute less than a majority of Meritor's board of directors immediately thereafter; or



     - during any period of two consecutive years, individuals who at the beginning of such period constituted the Meritor board of directors (including for this purpose any director whose election became effective prior to or at the time of the spin-off from Rockwell and any new director whose election or nomination for election by the stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of Meritor's board of directors.



In connection with the approval of the merger, the Meritor board took the action necessary to provide that the execution of the merger agreement and the transactions contemplated by or resulting from the merger will not constitute a "change of control" for purposes of the Meritor 1997 LTIP.



  Amendment, Suspension or Termination of 1997 LTIP



     Meritor's compensation committee may at any time amend, suspend or terminate the Meritor 1997 LTIP or grants made thereunder. In the event any change in or affecting shares of Meritor common stock occurs, the Meritor board may make appropriate amendments to or adjustments in the Meritor 1997 LTIP or grants made thereunder, including changes in the number of shares of Meritor common stock which may be issued or transferred under the Meritor 1997 LTIP and the number of shares of Meritor common stock and price per share of Meritor common stock subject to outstanding options and stock appreciation rights. However, Meritor's board of directors and compensation committee may not (except in making amendments and adjustments in the event of changes in or affecting shares of Meritor common stock, such as those resulting from the merger):



     - without the consent of the person affected, cancel or reduce any grant theretofore made other than as provided for or contemplated in the agreement evidencing the grant;



     - without stockholder approval, change the class of persons eligible to receive incentive stock options under the Meritor 1997 LTIP;



     - without stockholder approval, increase the number of shares of Meritor common stock that may be issued or transferred under the Meritor 1997 LTIP;



     - without stockholder approval, reduce the option exercise price of any stock option below the fair market value of the shares of Meritor common stock covered thereby at the date of grant; or



     - without stockholder approval, decrease the forfeiture period for any restricted stock below that permitted under the Meritor 1997 LTIP.


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                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

BOARD OF DIRECTORS

     At the effective time of the merger, the combined company's board of directors will consist of 19 persons, nine of whom will be current members of Meritor's board and nine of whom will be current members of Arvin's board. We have agreed that the remaining director will be Martin D. Walker, who is currently not a member of either the Meritor board or the Arvin board. Meritor and Arvin have agreed in the merger agreement that in the event Mr. Walker is unavailable to serve as a director of the combined company, Mr. Yost and Mr. Hunt will select a replacement prior to the effective time of the merger.

     We have listed below biographical information for each of the 19 persons who are expected to be members of the board of directors of the combined company as of the effective time of the merger. We have also indicated below the term of office to be served by each director.

     It is the current intention of Meritor and Arvin to reduce the ArvinMeritor board to approximately 12 directors within a reasonable period of time following the effective time of the merger in such manner as the ArvinMeritor board will determine.

  Meritor Designees


     JOSEPH B. ANDERSON, JR., age 57 -- Mr. Anderson has been a director of Meritor since September 1997. He is Chairman of the Board and Chief Executive Officer of Chivas Industries LLC (automotive components), having held that position (including with its predecessor, Chivas Products, Ltd.) since October 1994. From December 1992 to July 1993, Mr. Anderson was President and Chief Executive Officer of Composite Energy Management Systems, Incorporated (automotive components). Mr. Anderson served in a variety of positions, primarily in manufacturing, with General Motors Corporation (automotive) from 1979 until December 1992. He also served as an assistant to the U.S. Secretary of Commerce from 1977 to 1979. Mr. Anderson is a director of Quaker Chemical Corporation, United Services Automobile Association and R.R. Donnelley & Sons Co. and is a trustee of Kettering University. He is also a director, trustee or member of a number of business, educational and civic organizations. Mr. Anderson's term of office will expire in 2003.



     DONALD R. BEALL, age 61 -- Mr. Beall has been a director of Meritor since May 1997. He was Chairman of the Board of Rockwell International Corporation (electronic controls and communications) from February 1988 through February 1998, and Chief Executive Officer of Rockwell from February 1988 through September 1997. He served nine years as President and Chief Operating Officer of Rockwell and in a number of other increasingly responsible senior management positions after joining Rockwell in 1968. He is a director of Rockwell and chairman of the board's executive committee. He is also a director of The Procter & Gamble Company and Conexant Systems, Inc. He is a trustee of the California Institute of Technology and a member of the University of California-Irvine Foundation Board and numerous UCI support organizations, as well as The Business Council, Hoover Institution and several Young Presidents Organization alumni organizations. He is also a director, trustee or member of a number of other professional, civic and entrepreneurial organizations. Mr. Beall's term of office will expire in 2001.



     RHONDA L. BROOKS, age 48 -- Ms. Brooks has been a director of Meritor since July 1999. She has served as the President of the Exterior Systems Business of Owens Corning, Inc. (building materials and fiberglass composites) since June 2000. She served Owens Corning as President of the Roofing Systems Business from December 1997 to June 2000, as Vice President, Investor Relations from January to December 1997 and as Vice President - Marketing of the Composites Division from 1995 to 1996. Prior to that time, she served as Senior Vice President and General Manager of PlyGem Industries, Inc. from 1994 to 1995, and as Vice President - Oral Care and New Product Strategies, and Vice President - Marketing of Warner Lambert Company from 1990 to 1994. She is a director of Central Vermont Public Service Corporation and a trustee of the University of Toledo in Toledo, Ohio. Ms. Brooks' term of office will expire in 2002.


     JOHN J. CREEDON, age 75 -- Mr. Creedon has been a director of Meritor since September 1997. He is the retired President and Chief Executive Officer of Metropolitan Life Insurance Company (insurance). He joined Metropolitan Life in 1942 and was appointed Senior Vice President and General Counsel in

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1973. He became an Executive Vice President in 1976, President and a director in
1980, and served as Chief Executive Officer from 1983 through August 1989. He is also a director of Corporate Partners and serves as a consultant to Rockwell pursuant to a Rockwell retirement policy in effect prior to December 1995 for former directors. He is also a director, trustee or member of a number of business, educational and civic organizations. Mr. Creedon's term of office will expire in 2001.

     CHARLES H. HARFF, age 70 -- Mr. Harff has been a director of Meritor since May 1997. He is a consultant to Rockwell. From June 1984, when he joined Rockwell, until November 1994, Mr. Harff served as Senior Vice President, General Counsel and Secretary of Rockwell. From November 1994 to February 1996, Mr. Harff served as Senior Vice President and Special Counsel of Rockwell. He is a director of the Fulbright Association, the Christian A. Johnson Endeavor Foundation and several civic organizations. Mr. Harff's term of office will expire in 2001.


     VICTORIA B. JACKSON, age 45 -- Ms. Jackson has been a director of Meritor since July 1999. She currently serves as President of Victoria Belle, Inc., a fine jewelry design and marketing firm. She was President and Chief Executive Officer of DSS/Prodiesel, Inc. (transportation components) from 1982 until 1998, when the company was sold to TransCom USA. She has served as a consultant to TransCom USA since 1998. Ms. Jackson is a director of AmSouth Bancorporation, Hussmann International and Whitman Corporation, and is a member of various business, educational and civic organizations. Ms. Jackson's term of office will expire in 2003.


     JAMES E. MARLEY, age 64 -- Mr. Marley has been a director of Meritor since April 1999. He is the retired Chairman of the Board of AMP Inc. (communications components and cabling products), serving in that position from 1993 to 1998. He joined AMP in 1963 and served in a variety of engineering and executive positions until his retirement in 1998. He is also a director of Armstrong World Industries Inc. and ybn.com and a number of business, educational and civic organizations, and is a member of a number of engineering and management professional associations. Mr. Marley's term of office will expire in 2003.


     HAROLD A. POLING, age 74 -- Mr. Poling has been a director of Meritor since September 1997. He is an investor in Metapoint Partners, an investment partnership. He retired as Chairman of the Board and Chief Executive Officer of Ford Motor Company (automotive) in January 1994, having joined Ford in 1951 and served in a number of senior management positions prior to becoming President (in 1975) and Chairman (in 1977) of Ford in Europe. Mr. Poling became President and Chief Operating Officer of Ford in February 1985 and served as Chairman of the Board and Chief Executive Officer from March 1990 to January 1994. He is a director of Shell Oil Company and Thermadyne Holdings Corporation, and an advisory director of Donaldson, Lufkin and Jenrette, Inc. and LTV Corporation. He is Chairman of Eclipse Aviation Corp. He is also a director, trustee or member of a number of business, educational and civic organizations. Mr. Poling's term of office will expire in 2002.


     LARRY D. YOST, age 62 -- Mr. Yost has been a director of Meritor since May 1997. He has been Chairman of the Board and Chief Executive Officer of Meritor since May 1997. Mr. Yost joined Allen-Bradley Company, LLC (automation), a subsidiary of Rockwell, as a manager in 1971 and, after serving in a number of increasingly responsible management positions, served as Senior Vice President, Operations, of Allen-Bradley from July 1992 until November 1994. He served as President, Heavy Vehicle Systems of Rockwell from November 1994 until March 1997 and was Senior Vice President and President, Automotive and Acting President, Heavy Vehicle Systems of Rockwell from March 1997 to September 1997. Mr. Yost is a director of Kennametal Inc. and a trustee of Kettering University. Mr. Yost's term of office will expire in 2001.

  Arvin Designees

     STEVEN C. BEERING, age 67 -- Dr. Beering has been a director of Arvin since 1983. He is the President of Purdue University and Purdue University Foundations, a private support organization, positions he has held since 1983. Dr. Beering is a director of Eli Lilly and Company, NiSource Inc., American United Life Insurance Co. and Veridian Corporation. Dr. Beering's term of office will expire in 2002.

     JOSEPH P. FLANNERY, age 67 -- Mr. Flannery has been a director of Arvin since 1991. He is Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc. (tires and chemical

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products), positions he has held since 1987. Mr. Flannery is a director of
Ingersoll-Rand Company, Kmart Corp., Newmont Mining Corporation and The Scotts Company. Mr. Flannery's term of office will expire in 2001.


     ROBERT E. FOWLER, JR., age 64 -- Mr. Fowler has been a director of Arvin since 1999. He served as President and Chief Operating Officer of IMC Global Inc. (agricultural products and services) from 1996 following its merger with The Vigoro Corporation, of which he had served as President, Chief Executive Officer and a director since 1994. He was elected Chief Executive Officer in 1997 and Chairman in 1998 and served in these capacities until October 1999. Mr. Fowler is also a director of Anixter International Inc. Mr. Fowler's term of office will expire in 2002.


     WILLIAM D. GEORGE, JR., age 67 -- Mr. George has been a director of Arvin since 1994. Since 1981 he served in a variety of positions with S.C. Johnson Wax (chemical specialty products) until he became Executive Vice President and Chief Operating Officer, Worldwide Consumer Products, in 1988. Mr. George was elected President of S.C. Johnson Wax in 1990, and Chief Executive Officer and a member of the Board in 1993, positions which he held until retirement in 1997. He is also a director of Ralcorp Holdings and Reilly Industries, Inc. and is a member of the Board of Trustees of Carthage College. Mr. George's term of office will expire in 2003.

     IVAN W. GORR, age 70 -- Mr. Gorr has been a director of Arvin since 1994. Mr. Gorr began his career with Cooper Tire & Rubber Company (rubber products) in 1972 as Corporate Controller and, after having served as Executive Vice President, Treasurer and Chief Financial Officer, was elected President and Chief Operating Officer in 1982 and Chairman and Chief Executive Officer in 1989, and served in these capacities until 1994. Mr. Gorr is a director of Nations Rent, Inc. and Borg-Warner Automotive, Inc. Mr. Gorr's term of office will expire in 2001.

     RICHARD W. HANSELMAN, age 72 -- Mr. Hanselman has been a director of Arvin since 1983. He is the Chairman of the Board of Foundation Health Corporation (managed care provider), a position he has held since 1999. Mr. Hanselman began his career with Genesco, Inc. (footwear and apparel) in 1980 and was named Chief Executive Officer in 1981, serving in that capacity and as Chairman of the Board until 1986. He is also a director of Bradford Funds, Inc. Mr. Hanselman's term of office will expire in 2001.

     V. WILLIAM HUNT, age 55 -- Mr. Hunt has been a director of Arvin since 1983. He is Chairman of the Board, President and Chief Executive Officer of Arvin. Mr. Hunt joined Arvin in 1976 and was elected Vice
President -- Administration in 1980, Secretary in 1982, Executive Vice President in 1990, President and Chief Operating Officer in 1996, Chief Executive Officer in May 1998 and Chairman of the Board in April 1999. Mr. Hunt is also a director of the Motor Equipment Manufacturers' Association and Chairman of its Presidents' Council and is a director of Manufacturers' Alliance/MAPI, Inc. Mr. Hunt's term of office will expire in 2003.


     DON J. KACEK, age 64 -- Mr. Kacek has been a director of Arvin since 1982. He is Chairman of the Board and Chief Executive Officer of Advanced Automation Technologies, Inc. (factory automation equipment), positions he has held since 1990. Mr. Kacek has served as a director of Advanced Automation Technologies, Inc. since 1989. Mr. Kacek's term of office will expire in 2002.


     JAMES E. PERRELLA, age 64 -- Mr. Perrella has been a director of Arvin since 1999. He is Chairman of the Board of Ingersoll-Rand Company. Mr. Perrella has served as Chairman of Ingersoll-Rand Company (industrial components) since 1993 and as a member of its Board of Directors since 1992. Between 1993 and October 1999, he also served as President and Chief Executive Officer of Ingersoll-Rand. Mr. Perrella is also a director of Becton Dickinson and Company, Bombardier Inc., Milacron Inc. and Rio Algorn Limited. Mr. Perrella's term of office will expire in 2003.

  Joint Designee

     MARTIN D. WALKER, age 67 -- Mr. Walker is a principal of MORWAL Investments (investments). He served M.A. Hanna Company (speciality chemicals, plastics, and rubber products) as Chief Executive Officer from October 1998 until June 1999 and as Chairman of the Board from October 1998 until December 1999. He had previously served M.A. Hanna as Chief Executive Officer from 1986 until December 1996 and as Chairman of the Board from 1986 until June 1997. Mr. Walker joined Rockwell as

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a Vice President in 1972 and, after serving in a number of increasingly responsible management positions, served as Senior Vice President, and President, Automotive, from 1978 until 1982 and as Executive Vice President from 1982 until 1986. He is a director of Comerica, Inc., Goodyear Tire and Rubber Co., M.A. Hanna Company, Lexmark International Group, Textron, Inc. and The Timken Company. Mr. Walker's term of office will expire in 2002.


COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors of the combined company will have the following four committees which will be comprised of and chaired by combined company directors as follows:

     - Audit Committee -- The Audit Committee will initially be comprised of three Arvin designees, one of whom will be the chairperson, and three Meritor designees. The Audit Committee will review the scope and effectiveness of audits of ArvinMeritor by its independent public accountants and by ArvinMeritor's internal auditors; select and recommend to the board of directors the employment of independent public accountants for ArvinMeritor, subject to approval of the stockholders; review the audit plans of the independent public accountants and ArvinMeritor's internal auditors; review and approve the fees charged by the independent public accountants; review ArvinMeritor's annual financial statements before their release and discuss with management and the independent public accountants ArvinMeritor's quarterly financial statements (before their release if there are pertinent substantive issues not previously discussed or reviewed with the Audit Committee); review the adequacy of ArvinMeritor's systems of internal controls and recommendations of the independent public accountants with respect to internal controls; review and act on comments and suggestions by the independent public accountants and by ArvinMeritor's internal auditors with respect to their audit activities; and monitor compliance by the employees of ArvinMeritor with ArvinMeritor's standards of business conduct policies.

     - Board Composition Committee -- The Board Composition Committee will initially be comprised of three Meritor designees, one of whom will be the chairperson, three Arvin designees and Mr. Walker. The principal functions of the Board Composition Committee will be to consider and recommend to the board qualified candidates for election as directors of ArvinMeritor and periodically to prepare and submit to the board for adoption the Committee's selection criteria for director nominees. The Committee will also periodically assess and report to the board of directors on the performance of the board. After the merger, stockholders of ArvinMeritor will be able to recommend candidates for consideration by the Committee by writing to the Secretary of ArvinMeritor at its World Headquarters in Troy, Michigan, giving the candidate's name, biographical data and qualifications. A written statement from the candidate, consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation.

     - Compensation and Management Development Committee -- The Compensation and Management Development Committee will initially be comprised of three Meritor designees, one of whom will be the chairperson, and three Arvin designees. The principal functions of the Compensation and Management Development Committee will be to evaluate the performance of ArvinMeritor's senior executives and plans for management succession and development, to consider the design and competitiveness of ArvinMeritor's compensation plans, to review and approve senior executive compensation and to administer ArvinMeritor's incentive, deferred compensation, stock option and long-term incentives plans.

     - Environmental and Social Responsibility Committee -- The Environmental and Social Responsibility Committee will initially be comprised of three Arvin designees, one of whom will be the chairperson, and three Meritor designees. The Environmental and Social Responsibility Committee will review and assess ArvinMeritor's policies and practices in the following areas: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions.

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MANAGEMENT

     After completion of the merger, Larry D. Yost, currently Chairman of the Board and Chief Executive Officer of Meritor, will be Chairman of the Board and Chief Executive Officer of the combined company. V. William Hunt, currently Chairman of the Board, President and Chief Executive Officer of Arvin, will be Vice Chairman and President of the combined company. Together, Mr. Yost and Mr. Hunt will comprise the Office of the Chairman, which will directly oversee the combined company's corporate staff functions, as well as the operations of its six business groups. ArvinMeritor and Arvin have entered into a three-year employment agreement with Mr. Hunt which will become effective at the effective time of the merger and will be binding on the combined company following the merger. See "The Merger -- Interests of Certain Persons in the Merger -- New Employment Agreement".

     We have listed below all of the persons expected to be executive officers of the combined company as of the effective time of the merger.

     LARRY D. YOST, age 62 -- Chairman of the Board and Chief Executive Officer. Chairman of the Board and Chief Executive Officer of Meritor since May 1997. Acting President, Light Vehicle Systems of Meritor from January 1998 to March 1999; Senior Vice President, President, Automotive and Acting President, Heavy Vehicle Systems of Rockwell (electronic controls and communications) from March 1997 to September 1997; President, Heavy Vehicle Systems of Rockwell from November 1994 to March 1997; Senior Vice President, Operations of Allen-Bradley Company, LLC (automation), a subsidiary of Rockwell, prior to November 1994.

     V. WILLIAM HUNT, age 55 -- Vice Chairman and President. Chairman of the Board, President and Chief Executive Officer of Arvin since April 1999. President and Chief Executive Officer of Arvin from May 1998 to April 1999; President and Chief Operating Officer of Arvin from 1996 to May 1998; Executive Vice President of Arvin from 1990 to 1996.

     VERNON G. BAKER, II, age 46 -- Senior Vice President, General Counsel and Secretary. Senior Vice President, General Counsel and Secretary of Meritor since August 1999. Vice President and General Counsel, Corporate Research and Technology of Hoechst Celanese Corporation, a subsidiary of Hoechst AG (pharmaceuticals and industrial chemicals), from 1989 to July 1999.

     GARY L. COLLINS, age 54 -- Senior Vice President, Human Resources. Senior Vice President, Human Resources of Meritor since August 1997. Vice
President - Human Resources and Government Relations, Automotive of Rockwell from September 1991 to September 1997.


     LINDA M. CUMMINS, age 52 -- Senior Vice President, Communications. Senior Vice President, Communications, of Meritor since April 2000. Vice President, Communications, of Meritor from August 1999 to April 2000; Vice President of Advanced Marketing and Worldwide Communications of United Technologies Automotive (automotive component supplier) from August 1997 to August 1999; Vice President of Communications and External Affairs of United Technologies Automotive from June 1996 to August 1997; Director of Broadcast News/Global News Department of Ford Motor Company (automotive) from 1993 to 1996; Manager of International Communications of Ford Motor Company from 1987 to 1996.


     WILLIAM K. DANIEL, age 35 -- Senior Vice President and President, Light Vehicle Systems, Aftermarket Products. President of Arvin Replacement Products business group since December 1999. Managing Director of Arvin Replacement Products in Europe from January 1998 to November 1999; Managing Director of Gabriel Europe from May 1996 to December 1997; Vice President, Sales, of Arvin Replacement Products from 1995 to 1996; Vice President, Sales, of Maremont Exhaust Systems, Inc. from 1993 to 1995.

     JUAN L. DE LA RIVA, age 56 -- Senior Vice President, Corporate Development and Strategy. Senior Vice President, Business Development of Meritor since February 2000. Senior Vice President, Business Development and Communications of Meritor from February 1999 to February 2000; Vice President, Business Development and Communications of Meritor from September 1998 to February 1999; Managing Director - Wheels, Light Vehicle Systems of Meritor from 1994 to September 1998.

     DONALD E. EBERT, age 57 -- Senior Vice President and President,
Arvin - Roll Coater, Inc. President of Arvin - Roll Coater, Inc. and a Vice President of Arvin since November 1990.

     THOMAS A. GOSNELL, age 50 -- Senior Vice President and President, Heavy Vehicle Systems Aftermarket Products. Senior Vice President and President, Worldwide Aftermarket of Meritor since September 1999. Vice President and General Manager, Aftermarket, from February 1998 to September 1999; General Manager, Worldwide Aftermarket Services, Heavy Vehicle Systems, from November 1996 to February 1998; General Manager - North America, Aftermarket Services, Heavy Vehicle Systems, from June 1991 to November 1996.


     WILLIAM M. LOWE, age 47 -- Vice President and Controller. Vice President, Financial Operations and Chief Accounting Officer of Arvin since June 1998. Corporate Controller and Chief Accounting Officer of Arvin from 1994 to June 1998; Chief Tax Officer of Arvin from 1991 to 1994.


     THOMAS A. MADDEN, age 46 -- Senior Vice President and Chief Financial Officer. Senior Vice President and Chief Financial Officer of Meritor since May 1997. Vice President and Senior Vice President - Finance, Automotive of Rockwell from March 1997 to September 1997; Vice President, Corporate Development of Rockwell from September 1996 to March 1997; Vice President - Finance & Administration, Light Vehicle Systems of Rockwell from May 1996 to September 1996; Vice President - Finance & Administration, Automotive of Rockwell from October 1994 to May 1996.


     PRAKASH R. MULCHANDANI, age 55 -- Senior Vice President and President, Heavy Vehicle Systems. Senior Vice President and President, Heavy Vehicle Systems of Meritor since January 1998. Senior Vice President and President, Worldwide Truck and Trailer Systems of Meritor from September 1997 to January 1998; President - Worldwide Truck and Trailer Systems, Heavy Vehicle Systems of Rockwell from December 1995 to September 1997; President - North American Truck Systems, Automotive of Rockwell from June 1994 to December 1995.


     TERRENCE E. O'ROURKE, age 53 -- Senior Vice President and President, Light Vehicle Systems. Senior Vice President and President, Light Vehicle Systems of Meritor since March 1999. Group Vice President and President - Ford Division of Lear Corporation (automotive component supplier) from January 1996 to January 1999; President - Chrysler Division of Lear Corporation from October 1994 to January 1996.

     A.R. SALES, age 51 -- Vice President and Treasurer. Executive Vice President and Chief Financial Officer of Arvin - Roll Coater, Inc. since January 1999. Vice President and Treasurer of Arvin from April 1997 to December 1998; Treasurer of Arvin from September 1990 to April 1997.


     S. CARL SODERSTROM, age 46 -- Senior Vice President, Engineering, Quality and Procurement. Senior Vice President, Engineering, Quality and Procurement of Meritor since February 1998. Vice President, Engineering and Quality, Heavy Vehicle Systems of Meritor from September 1997 to February 1998; Vice President, Engineering and Quality, Heavy Vehicle Systems of Rockwell from October 1995 to September 1997; Director of Development - Operator Interface and Logic Division of Allen-Bradley Company, LLC (automation), a subsidiary of Rockwell, from 1988 to October 1995.


     DIANE M. STELFOX, age 43 -- Vice President, Corporate Development. Vice President and Controller of Meritor since September 1998. Assistant Controller of Meritor from January 1998 to September 1998; Controller - Body Systems N.A. of ITT Automotive, Inc. (automotive component supplier) from 1995 to 1997; Controller - Aftermarket N.A. of ITT Automotive from 1992 to 1995.


     WESLEY B. VANCE, age 43 -- Senior Vice President and President, Exhaust Systems. President of Arvin Exhaust since December 1998. President, Arvin Exhaust Europe and Co-President, Arvin Exhaust from March 1997 to December 1998; Vice President, Global Business Development from June 1996 to March 1997; Vice President and General Manager, Arvin Ride Control Canada from January 1994 to June 1996.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

MERITOR

     Meritor common stock is listed on the New York Stock Exchange and traded under the symbol "MRA". The following table sets forth, for the calendar quarters indicated, the high and low reported prices per share of Meritor common stock on the New York Stock Exchange Composite Transactions reporting system, and cash dividends declared per share of Meritor common stock.


                                                              PRICE RANGE OF
                                                               COMMON STOCK
                                                              --------------       DIVIDENDS
CALENDAR YEAR                                                 HIGH       LOW       DECLARED
-------------                                                 ----       ---       ---------
1998
  First Quarter.............................................  $27 3/16   $19 1/8     $.105
  Second Quarter............................................   28 3/8     21 7/8      .105
  Third Quarter.............................................   24         15          .105
  Fourth Quarter............................................   22 1/8     14 1/8      .105
1999
  First Quarter.............................................   21 11/16   14 3/16     .105
  Second Quarter............................................   26 1/2     15 11/16    .105
  Third Quarter.............................................   26         19 5/8      .105
  Fourth Quarter............................................   21 7/16    15 1/4      .105
2000
  First Quarter.............................................   19 7/8     13 5/8      .105
  Second Quarter (through June 1, 2000).....................   16 3/4     12 1/2      .105


ARVIN

     Arvin common stock is listed on the New York Stock Exchange and traded under the symbol "ARV" and is also listed on the Chicago Stock Exchange. The following table sets forth, for the calendar quarters indicated, the high and low reported prices per share of Arvin common stock on the New York Stock Exchange Composite Transactions reporting system, and cash dividends declared per share of Arvin common stock.


                                                              PRICE RANGE OF
                                                               COMMON STOCK
                                                              --------------       DIVIDENDS
CALENDAR YEAR                                                 HIGH       LOW       DECLARED
-------------                                                 ----       ---       ---------
1998
  First Quarter.............................................  $40 15/16  $31         $.20
  Second Quarter............................................   42 3/4     33 7/16     .20
  Third Quarter.............................................   42 5/8     35 3/4      .20
  Fourth Quarter............................................   44 1/8     31          .21
1999
  First Quarter.............................................   42 7/8     30 7/8      .21
  Second Quarter............................................   41 7/8     32 3/4      .21
  Third Quarter.............................................   40 1/2     29 3/16     .21
  Fourth Quarter............................................   31 1/2     24 5/8      .22
2000
  First Quarter.............................................   29 1/8     18 1/16     .22
  Second Quarter (through June 1, 2000).....................   24 13/16   18          .22


ARVINMERITOR

     The timing and amount of future dividends of the combined company will depend upon earnings, cash requirements, the financial condition of the combined company and its subsidiaries and other factors deemed relevant by the combined company board. It is currently anticipated that the combined company will pay a quarterly cash dividend of $0.22 per share which is consistent with Arvin's current dividend policy, and represents a 57% increase in Meritor's current dividend policy.

                           INFORMATION ABOUT MERITOR

GENERAL

     Meritor Automotive, Inc. is a leading global manufacturer and supplier of a broad range of components and systems for use in commercial, specialty and light vehicles. Meritor was incorporated in Delaware in 1997 in connection with the spin-off of Meritor by Rockwell International Corporation on September 30, 1997.

     With fiscal 1999 sales of $4.5 billion, Meritor serves a broad range of OEM customers worldwide, including truck OEMs, light vehicle OEMs, semi-trailer producers and off-highway and specialty vehicle manufacturers, and the related aftermarkets. Meritor operated 68 manufacturing facilities around the world in fiscal 1999. Sales outside the United States accounted for approximately 49% of total sales in fiscal 1999.

     Meritor serves its customers worldwide through two operating segments:
Heavy Vehicle Systems ("HVS") and Light Vehicle Systems ("LVS"). HVS supplies drivetrain systems and components, including axles, brakes, transmissions, clutches and drivelines, for medium- and heavy-duty trucks, trailers and off-highway equipment and specialty vehicles, including military, bus and coach, and fire and rescue. Within HVS, Meritor distinguishes between sales of original equipment systems and components and sales to the aftermarket. LVS supplies roof, door, access control and suspension systems and wheel products for passenger cars, light trucks and sport utility vehicles. In fiscal 1999, Meritor derived approximately 65% of its total sales from HVS and approximately 35% from LVS.

     Meritor has approximately 19,000 employees engaged in manufacturing, research, sales and administration activities in facilities located around the world. Its executive offices are located at 2135 West Maple Road, Troy, Michigan 48084-7186.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, various compensation plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to Meritor is incorporated by reference or set forth in Meritor's Annual Report on Form 10-K for the fiscal year ended September 30, 1999, which is incorporated in this joint proxy statement-prospectus by reference. Stockholders desiring copies of this document and such other documents may contact Meritor at its address or telephone number indicated under "Where You Can Find More Information".

                            INFORMATION ABOUT ARVIN

GENERAL

     Arvin Industries, Inc. is a focused international manufacturer and supplier of automotive parts with 53 manufacturing facilities and six technical centers located in 16 countries, excluding non-consolidated businesses. Arvin's primary manufacturing locations are in the United States, Europe, Canada, Brazil, Mexico and South Africa. Arvin is a worldwide leader in automotive exhaust systems, ride control products, and filters for original equipment and replacement customers, with fiscal 1999 sales of $3.1 billion.

     Since its founding in 1919, Arvin has grown through internal development, acquisitions and a number of joint ventures. In recent years, Arvin's strategy has been to strengthen Arvin's automotive parts businesses by achieving a mix of sales to both original equipment manufacturers and replacement parts suppliers on a global basis.

     Arvin classifies its business based on the two primary customer groups it serves: Automotive Original Equipment ("OE") and Automotive Replacement ("Replacement"). Business units whose primary focus is other than manufacturing automotive products are classified as "Other". In fiscal 1999, Arvin derived approximately 64% of its total revenues from OE customers and approximately 30% from Replacement customers, with the remaining 6% from Other products.

     Arvin has approximately 17,500 employees. Its executive offices are located at One Noblitt Plaza, Box 3000, Columbus, Indiana 47202-3000.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to Arvin is incorporated by reference or set forth in Arvin's Annual Report on Form 10-K for the fiscal year ended January 2, 2000, which is incorporated in this joint proxy statement-prospectus by reference. Stockholders desiring copies of this document and such other documents may contact Arvin at its address or telephone number indicated under "Where You Can Find More Information".

                 DESCRIPTION OF COMBINED COMPANY CAPITAL STOCK

     The following description of the material terms of the capital stock of the combined company includes a summary of certain provisions of the combined company's restated articles of incorporation and amended by-laws that will be in effect at or prior to the effective time of the merger. This description is subject to the detailed provisions of, and is qualified by reference to, the combined company's restated articles of incorporation and amended by-laws, copies of which are attached as Appendices F and G to this joint proxy statement-prospectus and incorporated herein by reference.


     The combined company will be authorized to issue (1) 500,000,000 shares of common stock and (2) 30,000,000 shares of preferred stock, without par value, of which 2,000,000 shares will be designated as Series A Junior Participating Preferred Stock for issuance in connection with the exercise of the combined company's preferred share purchase rights. For a more detailed discussion of the combined company's preferred share purchase rights and how they relate to the combined company's common stock, see "-- Stockholder Rights Plan". Following completion of the merger, we anticipate that approximately 71 million shares of ArvinMeritor common stock will be outstanding. The authorized shares of common stock and preferred stock will be available for issuance without further action by the combined company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the combined company's securities may be listed or traded. If the approval of the combined company's stockholders is not so required, the combined company's board of directors may determine not to seek stockholder approval.


     Certain of the provisions described under this section and under the section entitled "Comparison of Stockholders' Rights" could have the effect of discouraging transactions that might lead to a change of control of the combined company. For example, the combined company's restated articles of incorporation and amended by-laws:

     - establish a classified board of directors;

     - require stockholders to provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

     - require a supermajority vote to remove a director or to amend or repeal certain provisions of the combined company's restated articles of incorporation or by-laws; and

     - preclude stockholders from calling a special meeting of stockholders.

COMMON STOCK

     Holders of common stock are entitled to such dividends as may be declared by the combined company's board of directors out of funds legally available for such purpose. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or declared and set aside. In the event of the combined company's liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

     Each holder of common stock will be entitled to one vote for each such share outstanding in the holder's name. No holder of common stock will be entitled to cumulate votes in voting for directors. The combined company's restated articles of incorporation provide that, unless otherwise determined by the combined company's board of directors, no holder of common stock will have any preemptive right to purchase or subscribe for any stock of any class which the combined company may issue or sell.

     Application will be made to list the combined company common stock on the New York Stock Exchange under the trading symbol "ARM".

     EquiServe First Chicago Trust Company Division will be the transfer agent and registrar for the combined company's common stock.

PREFERRED STOCK

     General. The combined company's restated articles of incorporation permit the combined company to issue up to 30,000,000 shares of the combined company's preferred stock in one or more series and with rights and preferences that may be fixed or designated by the combined company's board of directors without any further action by the combined company's stockholders. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of each series will be fixed by an amendment to the combined company's restated articles of incorporation relating to each series adopted by the combined company's board.

     Although the combined company's board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

     Series A Junior Participating Preferred Stock. The restated articles of incorporation authorize the combined company to issue up to 2,000,000 shares designated as "Series A Junior Participating Preferred Stock". Holders of Series A Junior Participating Preferred Stock are entitled, in preference to holders of common stock, to such dividends as the board of directors may declare out of funds legally available for the purpose. Each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared. In the event of liquidation, the holders of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes, voting together with common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. These rights will be protected by customary antidilution provisions.

STOCKHOLDER RIGHTS PLAN

     Each of Meritor and Arvin has implemented a stockholder rights plan with substantially similar terms. Both plans will terminate at the effective time of the merger. Any material differences between the Meritor and Arvin plans and the ArvinMeritor stockholder rights plan are included in the description below.


     Prior to the effective time of the merger, ArvinMeritor will enter into the ArvinMeritor Rights Agreement (the "ArvinMeritor Rights Agreement") with First Chicago Trust Company of New York, as rights agent, which sets forth the description and terms of the preferred share purchase rights. This description of the ArvinMeritor Rights Agreement is subject to the detailed provisions of, and is qualified by reference to, the ArvinMeritor Rights Agreement, a copy of which is attached as Appendix H to this joint proxy statement-prospectus and incorporated herein by reference. Under the terms of the ArvinMeritor Rights Agreement, each outstanding share of common stock will evidence one preferred share purchase right. Upon the occurrence of certain events described below, each preferred share purchase right will entitle the registered holder to purchase from the combined company one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a price to be determined prior to execution of the ArvinMeritor Rights Agreement, subject to adjustment.


     Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding common stock or (2) ten business days, or such later date as may be determined by the combined company's board of directors prior to such time as any person or group becomes an Acquiring Person, following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 15% or more of the outstanding common stock, preferred share purchase rights will be attached to common stock and will be owned by the registered owners of common stock. Under each of the existing Meritor Rights

Agreement, dated as of September 8, 1997, and the Arvin Rights Agreement, dated as of May 29, 1986, as amended, the ownership threshold at which the respective rights cease to be attached to the respective common stock is 20%.


     The ArvinMeritor Rights Agreement provides that, until the preferred share purchase rights are no longer attached to the common stock, or until the earlier redemption or expiration of the preferred share purchase rights:

     - the preferred share purchase rights will be transferred with and only with common stock;

     - certificates representing common stock and statements in respect of shares of common stock registered in book-entry or uncertificated form will contain a notation incorporating the terms of the preferred share purchase rights by reference; and

     - the transfer of any shares of common stock will also constitute the transfer of the associated preferred share purchase rights.

As soon as practicable following the date the preferred share purchase rights are no longer attached to the common stock (the "Distribution Date"), separate certificates evidencing preferred share purchase rights will be mailed to holders of record of common stock as of the close of business on the date the preferred share purchase rights are no longer attached to the common stock and the separate certificates alone will evidence preferred share purchase rights.


     Preferred share purchase rights will not be exercisable until the Distribution Date. Preferred share purchase rights will expire on the tenth anniversary of the effective time of the merger, unless this expiration date is extended or unless preferred share purchase rights are earlier redeemed by the combined company, in each case, as described below.


     The purchase price payable, and the number of shares of Series A Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the preferred share purchase rights will be subject to adjustment from time to time to prevent dilution upon the occurrence of the following events:

     - a stock dividend on, or a subdivision, combination or reclassification of, Series A Junior Participating Preferred Stock;

     - the grant to holders of shares of Series A Junior Participating Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Junior Participating Preferred Stock at a price, or securities convertible into shares of Series A Junior Participating Preferred Stock with a conversion price, less than the then current market price of the shares of Series A Junior Participating Preferred Stock; or

     - the distribution to holders of shares of Series A Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in shares of Series A Junior Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding preferred share purchase rights and the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock issuable upon exercise of each preferred share purchase right will also be subject to adjustment in the event of a stock split of common stock or a stock dividend on common stock payable in common stock or subdivisions, consolidations or combinations of common stock occurring, in any such case, prior to the date the preferred share purchase rights are no longer attached to the common stock.

     The combined company cannot redeem shares of Series A Junior Participating Preferred Stock purchasable upon exercise of preferred share purchase rights.

     Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each preferred share purchase right should approximate the value of one share of common stock.

     In the event that, at any time after a person has become an Acquiring Person, the combined company is acquired in a merger or other business combination transaction, any person consolidates with or merges into the combined company and the common stock of the combined company is changed or exchanged for securities of any other person, or 50% or more of the combined company's consolidated assets or earning power are sold, proper provision will be made so that each holder of a preferred share purchase right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of a preferred share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of a preferred share purchase right. In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a preferred share purchase right, other than preferred share purchase rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise, in lieu of shares of Series A Junior Participating Preferred Stock, that number of shares of common stock having a market value of two times the exercise price of a preferred share purchase right.

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Person, and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding shares of common stock, the combined company's board of directors may exchange preferred share purchase rights (other than preferred share purchase rights owned by such Acquiring Person, which will have become void after such person became an Acquiring Person) for common stock or Series A Junior Participating Preferred Stock, in whole or in part, at an exchange ratio of one share of common stock, or one hundredth of a share of Series A Junior Participating Preferred Stock (or of a share of another series of preferred stock having equivalent rights, preferences and privileges), per preferred share purchase right (subject to adjustment).

     With certain exceptions, no adjustment in the purchase price payable upon exercise of the preferred share purchase rights will be required until cumulative adjustments require an adjustment of at least 1%. No fractional shares of Series A Junior Participating Preferred Stock will be issued, other than fractions which are integral multiples of one one-hundredth of a share of Series A Junior Participating Preferred Stock, which may, at the combined company's election, be evidenced by depository receipts. Instead, an adjustment in cash will be made based on the market price of Series A Junior Participating Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to any person becoming an Acquiring Person, the board of directors of the combined company may redeem preferred share purchase rights in whole, but not in part, at a price of $.01 per preferred share purchase right. The redemption of preferred share purchase rights may be made effective at such time, on such basis and with such conditions as the combined company's board of directors may determine, in its sole discretion. Immediately upon any redemption of preferred share purchase rights, the right to exercise preferred share purchase rights will terminate and the only right of the holders of preferred share purchase rights will be to receive the redemption price.

     The terms of the preferred share purchase rights may be amended by the combined company's board of directors without the consent of the holders of preferred share purchase rights, including an amendment to decrease the threshold at which a person becomes an Acquiring Person from 15% to not less than 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of preferred share purchase rights.

     Until a preferred share purchase right is exercised, the holder thereof, as such, will have no rights as a stockholder of the combined company, including, without limitation, the right to vote or to receive dividends.

     THE PREFERRED SHARE PURCHASE RIGHTS WILL HAVE CERTAIN ANTI-TAKEOVER EFFECTS. THE PREFERRED SHARE PURCHASE RIGHTS WILL CAUSE SUBSTANTIAL DILUTION TO A PERSON OR GROUP THAT ATTEMPTS TO ACQUIRE THE COMBINED COMPANY ON TERMS NOT APPROVED BY THE COMBINED COMPANY'S BOARD OF DIRECTORS, EXCEPT PURSUANT TO AN OFFER CONDITIONED ON A SUBSTANTIAL NUMBER OF THE PREFERRED SHARE PURCHASE RIGHTS BEING ACQUIRED. THE PREFERRED SHARE PURCHASE RIGHTS SHOULD NOT INTERFERE WITH ANY MERGER OR BUSINESS

COMBINATION APPROVED BY THE COMBINED COMPANY'S BOARD OF DIRECTORS, SINCE THE PREFERRED SHARE PURCHASE RIGHTS MAY EITHER BE REDEEMED BY THE COMBINED COMPANY PRIOR TO THE TIME THAT A PERSON OR GROUP HAS BECOME AN ACQUIRING PERSON OR OTHERWISE BE MADE INAPPLICABLE.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     The rights of Meritor stockholders are governed by Meritor's Restated Certificate of Incorporation (the "Meritor Certificate"), its By-Laws (the "Meritor By-Laws") and the Delaware General Corporation Law (the "DGCL"). The rights of Arvin stockholders are governed by Arvin's Restated Articles of Incorporation (the "Arvin Articles"), its Amended and Restated By-Laws (the "Arvin By-Laws") and the Indiana Business Corporation Law (the "IBCL"). As a result of the merger, Meritor stockholders and Arvin stockholders will receive shares of common stock of the combined company in exchange for their shares of Meritor common stock and Arvin common stock, respectively. After the merger, the rights of the combined company stockholders will be governed by the Restated Articles of Incorporation of ArvinMeritor (the "ArvinMeritor Articles"), the Amended By-Laws of ArvinMeritor (the "ArvinMeritor By-Laws") and the IBCL. The following is a summary of the material differences with respect to the rights of holders of Meritor common stock, Arvin common stock and ArvinMeritor common stock. These differences (in the case of Meritor and ArvinMeritor) arise in part from the differences between the DGCL and the IBCL. Additional differences arise from the governing instruments of Meritor or Arvin, on the one hand, and the governing instruments of the combined company on the other hand.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     The DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without such a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action to be taken is signed by stockholders representing not less than the minimum number of votes that would be necessary to authorize such action at a meeting. The Meritor Certificate provides that any action required or permitted to be taken at any meeting of stockholders must be effected at an annual or special meeting of stockholders, and does not permit such action to be effected by a consent in writing.

     The IBCL provides that stockholders may act without a meeting only by unanimous written consent. Neither the Arvin Articles nor the Arvin By-Laws provide otherwise.

     Neither the ArvinMeritor Articles nor the ArvinMeritor By-Laws provide otherwise than as specified in the IBCL.

AMENDMENT OF CHARTER DOCUMENTS

     Under the DGCL, amendments of a corporation's certificate of incorporation require (a) the approval of the directors, (b) the vote of the holders of a majority of the outstanding stock, and (c) the vote of a majority of each class of stock outstanding and entitled to vote on those amendments as a class, unless the certificate of incorporation requires a greater proportion. In addition, the DGCL requires a class vote when, among other things, an amendment will alter or change the powers, preferences or special rights of a class of stock so as to affect them adversely. The Meritor Certificate requires the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of Meritor, voting together as a single class (1) to amend or repeal the provisions of the Meritor Certificate regarding the election of directors, the right to call a special stockholders' meeting and the right to act by written consent; (2) to adopt any provision inconsistent with such provisions; and (3) to amend or repeal the provisions of the Meritor By-Laws.

     Under the IBCL, a corporation's board of directors may propose amendments to the articles of incorporation for submission to the stockholders. For an amendment to be adopted, the board of directors must recommend such amendment to the stockholders unless, based on a conflict of interest or other special circumstances, it can make no such recommendation. The amendment must be approved by all

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voting groups entitled to vote on the amendment. If a quorum is present for such a voting group, action on an amendment is approved by the voting group if the votes cast within the voting group favoring the amendment exceed the votes cast opposing the amendment, unless the articles of incorporation or the IBCL require a greater number of affirmative votes. In addition, the amendment must be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights. The Arvin Articles provide that the number of directors fixed by the Arvin Articles and the Arvin By-Laws may not be amended or repealed except by the affirmative vote of the holders of two-thirds of the shares of Arvin then entitled to vote at an election of directors. Sections of the Arvin Articles relating to certain mergers, consolidations and other transactions requiring stockholder approval and certain repurchases of common shares may not be amended or repealed except by the affirmative vote of not less than 80% of the total issued and outstanding shares of the corporation then entitled to vote.


     The ArvinMeritor Articles require the affirmative vote of the holders of 80% of the voting power of the voting shares, voting together as a single class
(1) to amend or repeal the provisions of the ArvinMeritor Articles relating to the election and removal of directors, the classified board, amendments to the ArvinMeritor by-laws, the right to call a special meeting of stockholders or the stockholder vote required for business combinations; and (2) to adopt any provision inconsistent with such provisions.


STOCKHOLDER VOTING

     The DGCL provides that, unless a greater vote of stockholders is required by a corporation's certificate of incorporation or unless the provisions of Delaware law relating to "business combinations" discussed below are applicable, a sale, lease or exchange of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors, except in some limited circumstances, plus, with some exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote for that type of proposal. Subject to the fair price provisions in the Meritor Certificate discussed below, the foregoing provisions apply to Meritor and its stockholders.

     The IBCL requires that, before a merger or consolidation can be acted upon by stockholders, a board of directors must by resolution adopt an agreement and plan of merger. The IBCL further provides that the holders of at least a majority of the outstanding shares entitled to cast their vote must approve the agreement and the merger. The IBCL is similar to the DGCL in that, except as described below under "Stockholder Approval of Certain Business Combinations",
(1) a sale, lease, exchange or other disposition of all or substantially all of the corporation's assets or (2) a share exchange involving one or more classes or series of the corporation's shares or a dissolution of the corporation must be adopted by the board of directors plus, with some exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote for that type of proposal. The Arvin Articles provide that any merger or consolidation requiring stockholder approval, dissolution, or any sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of Arvin's property and assets, other than a mortgage or other encumbrance to secure indebtedness, must be approved by the affirmative vote of not less than 80% of the shares entitled to vote. Such stockholder approval will not be necessary if the directors first approved of such action by the favorable vote of at least 80% of the directors then in office.

     Subject to the fair price provisions in the ArvinMeritor Articles discussed below, the foregoing provisions of the IBCL will apply to ArvinMeritor and its stockholders.

FAIR PRICE PROVISION

     The Meritor Certificate contains a fair price provision pursuant to which a business combination between Meritor or its subsidiaries and an interested stockholder (a stockholder that is a beneficial owner of 10% or more of all outstanding shares of Meritor voting stock), requires approval by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the business combination is approved by at least two-thirds of the continuing directors (as defined in the Meritor Certificate) or certain fair price criteria and procedural requirements specified in the fair price provision

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are met. Any amendment or repeal of the fair price provision, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, unless such amendment, repeal or adoption is approved by at least two-thirds of the continuing directors.


     Under the fair price provision, the fair price criteria that must be satisfied to avoid the 80% stockholder voting requirement (or approval by at least two-thirds of the continuing directors) include the requirement that the consideration paid to Meritor's stockholders in a business combination must be either cash or the same form of consideration used by the interested stockholder in acquiring its beneficial ownership of the largest number of shares of Meritor's capital stock acquired by the interested stockholder. The interested stockholder would be required to meet the fair price criteria with respect to each class of Meritor's capital stock, whether or not the interested stockholder beneficially owned shares of that class prior to proposing the business combination. If the business combination does not involve any cash or other property being received by any of the other stockholders, such as a sale of assets or an issuance of Meritor's securities to an interested stockholder, then the fair price criteria discussed above would not apply, and approval by the holders of 80% of the voting power would be required unless the transaction were approved by at least two-thirds of the continuing directors.


     Under the fair price provision, even if the foregoing fair price criteria are met, the following procedural requirements must be met if the business combination is not to require approval by at least two-thirds of the continuing directors or approval by the holders of 80% of the voting power: (i) Meritor, after the interested stockholder became an interested stockholder, must not have failed to pay full quarterly dividends on Meritor preferred stock, if any, or reduced the rate of dividends paid on Meritor common stock, unless such failure or reduction was approved by at least two-thirds of the continuing directors;
(ii) the interested stockholder must not have acquired at any time after becoming an interested stockholder any additional shares of Meritor's capital stock in any transaction unless after giving effect to such acquisition there would be no increase in the interested stockholder's percentage beneficial ownership of any class of Meritor's capital stock; (iii) the interested stockholder must not have received (other than proportionately as a stockholder) at any time after becoming an interested stockholder, whether in connection with the proposed business combination or otherwise, the benefit of any loans or other financial assistance or any tax advantages provided by Meritor; (iv) a proxy or information statement describing the proposed business combination and complying with the requirements of the Exchange Act must have been mailed to all stockholders of Meritor at least thirty (30) days prior to the consummation of the business combination; and (v) the interested stockholder must not have made any material change in Meritor's business or equity capital structure without the approval of at least two-thirds of the continuing directors.

     The Arvin Articles do not contain a fair price provision.

     The ArvinMeritor Articles include a fair price provision substantially similar to that in the Meritor Certificate discussed above.

CONTROL SHARE STATUTES

     Pursuant to Chapter 23-1-42 of the IBCL, unless the articles or by-laws of a corporation exempt the corporation therefrom, any person who makes a control share acquisition (as defined in IBCL Section 23-1-42-2) may not vote the shares acquired in the control share acquisition, except to the extent voting rights with respect to such shares are granted by resolution approved by a vote of disinterested stockholders. Under the IBCL, a "control share acquisition" is the acquisition by a person either within a 90-day period or pursuant to a plan to make a control share acquisition of ownership of (or the power to direct the voting of) shares representing one-fifth, one-third, or one-half of the voting power of an issuing public corporation in the election of directors. The acquiring person may request, and the corporation must call, a special stockholders' meeting to restore or approve voting rights upon delivery by the acquiring person to the corporation of a statement describing the acquisition or proposed acquisition (an "acquiring person statement") and an undertaking to pay the expenses relating to the meeting. Shares acquired in a control share acquisition as to which no acquiring person statement has been filed may be redeemed by the corporation at the fair value thereof under certain circumstances. In the event that shares acquired in a

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control share acquisition are accorded full voting rights and the acquiring person has acquired shares representing a majority or more of all voting power, the other stockholders will be entitled to dissenters' rights of appraisal.

     The Arvin Articles provide that in the event that any person (an "Acquiring Person") (i) who is the beneficial owner, directly or indirectly, of more than 50% of the common shares outstanding becomes the beneficial owner, directly or indirectly, of any additional common shares pursuant to a tender offer or (ii) who becomes the beneficial owner, directly or indirectly, of more than 50% of the common shares outstanding and any common shares were acquired pursuant to a tender offer, each beneficial holder of common shares, other than the Acquiring Person or a transferee or an affiliate or associate of the Acquiring Person, and each holder of securities convertible into common shares, other than the Acquiring Person or a transferee or an affiliate or associate of the Acquiring Person, shall have the right to have the common shares held by such holder repurchased by Arvin, unless a majority of the board not affiliated with the Acquiring Person (i) within ten (10) days following the announcement or publication of such tender offer or following an amendment of such tender offer recommends the acceptance of the tender offer by the holders of common shares or
(ii) approves the Acquiring Person becoming a beneficial owner of 50% of the common shares outstanding prior to the Acquiring Person becoming such 50% owner. Pursuant to the merger agreement, Arvin has taken all action necessary to render the provisions of Chapter 23-1-42 of the IBCL inapplicable to the merger.

     The DGCL does not have a control share statute, and the governing instruments of Meritor do not contain a comparable provision.


     The ArvinMeritor By-Laws provide that control shares of ArvinMeritor acquired in a control share acquisition (as defined in IBCL Sections 23-1-42-1 et seq.) shall have voting rights only as provided in the IBCL. Control shares for which an acquiring person statement has not been filed may be redeemed by ArvinMeritor at any time during the 60 day period after the last acquisition of control shares, at the fair value of the shares pursuant to procedures authorized by a resolution of the board of directors. ArvinMeritor may also redeem control shares acquired in a control share acquisition which were not granted full voting rights by the stockholders at any time after the stockholder vote, at the fair value of the shares pursuant to procedures authorized by a resolution of the board of directors. The Indiana control share statute applies to an Indiana corporation with its principal place of business, its principal office or substantial assets in Indiana, and which has a specified minimum number of stockholders, or a specified minimum number of shares held by stockholders, resident in Indiana. We believe the combined company initially will not meet these requirements, and that the Indiana control share statute, therefore, will not apply to ArvinMeritor.


ANTI-TAKEOVER LAWS

     The Indiana Takeover Offers Act, Indiana Code Sections 23-2-3.1-0.5 et seq., provides that a person shall not make a takeover offer unless the following conditions are satisfied: (i) a statement is filed with the Indiana securities commissioner and delivered to the president of the target company before making the takeover offer; (ii) a consent to service of process and the requisite filing fee accompanies the statement filed with the Indiana securities commissioner; (iii) the takeover offer is made to all offerees holding the same class of equity securities on substantially equivalent terms; (iv) a hearing is held within 20 business days after the statement described in clause (i) above is filed; and (v) the Indiana securities commissioner shall have approved the takeover offer. In addition, no offeror may acquire any equity security of any class of a target company within two years following the conclusion of a takeover offer with respect to that class of equity security, unless the holders of such equity security are afforded, at the time of that acquisition, a reasonable opportunity to dispose of such securities to the offeror upon substantially equivalent terms. A "takeover offer" means an offer to acquire or an acquisition of any equity security of a target company pursuant to a tender offer or request or invitation for tenders if, after the acquisition, the offeror is directly or indirectly a record or beneficial owner of more than 10% of any class of the outstanding equity securities of the target company. A "target company" means an issuer of securities which is organized under the laws of Indiana, has its principal place of business in Indiana and has substantial assets in Indiana. The DGCL does not contain a comparable provision. We believe

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ArvinMeritor initially will not meet the criteria of a "target company" under the Indiana anti-takeover statute and that the Indiana anti-takeover statute, therefore, will not apply to ArvinMeritor.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

     Section 203 of the DGCL prohibits a corporation which has securities traded on a national securities exchange, designated on the Nasdaq National Market or held of record by more than 2,000 stockholders from engaging in various business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, with an interested stockholder, defined generally as a person beneficially owning 15% or more of the corporation's outstanding voting stock, or an interested stockholder's affiliates or associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if:

     - the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded;

     - the interested stockholder acquires 85% or more of the corporation's outstanding stock in the same transaction in which the stockholder's ownership first exceeds 15%, excluding those shares owned by persons who are directors and also officers as well as by employee stock plans in which employees do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or following the date on which the stockholder became an interested stockholder, the board of directors approves the business combination and the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder, authorize the business combination at a meeting of stockholders.

     Although a Delaware corporation may elect, pursuant to its certificate or by-laws, not to be governed by this provision, the Meritor Certificate does not contain this election. Pursuant to the merger agreement, Meritor has taken all action necessary to render the provisions of Section 203 of the DGCL inapplicable to the merger.

     Chapter 23-1-43 of the IBCL generally prohibits a "resident domestic corporation" of Indiana, such as Arvin, from engaging in any business combination, which is defined generally to include mergers, various asset or stock sales, liquidations and other significant corporate transactions, with any "interested stockholder", which is defined generally as any person that, individually or with or through any of its affiliates or associates, beneficially owns 10% or more of the outstanding voting securities of the corporation, for a period of five years after the date the person becomes an interested stockholder unless, before the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the purchase of 10% or more of the corporation's voting securities by the interested stockholder. Chapter 23-1-43 of the IBCL also provides that a resident domestic corporation may not engage in a merger or other business combination with an interested stockholder at any time after this five-year period unless:

     - various "fair price" criteria are satisfied, including a requirement that the interested stockholder and its affiliates and associates have not purchased any additional shares after first acquiring 10% of the corporation's voting securities except at a price that meets the "fair price" criteria; or

     - the holders of a majority of the outstanding shares of the corporation, excluding shares owned by the interested stockholder and its affiliates or associates, approve the business combination.

     Although an Indiana corporation may elect not to be subject to Chapter 23-1-43 of the IBCL, ArvinMeritor has not so elected, and we believe that Chapter 23-1-43 of the IBCL will apply to ArvinMeritor.

     Pursuant to the merger agreement, Arvin has taken all action necessary to render the provisions of Chapter 23-1-43 of the IBCL inapplicable to the merger.

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DISSENTERS' RIGHTS OF APPRAISAL

     Under the DGCL dissenters' rights of appraisal are limited. Rights of appraisal are available to a stockholder of a corporation only in connection with certain mergers or consolidations involving the corporation, or if its certificate of incorporation provides that these rights are available as a result of:

     - an amendment to its certificate of incorporation;

     - any merger or consolidation in which the corporation is a "constituent corporation"; or

     - the sale of all or substantially all of the assets of the corporation.

     However, unless provided in a corporation's certificate of incorporation, appraisal rights are not available under the DGCL in connection with a merger or consolidation of a corporation if the corporation's stock is, on the applicable record date, listed on a national securities exchange or on the Nasdaq National Market or held of record by more than 2,000 stockholders; provided that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than shares of the surviving corporation, shares of another corporation that will be listed on a national securities exchange or on the Nasdaq National Market or held of record by more than 2,000 stockholders, cash in lieu of fractional shares of any corporation, or a combination of such shares and cash. The Meritor Certificate does not provide otherwise.

     Under the IBCL, there are no dissenters' rights of appraisal for stockholders of a company which, on the record date for a meeting of stockholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, has shares registered on a national securities exchange or traded on the Nasdaq National Market, except for special dissenters' rights under the "control share acquisition" provisions of the IBCL discussed above under "-- Control Share Statutes". As noted above, the control share acquisition provisions of the IBCL are not expected to apply to ArvinMeritor.

     The Arvin Articles and the ArvinMeritor Articles do not provide otherwise than the IBCL with respect to appraisal rights.

AMENDMENT OF BY-LAWS


     Under the DGCL, the stockholders of a corporation entitled to vote and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend or repeal the by-laws of a corporation. The Meritor Certificate grants its directors the power to make, alter, amend and repeal the Meritor By-Laws. Any amendment or repeal by stockholders requires the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class.


     Under the IBCL, unless a corporation's articles of incorporation provide otherwise, only a corporation's board of directors may amend or repeal a corporation's by-laws. The Arvin Articles provide that the Arvin board has the exclusive power to make, alter, amend or repeal the Arvin By-Laws. The Arvin By-Laws provide that the Arvin By-Laws may be amended, added to, rescinded or repealed only by an affirmative vote of at least two-thirds of the directors then in office at any meeting of the board.

     The ArvinMeritor Articles grant the ArvinMeritor board the exclusive power to make, alter, amend or repeal the ArvinMeritor By-Laws. The ArvinMeritor By-Laws provide that the ArvinMeritor By-Laws may be amended, added to, rescinded or repealed only by an affirmative vote of at least a majority of the directors then in office at any meeting of the board.

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LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The DGCL allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. It does not, however, permit a corporation to limit or eliminate the personal liability of a director for (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) intentional or negligent payment of unlawful dividends or unlawful stock purchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit. The Meritor Certificate limits the liability of directors to the extent provided under Delaware law.

     The DGCL permits indemnification of officers, directors, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in proceedings, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal actions, had no reasonable cause to believe that the conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is limited to expenses actually and reasonably incurred, except that no indemnification is permitted if a person is adjudged liable to the corporation, unless indemnification is otherwise authorized by a court. The DGCL also provides that to the extent a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding (including an action by or in the right of the corporation), he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with the matter. Statutory indemnification is not exclusive of other rights provided in a corporation's charter or by-laws, or through resolutions of its board of directors or stockholders. The Meritor By-Laws provide generally for indemnification of officers, directors and others to the extent permitted under Delaware law. In addition, the Meritor By-Laws set forth particular procedures for submission and determination of claims for indemnification.

     The IBCL provides that a director is not liable for any action taken as a director, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 of the IBCL (which requires, among other things, that a director discharge his duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation), and (ii) the breach or failure to perform constitutes willful misconduct or recklessness. The Arvin Articles contain a similar provision limiting the liability of directors, members of any committee of the board, officers, employees or agents of Arvin.

     The IBCL permits indemnification of officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and reasonably believed that (1) in the case of conduct in the person's official capacity with the corporation, that the person's conduct was in the corporation's best interests, and (2) in all other cases, that the person's conduct was at least not opposed to the corporation's best interests. In criminal proceedings, the person must either have reasonable cause to believe the conduct was lawful or must have had no reasonable cause to believe the conduct was unlawful. Unless the articles of incorporation provide otherwise, indemnification is mandatory in two instances: (1) a director successfully defends himself in a proceeding to which the director was a party because the director is or was a director of the corporation, or (2) it is court ordered.


     The Arvin Articles contain provisions authorizing, to the extent permitted by the IBCL and the Arvin By-Laws, indemnification of directors, officers and other persons, including payment in advance of expenses in defending an action and maintaining liability insurance on such directors, officers and other persons. Specifically, the Arvin By-Laws provide that Arvin shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal (an "Action"), by reason of the fact that such person is or was a director, officer, employee or agent of Arvin, or is or was serving at the request of Arvin as a director, officer, employee, agent, partner, trustee or member or in


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another authorized capacity of or for another corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity, whether or not organized or formed for profit, against expenses (including attorneys' fees) and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Action. Arvin also shall pay, in advance of the final disposition of an Action, the expenses reasonably incurred in defending such action by a person who may be entitled to indemnification and may purchase and maintain liability insurance on any such director, officer, employee or agent of Arvin, or any person who is or was serving at the request of Arvin as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity of or for another entity, acting in such capacities. Such indemnification and advance of expenses shall (i) not be deemed exclusive of any other rights to which a person may be entitled under any law, any resolution of the Arvin board or stockholders, or the articles of incorporation, code or by-laws or other governing documents of another entity (or a resolution of the governing body of such other entity); (ii) inure to the benefit of the heirs, executors and administrators of such person; and (iii) continue as to any such person who has ceased to be a director, officer, employee or agent of Arvin or to be serving in an authorized capacity of or for another entity.



     The ArvinMeritor Articles and ArvinMeritor By-Laws contain limitation of liability and indemnity provisions similar to those in the Arvin Articles and Arvin By-Laws. In addition, under the ArvinMeritor By-Laws, if a covered person is not wholly successful in an Action, but is successful on the merits or otherwise as to one or more but less than all claims, issues or matters, then ArvinMeritor shall indemnify such person against all expenses actually and reasonably incurred in connection with each claim, issue or matter that is successfully resolved. ArvinMeritor will also indemnify any covered person for all expenses actually and reasonably incurred by being a witness, but not a party, to any Action. The ArvinMeritor By-Laws set forth particular procedures for submission and determination of claims for indemnification.


CLASSIFIED BOARD OF DIRECTORS

     The DGCL permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. The Meritor By-Laws provide that Meritor will have a classified board of directors with three classes of directors serving three-year terms.

     Under the IBCL, if the articles of incorporation authorize staggered terms, the articles of incorporation or by-laws may divide the total number of directors into either two groups or three groups, with each group to contain as nearly equal a number of directors as possible. The terms of directors in the first group expire at the first annual stockholders' meeting after their election; the terms of the directors in the second group expire at the second annual stockholders' meeting after their election; and if there is a third group of directors, their terms expire at the third annual stockholders' meeting after their election. At each annual stockholders' meeting held thereafter, directors are chosen for a term of two years, if the board is divided into two groups, or for three years, if the board is divided into three groups. The Arvin Articles authorize a classified board of directors with staggered terms, and the Arvin By-Laws provide that the directors are divided into three classes and the terms of the directors are three years.

     The ArvinMeritor Articles provide that ArvinMeritor will have a classified board of directors with three classes of directors serving three-year terms.

CUMULATIVE VOTING FOR DIRECTORS

     The DGCL permits cumulative voting for directors to the extent provided for in a corporation's certificate of incorporation. The Meritor Certificate does not provide for cumulative voting.

     Under the IBCL, stockholders do not have the right to cumulate their votes for directors unless the articles of incorporation so provide. The Arvin Articles do not provide for cumulative voting for directors.

     The ArvinMeritor Articles do not provide for cumulative voting for directors.

REMOVAL OF DIRECTORS


     Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, unless (a) the board is classified, in which case stockholders may effect such removal only for cause (unless the certificate of incorporation provides otherwise), and (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against removal would be sufficient to elect the director under cumulative voting. The Meritor Certificate provides that any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the outstanding capital stock of Meritor entitled to vote generally in the election of directors, voting together as a single class.


     Under the IBCL, directors may be removed in any manner provided by a corporation's articles of incorporation. In addition, the stockholders or directors may remove one or more directors with or without cause unless the corporation's articles of incorporation provide otherwise. If cumulative voting is authorized by the articles of incorporation, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director's removal. If cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast against the director's removal. The Arvin Articles provide that, subject to the rights of the holders of any class or series of preferred shares, no director shall be removed from office by vote or any other stockholders' action or otherwise except for cause and only by the affirmative vote by the holders of two-thirds of the voting power of all of the then outstanding shares of capital stock of Arvin entitled to vote in the election of directors.

     Under the ArvinMeritor Articles, a director may not be removed from office except for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock of ArvinMeritor entitled to vote at an election of directors, voting together as a single class.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     The DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation, or (b) the certificate of incorporation directs that a particular class is to elect that director, in which case any other directors elected by such class, or a sole remaining director, shall fill that vacancy. In addition, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of stockholders holding at least 10% of the shares outstanding at the time and entitled to vote for those directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Those elections are to be conducted in accordance with the procedures provided by the DGCL. Unless otherwise provided in the certificate of incorporation or by-laws, when one or more directors resign from the board a majority of directors then in office, including those who have so resigned, may vote to fill the vacancy. The Meritor Certificate provides that vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum.

     Under the IBCL, unless the articles of incorporation of a corporation provide otherwise, vacancies on the board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by the board or, if the remaining directors constitute less than a quorum, the majority of the remaining members may fill the vacancy. The Arvin By-Laws provide that except to the extent the board determines otherwise, vacancies and newly-created directorships may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

     The ArvinMeritor Articles provide that vacancies, including a vacancy resulting from an increase in the number of directors, may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

SPECIAL MEETINGS

     Under the DGCL, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or by-laws. Under the Meritor By-Laws, a special meeting of the stockholders for any purpose or purposes shall be called only by the board pursuant to a resolution adopted by a majority of the whole board.

     Under the IBCL, special stockholders' meetings may be called by the board of directors or the persons specifically authorized to do so by the articles of incorporation or by-laws. The Arvin By-Laws provide that a special meeting of the stockholders of the corporation may be called by either (i) the Chairman or the Secretary upon the written request of the Chairman or (ii) the board pursuant to a resolution adopted by two-thirds of the entire board.

     Under the ArvinMeritor Articles, special meetings of the stockholders may be called only by the board pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies.

INSPECTION RIGHTS

     The DGCL provides that any stockholder, upon written demand under oath stating the purpose of the inspection, shall have the right during the usual hours of business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts of these documents and materials. A proper purpose means a purpose reasonably related to the person's interest as a stockholder.

     The IBCL permits any stockholder who gives at least five business days' written notice to the corporation to have the right to inspect and copy during normal business hours, at the principal office of the corporation, the following books and records of the corporation:

     - the articles of incorporation and the by-laws;

     - resolutions adopted by the board of directors with respect to one or more classes or series of shares and fixing their relative rights, preferences and limitations, if shares issued under the resolutions are outstanding;

     - the minutes of all stockholders' meetings and executed written consents evidencing all action taken by the stockholders without a meeting for the past three years;

     - all written communications to stockholders generally within the past three years, including the annual financial statements furnished as provided in IBCL Section 23-1-53-1;

     - the names and business addresses of the corporation's current directors and officers; and

     - the most recent annual report of the corporation filed with the Indiana Secretary of State.

     Under the IBCL, a stockholder also has a right, subject to the limitations described below, upon at least five business days' written notice to the corporation, to inspect and copy, during normal business hours, at a reasonable location specified by the corporation, the following records of the corporation:

     - excerpts from minutes of any meeting of the board, records of any action of a committee of the board while acting for the board, minutes of any meetings of stockholders, and records of action taken by stockholders or the board without a meeting, to the extent not subject to inspection under the provisions described in the immediately preceding paragraph;

     - accounting records of the corporation; and

     - the record of stockholders.

The right to inspect and copy described in this paragraph is limited to instances where:

     - the stockholder's demand is made in good faith and for a proper purpose;

     - the stockholder describes with reasonable particularity the stockholder's purpose and the records the stockholder desires to inspect; and

     - the records are directly connected with the stockholder's purpose.

ELECTION OF DIRECTORS

     The DGCL requires that the board consist of one or more members and that directors shall be elected by a plurality of the votes of shares entitled to vote and present in person or represented by proxy at the meeting. The Meritor Certificate provides that the number of directors shall be fixed from time to time exclusively by the board pursuant to a resolution adopted by a majority of the whole board. The Meritor board currently consists of nine directors.

     The IBCL requires that the board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the corporation's articles of incorporation or by-laws. The Arvin By-Laws fix the number of directors at thirteen.

     The ArvinMeritor Articles provide that the number of directors of the corporation shall be fixed from time to time by the board pursuant to a resolution adopted by a majority of the whole board, provided that such number shall not be less than three. ArvinMeritor will initially have a board comprised of 19 members.

DIVIDENDS

     Under the DGCL, a corporation generally is permitted to declare and pay dividends out of surplus, or out of net profits for the current and/or preceding fiscal year, provided such dividends will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets. Under the Meritor Certificate, holders of preferred stock may be issued dividends from time to time, as determined by the Meritor board. Such dividends shall be fully paid, or declared and set apart for payment, before any dividend shall be declared or paid on Meritor common stock. Holders of shares of Meritor common stock shall be entitled to receive such dividends and distributions in equal amounts per share, payable in cash or otherwise, as may be declared by the Meritor board out of assets or funds of Meritor legally available therefor.

     Under the IBCL, the payment of dividends and the repurchase or redemption of stock are permitted if, after giving effect to the action, the corporation is able to pay its debts as they become due in the ordinary course of business and the corporation's total assets exceed the sum of its total liabilities plus the amount that would be needed to satisfy preferential rights upon dissolution.

     Under the ArvinMeritor Articles, holders of preferred stock may be issued dividends from time to time, as determined by the ArvinMeritor board. Such dividends shall be fully paid, or declared and set apart for payment, before any dividend shall be declared or paid on ArvinMeritor common stock. Holders of Series A Junior Participating Preferred Stock are entitled to preferential quarterly dividend payments. Holders of shares of ArvinMeritor common stock shall be entitled to receive such dividends and distributions in equal amounts per share, payable in cash or otherwise, as may be declared by the ArvinMeritor board out of assets or funds of ArvinMeritor legally available for that purpose.

OTHER CORPORATE CONSTITUENCIES

     Under IBCL Sections 23-1-35-1-(d), (f), and (g), in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director may, in addition to considering the effects of any action on stockholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director considers pertinent. The directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that the approval is not in the best interests of the corporation. In addition, directors are not required to redeem any rights under, or render inapplicable, a stockholder rights plan or to take or decline to take any action solely because of the effect that the action might have on a proposed change of control. The IBCL explicitly provides that any different or higher degree of scrutiny imposed in Delaware and some other jurisdictions upon director actions taken in response to potential changes in control will not apply.

PREEMPTIVE RIGHTS


     The DGCL provides that a corporation's certificate of incorporation may provide that stockholders have preemptive rights. The Meritor Certificate provides that, unless otherwise determined by the board, no stockholder shall have preemptive rights.



     The IBCL provides that stockholders do not have preemptive rights except to the extent a corporation's articles of incorporation provide for such rights. The Arvin Articles do not grant preemptive rights.



     The ArvinMeritor Articles include a preemptive rights provision substantially similar to that in the Meritor Certificate.


                       RIGHTS OF DISSENTING STOCKHOLDERS

     Under applicable Delaware and Indiana law, holders of Meritor common stock and holders of Arvin common stock do not have any dissenters' rights of appraisal in connection with the merger.

                                 LEGAL MATTERS

     The validity of the common stock of the combined company to be issued in connection with the merger will be passed upon for the combined company by Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, who will rely as to matters of Indiana law upon the opinion of Ice Miller Donadio & Ryan, One American Square, Box 82001, Indianapolis, Indiana 46282-0002.

                                    EXPERTS

     The consolidated financial statements of Meritor as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999 and the related financial statement schedule incorporated by reference in this joint proxy statement-prospectus from Meritor's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Arvin as of January 2, 2000 and January 3, 1999 and for each of the three years in the period ended January 2, 2000 incorporated by reference in this joint proxy statement-prospectus from Arvin's Annual Report on Form 10-K for the fiscal year ended January 2, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

     Meritor and Arvin will hold 2001 Annual Meetings of Stockholders only if the merger is not completed before the time of the meetings.

     Under the rules and regulations of the SEC, stockholder proposals for Meritor's 2001 Annual Meeting of Stockholders must be received on or before August 29, 2000, at the Office of the Secretary at Meritor's World Headquarters located at 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in Meritor's proxy materials for such meeting. In addition, the Meritor By-Laws require a stockholder desiring to propose any matter for consideration at the 2001 Annual Meeting of Stockholders to notify Meritor's Secretary in writing at the above address on or after November 11, 2000 and on or before December 11, 2000.



     Under the rules and regulations of the SEC, stockholder proposals intended to be presented at Arvin's 2001 Annual Meeting of Stockholders must be received at Arvin's executive offices located at One Noblitt Plaza, Columbus, Indiana 47202-3000, no later than November 14, 2000 to be considered for inclusion in Arvin's proxy materials for such meeting. In addition, the Arvin By-Laws require that written notice of any stockholder nominations or proposals relating to the 2001 Annual Meeting of Stockholders must be received by the Secretary of Arvin at its executive offices in Columbus, Indiana no earlier than January 11, 2001 and no later than February 10, 2001.


                                 OTHER MATTERS

     As of the date of this joint proxy statement-prospectus, the Meritor board and the Arvin board know of no matters that will be presented for consideration at the Meritor special meeting or the Arvin special meeting, respectively, other than as described in this joint proxy statement-prospectus. If any other matters do properly come before either special meeting or any adjournments or postponements of those special meetings and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any of those other matters.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Representatives of Deloitte & Touche LLP will be present at the Meritor special meeting and representatives of PricewaterhouseCoopers LLP will be present at the Arvin special meeting. In each case, those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     ArvinMeritor has filed with the SEC a Registration Statement under the Securities Act that registers the distribution to Meritor and Arvin stockholders of the shares of the combined company's common stock to be issued in connection with the merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Meritor, Arvin and the combined company's common stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this joint proxy statement-prospectus.

     In addition, Meritor and Arvin file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room                  Northeast Regional Office              Midwest Regional Office
450 Fifth Street, N.W                  7 World Trade Center                   500 West Madison Street
Room 1024                              Suite 1300                             Suite 1400
Washington, D.C. 20549                 New York, New York 10048               Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Meritor and Arvin, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about Meritor and Arvin at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The SEC allows Meritor and Arvin to "incorporate by reference" information into this joint proxy statement-prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement-prospectus, except for any information that is superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

     This joint proxy statement-prospectus incorporates by reference the documents listed below that Meritor and Arvin have previously filed with the SEC. They contain important information about our companies and their financial condition.

          (a) Meritor's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 (filing date December 20, 1999);

          (b) Meritor's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 (filing date February 14, 2000);

          (c) Meritor's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (filing date May 4, 2000);

          (d) Meritor's Current Report on Form 8-K dated April 14, 2000 (filing date April 17, 2000);

          (e) Arvin's Annual Report on Form 10-K for the fiscal year ended January 2, 2000 (filing date March 21, 2000);

          (f) Arvin's Quarterly Report on Form 10-Q for the quarter ended April 2, 2000 (filing date May 4, 2000); and

          (g) Arvin's Current Report on Form 8-K dated April 14, 2000 (filing date April 17, 2000).

     In addition, Meritor and Arvin incorporate by reference additional documents that either company may file with the SEC between the date of this joint proxy statement-prospectus and the dates of the Meritor special meeting and the Arvin special meeting, respectively. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Meritor has supplied all information contained or incorporated by reference in this joint proxy statement-prospectus relating to Meritor and Arvin has supplied all such information relating to Arvin.

     You can obtain any of the documents incorporated by reference in this document through Meritor or Arvin, as the case may be, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement-prospectus. You can obtain these documents by requesting them in writing (including by e-mail request) or by telephone from the appropriate company at the following addresses:

                   MERITOR                                         ARVIN
              Investor Relations                             Investor Relations
           Meritor Automotive, Inc.                        Arvin Industries, Inc.
             2135 West Maple Road                            One Noblitt Plaza
          Troy, Michigan 48084-7186                     Columbus, Indiana 47202-3000
                (248) 435-1000                                 (812) 379-3205
       e-mail: abeytaka@meritorauto.com                 e-mail: pat_lowry@arvin.com

     If you would like to request documents, please do so by June 28, 2000 to receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.


     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement-prospectus or in any of the materials that we have incorporated into this joint proxy statement-prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined statements of operations for ArvinMeritor for the six months ended March 31, 2000 and the twelve months ended September 30, 1999 were prepared to illustrate the effects of the completion of the merger, as if the merger had occurred as of October 1, 1998. The following unaudited pro forma combined balance sheet (collectively with the unaudited pro forma combined statements of operations, the "pro forma statements") was prepared as if the merger had occurred as of March 31, 2000.

     The pro forma statements were prepared using the purchase method of accounting and are for illustrative purposes only. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma statements are not necessarily indicative of the results of operations or financial position of ArvinMeritor that would have been achieved if the merger had in fact occurred on such dates, or the results of operations of ArvinMeritor for any future period or the financial position of ArvinMeritor as of any future date. The pro forma statements do not give effect to any potential restructuring costs or to any potential cost savings or other synergies that could result from the merger.

     The pro forma statements and accompanying notes should be read in conjunction with the historical financial statements of Meritor and Arvin, including the notes thereto, and the other financial information pertaining to ArvinMeritor included elsewhere or incorporated by reference in this joint proxy statement-prospectus.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED MARCH 31, 2000
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                MERITOR           ARVIN         PRO FORMA     PRO FORMA
                                             HISTORICAL(1)    HISTORICAL(1)    ADJUSTMENTS    COMBINED
                                             -------------    -------------    -----------    ---------
Sales......................................     $ 2,332          $ 1,637         $   --        $ 3,969
Cost of sales..............................      (1,974)          (1,449)             1(2)      (3,422)
                                                -------          -------         ------        -------
  Gross margin.............................         358              188              1            547
Selling, general and administrative........        (163)            (109)            --           (272)
Gain on sale of business...................          83               --             --             83
Other expense -- net.......................          --               (3)            --             (3)
                                                -------          -------         ------        -------
  Operating earnings.......................         278               76              1            355
Equity in earnings of affiliates...........          17                5             --             22
Interest expense, net......................         (35)             (27)            (4)(3)        (66)
                                                -------          -------         ------        -------
  Income before income taxes...............         260               54             (3)           311
Provision for income taxes.................        (100)             (18)             1(4)        (117)
Minority interests.........................          (6)               4             --             (2)
                                                -------          -------         ------        -------
  Net income from continuing operations and
     before cumulative effect of accounting
     change................................     $   154          $    40         $   (2)       $   192
                                                =======          =======         ======        =======
EARNINGS PER COMMON SHARE
  Basic....................................     $  2.39          $  1.66                       $  2.64
                                                =======          =======                       =======
  Diluted..................................     $  2.39          $  1.65                       $  2.64
                                                =======          =======                       =======
AVERAGE COMMON SHARES OUTSTANDING
  Basic....................................        64.5             24.3          (16.1)(5)       72.7
  Diluted..................................        64.5             24.4          (16.1)(5)       72.8

      See notes to unaudited pro forma combined statements of operations.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED SEPTEMBER 30, 1999
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                MERITOR           ARVIN         PRO FORMA     PRO FORMA
                                             HISTORICAL(1)    HISTORICAL(1)    ADJUSTMENTS    COMBINED
                                             -------------    -------------    -----------    ---------
Sales......................................     $ 4,450          $ 3,010         $    --       $ 7,460
Cost of sales..............................      (3,804)          (2,620)              1(2)     (6,423)
                                                -------          -------         -------       -------
  Gross margin.............................         646              390               1         1,037
Selling, general and administrative........        (280)            (222)             --          (502)
Gain on sale of business...................          24               --              --            24
Restructuring costs........................         (28)              --              --           (28)
Other expense -- net.......................          (3)              (4)             --            (7)
                                                -------          -------         -------       -------
  Operating earnings.......................         359              164               1           524
Equity in earnings of affiliates...........          35               10              --            45
Interest expense, net......................         (61)             (43)             (8)(3)      (112)
                                                -------          -------         -------       -------
  Income before income taxes...............         333              131              (7)          457
Provision for income taxes.................        (129)             (43)              3(4)       (169)
Minority interests.........................         (10)               3              --            (7)
                                                -------          -------         -------       -------
  Net income from continuing operations and
     before cumulative effect of accounting
     change................................     $   194          $    91         $    (4)      $   281
                                                =======          =======         =======       =======
EARNINGS PER COMMON SHARE
  Basic....................................     $  2.81          $  3.75                       $  3.70
                                                =======          =======                       =======
  Diluted..................................     $  2.81          $  3.71                       $  3.68
                                                =======          =======                       =======
AVERAGE COMMON SHARES OUTSTANDING
  Basic....................................        69.1             24.2           (17.3)(5)      76.0
  Diluted..................................        69.1             24.5           (17.3)(5)      76.3

      See notes to unaudited pro forma combined statements of operations.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(1) The Arvin historical information for the twelve months ended September 30, 1999 represents amounts derived from the audited results of operations for the year ended January 3, 1999 and the unaudited results of operations for the nine months ended October 3, 1999 and September 27, 1998. The Arvin historical information for the six months ended March 31, 2000 represents amounts derived from the audited results of operations for the year ended January 2, 2000 and the unaudited results of operations for the nine months ended October 3, 1999 and the three months ended April 2, 2000. The results for the year ended September 30, 1999 were derived by adding the results of the year ended January 3, 1999 and the results of the nine months ended October 3, 1999 and subtracting the results of the nine months ended September 27, 1998. The results for the six months ended March 31, 2000 were derived by adding the results of the year ended January 2, 2000 and the results of the three months ended April 2, 2000 and subtracting the results of the nine months ended October 3, 1999.

    The Meritor historical information for the year ended September 30, 1999 represents audited amounts and the Meritor historical information for the six months ended March 31, 2000 represents unaudited amounts. Certain amounts in the Arvin historical information and in the Meritor historical information have been reclassified to conform to the pro forma presentation.

(2) The adjustment to cost of sales represents the following (in millions):

                                                                               TWELVE
                                                     SIX MONTHS ENDED       MONTHS ENDED
                                                      MARCH 31, 2000     SEPTEMBER 30, 1999
                                                     ----------------    ------------------
Amortization of goodwill from merger with Arvin (40
  years)...........................................        $ 3                  $ 6
Elimination of historical goodwill amortization of
  Arvin............................................         (4)                  (7)
                                                           ---                  ---
                                                           $(1)                 $(1)
                                                           ===                  ===

(3) The adjustment to interest expense represents the following (in millions):

                                                                               TWELVE
                                                     SIX MONTHS ENDED       MONTHS ENDED
                                                      MARCH 31, 2000     SEPTEMBER 30, 1999
                                                     ----------------    ------------------
Interest at an average rate of 8.0% and
  amortization of other financing costs............         $2                   $4
Interest on the borrowings to fund the Arvin cash
  consideration at an average rate of 8.0%.........          2                    4
                                                            --                   --
                                                            $4                   $8
                                                            ==                   ==

(4) Reflects the income tax effects of the above adjustments.

(5) The adjustment to shares outstanding represents the exchange of one share of Meritor common stock for 0.75 shares of ArvinMeritor common stock and one share of Arvin common stock for one share of ArvinMeritor common stock based on the average shares outstanding for the periods indicated.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000
                                 (IN MILLIONS)

                                              MERITOR           ARVIN         PRO FORMA       PRO FORMA
                                           HISTORICAL(1)    HISTORICAL(1)    ADJUSTMENTS      COMBINED
                                           -------------    -------------    -----------      ---------
Current assets:
  Cash...................................     $   91           $   26           $  --          $  117
  Net receivables........................        799              534              --           1,333
  Inventories............................        383              220              --             603
  Other current assets...................        129              126              --             255
                                              ------           ------           -----          ------
          Total current assets...........      1,402              906              --           2,308
Net property.............................        729              681              --           1,410
Net goodwill.............................        449              273             (23)(2)(4)      699
Other assets.............................        246              225              12(3)          483
                                              ------           ------           -----          ------
          Total..........................     $2,826           $2,085           $ (11)         $4,900
                                              ======           ======           =====          ======
Current liabilities:
  Short-term debt........................     $   72           $  301           $  --          $  373
  Accounts payable.......................        649              440              --           1,089
  Other current liabilities..............        392              144              --             536
                                              ------           ------           -----          ------
          Total current liabilities......      1,113              885              --           1,998
Long-term debt...........................        865              324              77(3)(4)     1,266
Other liabilities........................        454              145              --             599
Minority interests.......................         48               50              --              98
Capital securities.......................         --               89              --              89
Stockholders' equity.....................        346              592             (88)(2)         850
                                              ------           ------           -----          ------
          Total..........................     $2,826           $2,085           $ (11)         $4,900
                                              ======           ======           =====          ======

            See notes to unaudited pro forma combined balance sheet.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(1) The Meritor historical information represents amounts obtained from the unaudited balance sheet of Meritor as of March 31, 2000. The Arvin historical information represents amounts obtained from the unaudited balance sheet of Arvin as of April 2, 2000.

(2) Reflects the initial estimate made by management in applying the purchase method of accounting for the excess of the total merger consideration over the net assets of Arvin deemed to be acquired, and the liabilities deemed to be assumed, in the merger. The following is the calculation of this estimate (in millions except per share data):

Value of ArvinMeritor shares to be issued to Arvin
  stockholders and estimated transaction costs of $16
  million...................................................  $520
Cash consideration of $2 per share to Arvin stockholders....    49
                                                              ----
Total merger consideration..................................   569
Historical Arvin stockholders' equity exchanged in the
  merger at March 31, 2000 adjusted for the elimination of
  existing Arvin goodwill of $273...........................   319
                                                              ----
Preliminary goodwill........................................  $250
                                                              ====

     The merger was accounted for using the purchase method of accounting and the total estimated merger consideration was allocated first to assets and liabilities based on their respective fair values, with the remainder allocated to goodwill. The adjustment to stockholders' equity reflects the elimination of Arvin's equity. The estimated merger consideration and the preliminary allocation of the estimated merger consideration described above is based on historical costs and management's current estimates which may differ from the final allocation due to appraisals of fixed assets, other fair value adjustments, the finalization of any potential plans of restructuring and the valuation of the Arvin stock options exchanged.

(3) Reflects the recording of estimated financing and other related costs.

(4) Reflects the payment of $2 per share to be made to current Arvin stockholders.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                           DATED AS OF APRIL 6, 2000

                                  BY AND AMONG

                           MERITOR AUTOMOTIVE, INC.,

                                  MU SUB, INC.

                                      AND

                             ARVIN INDUSTRIES, INC.

                               TABLE OF CONTENTS


                                                                              PAGE
                                                                              ----
ARTICLE I  THE FIRST STEP MERGER............................................   A-1
  SECTION 1.1   The First Step Merger.......................................   A-1
  SECTION 1.2   First Effective Time........................................   A-1
  SECTION 1.3   Effects of the First Step Merger............................   A-1
  SECTION 1.4   Conversion of Meritor Common Stock..........................   A-2
  SECTION 1.5   Newco Common Stock..........................................   A-2
  SECTION 1.6   Options.....................................................   A-2
  SECTION 1.7   Articles of Incorporation...................................   A-3
  SECTION 1.8   By-Laws.....................................................   A-3
  SECTION 1.9   Board of Directors; Management..............................   A-3
ARTICLE II  THE SECOND STEP MERGER..........................................   A-3
  SECTION 2.1   The Second Step Merger......................................   A-3
  SECTION 2.2   Closing.....................................................   A-3
  SECTION 2.3   Effective Time..............................................   A-3
  SECTION 2.4   Effects of the Second Step Merger...........................   A-3
  SECTION 2.5   Conversion of Arvin Common Stock............................   A-4
  SECTION 2.6   Newco Common Stock..........................................   A-4
  SECTION 2.7   Options.....................................................   A-4
  SECTION 2.8   Articles of Incorporation...................................   A-4
  SECTION 2.9   By-Laws.....................................................   A-5
  SECTION 2.10  Rights Agreement............................................   A-5
  SECTION 2.11  Tax Consequences............................................   A-5
  SECTION 2.12  Officers....................................................   A-5
  SECTION 2.13  Board of Directors..........................................   A-5
  SECTION 2.14  Name; Corporate Offices.....................................   A-6
  SECTION 2.15  Dividends...................................................   A-6
  SECTION 2.16  Fiscal Year.................................................   A-6
ARTICLE III  EXCHANGE OF SHARES.............................................   A-6
  SECTION 3.1   Newco to Make Shares and Cash Available.....................   A-6
  SECTION 3.2   Exchange of Shares..........................................   A-6
  SECTION 3.3   Affiliates..................................................   A-8
ARTICLE IV  REPRESENTATIONS AND WARRANTIES..................................   A-9
  SECTION 4.1   Representations and Warranties of Arvin.....................   A-9
  SECTION 4.2   Representations and Warranties of Meritor...................  A-16
  SECTION 4.3   Representations and Warranties of Newco.....................  A-23
ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS........................  A-24
  SECTION 5.1   Covenants of Arvin..........................................  A-24
  SECTION 5.2   Covenants of Meritor and Newco..............................  A-26
  SECTION 5.3   Governmental Filings........................................  A-29
  SECTION 5.4   Control of Other Party's Business...........................  A-29
ARTICLE VI  ADDITIONAL AGREEMENTS...........................................  A-30
  SECTION 6.1   Preparation of Proxy Statement; Stockholders Meetings.......  A-30
  SECTION 6.2   Newco Board of Directors and Management.....................  A-31
  SECTION 6.3   Access to Information.......................................  A-31
  SECTION 6.4   Reasonable Best Efforts.....................................  A-31
  SECTION 6.5   Acquisition Proposals.......................................  A-33

                                                                              PAGE
                                                                              ----
  SECTION 6.6   Employee Benefits Matters...................................  A-34
  SECTION 6.7   Fees and Expenses...........................................  A-35
  SECTION 6.8   Directors' and Officers' Indemnification and Insurance......  A-35
  SECTION 6.9   Public Announcements........................................  A-36
  SECTION 6.10  Accounting Matters..........................................  A-36
  SECTION 6.11  Listing of Shares of Newco Common Stock.....................  A-36
  SECTION 6.12  Dividends...................................................  A-36
  SECTION 6.13  Affiliates..................................................  A-36
  SECTION 6.14  Section 16 Matters..........................................  A-37
  SECTION 6.15  Takeover Statutes...........................................  A-37
  SECTION 6.16  Advice of Changes...........................................  A-37
ARTICLE VII  CONDITIONS PRECEDENT...........................................  A-37
                Conditions to Each Party's Obligation to Effect the
  SECTION 7.1   Merger......................................................  A-37
  SECTION 7.2   Additional Conditions to Obligations of Arvin...............  A-38
  SECTION 7.3   Additional Conditions to Obligations of Meritor and Newco...  A-39
ARTICLE VIII  TERMINATION AND AMENDMENT.....................................  A-39
  SECTION 8.1   Termination.................................................  A-39
  SECTION 8.2   Effect of Termination.......................................  A-40
  SECTION 8.3   Amendment...................................................  A-41
  SECTION 8.4   Extension; Waiver...........................................  A-41
ARTICLE IX  GENERAL PROVISIONS..............................................  A-42
                Non-Survival of Representations, Warranties and
  SECTION 9.1   Agreements..................................................  A-42
  SECTION 9.2   Notices.....................................................  A-42
  SECTION 9.3   Interpretation..............................................  A-42
  SECTION 9.4   Counterparts................................................  A-43
  SECTION 9.5   Entire Agreement; No Third Party Beneficiaries..............  A-43
  SECTION 9.6   Governing Law...............................................  A-43
  SECTION 9.7   Severability................................................  A-43
  SECTION 9.8   Assignment..................................................  A-43
  SECTION 9.9   Submission to Jurisdiction; Waivers.........................  A-43
  SECTION 9.10  Enforcement.................................................  A-44
  SECTION 9.11  Definitions.................................................  A-44
  SECTION 9.12  Disclosure Schedule.........................................  A-47


                                    EXHIBITS

Exhibit A  --   Form of Newco Articles
Exhibit B  --   Form of Newco By-Laws
Exhibit C  --   Form of Newco Rights Agreement
Exhibit D  --   Officers
Exhibit E  --   Terms of Offer Letter to Officers
Exhibit F  --   Form of Arvin Affiliate Agreement
Exhibit G  --   Form of Meritor Affiliate Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of April 6, 2000 (this "Agreement"), by and among MERITOR AUTOMOTIVE, INC., a Delaware corporation ("Meritor"), MU SUB, INC., an Indiana corporation and a wholly-owned subsidiary of Meritor ("Newco"), and ARVIN INDUSTRIES, INC., an Indiana corporation ("Arvin").

                             W I T N E S S E T H :

     WHEREAS, the Boards of Directors of Meritor and Arvin deem it advisable and in the best interests of each corporation and its respective stockholders that Meritor and Arvin enter into a "merger of equals" in order to advance the long-term strategic business interests of Meritor and Arvin;

     WHEREAS, the Boards of Directors of Meritor, Arvin and Newco have determined to consummate such "merger of equals" by means of the business combination transaction provided for herein in which (a) Meritor will, subject to the terms and conditions set forth herein, merge with and into Newco (the "First Step Merger") with Newco being the surviving corporation in the First Step Merger, and (b) immediately thereafter, Arvin will, subject to the terms and conditions set forth herein, merge with and into Newco (the "Second Step Merger" and, together with the First Step Merger, the "Merger"), with Newco being the surviving corporation (hereinafter sometimes referred to in such capacity as the "Combined Company") in the Second Step Merger;

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, (a) as a condition and inducement to Meritor's willingness to enter into this Agreement and the Meritor Stock Option Agreement referred to below, Meritor and Arvin are entering into a Stock Option Agreement dated as of the date hereof (the "Arvin Stock Option Agreement") pursuant to which Arvin is granting to Meritor an option to purchase shares of Arvin Common Stock (as defined in Section 2.5(a)) and (b) as a condition and inducement to Arvin's willingness to enter into this Agreement and the Arvin Stock Option Agreement, Arvin and Meritor are entering into a Stock Option Agreement dated as of the date hereof (the "Meritor Stock Option Agreement", and together with the Arvin Stock Option Agreement, the "Stock Option Agreements"), pursuant to which Meritor is granting to Arvin an option to purchase shares of Meritor Common Stock (as defined in Section 1.4(a)); and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Stock Option Agreements, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

                                   ARTICLE I

                             THE FIRST STEP MERGER

     SECTION 1.1 The First Step Merger. Upon the terms and conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Business Corporation Law of the State of Indiana (the "IBCL"), at the First Effective Time (as defined in Section 1.2), Meritor shall merge with and into Newco. Newco shall be the surviving corporation in the First Step Merger and shall continue its corporate existence under the laws of the State of Indiana. Upon consummation of the First Step Merger, the separate corporate existence of Meritor shall terminate.

     SECTION 1.2 First Effective Time. The First Step Merger shall become effective as set forth in the certificate of merger that shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") and the articles of merger that shall be filed with the Secretary of State of the State of Indiana (the "Indiana Secretary") on the Closing Date (as defined in Section 2.2). The term "First Effective Time" shall be the date and time when the First Step Merger becomes effective, as set forth in the certificate of merger and articles of merger referred to in this Section 1.2.

     SECTION 1.3 Effects of the First Step Merger. At and after the First Effective Time, the First Step Merger shall have the effects set forth in the DGCL and the IBCL.

     SECTION 1.4 Conversion of Meritor Common Stock. At the First Effective Time, by virtue of the First Step Merger and without any action on the part of Meritor, Newco or the holders of any capital stock of Meritor or Newco:

          (a) Subject to Section 3.2(e), each share of common stock, par value $1 per share, including the associated Meritor Right (as defined in Section 4.2(b)(i)), of Meritor ("Meritor Common Stock") issued and outstanding immediately prior to the First Effective Time, other than shares of Meritor Common Stock held in Meritor's treasury or owned by any wholly-owned Subsidiary of Meritor, shall be converted into the right to receive .75 shares (the "Meritor Exchange Ratio") of common stock, par value $1 per share, of Newco ("Newco Common Stock").

          (b) All shares of Meritor Common Stock converted into the right to receive Newco Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of Meritor Common Stock (a "Meritor Certificate") shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Newco Common Stock and (ii) cash in lieu of fractional shares into which the shares of Meritor Common Stock formerly represented by such Meritor Certificate have been converted pursuant to this Section 1.4 and Section 3.2(e). Meritor Certificates shall be exchanged for certificates representing whole shares of Newco Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Meritor Certificates in accordance with Section 3.2, without any interest thereon. If, between the date hereof and the Effective Time, the outstanding shares of Arvin Common Stock (as defined in Section 2.5(a)) or Meritor Common Stock (or, following the consummation of the First Step Merger, the outstanding shares of Newco Common Stock) shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization (other than solely as a result of the First Step Merger), an appropriate and proportionate adjustment shall be made to the Meritor Exchange Ratio.

          (c) All shares of Meritor Common Stock held in Meritor's treasury or owned by any wholly-owned Subsidiary of Meritor shall be canceled and shall cease to exist and no shares of Newco Common Stock or other consideration shall be delivered in exchange therefor.

     SECTION 1.5 Newco Common Stock. At and after the First Effective Time, each share of Newco Common Stock issued and outstanding immediately prior to the First Effective Time shall be canceled and retired and shall resume the status of authorized and unissued shares of Newco Common Stock, and no shares of Newco Common Stock or other consideration shall be issued in respect thereof.

     SECTION 1.6 Options. (a) At or prior to the First Effective Time, Meritor will take all action necessary such that each Meritor Stock Option (as defined in Section 4.2(b)(i)) that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Meritor Common Stock and shall be converted into an option to purchase shares of Newco Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the appropriate Meritor Stock Plan (as defined in Section 4.2(b)(i)) pursuant to which such option has been issued and the agreements evidencing grants thereunder):

          (i) The number of shares of Newco Common Stock to be subject to the new option shall be equal to the product of the number of shares of Meritor Common Stock subject to the original option multiplied by the Meritor Exchange Ratio, provided that any fractional shares of Newco Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

          (ii) The exercise price per share of Newco Common Stock under the new option shall be equal to the exercise price per share of Meritor Common Stock under the original option divided by the Meritor Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

     (b) The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Meritor shall be deemed to be references to Newco (but taking into account any changes thereto, including acceleration thereof, provided for in the Meritor Stock Plans by reason of this Agreement or the transactions contemplated hereby).

     SECTION 1.7 Articles of Incorporation. Subject to the terms and conditions of this Agreement, at the First Effective Time, the articles of incorporation of the surviving corporation in the First Step Merger shall be substantially in the form attached hereto as Exhibit A, with such changes thereto as shall be mutually agreed upon by Meritor and Arvin (the "Newco Articles"), until thereafter amended in accordance with the terms thereof and Applicable Laws.

     SECTION 1.8 By-Laws. Subject to the terms and conditions of this Agreement, at the First Effective Time, the by-laws of the surviving corporation in the First Step Merger shall be in substantially the form attached hereto as Exhibit B, with such changes as may be mutually agreed upon by Meritor and Arvin (the "Newco By-Laws"), until thereafter amended in accordance with the terms thereof, the Newco Articles and Applicable Laws.

     SECTION 1.9 Board of Directors; Management. From and after the First Effective Time, until duly changed pursuant hereto or in accordance with the Newco Articles, the Newco By-Laws or Applicable Laws, the directors of Meritor shall be the directors of Newco, and the officers of Meritor shall be the officers of Newco. At the Effective Time (as defined in Section 2.3), the directors and officers of Newco shall be as set forth in Section 2.13 and
Section 2.12, respectively.

                                   ARTICLE II

                             THE SECOND STEP MERGER

     SECTION 2.1 The Second Step Merger. Upon the terms and conditions of this Agreement, and in accordance with the IBCL, at the Effective Time, Arvin shall merge with and into Newco. Newco shall be the surviving corporation in the Second Step Merger and shall continue its corporate existence under the laws of the State of Indiana. Upon consummation of the Second Step Merger, the separate corporate existence of Arvin shall terminate.

     SECTION 2.2 Closing. The closing of the Second Step Merger (the "Closing") will take place as soon as practicable, but in any event within three Business Days after the satisfaction or waiver (subject to Applicable Laws) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, unless another place is agreed to in writing by the parties hereto.

     SECTION 2.3 Effective Time. The Second Step Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") that shall be filed with the Indiana Secretary on the Closing Date. The term "Effective Time" shall be the date and time when the Second Step Merger becomes effective, as set forth in the Articles of Merger. The Effective Time shall occur immediately after the First Effective Time has occurred.

     SECTION 2.4 Effects of the Second Step Merger. At and after the Effective Time, the Second Step Merger shall have the effects set forth in the IBCL.

     SECTION 2.5 Conversion of Arvin Common Stock. At the Effective Time, by virtue of the Second Step Merger and without any action on the part of Meritor, Newco, Arvin or the holders of any capital stock of Meritor, Newco or Arvin:

          (a) Each common share, par value $2.50 per share, including the associated Alpha Right (as defined in Section 4.1(b)(i)), of Arvin ("Arvin Common Stock") issued and outstanding immediately prior to the Effective Time, other than shares of Arvin Common Stock held in Arvin's treasury, owned by the Arvin SECT (as defined in Section 4.1(f)) or owned by Newco or any wholly-owned Subsidiary of Arvin or Newco, shall be converted into the right to receive (i) one share of Newco Common Stock (the "Arvin Stock Consideration") and (ii) $2.00 in cash, without interest (the "Arvin Cash Consideration" and, together with the Arvin Stock Consideration, the "Arvin Merger Consideration").

          (b) All shares of Arvin Common Stock converted into the right to receive the Arvin Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of Arvin Common Stock (an "Arvin Certificate") shall thereafter represent only the right to receive (i) a certificate representing the Arvin Stock Consideration and (ii) the Arvin Cash Consideration into which the shares of Arvin Common Stock formerly represented by such Arvin Certificate have been converted pursuant to this Section 2.5. Arvin Certificates shall be exchanged for the Arvin Merger Consideration upon the surrender of such Arvin Certificates in accordance with Section 3.2, without any interest thereon.

          (c) All shares of Arvin Common Stock held in Arvin's treasury, owned by the Arvin SECT or owned by Newco or any wholly-owned Subsidiary of Arvin or Newco shall be canceled and shall cease to exist, and no shares of Newco Common Stock or other consideration shall be delivered in exchange therefor.

     SECTION 2.6 Newco Common Stock. At and after the Effective Time, each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Combined Company and shall not be affected by the Second Step Merger, provided that all shares of Newco Common Stock that are owned by Arvin shall become treasury stock of Newco.

     SECTION 2.7 Options. (a) At or prior to the Effective Time, Arvin will take all action necessary such that each Arvin Stock Option (as defined in Section 4.1(b)(i)) that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Arvin Common Stock and shall be converted into an option to purchase a number of shares of Newco Common Stock equal to the number of shares of Arvin Common Stock subject to such option immediately prior to the Effective Time, plus $1 for each share, at an exercise price per share of Newco Common Stock equal to the exercise price per share of Arvin Common Stock in effect immediately prior to the Effective Time (and otherwise subject to the terms of the appropriate Arvin Stock Plan (as defined in Section 4.1(b)(i)) pursuant to which such options have been issued and the agreements evidencing grants thereunder).

     (b) The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Arvin shall be deemed to be references to Newco (but taking into account any changes thereto, including acceleration thereof, provided for in the Arvin Stock Plans by reason of this Agreement or the transactions contemplated hereby).

     SECTION 2.8 Articles of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Newco Articles shall be the articles of incorporation of the Combined Company, until thereafter amended in accordance with the terms thereof and Applicable Laws.

     SECTION 2.9 By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Newco By-Laws shall be the by-laws of the Combined Company until thereafter amended in accordance with the terms thereof, the Newco Articles and Applicable Laws.

     SECTION 2.10 Rights Agreement. Subject to the terms and conditions of this Agreement, as of or prior to the First Effective Time, Newco will enter into a Rights Agreement substantially in the form attached hereto as Exhibit C, with such changes as may be mutually agreed upon by Meritor and Arvin.

     SECTION 2.11 Tax Consequences. It is intended that each of the First Step Merger and the Second Step Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

     SECTION 2.12 Officers. At the Effective Time, Larry D. Yost shall be Chairman of the Board and Chief Executive Officer of the Combined Company and V. William Hunt shall be Vice Chairman and President of the Combined Company and otherwise the initial officers of the Combined Company shall be those individuals set forth in Exhibit D or as Meritor and Arvin shall otherwise agree prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Contemporaneously with the execution and delivery of this Agreement, Arvin, Newco and Mr. Hunt are entering into an employment agreement dated as of the date hereof, to be effective and binding on the Combined Company as of the Effective Time. On or before the Effective Time, it is intended that offer letters on substantially the terms set forth in Exhibit E will be extended by Newco to each of the officers as set forth in the Schedule to such Exhibit E (which Schedule lists each officer's name and position), each such offer letter to be effective and binding on the Combined Company as of the Effective Time.

     SECTION 2.13 Board of Directors. From and after the Effective Time, until duly changed in compliance with Applicable Laws, the Newco Articles and the Newco By-Laws:

          (a) The Board of Directors of the Combined Company (the "Board") shall consist of 19 persons, including (i) 9 persons (including Mr. Yost) to be named by the Board of Directors of Meritor, (ii) 9 persons (including Mr.
     Hunt) to be named by the Board of Directors of Arvin and (iii) Martin D. Walker (or, if Mr. Walker is unavailable, another person to be selected prior to the Effective Time by the Chairman and Chief Executive Officer of Meritor and the Chairman and Chief Executive Officer of Arvin). The directors named by Meritor and Arvin shall be allocated among the classes of the Board as shall be agreed between Meritor and Arvin prior to the Effective Time. It is the current intention of Meritor and Arvin that the Board shall be reduced to approximately 12 directors within a reasonable period following the Effective Time in such manner as the Board shall determine.

          (b) The Audit Committee of the Board shall be comprised of three members of the Board selected prior to the Effective Time by the Board of Directors of Meritor and three members of the Board (one of whom shall be chairman) selected prior to the Effective Time by the Board of Directors of Arvin. The Board Composition Committee of the Board shall be comprised of three members of the Board (one of whom shall be chairman), selected prior to the Effective Time by the Board of Directors of Meritor, three members of the Board selected prior to the Effective Time by the Board of Directors of Arvin, and Mr. Walker (or if Mr. Walker is unavailable, another director to be selected prior to the Effective Time by the Chairman of the Board and Chief Executive Officer of Meritor and the Chairman and Chief Executive Officer of Arvin). The Compensation & Management Development Committee of the Board shall be comprised of three members of the Board (one of whom shall be chairman) selected prior to the Effective Time by the Board of Directors of Meritor and three members of the Board selected prior to the Effective Time by the Board of Directors of Arvin. The Environmental & Social Responsibility Committee of the Board shall be comprised of three members of the Board selected prior to the Effective Time by the Board of Directors of Meritor and three members of the Board (one of whom shall be chairman) selected prior to the Effective Time by the Board of Directors of Arvin.

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     SECTION 2.14 Name; Corporate Offices.  (a) At the Effective Time, the name of the Combined Company shall be "ArvinMeritor, Inc."

     (b) At the Effective Time, the location of the headquarters and principal executive offices of the Combined Company shall be that of the headquarters and principal executive offices of Meritor as the date of this Agreement.

     SECTION 2.15 Dividends. It is the intention of Meritor and Arvin that the Combined Company will, subject to the determination of the Board, declare and pay regular quarterly dividends in respect of outstanding shares of Newco Common Stock at a level approximately equivalent to Arvin's current regular quarterly dividend.

     SECTION 2.16 Fiscal Year. It is the intention of Meritor and Arvin that the fiscal year of the Combined Company will end on September 30 of each year.

                                  ARTICLE III

                               EXCHANGE OF SHARES

     SECTION 3.1 Newco to Make Shares and Cash Available. From time to time at, prior to or after the Effective Time, Newco shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to each of Meritor and Arvin (the "Exchange Agent"), for the benefit of the holders of the Meritor Certificates and Arvin Certificates (collectively, "Certificates"), for exchange in accordance with this Article III (and at the times necessary to make payments in respect of exchanges in accordance with this Article III), certificates representing the shares of Newco Common Stock to be issued pursuant to Section
1.4 and Section 2.5 and cash representing the Arvin Cash Consideration to be paid pursuant to Section 2.5, in each case to be paid pursuant to Section 3.2(a) in exchange for Certificates (such certificates for shares of Newco Common Stock, together with any dividends or distributions with respect thereto, and cash representing the Arvin Cash Consideration to be paid pursuant to Section 2.5, the "Exchange Fund").

     SECTION 3.2 Exchange of Shares. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in customary form and have such other provisions as Newco may reasonably request) and instructions for use in effecting the surrender of Certificates in exchange for certificates representing the shares of Newco Common Stock (and, (i) in the case of Meritor Certificates, any cash in lieu of fractional shares and (ii) in the case of Arvin Certificates, the Arvin Cash Consideration) into which the shares of Meritor Common Stock or Arvin Common Stock, as applicable, formerly represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) the number of shares of Newco Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing that number of whole shares of Newco Common Stock to which such holder shall have become entitled pursuant to the provisions of Article II and
(ii)(x) in the case of Meritor Certificates, a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of the Meritor Certificate surrendered pursuant to the provisions of this Article III and (y) in the case of Arvin Certificates, a check representing the amount of Arvin Cash Consideration to which such holder shall have become entitled pursuant to the provisions of Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares, Arvin Cash Consideration or on any unpaid dividends and distributions payable to holders of Certificates.

     (b) No dividends or other distributions declared or made with respect to Newco Common Stock shall be paid to the holder of any unsurrendered Certificate (and, (i) in the case of Meritor Certificates, no cash payment in lieu of fractional shares of Newco Common Stock shall be paid to any such holder pursuant to Section 3.2(e) and, (ii) in the case of Arvin Certificates, no Arvin Cash Consideration shall be paid to any such holder) until the holder thereof shall surrender such Certificate in accordance with this Article III. Subject to the effect of Applicable Laws, following surrender of any Certificate, there shall be paid to the holder of shares of Newco Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Newco Common Stock to which such holder is entitled pursuant to Section 3.2(e), the amount of Arvin Cash Consideration to which such holder is entitled pursuant to Article II and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Newco Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Newco Common Stock.

     (c) If any certificate representing shares of Newco Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof (and to the payment of any cash required to be paid in exchange for such Certificate pursuant to Section 3.2(a)) that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Newco Common Stock in any name other than that of the registered holder of the Certificate surrendered (or by reason of payment of cash required to be paid in exchange for such Certificate pursuant to Section 3.2(a) other than to the registered holder of the Certificate surrendered), or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the First Effective Time, there shall be no transfers on the stock transfer books of Meritor of the shares of Meritor Common Stock that were issued and outstanding immediately prior to the First Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of Arvin of the shares of Arvin Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Newco Common Stock (and (i) in case of Meritor Certificates, any cash in lieu of fractional shares and (ii) in the case of Arvin Certificates, the applicable Arvin Cash Consideration) as provided in this Article III.

     (e) (i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Newco Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Meritor Certificates, no dividend or distribution with respect to Newco Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Newco. In lieu of the issuance of any such fractional share, Newco shall pay to each holder of Meritor Certificates who otherwise would be entitled to receive such fractional share an amount in cash determined in the manner provided in clauses (ii) and (iii) of this Section 3.2(e).

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Newco Common Stock delivered to the Exchange Agent by Newco pursuant to Section 3.1 for issuance to holders of Meritor Certificates pursuant to Section 1.4 over (y) the aggregate number of full shares of Newco Common Stock to be distributed to holders of Meritor Certificates pursuant to this Section 3.2 (such excess being herein referred to as the "Excess Meritor Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Meritor Certificates, shall sell the Excess Meritor Shares at then prevailing prices on the NYSE, all in the manner provided in clause (iii) of this Section 3.2(e).

     (iii) The sale of the Excess Meritor Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Meritor Certificates, the Exchange Agent will hold such proceeds in trust for such holders as part of the Exchange Fund. Newco shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Meritor Shares. In addition, Newco shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Meritor Certificates shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Meritor Certificates is entitled (after taking into account all Meritor Certificates then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Meritor Certificates are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Meritor Certificates with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Meritor Certificates subject to and in accordance with this Section 3.2.

     (f) Any portion of the Exchange Fund that remains unclaimed by holders of Certificates for twelve months after the Effective Time shall be paid to the Combined Company, and any holders of Certificates who have not theretofore complied with this Article III shall thereafter look only to Newco for payment of the shares of Newco Common Stock, cash in lieu of any fractional shares (in the case of Meritor Certificates), the Arvin Cash Consideration (in the case of Arvin Certificates), and any unpaid dividends and distributions on the Newco Common Stock deliverable in respect of each share of Meritor Common Stock or Arvin Common Stock formerly represented by such Certificate as determined pursuant to this Agreement, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 4.1(c)(iii)) shall, to the extent permitted by Applicable Laws, become the property of Newco free and clear of any claims or interest of any Person previously entitled thereto.

     (g) None of Newco, Meritor, Arvin, the Exchange Agent or any other Person shall be liable to any holder of Certificates for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

     (h) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Newco, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Combined Company promptly upon request by the Combined Company.

     (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the posting by such Person of a bond in such amount as Newco may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Newco Common Stock (and (i) in the case of Meritor Certificates, any cash in lieu of fractional shares and (ii) in the case of Arvin Certificates, the Arvin Cash Consideration) deliverable in respect thereof pursuant to this Agreement.

     SECTION 3.3 Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Newco Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of Arvin in accordance with Section 6.13(a) hereof or Meritor in accordance with Section 6.13(b) hereof, as the case may be, for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), until such Person has executed and delivered an Arvin Affiliate Agreement (as defined in Section 6.13(a)) pursuant to Section 6.13(a) or a Meritor Affiliate Agreement (as defined in Section 6.13(b)) pursuant to Section 6.13(b), as the case may be.

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

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.1 Representations and Warranties of Arvin. Except as set forth in the Arvin Disclosure Schedule delivered by Arvin to Meritor prior to the execution of this Agreement (the "Arvin Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant of Arvin to the extent specified therein), Arvin represents and warrants to Meritor and Newco as follows:

          (a) Organization, Standing and Power; Subsidiaries. (i) Each of Arvin and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Arvin, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Arvin. The copies of the articles of incorporation and bylaws of Arvin which were previously furnished or made available to Meritor are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (ii) Exhibit 21 to Arvin's Annual Report on Form 10-K for the year ended January 2, 2000 includes all the Subsidiaries of Arvin which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Arvin, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests). None of Arvin or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to Arvin and its Subsidiaries taken as a whole.

          (b) Capital Structure. (i) The authorized capital stock of Arvin consists of 50,000,000 shares of Arvin Common Stock and 8,978,058 shares of preferred stock, no par value, 250,000 of which are designated as "Series C Junior Participating Preferred Shares" and 2,300,000 of which are designated as "$3.75 Convertible Exchangeable Preferred Shares" (collectively, the "Arvin Preferred Stock"). As of March 31, 2000, (i) 25,645,326 shares of Arvin Common Stock and (ii) no shares of Arvin Preferred Stock were issued and outstanding. As of March 31, 2000, 2,148,287 shares of Arvin Common Stock were reserved for issuance upon exercise of options outstanding under Arvin Stock Plans. As of March 31, 2000, 1,879,621 shares of Arvin Common Stock were held as treasury shares. Since March 31, 2000 to the date of this Agreement, no shares of the capital stock of Arvin or any other securities of Arvin have been issued other than shares of Arvin Common Stock (and accompanying Arvin Rights (as defined below)) issued pursuant to options or rights outstanding as of March 31, 2000 under the Arvin Stock Plans. All issued and outstanding shares of the capital stock of Arvin are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Arvin other than (x) rights (the "Arvin Rights") distributed to the holders of Arvin Common Stock pursuant to the Arvin Rights Agreement (as defined in

     Section 4.1(l)), (y) options and other rights to acquire Arvin Common Stock from Arvin ("Arvin Stock Options") representing in the aggregate the right to purchase 2,148,287 shares of Arvin Common Stock granted under the Arvin Industries, Inc. 1988 Stock Benefit Plan; the Arvin Industries, Inc. 1998 Stock Benefit Plan; and the Arvin Industries, Inc. Employee Stock Benefit Plan (collectively, the "Arvin Stock Plans") and (z) the rights set forth in the Arvin Stock Option Agreement. Section 4.1(b) of the Arvin Disclosure Schedule sets forth a complete and correct list as of the date hereof of all outstanding Arvin Stock Options and the exercise price thereof.

          (ii) No bonds, debentures, notes or other indebtedness of Arvin having the right to vote on any matters on which stockholders of Arvin may vote ("Arvin Voting Debt") are issued or outstanding.

          (iii) Except as otherwise set forth in this Section 4.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Arvin or any of its Subsidiaries is a party or by which any of them is bound obligating Arvin or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Arvin or any of its Subsidiaries or obligating Arvin or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Arvin or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Arvin or any of its Subsidiaries.

          (c) Authority; No Conflicts. (i) Arvin has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Required Arvin Vote (as defined in Section 4.1(g)). The execution and delivery of this Agreement and the Stock Option Agreements by Arvin and the consummation by Arvin of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Arvin, subject in the case of the consummation of the Merger, to the approval of this Agreement by the Required Arvin Vote. This Agreement and the Stock Option Agreements have been duly executed and delivered by Arvin and, assuming the due authorization and valid execution and delivery by each of Meritor and (if applicable) Newco, constitute valid and binding agreements of Arvin, enforceable against Arvin in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement and the Stock Option Agreements by Arvin do not, and the consummation by Arvin of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, charge, "put" or "call" right or other encumbrance on, or the loss of, any assets (any such conflict, breach, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the articles of incorporation or bylaws or similar organizational document of Arvin or any Significant Subsidiary of Arvin or
     (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Arvin or, to the Knowledge of Arvin, Newco following the Merger, subject to obtaining or making the Arvin Necessary Consents (as defined in paragraph (iii) below), any loan or credit agreement, note, instrument, mortgage, bond, indenture, lease, benefit plan or other contract, agreement or obligation (a "Contract") to which Arvin or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Arvin or any Subsidiary of Arvin or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other Person, is required by or with respect to Arvin or any Subsidiary of Arvin in connection with the execution and delivery of this Agreement and the Stock Option Agreements by Arvin or the consummation by Arvin of the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws, (C) the Securities Act, (D) the Exchange Act, (E) the IBCL with respect to the filing of the applicable articles of merger with the Indiana Secretary, (F) the rules and regulations of the NYSE, (G) antitrust or other competition laws of other jurisdictions, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Arvin. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses
     (A) through (G) are hereinafter referred to as "Arvin Necessary Consents".

          (d) Reports and Financial Statements. (i) Each of Arvin and its Subsidiaries has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "Arvin SEC Reports"). No Subsidiary of Arvin is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Arvin SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Arvin SEC Reports fairly presents, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Arvin and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All Arvin SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Arvin SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (ii) Except as disclosed in the Arvin SEC Reports filed and publicly available prior to the date hereof (the "Arvin Filed SEC Reports"), since January 2, 2000, Arvin and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Arvin and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Arvin.

          (e) Information Supplied. (i) None of the information supplied or to be supplied by Arvin for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 6.1(a)) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 6.1(a)) will, on the date it is first mailed to Meritor stockholders or Arvin stockholders or at the time of the Meritor Stockholders Meeting or the Arvin Stockholders Meeting (each as defined in Section 6.1), contain any untrue statement of a

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

     material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

          (ii) Notwithstanding the foregoing provisions of this Section 4.1(e), no representation or warranty is made by Arvin with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Meritor or Newco for inclusion or incorporation by reference therein.

          (f) Board Approval. The Board of Directors of Arvin, by resolutions duly adopted by unanimous vote of those present at a meeting duly called and held and, other than as provided for in Section 6.5, not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Arvin and its stockholders, (ii) approved this Agreement, the Stock Option Agreements and the Merger, (iii) resolved to recommend that the stockholders of Arvin adopt this Agreement and approve the Merger and directed that the Merger and this Agreement be submitted for consideration by Arvin's stockholders at the Arvin Stockholders Meeting, (iv) taken all other action necessary to render (A) the limitations on business combinations contained in Chapter 42 and Chapter 43 of the IBCL (or any similar provision), (B) the supermajority stockholder voting requirements of Article 11 of the articles of incorporation of Arvin and (C) the provisions of Section 6.13(a) through (c) of the Restated Arvin Retirement Plan for Salaried Employees inapplicable to the transactions contemplated hereby and (v) taken all action necessary to terminate the Employee Stock Benefit Trust dated as of December 20, 1996, as amended and restated on February 18, 1999 (the "Arvin SECT"), between Arvin and The Northern Trust Company, as trustee, effective immediately prior to the Effective Time, and to cause all shares of Arvin Common Stock in the Arvin SECT to be surrendered to Arvin (solely in consideration for repayment of amounts due under a promissory note in favor of Arvin) and canceled so that none of such shares is issued and outstanding as of the Effective Time. To the Knowledge of Arvin, except for the limitations on business combinations contained in Chapter 42 and Chapter 43 of the IBCL (which have been rendered inapplicable) and Section 203 of the DGCL, no state takeover statute is applicable or purports to be applicable to the Merger, the Arvin Stock Option Agreement or the other transactions contemplated hereby or thereby.

          (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Arvin Common Stock (the "Required Arvin Vote") to approve this Agreement and the Merger is the only vote of the holders of any class or series of Arvin capital stock necessary to approve or adopt this Agreement and the Merger and the other transactions contemplated hereby.

          (h) Litigation; Compliance with Laws. (i) Except as set forth in the Arvin Filed SEC Reports, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of Arvin, threatened, against or affecting Arvin or any Subsidiary of Arvin or any property or asset of Arvin or any Subsidiary of Arvin which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Arvin, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Arvin or any Subsidiary of Arvin which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Arvin.

          (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Arvin, Arvin and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Arvin and its Subsidiaries, taken as a whole (the "Arvin Permits"), and no suspension or cancellation of any of the Arvin Permits is pending or, to the Knowledge of Arvin, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Arvin. Arvin and its Subsidiaries are in

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     compliance with the terms of the Arvin Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Arvin. None of Arvin or any of its Subsidiaries is in violation of, and Arvin and its Subsidiaries have not received any notices of violations with respect to, any Applicable
     Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Arvin.

          (i) Absence of Certain Changes or Events. Except as set forth in the Arvin Filed SEC Reports, since January 2, 2000, Arvin and its Subsidiaries have conducted their business only in the ordinary course, consistent with past practice, and there has not been any change, circumstance, event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Arvin. Since January 2, 2000 through the date of this Agreement, none of Arvin or any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

          (j) Environmental Matters. Except as set forth in the Arvin Filed SEC Reports and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Arvin, (i) the operations of Arvin and its Subsidiaries have been and are in compliance with all Environmental Laws (as defined below) and with all Arvin Permits required by Environmental Laws, (ii) there are no pending or, to the Knowledge of Arvin, threatened, actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against Arvin or its Subsidiaries or involving any real property currently or, to the Knowledge of Arvin, formerly owned, operated or leased by Arvin or its Subsidiaries and (iii) Arvin and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the Knowledge of Arvin, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of Arvin, formerly owned, operated or leased by Arvin or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities.

          As used in this Agreement, "Environmental Laws" means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials (as defined below) or protection of human health, safety or the environment, as in effect on or prior to the Closing Date and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., Occupational Safety and Health Act 29 U.S.C. Section 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws and which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

          (k) Intellectual Property. Except as set forth in the Arvin Filed SEC Reports and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Arvin: (i) Arvin and each of its Subsidiaries owns, or is licensed to use (in each case, free and

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     clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of Arvin, the use of any Intellectual Property by Arvin and its Subsidiaries does not infringe on or otherwise violate the rights of any Person; (iii) the use of the Intellectual Property is in accordance with any applicable license pursuant to which Arvin or any Subsidiary acquired the right to use any Intellectual Property; (iv) to the Knowledge of Arvin, no Person is challenging, infringing on or otherwise violating any right of Arvin or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Arvin or its Subsidiaries; and (v) neither Arvin nor any of its Subsidiaries has any Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Arvin and its Subsidiaries and, to the Knowledge of Arvin, no Intellectual Property owned and/or licensed by Arvin or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

          (l) Arvin Rights Agreement. Arvin has taken all action necessary or appropriate so that the execution of this Agreement and the Arvin Option Agreement and consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any Person to exercise any Arvin Rights under the Rights Agreement dated as of May 29, 1986, as amended, between Arvin and Harris Trust & Savings Bank, as Rights Agent (the "Arvin Rights Agreement"), or enable or require such Arvin Rights to separate from the shares of Arvin Common Stock to which they are attached or to be triggered or become exercisable. Copies of the Arvin Rights Agreement, and all amendments thereto, have previously been provided to Meritor.

          (m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Arvin, except Merrill Lynch & Co., Inc. (the "Arvin Financial Advisor") and Lehman Brothers, whose fees and expenses will be paid by Arvin in accordance with Arvin's agreements with such firms.

          (n) Opinion of Arvin Financial Advisor. Arvin has received the opinion of the Arvin Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Arvin Merger Consideration is fair, from a financial point of view, to Arvin's stockholders.

          (o) Taxes. (i) Each of Arvin and its Subsidiaries has timely filed or has caused to be timely filed all material Tax returns or reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Arvin. Arvin and each of its Subsidiaries have paid or caused to be paid all Taxes shown as due on such returns and the most recent financial statements contained in the Arvin Filed SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by Arvin and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

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

          (ii) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Arvin or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Arvin. The federal income tax returns of Arvin and each of its Subsidiaries consolidated in such returns for tax years through 1994 have closed by virtue of the applicable statute of limitations.

          (iii) None of Arvin or any of its Subsidiaries has taken any action, and Arvin has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent either the First Step Merger or the Second Step Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (iv) Arvin and its Subsidiaries are not a party to any Tax sharing or Tax indemnity agreements (other than agreements between or among Arvin and its Subsidiaries).

          (v) Within the past five years, none of Arvin or any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

          (vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Arvin, none of Arvin or any of its Subsidiaries is obligated to make any payments, or is a party to any contract that could obligate it to make any payments, that would not be deductible by reason of Section 162(m) or 280G of the Code.

          (vii) None of Arvin or any of its Subsidiaries has agreed to make, nor is required to make, any material adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

          (p) Certain Contracts. As of the date hereof, none of Arvin or any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts Arvin or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the Knowledge of Arvin, limit or restrict Newco or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries, taken together, after giving effect to the Merger, (iii) any employee benefit plan, employee contract with a senior executive or any other material contract, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (iv) any Contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. All "material contracts" (as defined in clause (i) above) set forth in Section 4.1(p) of the Arvin Disclosure Schedule are valid and binding on Arvin and any of its Subsidiaries, as applicable, and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Arvin. None of Arvin or any of its Subsidiaries (or, to the Knowledge of Arvin, any other party thereto) has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any "material contract" (as defined in clause (i) above) set forth in
     Section 4.1(p) of the Arvin Disclosure Schedule, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Arvin.

          (q) Employee Benefits. (i) With respect to each Arvin Plan, except for Arvin Plans the liabilities under which, individually or in the aggregate, would not have a Material Adverse Effect on Arvin, Arvin has made available to Meritor a true, correct and complete copy of: (A) all plan

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

     documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years.

          (ii) With respect to each Arvin Employee Benefit Plan, Arvin and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such Arvin Employee Benefit Plans and each Arvin Employee Benefit Plan has been administered in accordance with its terms, in each case except as would not have a Material Adverse Effect on Arvin. Each Arvin Employee Benefit Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions except as would not have a Material Adverse Effect on Arvin.

          (iii) All Arvin Employee Benefit Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in each case except as would not have a Material Adverse Effect on Arvin.

          (r) Labor Relations. As of the date of this Agreement, (i) none of Arvin or any of its Subsidiaries is a party to any collective bargaining agreement affecting a material number of employees, (ii) except as would not have a Material Adverse Effect on Arvin, no labor organization or group of employees of Arvin or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Arvin, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) except as would not have a Material Adverse Effect on Arvin, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Arvin, threatened against or involving Arvin or any of its Subsidiaries.

          (s) Insurance. Arvin maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Arvin (taking into account the cost and availability of such insurance).

          (t) Liens. No Liens exist on any assets of Arvin or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Arvin.

     SECTION 4.2 Representations and Warranties of Meritor. Except as set forth in the Meritor Disclosure Schedule delivered by Meritor to Arvin prior to the execution of this Agreement (the "Meritor Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant of Meritor to the extent specified therein), Meritor represents and warrants to Arvin as follows:

          (a) Organization, Standing and Power; Subsidiaries. (i) Each of Meritor and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Meritor, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its

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     business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Meritor. The copies of the certificate of incorporation and by-laws of Meritor which were previously furnished or made available to Arvin are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (ii) Exhibit 21 to Meritor's Annual Report on Form 10-K for the year ended September 30, 1999 includes all the Subsidiaries of Meritor which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Meritor, free and clear of all material Liens and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests). None of Meritor or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to Meritor and its Subsidiaries taken as a whole.

          (b) Capital Structure. (i) The authorized capital stock of Meritor consists of 350,000,000 shares of Meritor Common Stock and 25,000,000 shares of preferred stock, without par value (the "Meritor Preferred Stock"), 1,000,000 of which are designated as "Series A Junior Participating Preferred Stock". As of March 31, 2000, (i) 62,300,673 shares of Meritor Common Stock and (ii) no shares of Meritor Preferred Stock were issued and outstanding. As of March 31, 2000, 4,477,438 shares of Meritor Common Stock were reserved for issuance upon exercise of options outstanding under Meritor Stock Plans (as defined below). As of March 31, 2000, 6,818,264 shares of Meritor Common Stock were held as treasury shares. Since March 31, 2000 to the date of this Agreement, no shares of the capital stock of Meritor or any other securities of Meritor have been issued other than shares of Meritor Common Stock (and accompanying Meritor Rights (as defined below)) issued pursuant to options or rights outstanding as of March 31, 2000 under Meritor Stock Plans. All issued and outstanding shares of the capital stock of Meritor are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Meritor other than
     (x) rights (the "Meritor Rights") distributed to the holders of Meritor Common Stock pursuant to the Meritor Rights Agreement (as defined in
     Section 4.2(l)), (y) options and other rights to acquire Meritor Common Stock from Meritor ("Meritor Stock Options") representing in the aggregate the right to purchase 4,477,438 shares of Meritor Common Stock under the Meritor Automotive, Inc. 1997 Long-Term Incentives Plan and the Directors Stock Plan of Meritor Automotive, Inc., as each such plan has been amended (collectively, the "Meritor Stock Plans") and (z) the rights set forth in the Meritor Stock Option Agreement. Section 4.2(b) of the Meritor Disclosure Schedule sets forth a complete and correct list as of the date hereof of all outstanding Meritor Stock Options and the exercise price thereof.

          (ii) No bonds, debentures, notes or other indebtedness of Meritor having the right to vote on any matters on which stockholders of Meritor may vote ("Meritor Voting Debt") are issued or outstanding.

          (iii) Except as otherwise set forth in this Section 4.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Meritor or any of its Subsidiaries is a party or by which any of them is bound obligating Meritor or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Meritor or any of its Subsidiaries or obligating Meritor or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Meritor or any of its

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

     Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Meritor or any of its Subsidiaries.

          (c) Authority; No Conflicts. (i) Meritor has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Required Meritor Vote (as defined in Section 4.2(g)). The execution and delivery of this Agreement and the Stock Option Agreements by Meritor and the consummation by Meritor of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Meritor, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Required Meritor Vote. This Agreement and the Stock Option Agreements have been duly executed and delivered by Meritor and, assuming the due authorization and valid execution and delivery by Arvin, constitute valid and binding agreements of Meritor, enforceable against Meritor in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement and the Stock Option Agreements by Meritor do not, and the consummation by Meritor of the Merger and the other transactions contemplated hereby and thereby will not result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws or similar organizational document of Meritor or any Significant Subsidiary of Meritor or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Meritor or, to the Knowledge of Meritor, Newco following the Merger, subject to obtaining or making the Meritor Necessary Consents (as defined in paragraph (iii) below), any Contract to which Meritor or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Meritor or any Subsidiary of Meritor or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to Meritor or any Subsidiary of Meritor in connection with the execution and delivery of this Agreement and the Stock Option Agreements by Meritor or the consummation by Meritor of the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (A) the HSR Act, (B) state securities or "blue sky" laws, (C) the Securities Act, (D) the Exchange Act, (E) the DGCL and the IBCL with respect to the filing of the applicable articles or certificate of merger with the Delaware Secretary or the Indiana Secretary, (F) the rules and regulations of the NYSE, including with respect to authorization for inclusion of the shares of Newco Common Stock to be issued in the Merger and the transaction contemplated hereby on the NYSE, subject to official notice of issuance, (G) antitrust or other competition laws of other jurisdictions, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Meritor. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses
     (A) through (G) are hereinafter referred to as the "Meritor Necessary Consents".

          (d) Reports and Financial Statements. (i) Each of Meritor and its Subsidiaries has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 19, 1997 (collectively, including all exhibits thereto, the "Meritor SEC Reports"). No Subsidiary of Meritor is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Meritor SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or

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     omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Meritor SEC Reports fairly presents, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Meritor and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All Meritor SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Meritor SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (ii) Except as disclosed in the Meritor SEC Reports filed and publicly available prior to the date hereof (the "Meritor Filed SEC Reports"), since December 31, 1999, Meritor and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Meritor and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Meritor.

          (e) Information Supplied. (i) None of the information supplied or to be supplied by Meritor or Newco for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Joint Proxy Statement/ Prospectus will, on the date it is first mailed to Meritor stockholders or Arvin stockholders or at the time of the Meritor Stockholders Meeting or the Arvin Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

          (ii) Notwithstanding the foregoing provisions of this Section 4.2(e), no representation or warranty is made by Meritor with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Arvin for inclusion or incorporation by reference therein.

          (f) Board Approval. The Board of Directors of Meritor, by resolutions duly adopted by unanimous vote of those present at a meeting duly called and held and, other than as set forth in Section 6.5, not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Meritor and its stockholders, (ii) approved this Agreement, the Stock Option Agreements and the Merger, (iii) resolved to recommend that the stockholders of Meritor adopt this Agreement and approve the Merger and directed that the Merger and this Agreement be submitted for consideration by Meritor's stockholders at the Meritor Stockholders Meeting and (iv) taken all other action necessary to render (A) the limitations on business combinations contained in Section 203 of the DGCL (or any similar provision) and (B) the supermajority stockholder voting requirements of Article Eleventh of the certificate of incorporation of Meritor inapplicable to the transactions contemplated hereby. To the Knowledge of Meritor, except for the limitations on business combinations contained in
     Section 203 of the DGCL (which have been rendered inapplicable) and Chapter 42 and Chapter 43 of the IBCL, no state takeover statute is applicable or purports to be applicable to the Merger, the Meritor Stock Option Agreement or the other transactions contemplated hereby or thereby.

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          (g) Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Meritor Common Stock (the "Required Meritor Vote") to approve this Agreement and the Merger is the only vote of the holders of any class or series of Meritor capital stock necessary to approve or adopt this Agreement and the Merger and the other transactions contemplated hereby.

          (h) Litigation; Compliance with Laws. (i) Except as set forth in the Meritor Filed SEC Reports, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of Meritor, threatened, against or affecting Meritor or any Subsidiary of Meritor or any property or asset of Meritor or any Subsidiary of Meritor which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Meritor, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Meritor or any Subsidiary of Meritor which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Meritor.

          (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Meritor, Meritor and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Meritor and its Subsidiaries, taken as a whole (the "Meritor Permits"), and no suspension or cancellation of any of the Meritor Permits is pending or, to the Knowledge of Meritor, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Meritor. Meritor and its Subsidiaries are in compliance with the terms of the Meritor Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Meritor. None of Meritor or any of its Subsidiaries is in violation of, and Meritor and its Subsidiaries have not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Meritor.

          (i) Absence of Certain Changes or Events. Except as set forth in the Meritor Filed SEC Reports, since December 31, 1999, Meritor and its Subsidiaries have conducted their business only in the ordinary course, consistent with past practice, and there has not been any change, circumstance, event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Meritor. Since December 31, 1999 through the date of this Agreement, none of Meritor or any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

          (j) Environmental Matters. Except as set forth in the Meritor Filed SEC Reports and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Meritor, (i) the operations of Meritor and its Subsidiaries have been and are in compliance with all Environmental Laws and with all Meritor Permits required by Environmental Laws, (ii) there are no pending or, to the Knowledge of Meritor, threatened, Actions under or pursuant to Environmental Laws against Meritor or its Subsidiaries or involving any real property currently or, to the Knowledge of Meritor, formerly owned, operated or leased by Meritor or its Subsidiaries and (iii) Meritor and its Subsidiaries are not subject to any Environmental Liabilities and, to the Knowledge of Meritor, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of Meritor, formerly owned, operated or leased by Meritor or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities.

          (k) Intellectual Property. Except as set forth in the Meritor Filed SEC Reports and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Meritor: (i) Meritor and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of Meritor, the use of any Intellectual Property by Meritor

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     and its Subsidiaries does not infringe on or otherwise violate the rights of any Person; (iii) the use of the Intellectual Property is in accordance with any applicable license pursuant to which Meritor or any Subsidiary acquired the right to use any Intellectual Property; (iv) to the Knowledge of Meritor, no Person is challenging, infringing on or otherwise violating any right of Meritor or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Meritor or its Subsidiaries; and (v) neither Meritor nor any of its Subsidiaries has any Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Meritor and its Subsidiaries and, to the Knowledge of Meritor, no Intellectual Property owned and/or licensed by Meritor or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

          (l) Meritor Rights Agreement. Meritor has taken all action necessary or appropriate so that the execution of this Agreement and the Meritor Option Agreement and consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any Person to exercise any Meritor Rights under the Rights Agreement dated as of September 8, 1997 between Meritor and First Chicago Trust Company of New York, as Rights Agent (the "Meritor Rights Agreement"), or enable or require such Meritor Rights to separate from the shares of Meritor Common Stock to which they are attached or to be triggered or become exercisable. Copies of the Meritor Rights Agreement, and all amendments thereto, have previously been provided to Arvin.

          (m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Meritor, except Warburg Dillon Read LLC (the "Meritor Financial Advisor") and Bear, Stearns & Co. Inc., whose fees and expenses will be paid by Meritor in accordance with Meritor's agreements with such firms.

          (n) Opinion of Meritor Financial Advisor. Meritor has received the opinion of the Meritor Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Meritor Exchange Ratio and the Arvin Merger Consideration taken together are fair, from a financial point of view, to Meritor's stockholders.

          (o) Taxes. (i) Each of Meritor and its Subsidiaries has timely filed or has caused to be timely filed all material Tax returns or reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Meritor. Meritor and each of its Subsidiaries have paid or caused to be paid all Taxes shown as due on such returns and the most recent financial statements contained in the Meritor Filed SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by Meritor and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Meritor or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Meritor. No federal income tax returns of Meritor and each of its Subsidiaries consolidated in such returns have closed by virtue of the applicable statute of limitations.

          (iii) None of Meritor or any of its Subsidiaries has taken any action, and Meritor has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent either the First Step Merger or the Second Step Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (iv) Meritor and its Subsidiaries are not a party to any Tax sharing or Tax indemnity agreements (other than agreements between or among Meritor and its Subsidiaries).

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          (v) Within the past five years, none of Meritor or any of its
     Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

          (vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Meritor, none of Meritor or any of its Subsidiaries is obligated to make any payments, or is a party to any contract that could obligate it to make any payments, that would not be deductible by reason of Section 162(m) or 280G of the Code.

          (vii) None of Meritor or any of its Subsidiaries has agreed to make, nor is required to make, any material adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

          (p) Certain Contracts. As of the date hereof, none of Meritor or any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC),
     (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts Meritor or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the Knowledge of Meritor, limit or restrict Newco or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries, taken together, after giving effect to the Merger, (iii) any employee benefit plan, employee contract with a senior executive or any other material contract, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (iv) any Contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. All "material contracts" (as defined in clause (i) above) set forth in Section 4.2(p) of the Meritor Disclosure Schedule are valid and binding on Meritor and any of its Subsidiaries, as applicable, and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Meritor. None of Meritor or any of its Subsidiaries (or, to the Knowledge of Meritor, any other party thereto) has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any "material contract" (as defined in clause (i) above) set forth in Section 4.2(p) of the Meritor Disclosure Schedule, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Meritor.

          (q) Employee Benefits. (i) With respect to each Meritor Plan, except for Meritor Plans the liabilities under which, individually or in the aggregate, would not have a Material Adverse Effect on Meritor, Meritor has made available to Arvin a true, correct and complete copy of: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years.

          (ii) With respect to each Meritor Employee Benefit Plan, Meritor and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such Meritor Employee Benefit Plans and each Meritor Employee Benefit Plan has been administered in accordance with its terms, in each case except as would not have a Material Adverse Effect on Meritor. Each Meritor Employee Benefit Plan that is

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     required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions, except as would not have a Material Adverse Effect on Meritor.

          (iii) All Meritor Employee Benefit Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in each case except as would not have a Material Adverse Effect on Meritor.

          (r) Labor Relations. As of the date of this Agreement, (i) none of Meritor or any of its Subsidiaries is a party to any collective bargaining agreement affecting a material number of employees, (ii) except as would not have a Material Adverse Effect on Meritor, no labor organization or group of employees of Meritor or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Meritor, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) except as would not have a Material Adverse Effect on Meritor, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Meritor, threatened against or involving Meritor or any of its Subsidiaries.

          (s) Insurance. Meritor maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Meritor (taking into account the cost and availability of such insurance).

          (t) Liens. No Liens exist on any assets of Meritor or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Meritor.

     SECTION 4.3 Representations and Warranties of Newco. Newco represents and warrants to Meritor and Arvin as follows:

          (a) Organization. Newco is a corporation duly incorporated, validly existing and in good standing under the laws of Indiana. Newco is a direct wholly-owned subsidiary of Meritor. Meritor, as the sole stockholder of Newco, has duly approved this Agreement and the transactions contemplated hereby.

          (b) Capital Structure. On the date hereof, the authorized capital stock of Newco consists of 1,000 shares of Newco Common Stock. All shares of Newco Common Stock to be issued in connection with the Merger will be duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights.

          (c) Corporate Authorization. Newco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco. This Agreement has been duly executed and delivered by Newco and constitutes a valid and binding agreement of Newco, enforceable against Newco in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (d) Non-Contravention. The execution, delivery and performance by Newco of this Agreement and the consummation by Newco of the transactions contemplated hereby will not contravene or conflict with the Newco Articles or the Newco By-Laws.

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          (e) No Business Activities.  Newco has not conducted any activities other than in connection with the organization of Newco, the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. As of the date hereof, Newco has no Subsidiaries.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.1 Covenants of Arvin. During the period from the date of this Agreement and continuing until the Effective Time, Arvin agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, the Stock Option Agreements or Section 5.1 (including its subsections) of the Arvin Disclosure Schedule or as required by a Governmental Entity or to the extent that Meritor and Newco shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) Ordinary Course. (i) Other than as set forth in Section 5.1(a) of the Arvin Disclosure Schedule, Arvin and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired at the Effective Time; provided, however, that no action by Arvin or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this Section 5.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

          (ii) Other than as set forth in Section 5.1(a) of the Arvin Disclosure Schedule and other than in connection with acquisitions permitted by
     Section 5.1(e) or investments permitted by Section 5.1(g), Arvin shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

          (b) Dividends; Changes in Share Capital. Arvin shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.22 per share of Arvin Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice and (B) for dividends by any direct or indirect wholly-owned Subsidiaries of Arvin, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of Arvin which remains a wholly-owned Subsidiary after consummation of such transaction or
     (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (c) Issuance of Securities. Arvin shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class, any Arvin Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Arvin Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Arvin Common Stock (and the associated Arvin Rights) upon the exercise of Arvin Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to Arvin Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of Arvin Stock Options or other stock

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     based awards of or to acquire not more than 100,000 shares of Arvin Common
     Stock granted under Arvin Plans outstanding on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances by a wholly-owned Subsidiary of Arvin of capital stock of such Subsidiary to such Subsidiary's parent or another wholly-owned Subsidiary of Arvin,
     (iv) issuances in accordance with the Arvin Rights Agreement or (v) issuances pursuant to the Arvin Stock Option Agreement.

          (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with Applicable Laws, Arvin shall not amend or propose to so amend its articles of incorporation, bylaws or other governing documents.

          (e) No Acquisitions. Other than (i) pursuant to the Meritor Stock Option Agreement, (ii) acquisitions disclosed in Section 5.1(e) of the Arvin Disclosure Schedule and (iii) acquisitions for cash in existing or related lines of business of Arvin the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such acquisitions in Section 5.1(e)(iii) of the Arvin Disclosure Schedule and none of which acquisitions referred to in this clause (iii) presents a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the Merger under Applicable Laws, Arvin shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the business of Arvin and its Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Arvin or (y) the creation of new direct or indirect wholly-owned Subsidiaries of Arvin organized to conduct or continue activities otherwise permitted by this Agreement.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Arvin, (ii) as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated hereby or
     (iii) as disclosed in Section 5.1(f) of the Arvin Disclosure Schedule, Arvin shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Arvin but excluding inventory in the ordinary course of business consistent with past practice), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds the amount specified in the aggregate for all such dispositions in Section 5.1(f) of the Arvin Disclosure Schedule.

          (g) Investments; Indebtedness. Arvin shall not, and shall not permit any of its Subsidiaries to, other than in connection with the consummation of acquisitions permitted by Section 5.1(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by Arvin or a Subsidiary of Arvin to or in Arvin or a Subsidiary of Arvin, (B) pursuant to any contract or other legal obligation of Arvin or any of its Subsidiaries as in effect at the date of this Agreement, (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business, (D) loans, advances, capital contributions or investments which in the aggregate do not exceed the amount specified in Section 5.2(g) of the Arvin Disclosure Schedule or (E) in the ordinary course of business which are not, individually or in the aggregate, material to Arvin and its Subsidiaries taken as a whole or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except in the ordinary course of business which are not, individually or in the aggregate, material to Arvin and its Subsidiaries taken as a whole.

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          (h) Tax-Free Qualification.  Arvin shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1) that would prevent or impede the First Step Merger or the Second Step Merger from qualifying as a "reorganization" under Section 368(a) of the Code; provided, however, that nothing hereunder shall limit the ability of Arvin to exercise its rights and/or fulfill its obligations under the Stock Option Agreements.

          (i) Compensation.  Except (x) as set forth in Section 5.1(c) or
     Section 5.1(i) of the Arvin Disclosure Schedule, (y) as required by Applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect between Arvin or any Subsidiary of Arvin and any executive officer or employee thereof or (z) in the ordinary course of business, Arvin shall not increase the amount of compensation or employee benefits of any director, officer or employee of Arvin or any Subsidiary or business unit of Arvin, pay any pension, retirement, savings or profit-sharing allowance to any employee that is not required by any existing plan or agreement, enter into any Contract with any of its employees regarding his or her employment, compensation or benefits, increase or commit to increase any employee benefits, issue any additional Arvin Stock Options, adopt or amend or make any commitment to adopt or amend any Arvin Plan or make any contribution, other than regularly scheduled contributions, to any Arvin Plan. Arvin shall not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except as required by Applicable Laws or in the ordinary course of business or in accordance with this Agreement, and any option committed to be granted or granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement. Subject to the provisions of Section 2.12, Arvin shall not enter into any change of control employment agreements.

          (j) Accounting Methods; Income Tax Elections. Except as disclosed in Arvin Filed SEC Reports, or as required by a Governmental Entity, Arvin shall not change its methods of accounting in effect at December 31, 1999, except as required by changes in GAAP as concurred in by Arvin's independent public accountants. Arvin shall not (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability, other than in the ordinary course of business consistent with past practice.

          (k) Certain Agreements and Arrangements.  Except as disclosed in
     Section 5.1(k) of the Arvin Disclosure Schedule, Arvin shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or otherwise restrict Arvin or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict Newco or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries, taken together, after giving effect to the Merger.

          (l) Arvin Rights Agreement. Other than in connection with the Merger and the Arvin Stock Option Agreement, Arvin shall not amend, modify or waive any provision of the Arvin Rights Agreement, and shall not take any action to redeem the Arvin Rights or render the Arvin Rights inapplicable to any transaction.

          (m) No Related Actions. Arvin will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     SECTION 5.2 Covenants of Meritor and Newco. During the period from the date of this Agreement and continuing until the Effective Time, Meritor agrees as to itself and its Subsidiaries and Newco agrees that (except as expressly contemplated or permitted by this Agreement, the Stock Option Agreements or
Section 5.2 (including its subsections) of the Meritor Disclosure Schedule or as required by a Governmental Entity or to the extent that Arvin shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) Ordinary Course. (i) Other than as set forth in Section 5.2(a) of the Meritor Disclosure Schedule, Meritor and its Subsidiaries shall carry on their respective businesses in the usual, regular

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     and ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired at the Effective Time; provided, however, that no action by Meritor or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed a breach of this Section 5.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

          (ii) Other than as set forth in Section 5.2(a) of the Meritor Disclosure Schedule and other than in connection with acquisitions permitted by Section 5.2(e) or investments permitted by Section 5.2(g), Meritor shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

          (b) Dividends; Changes in Share Capital. Meritor shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $.105 per share of Meritor Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice and (B) for dividends by any direct or indirect wholly-owned Subsidiaries of Meritor, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of Meritor which remains a wholly-owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (c) Issuance of Securities. Meritor shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class, any Meritor Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Meritor Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Meritor Common Stock (and the associated Meritor Rights) upon the exercise of Meritor Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to Meritor Stock Options for or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of Meritor Stock Options or other stock based awards of or to acquire not more than 200,000 shares of Meritor Common Stock granted under Meritor Plans outstanding on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances by a wholly-owned Subsidiary of Meritor of capital stock of such Subsidiary to such Subsidiary's parent or another wholly-owned Subsidiary of Meritor, (iv) issuances in accordance with the Meritor Rights Agreement or (v) issuances pursuant to the Meritor Stock Option Agreement.

          (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with Applicable Laws, Meritor shall not amend or propose to so amend its certificate of incorporation, by-laws or other governing documents.

          (e) No Acquisitions. Other than (i) pursuant to the Arvin Stock Option Agreement, (ii) acquisitions disclosed in Section 5.2(e) of the Meritor Disclosure Schedule and (iii) acquisitions for cash in existing or related lines of business of Meritor the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such acquisitions in Section 5.2(e)(iii) of the Meritor

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     Disclosure Schedule and none of which acquisitions referred to in this clause (iii) presents a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the Merger under Applicable Laws, Meritor shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the business of Meritor and its Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Meritor or (y) the creation of new direct or indirect wholly-owned Subsidiaries of Meritor organized to conduct or continue activities otherwise permitted by this Agreement.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Meritor, (ii) as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated hereby or
     (iii) as disclosed in Section 5.2(f) of the Meritor Disclosure Schedule, Meritor shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Meritor but excluding inventory in the ordinary course of business consistent with past practice), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds the amount specified in the aggregate for all such dispositions in Section 5.2(f) of the Meritor Disclosure Schedule.

          (g) Investments; Indebtedness. Meritor shall not, and shall not permit any of its Subsidiaries to, other than in connection with the consummation of acquisitions permitted by Section 5.2(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by Meritor or a Subsidiary of Meritor to or in Meritor or a Subsidiary of Meritor, (B) pursuant to any contract or other legal obligation of Meritor or any of its Subsidiaries as in effect at the date of this Agreement, (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business, (D) loans, advances, capital contributions or investments which in the aggregate do not exceed the amount specified in
     Section 5.2(g) of the Meritor Disclosure Schedule or (E) in the ordinary course of business which are not, individually or in the aggregate, material to Meritor and its Subsidiaries taken as a whole or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except in the ordinary course of business which are not, individually or in the aggregate, material to Meritor and its Subsidiaries taken as a whole.

          (h) Tax-Free Qualification. Meritor shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.2) that would prevent or impede the First Step Merger or the Second Step Merger from qualifying as a "reorganization" under Section 368(a) of the Code; provided, however, that nothing hereunder shall limit the ability of Meritor to exercise its rights and/or fulfill its obligations under the Stock Option Agreements.

          (i) Compensation.  Except (x) as set forth in Section 5.2(c) or
     Section 5.2(i) of the Meritor Disclosure Schedule, (y) as required by Applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect between Meritor or any Subsidiary of Meritor and any executive officer or employee thereof or (z) in the ordinary course of business, Meritor shall not increase the amount of compensation or employee benefits of any director, officer or employee of Meritor or any Subsidiary or business unit of Meritor, pay any pension, retirement, savings or profit-sharing allowance to any employee that is not required by any existing plan or agreement, enter into

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     any Contract with any of its employees regarding his or her employment, compensation or benefits, increase or commit to increase any employee benefits, issue any additional Meritor Stock Options, adopt or amend or make any commitment to adopt or amend any Meritor Plan or make any contribution, other than regularly scheduled contributions, to any Meritor Plan. Meritor shall not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except as required by Applicable Laws or in the ordinary course of business or in accordance with this Agreement, and any option committed to be granted or granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement. Meritor shall not enter into any change of control employment agreements.

          (j) Accounting Methods; Income Tax Elections. Except as disclosed in Meritor Filed SEC Reports, or as required by a Governmental Entity, Meritor shall not change its methods of accounting in effect at December 31, 1999, except as required by changes in GAAP as concurred in by Meritor's independent public accountants. Meritor shall not (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability, other than in the ordinary course of business consistent with past practice.

          (k) Certain Agreements and Arrangements.  Except as disclosed in
     Section 5.2(k) of the Meritor Disclosure Schedule, Meritor shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or otherwise restrict Meritor or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict Newco or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries, taken together, after giving effect to the Merger.

          (l) Meritor Rights Agreement. Other than in connection with the Merger and the Meritor Stock Option Agreement, Meritor shall not amend, modify or waive any provision of the Meritor Rights Agreement and shall not take any action to redeem the Meritor Rights or render the Meritor Rights inapplicable to any transaction.

          (m) No Newco Business Activities. Newco will not conduct any activities other than in connection with the organization of Newco, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

          (n) No Related Actions. Meritor will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     SECTION 5.3 Governmental Filings. Each of Meritor and Newco, on the one hand, and Arvin, on the other hand, shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Each party shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other parties copies of all such reports, announcements and publications promptly after the same are filed.

     SECTION 5.4 Control of Other Party's Business. Nothing contained in this Agreement shall give Meritor, directly or indirectly, the right to control or direct Arvin's operations prior to the Effective Time. Nothing contained in this Agreement shall give Arvin, directly or indirectly, the right to control or direct Meritor's operations prior to the Effective Time. Prior to the Effective Time, each of Meritor and Arvin shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

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                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 Preparation of Proxy Statement; Stockholders Meetings. (a) As promptly as reasonably practicable following the date hereof, Arvin and Meritor shall prepare and file with the SEC proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/ prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Newco shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Newco Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/ Prospectus will be included in and will constitute a part of the Form S-4 as Newco's prospectus. Each of Arvin, Meritor and Newco shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as reasonably practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Arvin and Meritor shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. Meritor and Newco shall provide Arvin with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/ Prospectus or the Form S-4 shall be made without the approval of both Meritor and Arvin, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Arvin will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Arvin's stockholders, and Meritor will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Meritor's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Newco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Newco Common Stock in the Merger and Arvin and Meritor shall furnish all information concerning Arvin and Meritor and the holders of Arvin Common Stock and Meritor Common Stock as may be reasonably requested in connection with any such action. Each of Meritor and Newco, on the one hand, and Arvin, on the other hand, will advise the other, promptly after it receives notice thereof of the time when the Form S-4 has become effective, the issuance of any stop order with respect to the Form S-4, the suspension of the qualification of the Newco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Arvin, Meritor or Newco, or any of their respective affiliates, officers or directors, should be discovered by Arvin, Meritor or Newco which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Arvin and Meritor.

     (b) Arvin shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Arvin and Meritor (the "Arvin Stockholders Meeting") for the purpose of obtaining the Required Arvin Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval of this Agreement and the Merger by the Required Arvin Vote; and the Board of Directors of Arvin shall

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recommend approval of this Agreement and the Merger by the stockholders of Arvin to the effect as set forth in Section 4.1(f) (the "Arvin Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Meritor such recommendation (a "Change in the Arvin Recommendation"); provided, however, that the Board of Directors of Arvin may make a Change in the Arvin Recommendation pursuant to Section 6.5. Notwithstanding any Change in the Arvin Recommendation, this Agreement shall be submitted to the stockholders of Arvin at the Arvin Stockholders Meeting for the purpose of approving this Agreement and nothing contained herein shall be deemed to relieve Arvin of such obligation.

     (c) Meritor shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Meritor and Arvin (the "Meritor Stockholders Meeting") for the purpose of obtaining the Required Meritor Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval of this Agreement and the Merger by the Required Meritor Vote, and the Board of Directors of Meritor shall recommend approval of this Agreement and the Merger by the stockholders of Meritor to the effect as set forth in Section 4.2(f) (the "Meritor Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Arvin such recommendation (a "Change in the Meritor Recommendation"); provided, however, that the Board of Directors of Meritor may make a Change in the Meritor Recommendation pursuant to Section 6.5. Notwithstanding any Change in the Meritor Recommendation, this Agreement shall be submitted to the stockholders of Meritor at the Meritor Stockholders Meeting for the purpose of approving this Agreement and nothing contained herein shall be deemed to relieve Meritor of such obligation.

     SECTION 6.2 Newco Board of Directors and Management. At or prior to the Effective Time, the parties will take all action necessary to effectuate the provisions of Sections 2.12 and 2.13.

     SECTION 6.3 Access to Information. Upon reasonable notice, each of Meritor and Arvin shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other reasonable access during normal business hours, during the period prior to the Effective Time, to all its books, records, properties, plants and personnel and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under Applicable Laws), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (i) any Applicable Laws or Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 6.3 in confidence in accordance with, and will otherwise be subject to, the provisions of the confidentiality letter dated February 24, 2000 between Meritor and Arvin (as it may be amended or supplemented, the "Confidentiality Agreement"). Any investigation by either Arvin or Meritor shall not affect the representations and warranties of the other or the conditions to the respective obligations of the parties to consummate the Merger.

     SECTION 6.4 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and tax ruling requests and to obtain as promptly as practicable all Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions

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contemplated by this Agreement (collectively, the "Required Approvals") and (ii)
taking all reasonable steps as may be necessary to obtain all Required
Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report
Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (ii) appropriate filings, if any are required, with the European Commission and/or other foreign regulatory authorities in accordance with applicable competition, merger control, antitrust, investment or similar Applicable Laws, and (iii) all other necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Applicable Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Required Approvals under such other Applicable Laws or from such authorities as soon as practicable. Notwithstanding the foregoing, nothing in this Section 6.4 shall require any of Arvin and its Subsidiaries, Meritor and its Subsidiaries or Newco and its Subsidiaries to sell, hold separate or otherwise dispose of any assets of Arvin, Meritor, Newco or their respective Subsidiaries (including the capital stock of any Subsidiary) or conduct their business in a specified manner, or agree to do so, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner is not conditioned on the Closing or would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries, taken together, after giving effect to the Merger.

     (b) Each of Arvin, on the one hand, and Meritor and Newco, on the other hand, shall, in connection with the efforts referenced in Section 6.4(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and
(iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

     (c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.4(a) and Section 6.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Laws, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of Meritor and Arvin shall cooperate in all respects with each other and use its respective reasonable best efforts, including, subject to the last sentence of
Section 6.4(a), selling, holding separate or otherwise disposing of any assets of Meritor, Arvin, or their respective Subsidiaries (including the capital stock of any Subsidiary) or conducting their business in a specified manner, or agreeing to do so, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall limit a party's right to terminate this Agreement

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pursuant to Section 8.1(b) or Section 8.1(c) so long as such party has complied with its obligations under this Section 6.4.

     (d) Each of Arvin and Meritor shall cooperate with each other in obtaining opinions of Wachtell, Lipton, Rosen & Katz, counsel to Arvin, and Chadbourne & Parke LLP, counsel to Meritor, to satisfy the conditions set forth in Section 7.2(c) and Section 7.3(c). In connection therewith, each of Arvin and Meritor shall deliver to such counsel customary representation letters in form and substance reasonably satisfactory to such counsel.

     SECTION 6.5 Acquisition Proposals. (a) Without limiting any party's other obligations under this Agreement (including under Article V hereof), each of Arvin and Meritor agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC), or any purchase or sale of 20% or more of the consolidated assets (including without limitation stock of its Subsidiaries) of such party and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of such party that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of such party (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by the other party or an Affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

     (b) Notwithstanding anything in this Agreement to the contrary, each of Arvin and Meritor or its respective Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in the Arvin Recommendation or a Change in the Meritor Recommendation, as the case may be, or (C) engage in any discussions with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person in order to be informed with respect thereto in order to make any determination permitted in clause (B), if and only to the extent that, in any such case referred to in clause (B) or (C), (i) its Stockholders Meeting shall not have occurred, (ii) it has received an unsolicited bona fide written Acquisition Proposal (for purposes of this clause
(ii), references to 20% in the definition of "Acquisition Proposal" shall be deemed to be references to 50%) from a third party and its Board of Directors concludes in good faith that such action is required by the Board of Directors' fiduciary duties to stockholders as a result of such Acquisition Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed customary confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement (but which need not contain standstill provisions) and (iv) prior to providing any information or data to any Person or entering into discussions with any Person, such party notifies the other parties promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions sought to be initiated or continued with, such party or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers,

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and furnishes to the other parties a copy of any such written inquiry, proposal or offer. Each of Arvin and Meritor agrees that it will promptly keep the other parties informed of the status and terms of any such proposals or offers and the status and terms of any such discussions. Each of Arvin and Meritor agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons conducted heretofore with respect to any Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith. Each of Arvin and Meritor agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.5. Nothing in this Section 6.5 shall (x) permit Arvin or Meritor to terminate this Agreement (except as specifically provided in Article VIII) or (y) affect any other obligation of Arvin or Meritor under this Agreement. Neither Arvin nor Meritor shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

     SECTION 6.6 Employee Benefits Matters. (a) Continuation and Comparability of Benefits. From and after the Effective Time, the Meritor Plans and the Arvin Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect with respect to employees and former employees of Meritor or Arvin and their Subsidiaries (the "Newco Employees"), respectively, covered by such plans at the Effective Time, until such time as the Combined Company shall otherwise determine, subject to Applicable Laws and the terms of such plans. Prior to the Closing Date, Meritor and Arvin shall cooperate in reviewing, evaluating and analyzing the Meritor Plans and the Arvin Plans with a view towards developing appropriate new benefit plans for Newco Employees. It is the intention of Meritor and Arvin, to the extent permitted by Applicable Laws, to develop new benefit plans, as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities and
(ii) do not discriminate between Newco Employees who were covered by Meritor Benefit Plans, on the one hand, and those covered by Arvin Benefit Plans, on the other, at the Effective Time. It is the current intention of Meritor and Arvin that, for one year following the Effective Time, the Combined Company shall provide employee benefits under employee benefit plans to Newco Employees that are substantially comparable in the aggregate to those provided to such persons pursuant to the employee benefit plans of Meritor or Arvin (or their Subsidiaries), respectively, in effect on the date hereof and at the Effective Time. Nothing herein shall prohibit any changes to the Meritor Employee Benefit Plans or Arvin Employee Benefit Plans that may be (i) required by Applicable Laws (including any applicable qualification requirements of Section 401(a) of the Code), (ii) necessary as a technical matter to reflect the transactions contemplated hereby or (iii) required for the Combined Company to provide for or permit investment in its securities. Nothing in this Section 6.6 shall be interpreted as preventing the Combined Company from amending, modifying or terminating any Meritor Plan or Arvin Plan or other contract, arrangement, commitment or understanding, in accordance with its terms and Applicable Laws.

     (b) Pre-Existing Limitations; Deductibles; Service Credit. With respect to any employee benefit plans in which any Newco Employees who were employees of Meritor or Arvin (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which the Newco Employees did not participate prior to the Effective Time (the "New Newco Plans"), the Combined Company shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Newco Employees and their eligible dependents under any New Newco Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Meritor Employee Benefit Plan or Arvin Employee Benefit Plan, as the case may be; (B) provide each Newco Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Meritor Plan or an Arvin Plan (to the same extent such credit was given under the analogous employee benefit plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Newco Plans in which such employees may be eligible to participate after the Effective Time; and (C) recognize all service of the Newco Employees with Meritor and Arvin, and their respective Affiliates, for all purposes (including,

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without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any New Newco Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Newco Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

     SECTION 6.7 Fees and Expenses. Subject to Section 8.2(d), whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus, which shall be shared equally by Arvin and Meritor. As used in this Agreement, "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

     SECTION 6.8 Directors' and Officers' Indemnification and Insurance. (a) Newco shall (i) for a period of six years from the Effective Time, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Arvin and its Subsidiaries (in all of their capacities as such), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Arvin pursuant to Arvin's articles of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any such directors, officers and employees of Arvin and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), provided that in the event any claim is asserted or made within such six year period, all rights hereunder in respect of such claim shall continue until disposition thereof, and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Arvin (provided that Newco may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Newco be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Arvin for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Newco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (b) Newco shall (i) for a period of six years from the Effective Time, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Meritor and its Subsidiaries (in all of their capacities as such), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Meritor pursuant to Meritor's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any such directors, officers and employees of Meritor and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), provided that in the event any claim is asserted or made within such six year period, all rights hereunder in respect of such claim shall continue until disposition thereof, and
(ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Meritor (provided that Newco may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Newco be required to

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

expend in any one year an amount in excess of 200% of the annual premiums currently paid by Meritor for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Newco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     SECTION 6.9 Public Announcements. Arvin and Meritor each shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by Applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     SECTION 6.10 Accounting Matters. (a) Arvin shall use reasonable best efforts to cause to be delivered to Meritor and Newco two letters from Arvin's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Arvin, Meritor and Newco, in form and substance reasonably satisfactory to Meritor and Newco and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) Meritor shall use reasonable best efforts to cause to be delivered to Arvin two letters from Meritor's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Meritor, Newco and Arvin, in form and substance reasonably satisfactory to Arvin and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     SECTION 6.11 Listing of Shares of Newco Common Stock. Newco shall use reasonable best efforts to cause the shares of Newco Common Stock to be issued in the Merger and the shares of Newco Common Stock to be reserved for issuance upon exercise of the Meritor Stock Options and the Arvin Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     SECTION 6.12 Dividends. After the date of this Agreement, each of Arvin and Meritor shall coordinate with the other the payment of dividends with respect to the Arvin Common Stock and Meritor Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Arvin Common Stock and Meritor Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Arvin Common Stock and/or Meritor Common Stock and any shares of Newco Common Stock that any such holder receives in exchange for such shares of Arvin Common Stock and/or Meritor Common Stock in the Merger.

     SECTION 6.13 Affiliates. (a) Arvin Affiliate Agreements. Not less than 45 days prior to the Effective Time, Arvin shall deliver to Meritor and Newco a letter identifying all persons who, in the judgment of Arvin, may be deemed at the time this Agreement is submitted for approval by the stockholders of Arvin, "affiliates" of Arvin for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Arvin shall use reasonable best efforts to cause each person identified on such list to deliver to Meritor and Newco not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit F hereto (an "Arvin Affiliate Agreement").

     (b) Meritor Affiliate Agreements. Not less than 45 days prior to the Effective Time, Meritor shall deliver to Arvin and Newco a letter identifying all persons who, in the judgment of Meritor, may be deemed at the time this Agreement is submitted for approval by the stockholders of Meritor, "affiliates" of Meritor for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Meritor shall use

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reasonable best efforts to cause each person identified on such list to deliver to Arvin and Newco not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit G hereto (an "Meritor Affiliate Agreement").

     SECTION 6.14 Section 16 Matters. Prior to the Effective Time, Arvin and Meritor shall take all such steps as may be required to cause any dispositions of Meritor Common Stock or Arvin Common Stock (including derivative securities with respect to Meritor Common Stock or Arvin Common Stock) or acquisitions of Newco Common Stock (including derivative securities with respect to Newco Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Arvin, Meritor or Newco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     SECTION 6.15 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of Meritor, Arvin and Newco and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     SECTION 6.16 Advice of Changes. Each of Meritor, Newco and Arvin shall as promptly as reasonably practicable after becoming aware thereof advise the other parties of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event (i) having, or which, insofar as can reasonably be foreseen, would have, in the case of Arvin, a Material Adverse Effect on Arvin, and, in the case of Meritor or Newco, a Material Adverse Effect on Meritor, or (ii) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VII not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     SECTION 7.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Second Step Merger, and of Meritor and Newco to effect the First Step Merger, are subject to the satisfaction or waiver prior to the Effective Time (and the First Effective Time, in the case of consummation of the First Step Merger) of the following conditions:

          (a) Stockholder Approval. (i) Meritor shall have obtained the Required Meritor Vote in connection with the approval of this Agreement by the stockholders of Meritor and (ii) Arvin shall have obtained the Required Arvin Vote in connection with the approval of this Agreement by the stockholders of Arvin.

          (b) No Injunctions or Restraints, Illegality. No Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction (an "Injunction") shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking, and which is reasonably likely to result in the granting of, an Injunction shall be pending.

          (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

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          (e) EU Antitrust.  Arvin and Meritor shall have received in respect of the Merger and any matters arising therefrom confirmation by way of a determination from the European Commission under Regulation 4064/89 (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the Merger and any matters arising therefrom are compatible with the common market.

          (f) Governmental and Regulatory Approvals. Other than the filings provided for under Section 1.2 and Section 2.3 and filings pursuant to the HSR Act and the EC Merger Regulation (which are addressed in Section 7.1(d) and Section 7.1(e)), all consents, approvals, orders or authorizations of, actions of, filings and registrations with and notices to any Governmental Entity (i) set forth in Section 7.1(f) of the Arvin Disclosure Schedule or
     Section 7.1(f) of the Meritor Disclosure Schedule or (ii) required of Arvin, Meritor, Newco or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries, taken together after giving effect to the Merger, shall have been obtained and shall be in full force and effect.

          (g) NYSE Listing. The shares of Newco Common Stock to be issued in the Merger and to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (h) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall then be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

     SECTION 7.2 Additional Conditions to Obligations of Arvin. The obligation of Arvin to effect the Second Step Merger is subject to the satisfaction or waiver by Arvin prior to the Effective Time of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Meritor and Newco set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and each of the representations and warranties of Meritor and Newco set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent that such representations and warranties speak as of another date) as of the Closing Date as though made on and as of the Closing Date, and Arvin shall have received a certificate of Meritor executed by an executive officer of Meritor to such effect.

          (b) Performance of Obligations of Meritor and Newco. Each of Meritor and Newco shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Arvin shall have received a certificate of Meritor executed by an executive officer of Meritor to such effect.

          (c) Tax Opinion. Arvin shall have received an opinion from Wachtell, Lipton, Rosen & Katz, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the First Effective Time and the Effective Time, each of the First Step Merger and the Second Step Merger will constitute a reorganization under Section 368(a) of the Code.

          (d) Meritor Rights Agreement. (i) No Distribution Date shall have occurred pursuant to the Meritor Rights Agreement unless all Meritor Rights have thereafter been redeemed and (ii) no Shares Acquisition Date shall have occurred pursuant to the Meritor Rights Agreement.

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     SECTION 7.3 Additional Conditions to Obligations of Meritor and Newco.  The
obligations of Meritor and Newco to effect the First Step Merger, and the obligation of Newco to effect the Second Step Merger, are subject to the satisfaction or waiver by Meritor and Newco prior to the Effective Time of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Arvin set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and each of the representations and warranties of Arvin set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent that such representations and warranties speak as of another date) as of the Closing Date as though made on and as of the Closing Date, and Meritor shall have received a certificate of Arvin executed by an executive officer of Arvin to such effect.

          (b) Performance of Obligations of Arvin. Arvin shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Meritor shall have received a certificate of Arvin executed by an executive officer of Arvin to such effect.

          (c) Tax Opinion. Meritor shall have received an opinion from Chadbourne & Parke LLP, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the First Effective Time and the Effective Time, each of the First Step Merger and the Second Step Merger will constitute a reorganization under Section 368(a) of the Code.

          (d) Arvin Rights Agreement. (i) No Distribution Date shall have occurred pursuant to the Arvin Rights Agreement unless all Arvin Rights have thereafter been redeemed and (ii) no Shares Acquisition Date shall have occurred pursuant to the Arvin Rights Agreement.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Meritor or Arvin:

          (a) by mutual written consent of Meritor and Arvin;

          (b) by either Meritor or Arvin if the Effective Time shall not have occurred on or before October 31, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party's obligations set forth in Section 6.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by either Meritor or Arvin if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling, or to take any other action, necessary to fulfill any conditions set forth in subsections 7.1(d), (e) and (f), and the failure to issue such order, decree, ruling or take such action shall have become final and nonappealable; provided, however, that the right to terminate this

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     Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with Section 6.4 has been the cause of, or resulted in, such action or inaction;

          (d) by either Meritor or Arvin if (i) the approval by the stockholders of Meritor required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Meritor Vote or
     (ii) the approval by the stockholders of Arvin required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Arvin Vote, in each case upon the taking of such vote at a duly held meeting of stockholders of Meritor or Arvin, as the case may be, or at any adjournment thereof;

          (e) by Meritor, if (i) Arvin's Board of Directors shall have (A) failed to make the Arvin Recommendation, (B) withdrawn the Arvin Recommendation or (C) modified or qualified, in any manner adverse to Meritor, the Arvin Recommendation without also simultaneously reaffirming the Arvin Recommendation (or resolved or proposed to take any such action referred to in clause (A), (B) or (C)), in each case whether or not permitted by the terms hereof, or (ii) Arvin shall have breached its obligations under this Agreement by reason of a failure to call the Arvin Stockholders Meeting in accordance with Section 6.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a);

          (f) by Arvin, if (i) Meritor's Board of Directors shall have (A) failed to make the Meritor Recommendation, (B) withdrawn the Meritor Recommendation or (C) modified or qualified, in any manner adverse to Arvin, the Meritor Recommendation without also simultaneously reaffirming the Meritor Recommendation (or resolved or proposed to take any such action referred to in clause (A), (B) or (C)), in each case whether or not permitted by the terms hereof or (ii) Meritor shall have breached its obligations under this Agreement by reason of a failure to call the Meritor Stockholders Meeting in accordance with Section 6.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a);

          (g) by Meritor, if Arvin shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.3(a) or
     Section 7.3(b) are not capable of being satisfied on or before the Termination Date;

          (h) by Arvin, if either Meritor or Newco shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) are not capable of being satisfied on or before the Termination Date;

          (i) by Meritor, if a Shares Acquisition Date shall have occurred pursuant to the Arvin Rights Agreement; or

          (j) by Arvin, if a Shares Acquisition Date shall have occurred pursuant to the Meritor Rights Agreement.

     SECTION 8.2 Effect of Termination. (a) In the event of termination of this Agreement by either Meritor or Arvin as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Arvin, Meritor or Newco or their respective officers or directors under this Agreement, except that the provisions of Section 4.1(m), Section 4.2(m), the second sentence of Section 6.3, Section 6.7, this Section 8.2 and Article IX which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, none of Arvin, Meritor or Newco shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     (b) If (A) (I) either Meritor or Arvin shall terminate this Agreement pursuant to Section 8.1(d) (provided that the basis for such termination is the failure of Arvin's stockholders to approve the transactions contemplated hereby) or pursuant to Section 8.1(b) without the Arvin Stockholder Meeting having occurred or Meritor shall terminate this Agreement pursuant to Section 8.1(g) as a result of any intentional breach or failure to perform by Arvin (unless covered by clause (B) below) or pursuant to Section 8.1(e)(i), (II) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to Arvin shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Arvin and (III) within twelve months of such termination Arvin or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal or (B) Meritor shall terminate this Agreement pursuant to Section 8.1(e)(ii) or
Section 8.1(i); then Arvin shall promptly, but in no event later than the date of such termination (or in the case of clause (A), if later, the date Arvin or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay Meritor an amount equal to $20,000,000, by wire transfer of immediately available funds.

     (c) If (A) (I) either Meritor or Arvin shall terminate this Agreement pursuant to Section 8.1(d) (provided that the basis for such termination is the failure of Meritor's stockholders to approve the transactions contemplated hereby) or pursuant to Section 8.1(b) without the Meritor Stockholders Meeting having occurred or Arvin shall terminate this Agreement pursuant to Section 8.1(h) as a result of any intentional breach or failure to perform by Meritor or Newco (unless covered by clause (B) below) or pursuant to Section 8.1(f)(i),
(II) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to Meritor shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Meritor and (III) within twelve months of such termination Meritor or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal or (B) Arvin shall terminate this Agreement pursuant to Section 8.1(f)(ii) or Section 8.1(j); then Meritor shall promptly, but in no event later than the date of such termination (or in the case of clause (A), if later, the date Meritor or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay Arvin an amount equal to $20,000,000, by wire transfer of immediately available funds.

     (d) The parties acknowledge that the agreements contained in this Section
8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 8.2, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee from the date such payment is required to be made until the date such payment is actually made at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The parties agree that any remedy or amount payable pursuant to this
Section 8.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful breach of any provision of this Agreement.

     (e) (i) Nothing in this Section 8.2 shall limit or affect Meritor's rights under the Arvin Stock Option Agreement; provided that Meritor's Total Profit (as defined in the Arvin Stock Option Agreement) shall not exceed $25,000,000.

     (ii) Nothing in this Section 8.2 shall limit or affect Arvin's rights under the Meritor Stock Option Agreement; provided that Arvin's Total Profit (as defined in the Meritor Stock Option Agreement) shall not exceed $25,000,000.

     SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Meritor and Arvin, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1 Non-Survival of Representations, Warranties and
Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

     SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a) if to Meritor or Newco to

            Meritor Automotive, Inc.
            2135 West Maple Road
            Troy, Michigan 48084-7186
            Fax: (248) 435-2184
            Attention: Vernon G. Baker, II, Esq.

        with a copy to

            Chadbourne & Parke LLP
            30 Rockefeller Plaza
            New York, New York 10112
            Fax: (212) 541-5369
            Attention: Peter R. Kolyer, Esq.

        (b) if to Arvin to

            Arvin Industries, Inc.
            One Noblitt Plaza
            Columbus, Indiana 47202-3000
            Fax: (812) 379-3688
            Attention: Ronald R. Snyder, Esq.

        with a copy to

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York 10019
            Fax: (212) 403-2000
            Attention: Andrew R. Brownstein, Esq.

     SECTION 9.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

     SECTION 9.5 Entire Agreement; No Third Party Beneficiaries. (a) This Agreement, the Stock Option Agreements, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 6.8 (which is intended to be for the benefit of the Persons covered thereby).

     SECTION 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof); provided that the First Step Merger shall be governed by the laws of the State of Delaware and the State of Indiana and the Second Step Merger shall be governed by the laws of the State of Indiana (in each case, without giving effect to choice of law principles thereof); and provided further that the fiduciary duties of the Boards of Directors of the parties shall be governed by the laws of their respective states of incorporation.

     SECTION 9.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     SECTION 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.9 Submission to Jurisdiction; Waivers. Each of Arvin, Meritor and Newco irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware or the State of Indiana, and each of Arvin, Meritor and Newco hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Arvin, Meritor and Newco hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     SECTION 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.11 Definitions.  As used in this Agreement:

          (a) "affiliate" means (except as specifically otherwise defined), as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

          (b) "Applicable Laws" means all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

          (c) An "Arvin Employee Benefit Plan" means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Arvin or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Arvin or any of its Subsidiaries or to which Arvin or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

          (d) An "Arvin Plan" means any Arvin Employee Benefit Plan other than a Multiemployer Plan.

          (e) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

          (f) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (g) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (h) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (i) "Known" or "Knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

          (j) "Material Adverse Effect" means, with respect to any entity, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy or financial markets in general, (y) in general to the industries in which such entity operates and not specifically relating to such entity or (z) to any action or omission of Meritor, Arvin or Newco or any Subsidiary of either of any of them taken with the express prior written consent of the other parties hereto or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement.

          (k) A "Meritor Employee Benefit Plan" means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Meritor or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Meritor or any of its Subsidiaries or to which Meritor or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

          (l) A "Meritor Plan" means any Meritor Employee Benefit Plan other than a Multiemployer Plan.

          (m) A "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

          (n) "NYSE" means the New York Stock Exchange, Inc.

          (o) "Person" means an individual, corporation, limited liability entity, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

          (p) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (q) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean (i) any federal, state, local or foreign net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; (ii) any liability for payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) any liability for the payment of any amounts as a result of being party to a tax sharing arrangement or as a result of any express or implied obligation to indemnify any Person with respect to the payment of amounts of the type described in clause (i) or clause (ii).

     Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

TERM                                                              SECTION
----                                                            -----------
Acquisition Proposal........................................     6.5(a)
Actions.....................................................     4.1(j)
Agreement...................................................     Preamble
Articles of Merger..........................................     2.3
Arvin.......................................................     Preamble
Arvin Affiliate Agreement...................................     6.13(a)
Arvin Cash Consideration....................................     2.5(a)
Arvin Certificate...........................................     2.5(b)
Arvin Common Stock..........................................     2.5(a)
Arvin Disclosure Schedule...................................     4.1
Arvin Filed SEC Reports.....................................     4.1(d)(ii)
Arvin Financial Advisor.....................................     4.1(m)
Arvin Merger Consideration..................................     2.5(a)
Arvin Necessary Consents....................................     4.1(c)(iii)
Arvin Permits...............................................     4.1(h)(ii)

TERM                                                            SECTION
----                                                          -----------
Arvin Preferred Stock.......................................     4.1(b)(i)
Arvin Recommendation........................................     6.1(b)
Arvin Rights................................................     4.1(b)(i)
Arvin Rights Agreement......................................     4.1(l)
Arvin SEC Reports...........................................     4.1(d)(i)
Arvin SECT..................................................     4.1(f)
Arvin Stock Consideration...................................     2.5(a)
Arvin Stock Option Agreement................................     Recitals
Arvin Stock Options.........................................     4.1(b)(i)
Arvin Stock Plans...........................................     4.1(b)(i)
Arvin Stockholders Meeting..................................     6.1(b)
Arvin Voting Debt...........................................     4.1(b)(ii)
Board.......................................................     2.13(a)
Certificates................................................     3.1
Change in the Arvin Recommendation..........................     6.1(b)
Change in the Meritor Recommendation........................     6.1(c)
Closing.....................................................     2.2
Closing Date................................................     2.2
Code........................................................     1.6
Combined Company............................................     Recitals
Confidentiality Agreement...................................     6.3
Contract....................................................     4.1(c)(ii)
Delaware Secretary..........................................     1.2
DGCL........................................................     1.1
DOJ.........................................................     6.4(b)
Effective Time..............................................     2.3
Environmental Laws..........................................     4.1(j)
Environmental Liabilities...................................     4.1(j)
Excess Meritor Shares.......................................     3.2(e)(ii)
Exchange Agent..............................................     3.1
Exchange Fund...............................................     3.1
Expenses....................................................     6.7
First Effective Time........................................     1.2
First Step Merger...........................................     Recitals
Form S-4....................................................     6.1(a)
FTC.........................................................     6.4(b)
GAAP........................................................     4.1(d)(i)
Governmental Entity.........................................     4.1(c)(iii)
Hazardous Materials.........................................     4.1(j)
HSR Act.....................................................     4.1(c)(iii)
IBCL........................................................     1.1
Indiana Secretary...........................................     1.2
Injunction..................................................     7.1(b)
Intellectual Property.......................................     4.1(k)
Joint Proxy Statement/Prospectus............................     6.1(a)
Liens.......................................................     4.1(a)(ii)
Merger......................................................     Recitals
Meritor.....................................................     Preamble

TERM                                                            SECTION
----                                                          -----------
Meritor Affiliate Agreement.................................     6.13(b)
Meritor Certificate.........................................     1.4(b)
Meritor Common Stock........................................     1.4(a)
Meritor Disclosure Schedule.................................     4.2
Meritor Exchange Ratio......................................     1.4(a)
Meritor Filed SEC Reports...................................     4.2(d)(ii)
Meritor Financial Advisor...................................     4.2(m)
Meritor Necessary Consents..................................     4.2(c)(iii)
Meritor Permits.............................................     4.2(h)(ii)
Meritor Preferred Stock.....................................     4.2(b)(i)
Meritor Recommendation......................................     6.1(c)
Meritor Rights..............................................     4.2(b)(i)
Meritor Rights Agreement....................................     4.2(l)
Meritor SEC Reports.........................................     4.2(d)(i)
Meritor Stock Option Agreement..............................     Recitals
Meritor Stock Options.......................................     4.2(b)(i)
Meritor Stock Plans.........................................     4.2(b)(i)
Meritor Stockholders Meeting................................     6.1(c)
Meritor Voting Debt.........................................     4.2(b)(ii)
Newco.......................................................     Preamble
Newco Articles..............................................     1.7
Newco By-Laws...............................................     1.8
Newco Common Stock..........................................     1.4(a)
Newco Employees.............................................     6.6(a)
New Newco Plans.............................................     6.6(b)
Required Arvin Vote.........................................     4.1(g)
Required Approvals..........................................     6.4(a)
Required Meritor Vote.......................................     4.2(g)
SEC.........................................................     4.1(a)(ii)
Second Step Merger..........................................     Recitals
Securities Act..............................................     3.3
Stock Option Agreements.....................................     Recitals
Termination Date............................................     8.1(b)
Violation...................................................     4.1(c)(ii)

     SECTION 9.12 Disclosure Schedule. The mere inclusion of an item in the relevant Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to Meritor, Arvin or Newco, as applicable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          MERITOR AUTOMOTIVE, INC.

                                          By: /s/     LARRY D. YOST
                                            ------------------------------------
                                              Name: Larry D. Yost
                                              Title: Chairman of the Board and
                                                    Chief Executive Officer

                                          MU SUB, INC.

                                          By: /s/     LARRY D. YOST
                                            ------------------------------------
                                              Name: Larry D. Yost
                                              Title: Chairman of the Board and
                                                    Chief Executive Officer

                                          ARVIN INDUSTRIES, INC.

                                          By: /s/    V. WILLIAM HUNT
                                            ------------------------------------
                                              Name: V. William Hunt
                                              Title: Chairman, President and
                                                    Chief Executive Officer

                                                                      APPENDIX B

                            MERITOR AUTOMOTIVE, INC.
                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of April 6, 2000 (the "Agreement"), by and between MERITOR AUTOMOTIVE, INC., a Delaware corporation ("Issuer"), and ARVIN INDUSTRIES, INC., an Indiana corporation ("Grantee").

     WHEREAS, Issuer, Mu Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of Issuer ("Newco"), and Grantee propose to enter into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, a merger of Issuer with and into Newco, followed immediately by a merger of Grantee with and into Newco, with Newco being the surviving corporation;

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement and the Arvin Stock Option Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below); and

     WHEREAS, as a condition and inducement to Issuer's willingness to enter into the Merger Agreement and this Agreement, Issuer has requested that Grantee agree, and Grantee has agreed, to grant Issuer an option to purchase shares of Grantee's common stock under the Arvin Stock Option Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, in the Merger Agreement and in the Arvin Stock Option Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     SECTION 1. Grant of Options. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 12,397,833 shares (the "Option Shares") of common stock, par value $1 per share, of Issuer (the "Shares") (which Option Shares represent 19.9% of the number of Shares outstanding as of the date hereof), together with the associated purchase rights (the "Rights") under the Meritor Rights Agreement, at a purchase price of $15.6875 per Option Share (such price, as adjusted if applicable, the "Purchase Price"). The number of Option Shares that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as set forth in Section 6.

     SECTION 2. Exercise of Option. (a) Grantee may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below); provided that, except as otherwise provided herein, the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) six months after the first occurrence of a Purchase Event (or if, at the expiration of such six months after the first occurrence of a Purchase Event, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed), (iii) termination of the Merger Agreement under circumstances which do not and cannot result in Grantee's becoming entitled to receive termination fees from Issuer pursuant to Section 8.2(c) of the Merger Agreement, (iv) unless a Purchase Event occurs on or before such date, 12 months after the termination of the Merger Agreement under circumstances which could result in Grantee's becoming entitled to receive termination fees from Issuer pursuant to clause (A) of Section 8.2(c) of the Merger Agreement, (v) the date Issuer shall have paid (and Grantee shall have received) a Total Repurchase Amount equal to the Maximum Repurchase Price pursuant to Section 7 and (vi) the date Grantee shall have received Total Profit equal to the Maximum Profit. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

     (b) As used herein, a "Purchase Event" means an event the result of which is that a termination fee is required to be paid by Issuer to Grantee pursuant to Section 8.2(c) of the Merger Agreement.

     (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the "Exercise Notice"; the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days from such Notice Date for the closing of such purchase (a "Closing"; and the date of such Closing, a "Closing Date"); provided that such closing shall be held only if (A) such purchase would not otherwise violate or cause the violation of applicable law (including the HSR Act), (B) no law, rule or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other governmental authority of competent jurisdiction shall be in effect, which prohibits delivery of such Option Shares (and the parties hereto shall use their reasonable best efforts to have any such order, injunction, decree or ruling vacated or reversed) and (C) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to Grantee and its Subsidiaries taken as a whole or Issuer and its Subsidiaries taken as a whole. If the Closing cannot be consummated by reason of a restriction set forth in clause (A), (B) or (C) above, notwithstanding the provisions of Section 2(a), one or more Closings shall be held from time to time in respect of that number of Option Shares the purchase of which is no longer restricted, each such Closing to be held within five business days after the elimination of the applicable restriction.

     SECTION 3. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

     (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such closing, which Option Shares shall be free and clear of all liens, charges or encumbrances ("Liens"), and if the Option should be exercised in part only, a new Option evidencing the rights of Grantee to purchase the balance of the Option Shares purchasable hereunder, and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

     (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF APRIL 6, 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and
(ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     (d) Upon the giving by Grantee to Issuer of an Exercise Notice provided for in Section 2(c) and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Grantee. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of certificates representing the Option Shares under Section 3 in the name of Grantee or its assignee, transferee or designee.

     SECTION 4. Authorized Stock. Issuer hereby represents and warrants to Grantee that Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, at all times from the date hereof until the obligation to deliver Shares upon the exercise of the Option terminates, and will have reserved for issuance, upon exercise of the Option, Shares necessary for issuance to Grantee upon exercise of the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional Shares or other securities which may be issued pursuant to
Section 6 upon exercise of the Option. The Shares to be issued upon due exercise of the Option, including all additional Shares or other securities which may be issuable upon exercise of the Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, including any preemptive rights of any stockholder of Issuer.

     SECTION 5. Purchase Not for Distribution. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     SECTION 6. Adjustment upon Changes in Capitalization, etc. (a) In the event of any change in Shares by reason of reclassification, recapitalization, stock split, split-up, combination, exchange of shares, stock dividend, dividend payable in any other securities or property (other than quarterly cash dividends in the ordinary course of business), or any similar event, the type and number of Shares or securities subject to the Option, and the Purchase Price therefor (including for purposes of repurchase thereof pursuant to Section 7), shall be adjusted appropriately, and proper provisions shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional Shares are issued after the date of this Agreement or, if after the date of this Agreement, any Shares are redeemed, repurchased or retired by Issuer or otherwise cease to be outstanding (other than pursuant to an event described in the immediately preceding sentence or otherwise pursuant to this Agreement), the number of Shares subject to the Option shall be adjusted so that immediately after such issuance, redemption, repurchase, retirement or other event, it equals 19.9% of the number of Shares then issued and outstanding. In no event shall the number of Shares subject to the Option exceed 19.9% of the number of Shares issued and outstanding at the time of exercise (without giving effect to any shares subject or issued pursuant to the Option).

     (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in the first sentence of Section 6(a), the Purchase Price per Option Share shall be adjusted by multiplying the Purchase Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

     (c) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee, Newco or one of their respective Subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee, Newco or one of their respective Subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other Person or cash or any other property, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Grantee, Newco or one of their respective Subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable; and the Applicable

Price (as defined in Section 7(c)) will be computed with respect to such shares, securities or property. Issuer shall take such steps in connection with such consolidation, merger, sale, transfer or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

     SECTION 7. Repurchase of Option and Option Shares. (a) Notwithstanding the provisions of Section 2, at any time commencing upon the first occurrence of a Purchase Event and ending upon termination of this Option in accordance with
Section 2, Issuer (or any successor entity thereof) shall: (i) at the written request of Grantee (any such request, a "Cash Exercise Notice"), repurchase from Grantee the Option or a portion thereof (if and to the extent not previously exercised or terminated) at a price which, subject to Section 10 below, is equal to the excess, if any, of (x) the Applicable Price (as defined below) as of the
Section 7 Request Date (as defined below) for a Share over (y) the Purchase Price (subject to adjustment pursuant to Section 6), multiplied by all or such portion of the Option Shares subject to the Option as Grantee shall specify in the Cash Exercise Notice (the "Option Repurchase Price") and (ii) at the written request of Grantee (any such request, an "Option Shares Notice"), repurchase from Grantee such number of the Option Shares that have been issued upon exercise of the Option as Grantee shall specify in the Option Shares Notice at a price which, subject to Section 10 below, is equal to the Applicable Price as of the Section 7 Request Date for a Share multiplied by the number of Option Shares so specified (the "Option Share Repurchase Price").

     (b) In connection with any exercise of rights under this Section 7, Issuer shall, within five business days after the Section 7 Request Date, pay the Option Repurchase Price or the Option Share Repurchase Price, as the case may be, in immediately available funds, and Grantee or such owner of the Option or Option Shares, as the case may be, shall surrender to Issuer the Option or Option Shares, as applicable. Upon receipt by Grantee of the Option Repurchase Price, the obligations of Issuer to deliver Option Shares pursuant to Section 3 of this Agreement shall be terminated with respect to the number of Option Shares specified in the Cash Exercise Notice for which payment of the Option Repurchase Price has been received.

     (c) For purposes of this Agreement, the following terms have the following meanings:

          (i) "Applicable Price", as of any date, means the highest of (A) the highest price per Share paid or proposed to be paid by any third party for Shares or the consideration per Share received or to be received by holders of Shares, in each case pursuant to any Acquisition Proposal for or with Issuer made on or prior to such date or (B) the average closing price per Share as reported on the NYSE Composite Tape or if the Shares are not listed on the NYSE, the highest bid price per Share as quoted on the National Association of Securities Dealers Automated Quotation System or, if the Shares are not quoted thereon, on the principal trading market on which such Shares are traded as reported by a recognized source, during the 10 trading days preceding such date. If the consideration to be offered, paid or received pursuant to the foregoing clause (A) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer.

          (ii) "Section 7 Request Date" means the date on which Grantee delivers to Issuer a Cash Exercise Notice or an Option Shares Notice, as the case may be.

     (d) In no event shall (i) the aggregate Option Repurchase Price paid pursuant to this Section 7 for the Option (or portion thereof), plus (ii) any excess of (A) the Option Share Repurchase Price paid pursuant to this Section 7 for Option Shares over (B) Grantee's aggregate purchase price for such repurchased Option Shares (the sum of (i) plus (ii), the "Total Repurchase Amount") be in excess of the Maximum Profit less any termination fee paid by Issuer and received by Grantee pursuant to Section 8.2(c) of the Merger Agreement (the "Maximum Repurchase Price").

     SECTION 8. Registration Rights. Issuer shall, if requested by Grantee or any permitted assignee of Grantee which is the owner of Option Shares (collectively with Grantee, the "Owners") at any time and from time to time within two years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares or other securities that have been acquired by or are issuable to such Owners upon exercise of the Option in accordance with the intended method of sale or other disposition stated by such Owners, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period at least 120 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be postponed or suspended for a period of time not exceeding 120 days in the aggregate if the Board of Directors of Issuer shall have determined in its good faith reasonable judgment that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer (but in no event shall Issuer exercise such postponement or suspension right more than twice). Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer's expense except underwriting discounts or commissions, brokers' fees and the reasonable fees and disbursements of Owners' counsel related thereto. The Owners shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time period referred to in the first sentence of this Section 8 Issuer effects a registration under the Securities Act of Shares for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Owners the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for the Owners under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of Shares requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the offering price, Issuer and the Owners shall each reduce on a pro rata basis the Shares to be included therein on their respective behalf. In connection with any registration pursuant to this Section 8, Issuer and the Owners shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

     SECTION 9. Additional Covenants of Issuer. (a) If Shares or any other securities to be acquired upon exercise of the Option are then listed on the NYSE or any other securities exchange or market, Issuer, upon the request of any Owner, will promptly file an application to list the Shares or other securities to be acquired upon exercise of the Option on the NYSE or such other securities exchange or market and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

     (b) Issuer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to permit the exercise of the Option in accordance with the terms and conditions hereof, as soon as practicable after the date hereof, including making any appropriate filing pursuant to the HSR Act and any other applicable law, supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable law, and taking all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     (c) Issuer agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by it.

     (d) The periods during which Grantee may exercise its rights under Section 2, Section 3 and Section 7 hereof shall be extended in each case at the request of Grantee to the extent necessary (i) to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods, and (ii) to avoid liability by Grantee under Section 16(b) of the Exchange Act by reason of such exercise.

     SECTION 10. Limitation of Grantee Profit. (a) Notwithstanding any other provision in this Agreement and the Merger Agreement, in no event shall Grantee's Total Profit (as defined below) exceed $25,000,000 (the "Maximum Profit") and, if Grantee's Total Profit otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of Shares subject to the Option, (ii) deliver to Issuer for cancellation Shares (or other securities into which Option Shares are converted or exchanged) previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of any Notice Date, result in a Notional Total Profit (as defined below) of more than the Maximum Profit and, if exercise of the Option otherwise would result in the Notional Total Profit exceeding such amount, Grantee, at its discretion, may (in addition to any of the actions specified in Section 10(a) above) (i) reduce the number of Shares subject to the Option or (ii) increase the Purchase Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Maximum Profit; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1.

     (c) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount (before taxes) of (A) any excess of (x) the net cash amounts or fair market value of any property received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) to any unaffiliated party over (y) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by Grantee on the repurchase of the Option by Issuer pursuant to Section 7, plus (C) (x) any amounts received by Grantee on repurchase of Option Shares by Issuer pursuant to
Section 7, less (y) Grantee's aggregate purchase price for such Option Shares, plus (D) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, plus (E) any termination fee paid by Issuer and received by Grantee pursuant to Section 8.2(c) of the Merger Agreement, minus (ii) the amounts of any cash previously paid by Grantee to Issuer pursuant to this Section 10 plus the value of the Option Shares (or other securities) previously delivered by Grantee to Issuer for cancellation pursuant to this Section 10.

     (d) For purposes of this Agreement, "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall mean the Total Profit determined as of the Notice Date assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Option and held by Grantee and its affiliates as of such date, were sold for cash at the closing price per Share on the NYSE as of the close of business on the preceding trading day (less customary brokerage commissions).

     (e) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any termination fee provided for in Section 8.2(c) of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to promptly comply with the terms of Section 10(a).

     (f) For purposes of Section 10(a) and clause (ii) of Section 10(c), the value of any Option Shares delivered by Grantee to Issuer shall be the Applicable Price of such Option Shares.

     SECTION 11. Loss, Theft, Etc. of Agreement (and the Option Granted
Hereby). This Agreement is exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of Shares purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     SECTION 12. Miscellaneous.  (a) Expenses.  Except as otherwise provided in
Section 8 or in the Merger Agreement, each of the parties hereto shall bear and pay all expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement, together with the Merger Agreement and the Arvin Stock Option Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of Shares as provided in Sections 2 and 7, as adjusted pursuant to Section 6, it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of Shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law; Submission to Jurisdiction. (i) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES THEREOF); PROVIDED THAT THE FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS OF THE PARTIES SHALL BE GOVERNED BY THE LAWS OF THEIR RESPECTIVE STATES OF INCORPORATION (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF).

     (ii) Each of Issuer and Grantee irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware or the State of Indiana, and each of Issuer and Grantee hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Issuer and Grantee hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     (e) Headings. The headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given as set forth in Section 9.2 of the Merger Agreement.

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred prior to termination of the Option, Grantee, subject to and in compliance with the express provisions hereof, may assign in whole or in part its rights and obligations hereunder following such Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     (i) Representations and Warranties. The representations and warranties contained in Sections 4.1(a)(i) and 4.2(a)(i) of the Merger Agreement, and, to the extent they relate to this Stock Option Agreement, in Sections 4.2(b), (c),
(f) and (g) and Section 4.1(c) of the Merger Agreement, are incorporated herein by reference.

     (j) Further Assurances. In the event of any exercise of the Option by Grantee or the issuance of any Cash Exercise Notice by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (k) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                          MERITOR AUTOMOTIVE, INC.

                                          By:       /s/ LARRY D. YOST
                                            ------------------------------------
                                              Name: Larry D. Yost
                                              Title: Chairman of the Board and
                                                    Chief Executive Officer

                                          ARVIN INDUSTRIES, INC.

                                          By:      /s/ V. WILLIAM HUNT
                                            ------------------------------------
                                              Name: V. William Hunt
                                              Title: Chairman, President and
                                                    Chief Executive Officer

                                                                      APPENDIX C

                             ARVIN INDUSTRIES, INC.
                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of April 6, 2000 (the "Agreement"), by and between ARVIN INDUSTRIES, INC., an Indiana corporation ("Issuer"), and MERITOR AUTOMOTIVE, INC., a Delaware corporation ("Grantee").

     WHEREAS, Issuer, Mu Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of Grantee ("Newco"), and Grantee propose to enter into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, a merger of Grantee with and into Newco, followed immediately by a merger of Issuer with and into Newco, with Newco being the surviving corporation;

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement and the Meritor Stock Option Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below); and

     WHEREAS, as a condition and inducement to Issuer's willingness to enter into the Merger Agreement and this Agreement, Issuer has requested that Grantee agree, and Grantee has agreed, to grant Issuer an option to purchase shares of Grantee's common stock under the Meritor Stock Option Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, in the Merger Agreement and in the Meritor Stock Option Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     SECTION 1. Grant of Options. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 5,103,420 shares (the "Option Shares") of common shares, par value $2.50 per share, of Issuer (the "Shares") (which Option Shares represent 19.9% of the number of Shares outstanding as of the date hereof), together with the associated purchase rights (the "Rights") under the Arvin Rights Agreement, at a purchase price of $24.1875 per Option Share (such price, as adjusted if applicable, the "Purchase Price"). The number of Option Shares that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as set forth in Section 6.

     SECTION 2. Exercise of Option. (a) Grantee may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below); provided that, except as otherwise provided herein, the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) six months after the first occurrence of a Purchase Event (or if, at the expiration of such six months after the first occurrence of a Purchase Event, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed), (iii) termination of the Merger Agreement under circumstances which do not and cannot result in Grantee's becoming entitled to receive termination fees from Issuer pursuant to Section 8.2(b) of the Merger Agreement, (iv) unless a Purchase Event occurs on or before such date, 12 months after the termination of the Merger Agreement under circumstances which could result in Grantee's becoming entitled to receive termination fees from Issuer pursuant to clause (A) of Section 8.2(b) of the Merger Agreement, (v) the date Issuer shall have paid (and Grantee shall have received) a Total Repurchase Amount equal to the Maximum Repurchase Price pursuant to Section 7 and (vi) the date Grantee shall have received Total Profit equal to the Maximum Profit. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

     (b) As used herein, a "Purchase Event" means an event the result of which is that a termination fee is required to be paid by Issuer to Grantee pursuant to Section 8.2(b) of the Merger Agreement.

     (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the "Exercise Notice"; the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days from such Notice Date for the closing of such purchase (a "Closing"; and the date of such Closing, a "Closing Date"); provided that such closing shall be held only if (A) such purchase would not otherwise violate or cause the violation of applicable law (including the HSR Act), (B) no law, rule or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other governmental authority of competent jurisdiction shall be in effect, which prohibits delivery of such Option Shares (and the parties hereto shall use their reasonable best efforts to have any such order, injunction, decree or ruling vacated or reversed) and (C) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to Grantee and its Subsidiaries taken as a whole or Issuer and its Subsidiaries taken as a whole. If the Closing cannot be consummated by reason of a restriction set forth in clause (A), (B) or (C) above, notwithstanding the provisions of Section 2(a), one or more Closings shall be held from time to time in respect of that number of Option Shares the purchase of which is no longer restricted, each such Closing to be held within five business days after the elimination of the applicable restriction.

     SECTION 3. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

     (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such closing, which Option Shares shall be free and clear of all liens, charges or encumbrances ("Liens"), and if the Option should be exercised in part only, a new Option evidencing the rights of Grantee to purchase the balance of the Option Shares purchasable hereunder, and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

     (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF APRIL 6, 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and
(ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     (d) Upon the giving by Grantee to Issuer of an Exercise Notice provided for in Section 2(c) and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Grantee. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of certificates representing the Option Shares under Section 3 in the name of Grantee or its assignee, transferee or designee.

     SECTION 4. Authorized Stock. Issuer hereby represents and warrants to Grantee that Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, at all times from the date hereof until the obligation to deliver Shares upon the exercise of the Option terminates, and will have reserved for issuance, upon exercise of the Option, Shares necessary for issuance to Grantee upon exercise of the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional Shares or other securities which may be issued pursuant to
Section 6 upon exercise of the Option. The Shares to be issued upon due exercise of the Option, including all additional Shares or other securities which may be issuable upon exercise of the Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, including any preemptive rights of any stockholder of Issuer.

     SECTION 5. Purchase Not for Distribution. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     SECTION 6. Adjustment upon Changes in Capitalization, etc. (a) In the event of any change in Shares by reason of reclassification, recapitalization, stock split, split-up, combination, exchange of shares, stock dividend, dividend payable in any other securities or property (other than quarterly cash dividends in the ordinary course of business), or any similar event, the type and number of Shares or securities subject to the Option, and the Purchase Price therefor (including for purposes of repurchase thereof pursuant to Section 7), shall be adjusted appropriately, and proper provisions shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional Shares are issued after the date of this Agreement or, if after the date of this Agreement, any Shares are redeemed, repurchased or retired by Issuer or otherwise cease to be outstanding (other than pursuant to an event described in the immediately preceding sentence or otherwise pursuant to this Agreement), the number of Shares subject to the Option shall be adjusted so that immediately after such issuance, redemption, repurchase, retirement or other event, it equals 19.9% of the number of Shares then issued and outstanding. In no event shall the number of Shares subject to the Option exceed 19.9% of the number of Shares issued and outstanding at the time of exercise (without giving effect to any shares subject or issued pursuant to the Option).

     (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in the first sentence of Section 6(a), the Purchase Price per Option Share shall be adjusted by multiplying the Purchase Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

     (c) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee, Newco or one of their respective Subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee, Newco or one of their respective Subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other Person or cash or any other property, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Grantee, Newco or one of their respective Subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable; and the Applicable Price (as defined in Section 7(c)) will be computed with respect to such shares, securities or property. Issuer shall take such steps in connection with such consolidation, merger, sale, transfer or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

     SECTION 7. Repurchase of Option and Option Shares. (a) Notwithstanding the provisions of Section 2, at any time commencing upon the first occurrence of a Purchase Event and ending upon termination of this Option in accordance with
Section 2, Issuer (or any successor entity thereof) shall: (i) at the written request of Grantee (any such request, a "Cash Exercise Notice"), repurchase from Grantee the Option or a portion thereof (if and to the extent not previously exercised or terminated) at a price which, subject to Section 10 below, is equal to the excess, if any, of (x) the Applicable Price (as defined below) as of the
Section 7 Request Date (as defined below) for a Share over (y) the Purchase Price (subject to adjustment pursuant to Section 6), multiplied by all or such portion of the Option Shares subject to the Option as Grantee shall specify in the Cash Exercise Notice (the "Option Repurchase Price") and (ii) at the written request of Grantee (any such request, an "Option Shares Notice"), repurchase from Grantee such number of the Option Shares that have been issued upon exercise of the Option as Grantee shall specify in the Option Shares Notice at a price which, subject to Section 10 below, is equal to the Applicable Price as of the Section 7 Request Date for a Share multiplied by the number of Option Shares so specified (the "Option Share Repurchase Price").

     (b) In connection with any exercise of rights under this Section 7, Issuer shall, within five business days after the Section 7 Request Date, pay the Option Repurchase Price or the Option Share Repurchase Price, as the case may be, in immediately available funds, and Grantee or such owner of the Option or Option Shares, as the case may be, shall surrender to Issuer the Option or Option Shares, as applicable. Upon receipt by Grantee of the Option Repurchase Price, the obligations of Issuer to deliver Option Shares pursuant to Section 3 of this Agreement shall be terminated with respect to the number of Option Shares specified in the Cash Exercise Notice for which payment of the Option Repurchase Price has been received.

     (c) For purposes of this Agreement, the following terms have the following meanings:

          (i) "Applicable Price", as of any date, means the highest of (A) the highest price per Share paid or proposed to be paid by any third party for Shares or the consideration per Share received or to be received by holders of Shares, in each case pursuant to any Acquisition Proposal for or with Issuer made on or prior to such date or (B) the average closing price per Share as reported on the NYSE Composite Tape or if the Shares are not listed on the NYSE, the highest bid price per Share as quoted on the National Association of Securities Dealers Automated Quotation System or, if the Shares are not quoted thereon, on the principal trading market on which such Shares are traded as reported by a recognized source, during the 10 trading days preceding such date. If the consideration to be offered, paid or received pursuant to the foregoing clause (A) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer.

          (ii) "Section 7 Request Date" means the date on which Grantee delivers to Issuer a Cash Exercise Notice or an Option Shares Notice, as the case may be.

     (d) In no event shall (i) the aggregate Option Repurchase Price paid pursuant to this Section 7 for the Option (or portion thereof), plus (ii) any excess of (A) the Option Share Repurchase Price paid pursuant to this Section 7 for Option Shares over (B) Grantee's aggregate purchase price for such repurchased Option Shares (the sum of (i) plus (ii), the "Total Repurchase Amount") be in excess of the Maximum Profit less any termination fee paid by Issuer and received by Grantee pursuant to Section 8.2(b) of the Merger Agreement (the "Maximum Repurchase Price").

     SECTION 8. Registration Rights. Issuer shall, if requested by Grantee or any permitted assignee of Grantee which is the owner of Option Shares (collectively with Grantee, the "Owners") at any time and from time to time within two years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares or other securities that have been acquired by or are issuable to such Owners upon exercise of the Option in accordance with the intended method of sale or other disposition stated by such Owners, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period at least 120 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be postponed or suspended for a period of time not exceeding 120 days in the aggregate if the Board of Directors of Issuer shall have determined in its good faith reasonable judgment that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer (but in no event shall Issuer exercise such postponement or suspension right more than twice). Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer's expense except underwriting discounts or commissions, brokers' fees and the reasonable fees and disbursements of Owners' counsel related thereto. The Owners shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time period referred to in the first sentence of this Section 8 Issuer effects a registration under the Securities Act of Shares for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Owners the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for the Owners under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of Shares requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the offering price, Issuer and the Owners shall each reduce on a pro rata basis the Shares to be included therein on their respective behalf. In connection with any registration pursuant to this Section 8, Issuer and the Owners shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

     SECTION 9. Additional Covenants of Issuer. (a) If Shares or any other securities to be acquired upon exercise of the Option are then listed on the NYSE or any other securities exchange or market, Issuer, upon the request of any Owner, will promptly file an application to list the Shares or other securities to be acquired upon exercise of the Option on the NYSE or such other securities exchange or market and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

     (b) Issuer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to permit the exercise of the Option in accordance with the terms and conditions hereof, as soon as practicable after the date hereof, including making any appropriate filing pursuant to the HSR Act and any other applicable law, supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable law, and taking all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     (c) Issuer agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by it.

     (d) The periods during which Grantee may exercise its rights under Section 2, Section 3 and Section 7 hereof shall be extended in each case at the request of Grantee to the extent necessary (i) to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods, and (ii) to avoid liability by Grantee under Section 16(b) of the Exchange Act by reason of such exercise.

     SECTION 10. Limitation of Grantee Profit. (a) Notwithstanding any other provision in this Agreement and the Merger Agreement, in no event shall Grantee's Total Profit (as defined below) exceed $25,000,000 (the "Maximum Profit") and, if Grantee's Total Profit otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of Shares subject to the Option, (ii) deliver to Issuer for cancellation Shares (or other securities into which Option Shares are converted or exchanged) previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of any Notice Date, result in a Notional Total Profit (as defined below) of more than the Maximum Profit and, if exercise of the Option otherwise would result in the Notional Total Profit exceeding such amount, Grantee, at its discretion, may (in addition to any of the actions specified in Section 10(a) above) (i) reduce the number of Shares subject to the Option or (ii) increase the Purchase Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Maximum Profit; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1.

     (c) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount (before taxes) of (A) any excess of (x) the net cash amounts or fair market value of any property received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) to any unaffiliated party over (y) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by Grantee on the repurchase of the Option by Issuer pursuant to Section 7, plus (C) (x) any amounts received by Grantee on repurchase of Option Shares by Issuer pursuant to
Section 7, less (y) Grantee's aggregate purchase price for such Option Shares, plus (D) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, plus (E) any termination fee paid by Issuer and received by Grantee pursuant to Section 8.2(b) of the Merger Agreement, minus (ii) the amounts of any cash previously paid by Grantee to Issuer pursuant to this Section 10 plus the value of the Option Shares (or other securities) previously delivered by Grantee to Issuer for cancellation pursuant to this Section 10.

     (d) For purposes of this Agreement, "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall mean the Total Profit determined as of the Notice Date assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Option and held by Grantee and its affiliates as of such date, were sold for cash at the closing price per Share on the NYSE as of the close of business on the preceding trading day (less customary brokerage commissions).

     (e) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any termination fee provided for in Section 8.2(b) of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to promptly comply with the terms of Section 10(a).

     (f) For purposes of Section 10(a) and clause (ii) of Section 10(c), the value of any Option Shares delivered by Grantee to Issuer shall be the Applicable Price of such Option Shares.

     SECTION 11. Loss, Theft, Etc. of Agreement (and the Option Granted
Hereby). This Agreement is exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of Shares purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     SECTION 12. Miscellaneous.  (a) Expenses.  Except as otherwise provided in
Section 8 or in the Merger Agreement, each of the parties hereto shall bear and pay all expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement, together with the Merger Agreement and the Meritor Stock Option Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of Shares as provided in Sections 2 and 7, as adjusted pursuant to Section 6, it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of Shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law; Submission to Jurisdiction. (i) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES THEREOF); PROVIDED THAT THE FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS OF THE PARTIES SHALL BE GOVERNED BY THE LAWS OF THEIR RESPECTIVE STATES OF INCORPORATION (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF).

     (ii) Each of Issuer and Grantee irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware or the State of Indiana, and each of Issuer and Grantee hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Issuer and Grantee hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     (e) Headings. The headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given as set forth in Section 9.2 of the Merger Agreement.

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred prior to termination of the Option, Grantee, subject to and in compliance with the express provisions hereof, may assign in whole or in part its rights and obligations hereunder following such Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.


     (i) Representations and Warranties. The representations and warranties contained in Sections 4.1(a)(i) and 4.2(a)(i) of the Merger Agreement, and, to the extent they relate to this Stock Option Agreement, in Sections 4.1(b), (c),
(f) and (g) and Section 4.2(c) of the Merger Agreement, are incorporated herein by reference.


     (j) Further Assurances. In the event of any exercise of the Option by Grantee or the issuance of any Cash Exercise Notice by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (k) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                          ARVIN INDUSTRIES, INC.

                                          By: /s/ V. WILLIAM HUNT
                                            ------------------------------------
                                              Name: V. William Hunt
                                              Title:   Chairman, President and
                                                       Chief Executive Officer

                                          MERITOR AUTOMOTIVE, INC.

                                          By: /s/ LARRY D. YOST
                                            ------------------------------------
                                              Name: Larry D. Yost
                                              Title:   Chairman of the Board and
                                                       Chief Executive Officer

                                                                      APPENDIX D


[Warburg Dillion Read Logo]           [Warburg Dillon Read
                                      Letterhead Address]

April 6, 2000

The Board of Directors
Meritor Automotive, Inc.
2135 West Maple Road
Troy, MI 48084

Dear Members of the Board:

We understand that Meritor Automotive, Inc., a Delaware corporation ("Meritor", or the "Company") is considering a transaction (the "Transaction") whereby the Company will enter into a business combination with Arvin Industries, Inc., an Indiana corporation ("Arvin"). Pursuant to the terms of an Agreement and Plan of Reorganization, dated as of April 6, 2000 (the "Merger Agreement"), by and among Meritor, Mu Sub, Inc., an Indiana corporation ("Newco") and a wholly owned subsidiary of Meritor, and Arvin, among other things, (i) Meritor will be merged with and into Newco (the "First Step Merger"), (ii) immediately after the First Step Merger, Arvin will be merged with and into Newco ("the Second Step Merger"), (iii) in connection with the First Step Merger, each issued and outstanding share of common stock, par value $1 per share, together with each associated right (collectively, "Meritor Common Stock"), of Meritor (other than shares held in Meritor's treasury or owned by any wholly-owned subsidiary of Meritor) will be converted into the right to receive 0.75 shares (the "Meritor Exchange Ratio") of common stock, par value $1 per share ("Newco Common Stock"), of Newco, and (iv) in connection with the Second Step Merger, each issued and outstanding share of common stock, par value $2.50 per share, together with each associated right (collectively, "Arvin Common Stock"), of Arvin (other than shares held in Arvin's treasury or owned by any wholly-owned subsidiary of Arvin) will be converted into the right to receive one share of Newco Common Stock and $2.00 in cash (together the "Arvin Merger Consideration"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness to the holders of Meritor Common Stock from a financial point of view of the Meritor Exchange Ratio and the Arvin Merger Consideration taken together.

Warburg Dillon Read LLC ("WDR") has acted as financial advisor to the Board of Directors of Meritor in connection with the Transaction and will receive a fee upon the consummation thereof. In the past, WDR and its predecessors have provided investment banking services to Meritor and Arvin and received customary compensation for the rendering of such services. In the ordinary course of business, WDR, its successors and affiliates may trade or have traded securities of Meritor and Arvin for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address Meritor's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of Meritor as to how such shareholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the drafts that we have examined, and that Meritor, Arvin and Newco will comply with all the material terms of the Merger Agreement. We have not been authorized to and have not solicited indications of interest in a business combination with Meritor from any party. In addition,

[Warburg Dillion Read Letterhead]


[Warburg Dillion Read Logo]                         Page 2 of 2


WDR is not expressing any opinion as to the prices at which the Newco Common Stock may trade subsequent to the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Meritor and Arvin, (ii) reviewed the reported prices and trading activity for Meritor Common Stock and Arvin Common Stock, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Meritor, including estimates and financial forecasts prepared by the management of Meritor, that were provided to us by Meritor and not publicly available, (iv) reviewed certain internal financial information and other data relating to the business and financial prospects of Arvin, including estimates and financial forecasts prepared by the management of Arvin and not publicly available, (v) conducted discussions with members of the senior managements of Meritor and Arvin, (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Meritor and Arvin, (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (viii) considered certain pro forma effects of the Transaction on Meritor's financial statements and reviewed certain estimates of synergies prepared by Meritor management, (ix) reviewed drafts of the Merger Agreement and related agreements, and (x) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

In connection with our review, at your direction, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Meritor or Arvin, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to its future performance. In addition, we have assumed with your approval that the future financial results referred to above will be achieved at the times and in the amounts projected by management. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In rendering our opinion, we have assumed, with your consent, that the Transaction will qualify as a tax-free reorganization, and will be accounted for using the purchase method.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Meritor Exchange Ratio and the Arvin Merger Consideration taken together are fair, from a financial point of view, to the holders of Meritor Common Stock.

Very truly yours,
WARBURG DILLON READ LLC



/s/ANDREW HORROCKS                                   /s/KEVIN KNIGHT
    Andrew Horrocks                                      Kevin Knight
    Executive Director                                   Executive Director


[Warburg Dillion Read Logo]

                                                                      APPENDIX E


                              [Merrill Lynch Logo]


                                 April 6, 2000

Board of Directors
Arvin Industries, Inc.
One Noblitt Plaza
Columbus, IN 47201

Members of the Board of Directors:

     Arvin Industries, Inc. (the "Company"), and Meritor Automotive, Inc. (the "Merger Partner") and Mu Sub, Inc., a newly formed, wholly owned subsidiary of the Merger Partner (the "Merger Newco"), propose to enter into an Agreement and Plan of Reorganization dated as of April 6, 2000 (the "Agreement") pursuant to which (a) Merger Partner will be merged with Merger Newco in a transaction (the "First Step Merger") in which each outstanding share of the Merger Partner's common stock, par value $1 per share (the "Merger Partner Shares"), other than any Merger Partner Shares held in Merger Partner's treasury or owned by any wholly owned subsidiary of Merger Partner, will be converted into the right to receive 0.750 shares of Merger Newco common stock, par value $1 per share (the "Merger Newco Stock"), and (b) the Company will be merged with Merger Newco in a transaction (the "Second Step Merger" and together with the First Step Merger, the "Merger") in which each outstanding share of the Company's common stock, par value $2.50 per share (the "Company Shares"), other than any Company Shares held in the Company's treasury or owned by any wholly owned subsidiary of the Company, will be converted into the right to receive one share of Merger Newco Stock (the "Stock Consideration") plus $2.00 in cash without interest ("Cash Consideration", and together with the Stock Consideration, the "Merger Consideration").

     You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view to the holders of the Company Shares. In arriving at the opinion set forth below, we have, among other things:

        (1) Reviewed certain publicly available business and financial information relating to the Company and the Merger Partner that we deemed to be relevant;

        (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Merger Partner, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by the Company and the Merger Partner, respectively;

        (3) Conducted discussions with members of senior management and representatives of the Company and the Merger Partner concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

        (4) Reviewed the market prices and valuation multiples for the Company Shares and the Merger Partner Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

        (5) Reviewed the results of operations of the Company and the Merger Partner and compared them with those of certain publicly traded companies that we deemed to be relevant;

        (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

        (7) Participated in certain discussions and negotiations among representatives of the Company and the Merger Partner and their financial and legal advisors;

        (8) Reviewed the potential pro forma impact of the Merger;

        (9) Reviewed the Agreement in substantially final form; and

        (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Merger Partner or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Merger Partner. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Merger Partner, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Merger Partner's management as to the expected future financial performance of the Company or the Merger Partner, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that the receipt of the Stock Consideration in the merger will be tax-free for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently and have, in the past, provided financial advisory and financing services to the Company and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Merger Partner Shares and other securities of the Merger Partner, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Company Shares or the Merger Partner Shares will trade between the announcement and the consummation of the Merger, and we are not expressing any opinion herein as to the prices at which the Merger Newco Stock will trade following consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of the Company Shares.

                                       Very truly yours,


                                    /s/ MERRILL LYNCH, PIERCE, FENNER & SMITH


                                                  INCORPORATED


                                     MERRILL LYNCH, PIERCE, FENNER & SMITH

                                            INCORPORATED

                                                                      APPENDIX F

                                    RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                               ARVINMERITOR, INC.

                                   ARTICLE 1

                                 IDENTIFICATION

     The name of the corporation is ArvinMeritor, Inc. (the "Corporation" or the "Company").

                                   ARTICLE 2

                          PURPOSE, POWERS AND DURATION

     Section 2.01. Purpose. The purpose for which the Corporation is formed is the transaction of any or all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law, as the same may, from time to time, be amended (the "Act").

     Section 2.02. Powers. The Corporation, subject to any limitations or restrictions imposed by the Act, other law or these Articles of Incorporation, as the same may, from time to time, be amended (these "Articles"), shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, including without limitation all powers enumerated in the Act as examples of corporate powers.

     Section 2.03. Duration.  The Corporation is to have perpetual existence.

                                   ARTICLE 3

                     REGISTERED OFFICE AND REGISTERED AGENT

     The street address of the registered office of the Corporation is:

       251 East Ohio Street
       Suite 500
       Indianapolis, Indiana 46204

and the name and business office of its registered agent in charge of such office are:

       Corporation Service Company
       251 East Ohio Street
       Suite 500
       Indianapolis, Indiana 46204

                                   ARTICLE 4

                          NUMBER OF AUTHORIZED SHARES

     The Corporation shall have authority to issue a total of Five Hundred Thirty Million (530,000,000) shares of the Corporation ("Shares").

                                   ARTICLE 5

                      GENERAL PROVISIONS REGARDING SHARES

     Section 5.01. Common Stock.

          (a) Five Hundred Million (500,000,000) of the Shares that the Corporation has authority to issue constitute a separate and single class of Shares designated as "Common Stock", which shall have a par value of One Dollar ($1.00) per share and shall not be issued in series, with all shares of Common Stock having identical rights, preferences and limitations.

          (b) The Common Stock shall have the following voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof:

             (i) Dividends. Whenever the full dividends upon any outstanding Preferred Stock for all past dividend periods shall have been paid and the full dividends thereon for the then current respective dividend periods shall have been paid, or declared and a sum sufficient for the respective payments thereof set apart, the holders of shares of the Common Stock shall be entitled to receive such dividends and distributions in equal amounts per share, payable in cash or otherwise, as may be declared thereon by the Board of Directors of the Corporation (the "Board") from time to time out of assets or funds of the Corporation legally available therefor.

             (ii) Rights on Liquidation. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after the payment or setting apart for payment to the holders of any outstanding Preferred Stock of the full preferential amounts to which such holders are entitled as herein provided or referred to, all of the remaining assets of the Corporation shall belong to and be distributable in equal amounts per share to the holders of the Common Stock. For purposes of this Section 5.01(b)(ii), a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all its assets shall not constitute or be deemed a liquidation, dissolution or winding-up of the Corporation.

             (iii) Voting. Subject to the rights of holders of Preferred Stock of any series, the holders of Common Stock shall have the right to cast one vote for each duly authorized, issued and outstanding share of Common Stock held by them upon each question or matter submitted generally to the Shareholders.

     Section 5.02. Preferred Stock. Thirty Million (30,000,000) of the Shares that the Corporation has authority to issue constitute a separate and single class of Shares designated as "Preferred Stock", which shall be without par value, shall rank prior to and be preferred over Common Stock as to assets and dividends, and may be issued in series as follows, with all shares of Preferred Stock of the same series having identical rights, preferences and limitations:

          (a) Two Million (2,000,000) shares of Preferred Stock (or such greater or lesser number as may be established pursuant to Section 6.01 of these Articles) constitute a separate and single series designated as "Series A Junior Participating Preferred Stock", which shall have the relative rights, preferences and limitations set forth in this Article 5 and in
     Article 6 of these Articles.

          (b) The remainder of the Preferred Stock ("Other Preferred Stock") may be issued in one or more series. Subject to the rights of the holders of any then outstanding Preferred Stock, the Board is vested with authority to determine and state the designations and the relative rights (including voting rights, if any), preferences and limitations of any such series of Other Preferred Stock by the adoption and filing in accordance with the Act, before the issuance of any Shares of such series, of an amendment or amendments to these Articles determining the terms of such series (a "Preferred

     Stock Amendment"). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:


             (i) the designation of the series, which may be by distinguishing number, letter or title;



             (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Amendment) increase or decrease (but not below the number of shares thereof then outstanding);



             (iii) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;



             (iv) the dates at which dividends, if any, shall be payable;



             (v) the redemption rights and price or prices, if any, for shares of the series;



             (vi) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;



             (vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;



             (viii) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;



             (ix) restrictions on the issuance of shares of the same series or of any other class or series; and



             (x) the voting rights, if any, of the holders of shares of the series.


Except as may be provided in these Articles or in a Preferred Stock Amendment, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and except as may be required by the Act, holders of Preferred Stock shall not be entitled to receive notice of any meeting of Shareholders at which they are not entitled to vote. Subject to the requirements of the Act, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock.

     Section 5.03. Issuance of Shares. Subject to the rights of any then outstanding Preferred Stock, the Board has authority to authorize and direct the issuance by the Corporation of Shares on such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles.


     Section 5.04. Distributions Upon Shares. Subject to the rights of any then outstanding Preferred Stock, the Board has authority to authorize and direct in respect of the issued and outstanding shares of Common Stock and Preferred Stock
(i) the payment of dividends and the making of other distributions by the Corporation at such times, in such amounts and forms, from such sources and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles, and (ii) the making by the Corporation of Share dividends and Share splits, pro rata and without consideration, in Shares of the same class or series or in Shares of any other class or series, and without obtaining the affirmative vote or the written consent of the holders of the Shares of the class or series in respect of which the payment or distribution is to be made.


     Section 5.05. Preemptive Rights. Unless otherwise determined by the Board, no holder of Shares shall, as such holder, have any right to purchase or subscribe for any Shares of any class which the Corporation may issue or sell, whether or not exchangeable for any Shares of any class or classes and whether out of unissued shares authorized by these Articles as originally filed or by any amendment thereof or out of Shares acquired by it after the issue thereof.

     Section 5.06. Acquisition of Shares. Subject to the rights of any then outstanding Preferred Stock, the Board has authority to authorize and direct the acquisition by the Corporation of the issued and outstanding shares of Common Stock and Preferred Stock, in such amounts, from such persons, for such considerations, from such sources and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles.


     Section 5.07. Issuance of Rights, Options and Warrants. Subject to the rights of any then outstanding Preferred Stock, the Board has authority to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of Shares, other securities of the Corporation, or shares or other securities of any successor in interest of the Corporation (a "Successor"), at such times, in such amounts, to such persons, for such consideration (if any), with such form and content (including without limitation the consideration for which any Shares, other securities of the Corporation, or shares or other securities of any Successor are to be issued) and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and these Articles.


     Section 5.08. Record Ownership of Shares. The Corporation shall be entitled to treat the holder of record (according to the books of the Corporation) of any Share or Shares (including any holder registered in a book-entry or direct registration system maintained by the Corporation or a transfer agent or a registrar designated by the Board of Directors) as the holder in fact thereof and owner for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such Share or Shares on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as expressly provided by applicable law.

     Section 5.09. Recognition Procedure for Beneficial Ownership of
Shares. The Board may establish a recognition procedure, which may be included in the By-Laws of the Corporation (as the same may be amended from time to time, the "By-Laws"), by which the beneficial owner of any Share registered on the books of the Corporation in the name of a nominee is recognized by the Corporation, to the extent provided in any such recognition procedure, as the owner thereof.

     Section 5.10. Disclosure Procedure for Beneficial Ownership of Shares. The Board may establish a disclosure procedure, which may be included in the By-Laws, by which the name of the beneficial owner of any Share registered on the books of the Corporation in the name of a nominee shall, to the extent not prohibited by the Act or other applicable laws, be disclosed to the Corporation. Any disclosure procedure established by the Board may include reasonable sanctions to ensure compliance therewith, including without limitation (i) prohibiting the voting of, (ii) providing for mandatory or optional reacquisition by the Corporation of, and (iii) the withholding or payment into escrow of any dividend or other distribution in respect of, any Share of which the name of the beneficial owner is not disclosed to the Corporation as required by such disclosure procedure.

     Section 5.11 Liability of Shareholders. The private property of the Shareholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatever.

                                   ARTICLE 6

                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     The Series A Junior Participating Preferred Stock shall have the designation and the relative rights, preferences and limitations set forth in this Article 6.

     Section 6.01. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be Two Million (2,000,000). Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

     Section 6.02. Dividends and Distributions.


          (a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, and of any other junior stock of the Corporation, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the second Monday of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of
     (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause
     (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


          (b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 6.02(a) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     Section 6.03. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:


          (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the Shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.



          (b) Except as otherwise provided herein, in any other Preferred Stock Amendment creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of Shareholders of the Corporation.


          (c) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 6.04. Certain Restrictions.

          (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 6.02 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

             (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

             (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

             (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

             (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 6.04(a)(iii), purchase or otherwise acquire such shares at such time and in such manner.

     Section 6.05. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in these Articles, or in any Preferred Stock Amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.

     Section 6.06. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 6.07. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 6.08. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

     Section 6.09. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

     Section 6.10. Amendment. These Articles shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

                                   ARTICLE 7

                DIRECTORS, BY-LAWS AND ARTICLES OF INCORPORATION

     Section 7.01 Number of Directors. The number of Directors of the Corporation shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the whole Board, provided that such number shall not be less than three (3). A director need not be a Shareholder. The election of directors need not be by ballot unless the By-Laws so require.

     Section 7.02 Classified Board.


          (a) The Directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of Shares, as provided in these Articles or in any Preferred Stock Amendment, shall be divided, with respect to the time for which they severally hold office, into three classes, each class being as nearly equal in number as possible. One class of Directors shall be initially elected for a term expiring at the annual meeting of Shareholders to be held in 2001, another class shall be initially elected for a term expiring at the annual meeting of Shareholders to be held in 2002, and another class shall be initially elected for a term expiring at the annual meeting of Shareholders to be held in 2003. Members of each class shall hold office until their successors are duly elected and qualified. At each annual meeting of Shareholders commencing with the 2001 annual meeting, Directors elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of Shareholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified.


          (b) Subject to the rights of the holders of any series of Preferred Stock, and unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of Shareholders at which the term of office of the class to which they have been elected expires and until such Director's successor shall have been duly elected and qualified. No decrease in the number of authorized Directors constituting the whole Board shall shorten the term of any incumbent Director.


     Section 7.03 Removal for Cause. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of Shares, as provided in these Articles or in any Preferred Stock Amendment, to elect additional Directors under specific circumstances, no Director of the Corporation shall be removed from his or her office as a Director by vote or other action of Shareholders or otherwise except for cause and in no event without the affirmative vote of at least 80 percent of the voting power of the Shares of the Corporation then entitled to vote at an election of Directors (the "Voting Shares"), voting together as a single class.



     Section 7.04 By-Laws. The power to make, alter, amend or repeal the By-Laws of the Corporation shall be vested exclusively in the Board, and Shareholders shall have no power to make, alter, amend or repeal the By-Laws.

     Section 7.05 Articles of Incorporation. From time to time any of the provisions of these Articles may be amended, altered or repealed, and other provisions authorized by the statutes of the State of Indiana at the time in force may be added or inserted in the manner at the time prescribed by said statutes, and all rights at any time conferred upon the Shareholders of the Corporation by its Articles of Incorporation are granted subject to the provisions of this Section 7.05. Notwithstanding anything contained in these Articles to the contrary, none of Article 7, Article 9 or the last sentence of
Section 8.01 may be amended or repealed, and no provision inconsistent with this
Article 7, Article 9 or the last sentence of Section 8.01 may be adopted, except by the affirmative vote of the holders of at least 80 percent of the voting power of the Voting Shares, voting together as a single class.


                                   ARTICLE 8

                     PROVISIONS FOR REGULATIONS OF BUSINESS
                     AND CONDUCT OF AFFAIRS OF CORPORATION

     Section 8.01. Meetings of Shareholders. Meetings of the Shareholders shall be held at such place, within or without the State of Indiana, as may be provided in the By-Laws or in the respective notices, or waivers of notice, thereof. In the absence of any such provision, all Shareholders' meetings shall be held at the principal office of the Corporation. Special meetings of the Shareholders for any purpose or purposes shall be called only by the Board pursuant to a resolution adopted by a majority of the total number of Directors which the Corporation would have if there were no vacancies.

     Section 8.02. Action by Directors. Meetings of the Board or any committee of the Board (a "Committee") shall be held at such place, within or without the State of Indiana, as may be specified in the By-Laws or in the respective notices, or waivers of notice, thereof and shall be conducted in such manner as may be specified in the By-Laws or permitted by the Act. Any action required or permitted to be taken at any meeting of the Board or a Committee may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all members of the Board or such Committee, and such written consent is filed with the minutes of the proceedings of the Board or such Committee.

     Section 8.03. Board Committees. Unless the By-Laws otherwise provide, the Board may, by resolution adopted by a majority of the whole Board of Directors, designate from among its members one or more Committees, each of which shall, to the extent provided in the resolution or By-Laws and not prohibited by the Act and other applicable laws, have and exercise all of the authority of the Board in the management of the Corporation.

     Section 8.04. Places of Keeping of Corporate Records. The Corporation shall keep at its principal office a copy of (i) these Articles, and all amendments thereto currently in effect; (ii) the By-Laws, and all amendments thereto currently in effect; (iii) minutes of all meetings of the Shareholders ("Shareholders Minutes") for the prior three years; (iv) all written communications by the Corporation to the Shareholders, including the financial statements furnished by the Corporation to the Shareholders for the prior three years; (v) a list of the names and business addresses of the current Directors and the current officers of the Corporation ("Officers"); and (vi) the most recent Annual Report of the Corporation as filed with the Secretary of State of Indiana. The Corporation shall also keep and maintain at its principal office, or at such other place or places within or without the State of Indiana as may be provided, from time to time, in the By-Laws, (i) minutes of all meetings of the Board and of each Committee, and records of all actions taken by the Board and by each Committee without a meeting; (ii) appropriate accounting records of the Corporation; (iii) a record of the Shareholders in a form that permits preparation of a list of the names and addresses of all the Shareholders, in alphabetical order by class of Shares, stating the number and class of Shares held by each Shareholder; and (iv) Shareholders Minutes for periods preceding the prior three years. All of the records of the Corporation described in this
Section 8.04 (collectively, the "Corporate Records") shall be maintained in written form or in another form capable of conversion into written form within a reasonable time.

     Section 8.05. Limitation of Liability of Directors, Officers and Others.


          (a) No Director, member of any Committee, member of another committee appointed by the Board (an "Appointed Committee"), Officer, employee or agent of the Corporation (collectively, "Corporate Person") shall be liable for any loss or damage suffered on account of any action taken or omitted to be taken by such Corporate Person if, in taking or omitting to take any action causing such loss or damage, either (i) such Corporate Person acted
     (A) in good faith, (B) with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and (C) in a manner such Corporate Person reasonably believed was in the best interests of the Corporation, or (ii) such Corporate Person's breach of or failure to act in accordance with the standards of conduct set forth in clause (i) above (the "Standards of Conduct") did not constitute willful misconduct or recklessness.


          (b) Any Corporate Person shall be fully protected, and shall be deemed to have complied with the Standards of Conduct, in relying in good faith, with respect to any information contained therein, upon (i) the Corporate Records, or (ii) information, opinions, reports or statements (including financial statements and other financial data) prepared or presented by (A) one or more other Corporate Persons whom such Corporate Person reasonably believes to be competent in the matters presented, (B) legal counsel, public accountants or other persons as to matters that such Corporate Person reasonably believes are within such person's professional or expert competence, (C) a Committee or an Appointed Committee, of which such Corporate Person is not a member, if such Corporate Person reasonably believes such Committee or Appointed Committee merits confidence, or (D) the Board, if such Corporate Person is not a Director and reasonably believes that the Board merits confidence.

          (c) No repeal or modification of this Section 8.05, directly or by adoption of an inconsistent provision of these Articles, by the Shareholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter that, but for this Section 8.05, would accrue or arise prior to such repeal or modification.


     Section 8.06. Indemnification of Directors, Officers and Others. To the extent permitted by the Act and the By-Laws, the Corporation may:



          (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal (an "Action"), by reason of the fact that such person is or was a Corporate Person, or is or was serving at the request of the Corporation as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity (collectively, an "Authorized Capacity") of or for another corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity, whether or not organized or formed for profit (collectively, "Another Entity"), against expenses (including attorneys' fees) ("Expenses") and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Action;


          (b) pay, in advance of the final disposition of an Action, the Expenses reasonably incurred in defending such action by a person who may be entitled to indemnification by the Corporation; and


          (c) purchase and maintain insurance on behalf of any person who is or was a Corporate Person, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, against any liability asserted against and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability.



The indemnification and advance of Expenses authorized by this Section 8.06 shall (i) not be deemed exclusive of any other rights to which a person may be entitled under any law, any resolution of the Board or the Shareholders, any other authorization, whenever adopted, after notice, by a majority vote of all then outstanding Shares entitled to vote generally in the election of Directors, or the articles of incorporation, by-laws or other governing documents, or any resolution of or other authorization by the directors,

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shareholders, partners, trustees, members, owners or governing body, of Another
Entity; (ii) inure to the benefit of the heirs, executors and administrators of such person; and (iii) continue as to any such person who has ceased to be a Corporate Person or to be serving in an Authorized Capacity of or for Another Entity.


     Section 8.07. Compensation of Directors. The Board is hereby specifically authorized, in and by the By-Laws, or by resolution duly adopted by the Board, to make provision for reasonable compensation to its members for their services as Directors, and to fix the basis and conditions upon which such compensation shall be paid. Any Director may also serve the Corporation in any other capacity and receive compensation therefor in any form.

     Section 8.08. Direction of Purposes and Exercise of Powers by Directors. The Board, subject to any specific limitations or restrictions imposed by the Act or these Articles, shall direct the carrying out of the purposes and exercise the powers of the Corporation, without previous authorization or subsequent approval by the Shareholders.

                                   ARTICLE 9

                         SHAREHOLDER VOTE REQUIRED FOR
                             BUSINESS COMBINATIONS


     Section 9.01. Higher Vote for Business Combinations. In addition to any affirmative vote required by law, these Articles or the By-Laws of the Corporation, and except as otherwise expressly provided in Section 9.02, a Business Combination (as hereinafter defined) shall not be consummated without the affirmative vote of the holders of at least 80 percent of the Voting Shares, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.


     Section 9.02. When Higher Vote Is Not Required.  The provisions of Section
9.01 shall not be applicable to a Business Combination if the conditions specified in either of the following paragraphs (a) or (b) are met.

          (a) Approval by Continuing Directors. The Business Combination shall have been approved by at least two-thirds of the Continuing Directors (as hereinafter defined), whether such approval is made prior to or subsequent to the date on which the Interested Shareholder (as hereinafter defined) became an Interested Shareholder (the "Determination Date").

          (b) Price and Procedure Requirements. Each of the seven conditions specified in the following subparagraphs (i) through (vii) shall have been met:

             (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination (the "Consummation Date") of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be an amount at least equal to the higher amount determined under clauses (A) and (B) below (the requirements of this paragraph (b)(i) shall be applicable with respect to all shares of Common Stock outstanding, whether or not the Interested Shareholder has previously acquired any shares of the Common Stock): (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareholder for any shares of Common Stock acquired beneficially by it
        (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Morgan Guaranty Trust Company of New York (or of such other major bank headquartered in New York City selected by at least two-thirds of the Continuing Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, per share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock; and (B) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher.

             (ii) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of outstanding Shares of any class or series, other than the Common Stock, in such Business Combination shall be an amount at least equal to the highest amount determined under clauses (A), (B) and (C) below (the requirements of this paragraph
        (b)(ii) shall be applicable with respect to all outstanding Shares of every class or series, other than the Common Stock, whether or not the Interested Shareholder has previously acquired any Shares of a particular class or series):

                (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareholder for any Shares of such class or series acquired beneficially by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Morgan Guaranty Trust Company of New York (or of such other major bank headquartered in New York City selected by at least two-thirds of the Continuing Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, per share of such class or series of Shares from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of such class or series of Shares; and

                (B) the Fair Market Value per share of such class or series of Shares on the Announcement Date or on the Determination Date, whichever is higher; and


                (C) the highest preferential amount per share to which the holders of Shares of such class or series would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event.


          (iii) The consideration to be received by holders of a particular class or series of outstanding Shares (including Common Stock) shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in its direct or indirect acquisition of beneficial ownership of Shares of such class or series. If the consideration so paid for Shares of any class or series varied as to form, the form of consideration for such class or series of Shares shall be either cash or the form used to acquire beneficial ownership of the largest number of Shares of such class or series previously acquired by the Interested Shareholder.

          (iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination, such Interested Shareholder shall not have become the beneficial owner of any additional Shares except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder's percentage beneficial ownership of any class or series of Shares; and, except as approved by at least two-thirds of the Continuing Directors: (A) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Shares; (B) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock); and (C) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock.

          (v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a Shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

          (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all Shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by at least two-thirds of the Continuing Directors, the opinion of an investment banking firm selected for and on behalf of the Corporation by at least two-thirds of the Continuing Directors as to the fairness of the terms of the Business Combination from a financial point of view to the holders of the outstanding Shares other than the Interested Shareholder and its Affiliates or Associates (as hereinafter defined).

          (vii) Such Interested Shareholder shall not have made any material change in the Corporation's business or equity capital structure without the approval of at least two-thirds of the Continuing Directors.

     Any Business Combination to which Section 9.01 shall not apply by reason of this Section 9.02 shall require only such affirmative vote as is required by law, any other provision of these Articles, the By-Laws of the Corporation or any agreement with any national securities exchange.

     Section 9.03. Certain Definitions.  For the purposes of this Article 9:

          (a) A "Business Combination" shall mean:

             (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder; or

             (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets or securities of the Corporation, any Subsidiary or any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder having an aggregate Fair Market Value of $25,000,000 or more; or

             (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

             (iv) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Shares, or any securities convertible into Shares or into equity securities of any Subsidiary, that is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

             (v) any agreement, contract, arrangement or other understanding providing for any one or more of the actions specified in clauses (i) through (iv) above.

          (b) A "person" shall mean any individual, firm, corporation or other entity and shall include any group composed of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Shares.

          (c) "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation, any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:


             (i) is the beneficial owner of Voting Shares having 10 percent or more of the votes entitled to be cast by the holders of all then outstanding Voting Shares; or



             (ii) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Shares having 10 percent or more of the votes entitled to be cast by the holders of all then outstanding Voting Shares; or



             (iii) is an assignee of or has otherwise succeeded to any Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933;



     provided, however, that neither Meritor Automotive, Inc. nor Arvin Industries, Inc. shall be deemed an Interested Shareholder as a result of any ownership of Shares or otherwise prior to the mergers of such corporations with and into the Corporation.


          (d) A person shall be a "beneficial owner" of any Shares:

             (i) which such person or any Affiliate or Associate of such person beneficially owns, directly or indirectly; or

             (ii) which such person or any Affiliate or Associate of such person has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

             (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares.

          (e) For the purposes of determining whether a person is an Interested Shareholder pursuant to Section 9.03(c), the number of Shares deemed to be outstanding shall include shares deemed owned by the Interested Shareholder through application of Section 9.03(d) but shall not include any other Shares that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (f) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations
     under the Securities Exchange Act of 1934, as in effect on [            ],
     2000 (the term "registrant" in such Rule 12b-2 meaning in this case the Corporation).

          (g) "Subsidiary" means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Section 9.03(c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

          (h) "Continuing Director" means any member of the Board who is not an Affiliate or Associate or representative of the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is not an Affiliate or Associate or representative of the Interested Shareholder and is recommended or elected to succeed a Continuing Director by at least two-thirds of the Continuing Directors then members of the Board.

          (i) "Fair Market Value" means: (i) in the case of cash, the amount of such cash; (ii) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by at least two-thirds of the Continuing Directors; and (iii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by at least two-thirds of the Continuing Directors.


          (j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Sections 9.02(b)(i) and (ii) shall include the shares of Common Stock and/or the shares of any other class or series of Shares retained by the holders of such shares.


     Section 9.04. Powers of Continuing Directors. Any determination as to compliance with this Article 9, including without limitation (a) whether a person is an Interested Shareholder, (b) the number of Shares or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the requirements of Section 9.02(b)(ii) have been met with respect to any Business Combination, and (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $25,000,000 or more shall be made only upon action by not less than two-thirds of the Continuing Directors of the Corporation; and the good faith determination of at least two-thirds of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article 9.

     Section 9.05. No Effect on Fiduciary Obligations. Nothing contained in this Article 9 shall be construed to relieve the Board or any Interested Shareholder from any fiduciary obligation imposed by law.


     Section 9.06. Amendment, Repeal, etc. Notwithstanding any other provisions of these Articles or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the By-Laws of the Corporation), the affirmative vote of the holders of at least 80 percent of the voting power of the Voting Shares, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article 9; provided, however, that the preceding provisions of this Section 9.06 shall not apply to any amendment to this Article 9, and such amendment shall require only such affirmative vote as is required by law and any other provisions of these Articles or the By-Laws of the Corporation, if such amendment shall have been approved by at least two-thirds of the members of the Board who are persons who would be eligible to serve as Continuing Directors.

                                                                      APPENDIX G

                                 AMENDED BYLAWS
                                       OF
                               ARVINMERITOR, INC.

                                   ARTICLE I

                                     OFFICE

     SECTION 1.1. Registered Office. The registered office of ArvinMeritor, Inc. (the "Corporation") in the State of Indiana shall be in the City of Indianapolis, County of Marion.


     SECTION 1.2. Principal Business Office. The principal business office of the Corporation shall be in the City of Troy, County of Oakland, in the State of Michigan.


     SECTION 1.3. Other Offices. The Corporation may also have an office or offices at such other place or places either in or outside the State of Indiana as the Board of Directors may from time to time determine or the business of the Corporation requires.

                                   ARTICLE 2

                            MEETING OF SHAREHOLDERS

     SECTION 2.1. Place of Meetings. Each meeting of shareholders of the Corporation shall be held at such place, in or outside of the State of Indiana, as the Board of Directors may designate in the notice of such meeting, but if no such designation is made, then at the principal business office of the Corporation.


     SECTION 2.2. Annual Meetings. An annual meeting of shareholders for the purpose of electing directors and transacting such other business as may properly be brought before the meeting, notice of which was given in the notice of meeting, shall be held on a date and time as the Board of Directors may determine.


     If for any reason any annual meeting shall not be held at the time herein provided, the same may be held at any time thereafter, upon notice as hereinafter provided, or the business thereof may be transacted at any special meeting of shareholders called for that purpose.

     The Board of Directors may, upon public notice given prior to the scheduled meeting date, postpone, for as long as and to the extent permitted by the Indiana Business Corporation Law, as amended (the "Act"), any previously scheduled annual or special meeting of shareholders.

     SECTION 2.3. Special Meetings. Special meetings of shareholders, unless otherwise required by statute and subject to the rights of holders of any class of Preferred Stock of the Corporation, may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the "Whole Board"). Business transacted at any special meeting shall be confined to the purpose or purposes stated in the notice of such special meeting. Meetings may be held without notice if all shareholders entitled to vote are present or if notice is waived by those not present.


     SECTION 2.4. Notice of Shareholders' Meetings. Notice of each meeting of shareholders, whether annual or special, stating the date, time and place, and, in the case of special meetings, the purpose or purposes for which such meeting is called, shall be mailed, postage prepaid, to each shareholder entitled to vote thereat, at the shareholder's address as it appears on the records of the Corporation, not less than 10 nor more than 60 days before the date of the meeting unless otherwise prescribed by statute. Notice of any adjourned meeting of shareholders shall not be required to be given, except when expressly required by law.

     SECTION 2.5. Record Dates.

          (a) In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board of Directors may designate a date as the record date which, for purposes of a meeting of shareholders or other event requiring shareholder action, shall not be more than 70 nor less than 10 days before the date of such meeting or event.


          (b) If a record date has not been fixed as provided in the preceding paragraph (a), then:


             (i) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders of the Corporation shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and

             (ii) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

          (c) Only those who shall be shareholders of record on the record date so fixed as aforesaid shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend or other distribution, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding the transfer of any shares on the books of the Corporation after the applicable record date, provided, however, the Board of Directors may fix a new record date for any adjourned meeting and shall fix a new record date if a meeting is adjourned to a date more than 120 days after the date originally fixed for the meeting.


     SECTION 2.6. List of Shareholders. The Secretary of the Corporation shall, from information obtained from the transfer agent, prepare and make, before each meeting of shareholders, an alphabetical list of shareholders entitled to vote thereat, arranged by voting group, showing the address and number of shares registered in the name of each shareholder. Such list shall be open to the examination of any such shareholder or such shareholder's agent or attorney authorized in writing ("shareholder agent"), for any purpose germane to the meeting, during ordinary business hours, for a period of at least 5 days prior to the meeting for which the list was prepared and continuing through the meeting, either at a place in the city where the meeting is being held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. Such list shall be produced and kept at the time and place of meeting during the whole time thereof for inspection by any such shareholder or shareholder agent who is present. The stock ledger shall be the only evidence as to who are the shareholders entitled to examine the stock ledger, the list referred to in this section or the books of the Corporation, or to vote in person or by proxy at any meeting of shareholders.



     SECTION 2.7. Quorum and Adjournments. At each meeting of shareholders, the holders of a majority of the voting power of the shares of the Corporation entitled to vote, present in person or by proxy, shall constitute a quorum of shareholders for all purposes unless the presence of a larger proportion is required by statute or by the Corporation's Articles of Incorporation (the "Articles of Incorporation"), and, in such cases, the presence of the proportion so required shall constitute a quorum. Whether or not there is such a quorum, the Chairman of the meeting or the shareholders present in person or by proxy constituting a majority of the shares present may adjourn the meeting from time to time without notice other than an announcement at the meeting. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting, and only those shareholders entitled to vote at the meeting as originally called shall be entitled to vote at any adjournment or adjournments thereof. The absence from any meeting of the number of shareholders required by law or by the Articles of Incorporation or by these By-Laws for action upon any given matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting, if the number of shareholders required in respect of such other matter or matters shall be present.

     SECTION 2.8. Voting by Shareholders; Proxies. Except as otherwise provided by law, the Articles of Incorporation or these By-Laws, each shareholder entitled to vote shall at every meeting of the shareholders have one vote for each share entitled to vote held by such shareholder. Any vote on shares may be given by the shareholder entitled thereto in person or by proxy appointed by an instrument in writing, subscribed (or transmitted by electronic means and authenticated as provided by law) by such shareholder or by the shareholder's attorney thereunto authorized, and delivered to the Secretary; provided, however, that no proxy shall be voted after 11 months from its date unless the proxy provides for a shorter or longer period. Except as otherwise set forth in the Articles of Incorporation with respect to the right of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, election of directors at all meetings of shareholders at which directors are to be elected shall be by a plurality of the votes cast for the election of directors at the meeting. If a quorum exists, action on a matter (other than the election of directors) submitted to shareholders entitled to vote thereon at any meeting shall be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law, the Articles of Incorporation or these By-Laws.


     SECTION 2.8A. Participation in Meetings by Means of Conference or Similar Communications. Any shareholder may participate in an annual or special meeting of shareholders by or through use of any means of communications by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder participating in such a meeting by this means is deemed to be present at the meeting.

     SECTION 2.9. Conduct of Business.

          (a) Presiding Officer. The Chairman of the Board of Directors shall preside as Chairman of shareholder meetings and shall determine the order and conduct of business and all matters of procedure at such meetings. The Chairman shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at the meeting. In the absence of the Chairman, the Vice Chairman of the Board of Directors (the "Vice Chairman"), or if the Vice Chairman is also absent, the President, shall assume the duties of the Chairman specified in this paragraph (a) of Section 2.9. If each of the Chairman, the Vice Chairman and the President is absent, a director or an officer of the Corporation chosen by the Board of Directors shall assume the duties of the Chairman specified in this paragraph (a) of Section 2.9.

          (b) Secretary. The Secretary, or, in his or her absence, an Assistant Secretary, shall act as Secretary at all meetings of the shareholders. In the absence from any such meeting of the Secretary and the Assistant Secretaries, the Chairman may appoint any person to act as Secretary of the meeting.

          (c) Annual Meetings of Shareholders.

             (i) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (A) pursuant to the Corporation's notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this Section 2.9, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this
        Section 2.9.


             (ii) For nominations or other business to be properly brought before any annual meeting by a shareholder pursuant to clause (C) of paragraph (c)(i) of this Section 2.9, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the case of the annual meeting to be held in 2001 or in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting


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        and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (A) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
        (B) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (x) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner and (y) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

             (iii) Notwithstanding anything in the second sentence of paragraph
        (c)(ii) of this Section 2.9 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this Section 2.9 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which public announcement is first made by the Corporation.

             (iv) Notwithstanding anything in the second sentence of paragraph
        (c) (ii) of this Section 2.9 to the contrary, in the event that any person nominated by the Board of Directors for election as a director (other than a person nominated to fill a vacancy created by the death of a director) was not a director or nominee named (A) in the Corporation's proxy statement for the preceding annual meeting or (B) in a public announcement made by the Corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting (a "New Nominee"), a shareholder's notice required by this Section 2.9 shall also be considered timely if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which public announcement is first made by the Corporation of the election or nomination of such New Nominee to the Board of Directors.

          (d) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation's notice of meeting (A) by or at the direction of the Board of Directors or (B) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this Section 2.9, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.9. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder's notice required by paragraph (c)(ii) of this Section 2.9 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder's notice as described above.


          (e) General.


             (i) Except where the terms of any class or series of Preferred Stock of the Corporation require the election of one or more directors by the holders of such Preferred Stock voting as a single class and except as provided in Section 3.2 of these By-Laws, only such persons who are nominated in accordance with the procedures set forth in this
        Section 2.9 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.9. Except as otherwise provided by law, the Articles of Incorporation of these By-Laws, the person presiding at the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Section 2.9 and, if any nomination or business proposed is not in compliance with this Section 2.9, to declare that such defective nomination or proposal shall be disregarded.


             (ii) For purposes of this Section 2.9, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.


             (iii) Notwithstanding the foregoing provisions of this Section 2.9, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.9. Nothing in this Section 2.9 shall be deemed to affect any rights of (x) shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (y) holders of any series of Preferred Stock to elect directors under specified circumstances.



     SECTION 2.10. Inspectors. There shall be appointed by the Board of Directors, before each meeting of shareholders, two inspectors of the vote. Such inspectors shall first take and subscribe an oath or affirmation faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of their ability. If two inspectors are not appointed in advance of any such meeting by the Board of Directors or one or both appointed inspectors fail or refuse to act, then one or both inspectors, as the case may be, shall be appointed for the meeting by the person presiding thereat. Such inspectors shall be responsible for tallying and certifying the vote taken on any matter at each meeting which is required to be tallied and certified by them in the resolution of the Board of Directors appointing them or the appointment of the person presiding at such meeting as the case may be. Except as otherwise provided by these By-Laws or the laws of the State of Indiana, such inspectors shall also decide all questions touching upon the qualification of voters, the validity of proxies and ballots, and the acceptance and rejection of votes. In the case of a tie vote by the inspectors on any question, the person presiding at the meeting shall decide such question. The Board of Directors shall have the authority to make rules establishing presumptions as to the validity and sufficiency of proxies.


                                   ARTICLE 3

                                   DIRECTORS

     SECTION 3.1. Number. Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be set, and

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

from time to time may be increased or decreased to the extent provided for in the Articles of Incorporation, exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. A director need not be a shareholder.

     SECTION 3.2. Vacancies. Except where the terms of any class or series of Preferred Stock of the Corporation require the election of one or more directors by the holders of such Preferred Stock voting as a single class and except to the extent the Board of Directors determines otherwise, vacancies occurring on the Board of Directors and newly-created directorships resulting from any increase in the number of directors may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class of directors to which such director has been elected expires and until his or her successor is duly elected and qualified or until the earlier of his or her death, resignation or removal in a manner permitted by statute or these By-Laws. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

     SECTION 3.3. Powers. The property, affairs and business of the Corporation shall be managed by the Board of Directors which may exercise all powers of the Corporation and do all lawful acts and things not by statute or by the Articles of Incorporation or these By-Laws directed or required to be exercised or done by the shareholders.

     SECTION 3.4. Place of Meetings. The place of any meeting of the Board of Directors may be either in or outside the State of Indiana as the Board may from time to time determine or as shall be specified or fixed in the respective notices or waivers of notice thereof.

     SECTION 3.5. Annual Meetings. Annual meetings of the Board of Directors shall be held each year on the same day as the shareholder's annual meeting for such year, at the time and place determined by the Board of Directors. Notice of such meeting need not be given. Such meeting may be held at any other time or place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

     SECTION 3.6. Regular Meetings. Regular meetings of the Board of Directors shall be held at the dates, times and places designated by the Board of Directors from time to time. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day not a legal holiday. Notice of regular meetings need not be given.

     SECTION 3.7. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman; and shall be called by the Chairman or the Secretary upon the written request of three directors of the Corporation.

     SECTION 3.8. Notice of Special Meetings. Notice of each special meeting of the Board of Directors shall be given to each director. The notice shall state the principal purpose or purposes of the meeting.

     SECTION 3.9. Quorum. Except as provided in Section 3.2, a whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business at all meetings of the Board of Directors, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors unless otherwise provided by law, the Articles of Incorporation or these By-Laws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. Notice of any adjourned meeting need not be given. The directors shall act only as a board and the individual directors shall have no power as such.

     SECTION 3.10. Informal Action. Unless otherwise restricted by statute, the Articles of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all directors or by all members of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or of such committee.

     SECTION 3.11. Attendance by Conference Telephone. Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of such Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

     SECTION 3.12. Order of Business. At all meetings of the Board of Directors, business shall be transacted in the order determined by the Board.

     SECTION 3.13. Resignations. Any director of the Corporation may resign at any time by giving written notice to the Chairman of the Board or the Secretary of the Corporation. The resignation of any director shall take effect at the time of the receipt of such notice or at any later time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 3.14. Committees.

          (a) The Board of Directors may from time to time, in its discretion, by resolution passed by a majority of the Whole Board, designate, and appoint, from the directors, committees of one or more persons which shall have and may exercise such lawfully delegable powers and duties conferred or authorized by the resolutions of designation and appointment.

          (b) Each member of a committee shall continue in office until a director to succeed him or her shall have been elected and shall have qualified, or until he or she ceases to be a director or until he or she shall have resigned or shall have been removed in the manner hereinafter provided. Any vacancy in a committee shall be filled by the vote of a majority of the Whole Board at any regular or special meeting thereof.

          (c) The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

          (d) Unless otherwise provided by the Board of Directors, each committee shall appoint a chairman. Each committee shall keep a record of its acts and proceedings and report the same from time to time to the Board of Directors.

          (e) Any regular or alternate member of a committee may resign at any time by giving written notice to the Chairman of the Board or the Secretary of the Corporation. Such resignation shall take effect at the time of the receipt of such notice or at any later time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

          (f) Any regular or alternate member of a committee may be removed with or without cause at any time by resolution passed by a majority of the Whole Board at any regular or special meeting.

          (g) Regular meetings of each committee, of which no notice shall be necessary, shall be held on such days and at such places as the chairman of the committee shall determine or as shall be fixed by a resolution passed by a majority of all the members of such committee. Special meetings of each committee will be called by the Secretary at the request of any two members of such committee (or the sole member, if a committee of one), or in such other manner as may be determined by the committee. Notice of each special meeting of a committee shall be mailed to each member thereof at least two days before the meeting or shall be given personally or by telephone or other electronic transmission at least one day before the meeting. Every such notice shall state the time and place, but need not state the purposes of the meeting. No notice of any meeting of a committee shall be required to be given to any alternate.

          (h) Unless the Board of Directors shall provide otherwise, the presence of a majority of the total membership of any committee of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of such committee and the act of a majority of those present shall be necessary and sufficient for the taking of any action thereat.


     SECTION 3.16. Compensation of Directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and at each meeting of a committee of the Board of Directors of which they are members. Unless otherwise provided in these By-Laws, the Board of Directors shall have the authority to fix compensation of all directors for their services to the Corporation as directors and for their services to the Corporation as regular or alternate members of committees of the Board of Directors.


     SECTION 3.17. Removal. Subject to the rights of the holders of any class or series of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote by the holders of at least 80 percent of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

                                   ARTICLE 4

                                    NOTICES

     SECTION 4.1. Notices. Notices to directors and shareholders shall be in writing and delivered personally or mailed to their addresses appearing on the records of the Corporation or, if to directors, by telegram, cable, telephone, telecopy, facsimile, other electronic transmission, wireless or a nationally recognized overnight delivery service or personally. Notice to directors by mail shall be given at least five days before the meeting. Notice to directors by telegram, cable, telephone, telecopy, facsimile, other electronic transmission, wireless or personal delivery, shall be given a reasonable time before the meeting, but in no event less than two days before the meeting. Notice by mail shall be deemed to be given when mailed to the director at his or her address appearing on the records of the Corporation. Notice by telegram or cable shall be deemed to be given when the telegram or cable addressed to the director at his or her address appearing on the records of the Corporation is delivered to the telegraph company. Notice by telephone, telecopy, facsimile, other electronic transmission or wireless shall be deemed to be given when transmitted by telephone, telecopy, facsimile, other electronic transmission or wireless to the number, electronic address or wireless call designation appearing on the records of the Corporation for the director (regardless of whether the director shall have personally received such telephone call or wireless message), provided confirmation of transmission shall be made promptly by telegram or cable in the manner specified above.

     SECTION 4.2. Waiver of Notice. Whenever any notice is required, a waiver thereof signed by the person entitled to such notice and filed with the minutes or corporate records, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of any person at any meeting of shareholders or directors shall constitute a waiver of notice of such meeting, except when such person attends only for the express purpose of objecting, at the beginning of the meeting (or in the case of a director's meeting, promptly upon such director's arrival), to the transaction of any business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

                                   ARTICLE 5

                                    OFFICERS


     SECTION 5.1. Designation; Number; Election. The Board of Directors shall elect the officers of the Corporation. Such officers shall be a chairman of the Board of Directors, a vice chairman of the Board of Directors, a president, one or more vice presidents as the Board of Directors shall determine from time to time, a controller, a treasurer, and a secretary.

     In addition to any officer elected by the Board of Directors, the Board of Directors or the Chairman, at any time, may appoint and remove such additional officers and agents as the Board of Directors or the Chairman may determine from time to time. Such persons shall have such authority, and perform such duties as provided in these By-Laws or as the Board of Directors or the Chairman may from time to time prescribe. The Board of Directors or the Chairman may from time to time authorize any officer to appoint and remove agents and employees and to prescribe their powers and duties.

     One person may hold more than one office at the same time provided the duties of such officers as prescribed by these By-Laws may be properly and consistently performed by one person.

     SECTION 5.2. Term of Office; Removal; Resignations; Vacancies. The term of each officer shall be for one year and continue until his or her successor is chosen and qualified or until the earlier of his or her death, resignation or removal, except that any such officer elected by the Board of Directors, excluding the Chairman, the Vice Chairman and the President, at any time, may be suspended by the Chairman, the Vice Chairman or the President until the Board of Directors convenes, and any such officer, including the Chairman, the Vice Chairman and the President, may be removed at any time by the affirmative vote of a majority of the members of the Whole Board.

     All appointed officers, agents and representatives of the Corporation shall hold office only during the pleasure of the Board of Directors or the officer appointing them.

     Any officer elected by the Board of Directors may resign at any time by giving written notice to the Chairman of the Board or the Secretary. Any other officer may resign at any time by giving written notice to the Chairman of the Board. Any such resignation shall take effect at the date of receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     A vacancy in any office because of death, resignation, removal or otherwise, shall be filled for the unexpired portion of the term in the manner provided in these By-Laws for regular election or appointment to such office.

     SECTION 5.3. Compensation of Officers. The Board of Directors or the compensation committee of the Board of Directors shall have the authority to fix compensation of all officers elected by the Board. The Chairman and/or such officer as the Chairman may designate shall have the authority to fix compensation of all other officers of the Corporation.

     SECTION 5.4. Chairman of the Board of Directors. The Chairman of the Board of Directors shall, subject to the Board of Directors, have general management and oversight of the administration and operation of the Corporation's business and general supervision of its policies and affairs. He or she shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect.


     He or she shall (a) preside at all meetings of the shareholders and of the Board of Directors, and shall have plenary power to set the agenda, determine the procedure and rules of order and make definitive rulings at meetings of shareholders; (b) have power to appoint officers for any division who, as such, shall not be officers of the Corporation; (c) subject to the Board of Directors, be in general and active charge of the entire business and all the affairs of the Corporation; and (d) have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these By-Laws.



     SECTION 5.5. Vice Chairman of the Board of Directors. The Vice Chairman shall have the powers and duties prescribed in these By-Laws or assigned to him or her by the Board of Directors. In the absence or disability of the Chairman, the Vice Chairman shall preside at meetings of the Board of Directors and shall perform such other duties of the Chairman as may be assigned to him or her by the Board of Directors.

     SECTION 5.6. President. The President shall have the powers and duties prescribed in these By-Laws or assigned to him or her by the Board of Directors. In the absence or disability of the Chairman and the Vice Chairman, the President shall preside at meetings of the Board of Directors and shall perform such other duties of the Chairman as may be assigned to him or her by the Board of Directors. In the absence or disability of the Chairman, the Vice Chairman and the President, on assembling for a regular or special meeting of the Board of Directors, the directors shall choose another member of the Board of Directors or another officer in attendance to preside at such meeting.



     SECTION 5.7. Vice Presidents. Each Vice President shall have the powers and duties prescribed in these By-Laws or assigned to him or her by the Board of Directors, the Chairman or the President. The Board of Directors may designate one or more of such Vice Presidents as executive, senior or assistant Vice Presidents.



     SECTION 5.8. Controller. Subject to control and supervision by the Chairman, the President and the Board of Directors, the Controller shall be in charge of the accounts of the Corporation and its subsidiaries; maintain adequate records of all assets, liabilities and business transactions; and have the other powers and duties prescribed by these By-Laws or by the Board of Directors, the Chairman or the President, and the usual powers and duties pertaining to his or her office.



     SECTION 5.9. Assistant Controllers. The Assistant Controllers shall have the powers and duties prescribed by these By-Laws or assigned by the Controller. In the absence or disability of the Controller, they shall have all his or her other powers and duties.



     SECTION 5.10. Treasurer. Subject to control and supervision by the Chairman, the President and the Board of Directors, the Treasurer shall have charge of and shall be responsible for the receipt, disbursement and safekeeping of all funds and securities of the Corporation (and shall deposit all such funds in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of these By-Laws), propose financial policies, negotiate loans, be responsible for the maintenance of proper insurance coverages and from time to time and whenever requested to do so, render statements of the condition of the finances of the Corporation to the Board of Directors; and have the other powers and duties prescribed by these By-Laws or by the Board of Directors, the Chairman or the President, and the usual powers and duties pertaining to his or her office.



     SECTION 5.11. Assistant Treasurers. The Assistant Treasurers shall have the powers and duties prescribed by these By-Laws or assigned by the Treasurer. In the absence of the Treasurer, they shall have all his or her other powers and duties.



     SECTION 5.12. Secretary. Subject to control and supervision by the Board of Directors and the Chairman, the Secretary shall attend and record proceedings of meetings of shareholders, the Board of Directors and any committee of the Board of Directors, keep or cause to be kept in books provided for such purpose such records of proceedings and have the other powers and duties prescribed by these By-Laws or by the Board of Directors, the Chairman or the President, and the usual powers and duties pertaining to his or her office, including having custody of the corporate seal, if any, and affixing it to all documents as required to attest the same.


     SECTION 5.13. Assistant Secretaries. The Assistant Secretaries shall have the powers and duties prescribed by these By-Laws or assigned by the Secretary. In the absence or disability of the Secretary, they shall have all his or her powers and duties.


     SECTION 5.14. Certain Agreements. The Board of Directors shall have power to authorize or direct the proper officers of the Corporation, on behalf of the Corporation, to enter into valid and binding agreements in respect of employment, incentive or deferred compensation, stock options, and similar or related matters, notwithstanding the fact that a person with whom the Corporation so contracts may be a member of its Board of Directors. Any such agreement may validly and lawfully bind the Corporation for a term of more than one year, in accordance with its terms, notwithstanding the fact that one of the elements of any such agreement may involve the employment by the Corporation of an officer, as such, for such term.

                                   ARTICLE 6

                              CONDUCT OF BUSINESS

     SECTION 6.1. Contracts; Loans. The Board of Directors, except as in these By-Laws otherwise provided, may authorize any officer, employee or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

     No loan shall be contracted on behalf of the Corporation and no negotiable paper shall be issued in its name, unless authorized by the Board of Directors.

     SECTION 6.2. Checks. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, employee or employees, of the Corporation as shall from time to time be determined in accordance with authorization of the Board of Directors.

     SECTION 6.3. Banking. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may from time to time designate, or as may be designated by any officer or officers of the Corporation to whom such power may be delegated by the Board, and for the purpose of such deposit the officers and employees who have been authorized to do so in accordance with the determinations of the Board may endorse, assign and deliver checks, drafts, and other orders for the payment of money which are payable to the order of the Corporation.


     SECTION 6.4. Voting of Stock. Except as otherwise provided in these By-Laws or in the Articles of Incorporation, and unless otherwise provided by resolution of the Board of Directors, the Chairman or any other officer elected by the Board of Directors may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation to cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such vote or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.


                                   ARTICLE 7

                     SHARE CERTIFICATES AND THEIR TRANSFER


     SECTION 7.1. Share Certificates. Certificates for shares of the Corporation shall be in such form as shall be approved by the Board of Directors and shall be signed by the Chairman, the Vice Chairman or the President, and by the Secretary or any Assistant Secretary, and shall not be valid unless so signed. Such certificates shall be appropriately numbered in order of issue, by class and series, and contain the name of the registered holder, the number of shares and the date of issue. If such certificates are countersigned (a) by a transfer agent other than the Corporation or its employee, or (b) by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile.


     In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he, she or it were such officer, transfer agent, or registrar at the date of issue.

     The Board of Directors may by resolution or resolutions provide that some or all of any or all classes or series of the shares of stock of the Corporation shall be uncertificated shares. Notwithstanding the preceding sentence, every holder of uncertificated shares, upon request, shall be entitled to receive from the Corporation a certificate representing the number of shares registered in such shareholder's name on the books of the Corporation.

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     During any period when more than one class of shares of the Corporation is authorized, there shall be set forth on the face or back of certificates issued to represent each class or series of shares, a statement that the Corporation will furnish without charge to each shareholder who so requests, the designation, preferences and relative, participating, optional or other special rights of each class of shares or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

     SECTION 7.2. Transfer of Shares. Upon surrender to the Corporation or a transfer agent of the Corporation by the holder of record or by such person's attorney or other duly constituted representative of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, as the Corporation may reasonably require, it shall be the duty of the Corporation and such transfer agent to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction on the books of the Corporation. No certificate shall be issued in exchange for any certificate until the former certificate for the same number of shares of the same class and series shall have been surrendered and canceled, except as provided in Section 7.4.

     SECTION 7.3. Regulations. The Board of Directors shall have authority to make rules and regulations concerning the issue, transfer and registration of certificates for shares of the Corporation and concerning the registration of pledges of uncertificated shares.

     SECTION 7.4. Lost, Stolen and Destroyed Certificates. The Corporation may issue a new certificate or certificates for shares or may register uncertificated shares, if then authorized by the Board of Directors, in place of any issued certificate alleged to have been lost, stolen or destroyed upon such terms and conditions as the Board of Directors may prescribe.

     SECTION 7.5. Record Ownership; Registered Shareholders. A record of the name and address of each holder of the shares of the Corporation, the number of shares held by such shareholder, the number or numbers of any share certificate or certificates issued to such shareholder and the number of shares represented thereby, and the date of issuance of the shares held by such shareholder shall be made on the Corporation's books. The Corporation shall be entitled to treat the holder of record (according to the books of the Corporation) of any share or shares (including any holder registered in a book-entry or direct registration system maintained by the Corporation or a transfer agent or a registrar designated by the Board of Directors) as the holder in fact thereof and owner for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as expressly provided by applicable law.

     SECTION 7.6. Transfer Agents and Registrars. The Board of Directors may from time to time appoint a transfer agent and a registrar in one or more cities, may require all certificates evidencing shares of the Corporation to bear the signatures of a transfer agent and a registrar, may provide that such certificates shall be transferable in more than one city, and may provide for the functions of transfer agent and registrar to be combined in one agency.

                                   ARTICLE 8

                                INDEMNIFICATION


     SECTION 8.1. Litigation Brought By Third Parties. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal (other than an action by or in the right of the Corporation) (an "Action") by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation (a "Corporate Person"), or is or was serving at the request of the Corporation as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity (except in each of the foregoing situations to the extent any agreement, arrangement or understanding of agency contains provisions that supersede or abrogate indemnification under this Section 8.1) (collectively, an "Authorized Capacity") of or for another corporation, unincorporated association, business trust, estate, partnership, joint venture, individual, trust, employee benefit plan, or other legal entity, whether or not organized or formed for profit (collectively, "Another Entity"), against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in


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settlement actually and reasonably incurred by him or her in connection with such Action ("Expenses") if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his or her conduct was unlawful.


     SECTION 8.2. Litigation by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any Action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a Corporate Person, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity against Expenses actually and reasonably incurred by him or her in connection with that defense or settlement of such Action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or willful misconduct in the performance of his or her other duty to the Corporation unless and only to the extent that a court of equity or the court in which such Action was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court of equity or other court shall deem proper.



     SECTION 8.3. Successful Defense. To the extent that a person who is or was a Corporate Person or serving at the request of the Corporation in an Authorized Capacity of or for Another Entity has been successful on the merits or otherwise in defense of any Action, referred to in Section 8.1 and 8.2 of this Article, or in defense of any claim, issue or matter therein, he or she shall be indemnified against Expenses actually and reasonably incurred by or on behalf of him or her in connection therewith. If any such person is not wholly successful in any such Action but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters therein, the Corporation shall indemnify such person against all Expenses actually and reasonably incurred by or on behalf of such person in connection with each claim, issue or matter that is successfully resolved. For purposes of this Section 8.3 and without limitation, the termination of any claim, issue or matter by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.



     Notwithstanding any other provision of this section, to the extent any person is a witness in, but not a party to, any Action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Corporate Person or serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, he or she shall be indemnified against all Expenses actually and reasonably incurred by or on behalf of him or her in connection therewith.


     SECTION 8.4. Determination of Conduct.


          (a) Any indemnification under Section 8.1 or 8.2 of this Article (unless ordered by a court) shall be made by the Corporation only upon a determination that indemnification of the person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 8.1 or 8.2. Such determination shall be made (1) if a Change of Control (as hereinafter defined) shall not have occurred, (A) by the Board of Directors by a majority vote of a quorum consisting of the Disinterested Directors (as hereinafter defined) or, if such a quorum cannot be obtained, by majority vote of a committee duly designated by the Board of Directors consisting solely of two (2) or more Disinterested Directors or (B) if there are no Disinterested Directors or, even if there are Disinterested Directors and a majority of such Disinterested Directors so directs, by (i) Independent Counsel (as hereinafter defined) in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (ii) the shareholders of the Corporation, provided, however, that shares owned by or voted under the control of directors who are at the time not Disinterested Directors may not be voted on the determination; or (2) if a Change of Control


                                      G-13
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     shall have occurred, by Independent Counsel in a written opinion to the
     Board of Directors, a copy of which shall be delivered to the claimant, unless the claimant shall request that such determination be made by or at the direction of the Board of Directors, in which case it shall be made in accordance with clause (1) of this sentence. Any claimant shall be entitled to be indemnified against the Expenses actually and reasonably incurred by such claimant in cooperating with the person or entity making the determination of entitlement to indemnification (irrespective of the determination as to the claimant's entitlement to indemnification) and, to the extent successful, in connection with any litigation or arbitration with respect to such claim or the enforcement thereof.

          (b) If a Change of Control shall not have occurred, or if a Change of Control shall have occurred and a director, officer, employee or agent requests pursuant to clause (2) of the second sentence in Section 8.4(a) that the determination whether the claimant is entitled to indemnification be made by or at the direction of the Board of Directors, the claimant shall be conclusively presumed to have been determined pursuant to Section 8.4(a) to be entitled to indemnification if (1)(a) within fifteen days after the next regularly scheduled meeting of the Board of Directors following receipt by the Corporation of the request therefor, the Board of Directors shall not have resolved by majority vote of the Disinterested Directors to submit such determination to (i) Independent Counsel for its determination or (ii) the shareholders for their determination at the next annual meeting, or any special meeting that may be held earlier, after such receipt, and (b) within sixty days after receipt by the Corporation of the request therefor (or within ninety days after such receipt if the Board of Directors in good faith determines that additional time is required by it for the determination and, prior to expiration of such sixty-day period, notifies the claimant thereof), the Board of Directors shall not have made the determination by a majority vote of the Disinterested Directors, or (2) after a resolution of the Board of Directors, timely made pursuant to clause (1)(a)(ii) above, to submit the determination to the shareholders, the shareholders meeting at which the determination is to be made shall not have been held on or before the date prescribed (or on or before a later date, not to exceed sixty days beyond the original date, to which such meeting may have been postponed or adjourned on good cause by the Board of Directors acting in good faith); provided, however, that this sentence shall not apply if the claimant has misstated or failed to state a material fact in connection with his or her request for indemnification. Such presumed determination that a claimant is entitled to indemnification shall be deemed to have been made (I) at the end of the sixty-day or ninety-day period (as the case may be) referred to in clause (1)(b) of the immediately preceding sentence or (II) if the Board of Directors has resolved on a timely basis to submit the determination to the shareholders, on the last date within the period prescribed by law for holding such shareholders meeting (or a postponement or adjournment thereof as permitted above).


     SECTION 8.5. Advance Payment. Expenses incurred in defending an Action shall be paid by the Corporation in advance of the final disposition of such Action to a director or officer, promptly after receipt of a request therefor stating in reasonable detail the expenses incurred, and to an employee or agent as authorized by the Board of Directors; provided that in each case (a) the Corporation shall have received an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation hereunder, (b) the indemnitee furnishes the Corporation a written affirmation of his or her good faith belief that he or she has satisfied the standard of conduct in Section 8.1 or 8.2 and (c) a determination is made by those making the decision pursuant to Section 8.4 that the facts then known would not preclude indemnification under these By-Laws.


     SECTION 8.6. Procedures for Determination. The Board of Directors shall establish reasonable procedures for the submission of claims for indemnification hereunder, determination of the entitlement of any person thereto and review of any such determination. Such procedures shall be set forth in an appendix to these By-Laws and shall be deemed for all purposes to be a part hereof.

     SECTION 8.7. By-Law Not Exclusive.  The indemnification provided by this
Article 8 shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, agreement, vote of shareholders or Disinterested Directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, agent or participant and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding any amendment, alteration or repeal of this section or any of its provisions, or of any of the procedures established by the Board of Directors pursuant to Section 8.6, any person who is or was a Corporate Person or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity shall be entitled to indemnification in accordance with the provisions hereof and thereof with respect to any action taken or omitted prior to such amendment, alteration or repeal except to the extent otherwise required by law.


     SECTION 8.8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Corporate Person or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article or the Business Corporation Law of the State of Indiana.

     SECTION 8.9. Effect of Invalidity. The invalidity or unenforceability of any provision of this Article 8 shall not affect the validity or enforceability of the remaining provisions of this Article 8.

     SECTION 8.10. Definitions.  For purposes of this Article 8:


          (a) "Change of Control" means a change of control of the Corporation at any time after the effective time of the merger of Arvin Industries, Inc. with and into the Corporation of a nature that would be required to be reported in a proxy statement pursuant to Section 14(a) of the Exchange Act or in a Form 8-K pursuant to Section 13 of the Exchange Act (or in any similar form or schedule under either of those provisions or any successor provision), whether or not the Corporation is then subject to such reporting requirement; provided, however, that, without limitation, a Change of Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
     Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest; (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors immediately thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any director whose election became effective prior to or at the time of the merger of Arvin Industries, Inc. with and into the Corporation and any new director whose election or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.


          (b) "the Corporation" shall include, in addition to the surviving or resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify a director, officer, employee or agent of such constituent corporation, or any director, officer, employee or agent of such constituent corporation who is or was serving at the request of such constituent corporation as a director, officer, employee or agent of Another Entity shall stand in the same position under the provisions of this Article 8 with respect to the surviving or resulting corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

          (c) "Disinterested Director" means a director of the Corporation who is not and was not a party to an action, suit or proceeding in respect of which indemnification is sought by a director, officer, employee or agent.

          (d) "Independent Counsel" means a law firm, or a member of a law firm, that (i) is experienced in matters of corporation law; (ii) neither presently is, nor in the past five years has been,

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     retained to represent the Corporation, the director, officer, employee or agent claiming indemnification or any other party to the Action giving rise to a claim for indemnification under this section, in any matter material to the Corporation, the claimant or any such other party; and (iii) would not, under applicable standards of professional conduct then prevailing, have a conflict of interest in representing either the Corporation or such director, officer, employee or agent in an action to determine the Corporation's or such person's rights under this Article 8.


     SECTION 8.11. Actions Against the Corporation. No indemnification shall be payable to an officer, director, employee or agent pursuant to this Article 8 with respect to any action against the Corporation commenced by such officer, director, employee or agent unless the Board of Directors shall have authorized the commencement thereof or unless and to the extent that this Article 8 or the procedures established pursuant to Section 8.6 shall specifically provide for indemnification of expenses relating to the enforcement of rights under this
Article 8 and such procedures.


     SECTION 8.12. Change in Law.  Notwithstanding the foregoing provisions of
Article 8, the Corporation shall indemnify any person who is or was a Corporate Person or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity to the full extent permitted by the Act or by any other applicable law, as may from time to time be in effect.

                                   ARTICLE 9

                                    GENERAL

     SECTION 9.1. Dividends. Subject to any provisions of any applicable statute or of the Articles of Incorporation, dividends may be declared upon the capital stock of the Corporation by the Board of Directors at any regular or special meeting thereof; and such dividends may be paid in cash, property or shares of the Corporation.

     SECTION 9.2. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of October of each year.

     SECTION 9.3. Severability. If any provision of these By-Laws, or its application thereof to any person or circumstances, is held invalid, the remainder of these By-Laws and the application of such provision to other persons or circumstances shall not be affected thereby.

     SECTION 9.4. Amendments. These By-Laws may be amended, added to, rescinded or repealed only by an affirmative vote of at least a majority of the directors then in office at any meeting of the Board of Directors.

     SECTION 9.5. Control Shares. The terms "control shares" and "control share acquisition" used in this Section 9.5 shall have the meanings set forth in
Section 23-1-42-1 et seq. of the Act. Control shares of the Corporation acquired in a control share acquisition shall have only such voting rights as are conferred by the Act.


     Control shares of the Corporation acquired in a control share acquisition with respect to which the acquiring person has not filed with the Corporation the statement required by the Act may, at any time during the period ending sixty days after the last acquisition of control shares by the acquiring person, be redeemed by the Corporation at the fair value thereof pursuant to procedures authorized by a resolution of the Board of Directors. Such authority may be exercised generally or confined to specific instances.


     Control shares of the Corporation acquired in a control share acquisition with respect to which the acquiring person was not granted full voting rights by the shareholders as provided in the Act may, at any time after the shareholder vote required by the Act, be redeemed by the Corporation at the fair value thereof pursuant to procedures authorized by a resolution of the Board of Directors. Such authority may be exercised generally or confined to specific instances.

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                                    APPENDIX
                         PROCEDURES FOR SUBMISSION AND
                  DETERMINATION OF CLAIMS FOR INDEMNIFICATION
                     PURSUANT TO ARTICLE 8 OF THE BY-LAWS.

     SECTION 1. Purpose. The Procedures for Submission and Determination of Claims for Indemnification Pursuant to Article 8 of the By-Laws (the "Procedures") are to implement the provisions of Article 8 of the By-Laws of the Corporation (the "By-Laws") in compliance with the requirement of Section 8.6 thereof.

     SECTION 2. Definitions.  For purposes of these Procedures:

          (A) All terms that are defined in Article 8 of the By-Laws shall have the meanings ascribed to them therein when used in these Procedures unless otherwise defined herein.

          (B) "Expenses" include all reasonable attorneys' fees, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in, a Proceeding; and shall also include such retainers as counsel may reasonably require in advance of undertaking the representation of an indemnitee in a Proceeding.

          (C) "Indemnitee" includes any person who was or is, or is threatened to be made, a witness in or a party to any Proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent (except in each of the foregoing situations to the extent any agreement, arrangement or understanding of agency contains provisions that supersede or abrogate indemnification under
     Article 8 of the By-Laws) of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise.

          (D) "Proceeding" includes any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee unless the Board of Directors shall have authorized the commencement thereof.

     SECTION 3. Submission and Determination of Claims.

          (A) To obtain indemnification or advancement of Expenses under Article 8 of the By-Laws, an Indemnitee shall submit to the Secretary of the Corporation a written request therefor, including therein or therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to permit a determination as to whether and what extent the Indemnitee is entitled to indemnification or advancement of Expenses, as the case may be. The Secretary shall, promptly upon receipt of a request for indemnification, advise the Board of Directors thereof in writing if a determination in accordance with Section 8.4 of the By-Laws is required.

          (B) Upon written request by an Indemnitee for indemnification pursuant to Section 3(A) hereof, a determination with respect to the Indemnitee's entitlement thereto in the specific case, if required by the By-Laws, shall be made in accordance with Section 8.4 of the By-Laws, and, if it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within ten days after such determination. The Indemnitee shall cooperate with the person, persons or entity making such determination, with respect to the Indemnitee's entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination.

          (C) If entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8.4 of the By-Laws, the Independent Counsel shall be selected as provided in this
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

     Section 3(C). The Independent Counsel shall be selected by the Board of Directors by majority vote of a quorum consisting of Disinterested Directors, or, if such a quorum cannot be obtained, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more Disinterested Directors, or, if such a quorum cannot be obtained and such a committee cannot be designated, by a majority vote of the full Board of Directors (in which selection Directors who are not Disinterested Directors may participate), and the Corporation shall give written notice to the Indemnitee advising the Indemnitee of the identity of the Independent Counsel so selected. The Indemnitee may, within seven days after such written notice of selection shall have been given, deliver to the Corporation a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in
     Article 8 of the By-Laws, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, the Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. If, within twenty days after the next regularly scheduled Board of Directors meeting following submission by the Indemnitee of a written request for indemnification pursuant to Section 3(A) hereof, no Independent Counsel shall have been selected and not objected to, either the Corporation or the Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel under Section 8.4 of the By-Laws. The Corporation shall pay any and all reasonable fees and expenses (including without limitation any advance retainers reasonably required by counsel) of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 8.4 of the By-Laws, and the Corporation shall pay all reasonable fees and expenses (including without limitation any advance retainers reasonably required by counsel) incident to the procedures of Section 8.4 of the By-Laws and this Section 3(C), regardless of the manner in which Independent Counsel was selected or appointed. Upon the delivery of its opinion pursuant to Article 8 of the By-Laws or, if earlier, the due commencement of any judicial proceeding or arbitration pursuant to Section 4(A)(3) of these Procedures, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

          (D) If a Change of Control shall have occurred, in making a determination with respect to entitlement to indemnification under the By-Laws, the person, persons or entity making such determination shall presume that an Indemnitee is entitled to indemnification under the By-Laws if the Indemnitee has submitted a request for indemnification in accordance with Section 3(A) hereof, and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

     SECTION 4. Review and Enforcement of Determination.


          (A) In the event that (1) advancement of Expenses is not timely made pursuant to Section 8.5 of the By-Laws, (2) payment of indemnification is not made pursuant to Section 8.3 of the By-Laws within ten days after receipt by the Corporation of written request therefor, (3) a determination is made pursuant to Section 8.4 of the By-Laws that an Indemnitee is not entitled to indemnification under the By-Laws, (4) the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8.4 of the By-Laws and such determination shall not have been made and delivered in a written opinion within ninety days after receipt by the Corporation of the written request for indemnification, or
     (5) payment of indemnification is not made within ten days after a determination has been made pursuant to Section 8.4 of the By-Laws that an Indemnitee is entitled to indemnification or within ten days after such determination is deemed to have been made pursuant to Section 8.4 of the By-Laws, the Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Indiana, or in any other court of competent jurisdiction, of the Indemnitee's entitlement to such indemnification or advancement of Expenses. Alternatively, the

     Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within one year following the date on which the Indemnitee first has the right to commence such proceeding pursuant to this Section 4(A). The Corporation shall not oppose the Indemnitee's right to seek any such adjudication or award in arbitration.

          (B) In the event that a determination shall have been made pursuant to
     Section 8.4 of the By-Laws that an Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 4 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and the Indemnitee shall not be prejudiced by reason of that adverse determination. If a Change of Control shall have occurred, the Corporation shall have the burden of proving in any judicial proceeding or arbitration commenced pursuant to this Section 4 that the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

          (C) If a determination shall have been made or deemed to have been made pursuant to Section 8.4 of the By-Laws that an Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 4, absent (1) a misstatement or omission of a material fact in connection with the Indemnitee's request for indemnification, or (2) a prohibition of such indemnification under applicable law.

          (D) The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 4 that the procedures and presumptions of these Procedures are not valid, binding and enforceable, and shall stipulate in any such judicial proceeding or arbitration that the Corporation is bound by all the provisions of these Procedures.

          (E) In the event that an Indemnitee, pursuant to this Section 4, seeks to enforce the Indemnitee's rights under, or to recover damages for breach of, Article 8 of the By-Laws or these Procedures in a judicial proceeding or arbitration, the Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all expenses (of the types described in the definition of Expenses in Section 2 of these Procedures) actually and reasonably incurred in such judicial proceeding or arbitration, but only if the Indemnitee prevails therein. If it shall be determined in such judicial proceeding or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by the Indemnitee in connection with such judicial proceeding or arbitration shall be appropriately prorated.

     SECTION 5. Amendments. These Procedures may be amended at any time and from time to time in the same manner as any By-Law of the Corporation in accordance with the Articles of Incorporation, the By-Laws and the Act; provided, however, that notwithstanding any amendment, alteration or repeal of these Procedures or any provision hereof, any Indemnitee shall be entitled to utilize these Procedures with respect to any claim for indemnification arising out of any action taken or omitted prior to such amendment, alteration or repeal except to the extent otherwise required by law.

                                                                      APPENDIX H

                               ARVINMERITOR, INC.

                                      AND


                              FIRST CHICAGO TRUST


                              COMPANY OF NEW YORK


                                RIGHTS AGREEMENT

                         DATED AS OF             , 2000

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                           NUMBER
                                                                           ------
Section 1.   Definitions.................................................    H-1
Section 2.   Appointment of Rights Agent.................................    H-3
Section 3.   Issue of Right Certificates.................................    H-3
Section 4.   Form of Right Certificates..................................    H-5
Section 5.   Countersignature and Registration...........................    H-5
Section 6.   Transfer, Split Up, Combination and Exchange of Right
             Certificates; Mutilated, Destroyed, Lost or Stolen Right
             Certificates................................................    H-5
Section 7.   Exercise of Rights; Purchase Price; Expiration Date of
             Rights......................................................    H-6
Section 8.   Cancellation and Destruction of Right Certificates..........    H-7
Section 9.   Availability of Preferred Shares............................    H-7
Section 10.  Preferred Shares Record Date................................    H-7
Section 11.  Adjustment of Purchase Price, Number of Shares or Number of
             Rights......................................................    H-8
Section 12.  Certificate of Adjusted Purchase Price or Number of
             Shares......................................................   H-12
Section 13.  Consolidation, Merger or Sale or Transfer of Assets or
             Earning Power...............................................   H-12
Section 14.  Fractional Rights and Fractional Shares.....................   H-13
Section 15.  Rights of Action............................................   H-14
Section 16.  Agreement of Right Holders..................................   H-14
Section 17.  Right Certificate Holder Not Deemed a Shareholder...........   H-14
Section 18.  Concerning the Rights Agent.................................   H-15
Section 19.  Merger or Consolidation or Change of Name of Rights Agent...   H-15
Section 20.  Duties of Rights Agent......................................   H-15
Section 21.  Change of Rights Agent......................................   H-16
Section 22.  Issuance of New Right Certificates..........................   H-17
Section 23.  Redemption..................................................   H-17
Section 24.  Exchange....................................................   H-18
Section 25.  Notice of Certain Events....................................   H-19
Section 26.  Notices.....................................................   H-19
Section 27.  Supplements and Amendments..................................   H-20
Section 28.  Successors..................................................   H-20
Section 29.  Benefits of this Agreement..................................   H-20
Section 30.  Severability................................................   H-20
Section 31.  Governing Law...............................................   H-20
Section 32.  Counterparts................................................   H-20
Section 33.  Descriptive Headings........................................   H-20
Signatures...............................................................   H-21

Exhibit A    -- Form of Right Certificate
Exhibit B    -- Summary of Rights to Purchase Preferred Shares

     Agreement, dated as of             , 2000, between ArvinMeritor, Inc., an
Indiana corporation (the "Company"), and First Chicago Trust Company of New York, as rights agent (the "Rights Agent").

     The Board of Directors of the Company has authorized and directed the issuance of one preferred share purchase right (a "Right") for each Common Share (as hereinafter defined) of the Company to be issued in the Merger (as hereinafter defined), each Right representing the right to purchase one one-hundredth of a Preferred Share (as hereinafter defined), upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Merger Effective Time (the "Record Date") and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are hereinafter defined).

     Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings indicated:


          (a) "Acquiring Person" shall mean any Person who or which on or after the Record Date, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than an acquisition that does not directly or indirectly increase the proportional share of the Common Shares of the Company beneficially owned by such Person), then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.


          (b) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

          (c) "Associate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

          (d) A Person shall be deemed the "Beneficial Owner" of and shall be deemed to have "Beneficial Ownership" of and to "beneficially own" any securities:

             (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

             (ii) which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or


             (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(d)(ii)(B) hereof) or disposing of any securities of the Company.

     Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.


          (e) "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.



          (f) "Close of Business" on any given date shall mean 5:00 P.M., New York City time, on such date; provided, however, that, if such date is not a Business Day, it shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.


          (g) "Common Shares" when used with reference to the Company shall mean the shares of common stock, par value $1.00 per share, of the Company. "Common Shares" when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

          (h) "Distribution Date" shall have the meaning set forth in Section 3(a) hereof.

          (i) "Equivalent Preferred Shares" shall have the meaning set forth in
     Section 11(b) hereof.

          (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (k) "Exchange Ratio" shall have the meaning set forth in Section 24(a) hereof.

          (l) "Final Expiration Date" shall have the meaning set forth in
     Section 7(a) hereof.

          (m) "Merger" shall mean, collectively, the First Step Merger and the Second Step Merger, as both such terms are defined in the Merger Agreement.


          (n) "Merger Agreement" shall mean the Agreement and Plan of Reorganization, dated as of April 6, 2000, by and among Meritor Automotive, Inc., ArvinMeritor, Inc. (formerly named Mu Sub, Inc.) and Arvin Industries, Inc.



          (o) "Merger Effective Time" shall mean the Effective Time of the Second Step Merger, as both such terms are defined in the Merger Agreement.

          (p) "NASDAQ" shall mean the National Association of Securities Dealers, Inc. Automated Quotation System.

          (q) "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

          (r) "Preferred Shares" shall mean shares of Series A Junior Participating Preferred Stock, without par value, of the Company having the rights and preferences set forth in the Company's Restated Articles of Incorporation.


          (s) "Purchase Price" shall have the meaning set forth in Section 7(b) hereof.


          (t) "Record Date" shall have the meaning set forth in the second paragraph of the Preamble hereof.

          (u) "Redemption Date" shall have the meaning set forth in Section 7(a) hereof.

          (v) "Redemption Price" shall have the meaning set forth in Section 23(a) hereof.

          (w) "Reduced Threshold" shall have the meaning set forth in Section 27 hereof.

          (x) "Right" shall have the meaning set forth in the second paragraph of the Preamble hereof.

          (y) "Right Certificate" shall have the meaning set forth in Section 3(a) hereof.

          (z) "Security" shall have the meaning set forth in Section 11(d)(i) hereof.

          (aa) "Shares Acquisition Date" shall mean the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such.

          (bb) "Subsidiary" of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

          (cc) "Summary of Rights" shall have the meaning set forth in Section 3(b) hereof.

          (dd) "Trading Day" shall have the meaning set forth in Section 11(d)(i) hereof.

     Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 hereof, shall, prior to the Distribution Date, also be the holders of the Common Shares of the Company) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable.

     Section 3. Issue of Right Certificates. (a) From the Record Date until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares of the Company for or pursuant to the terms of any such plan) of a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares of the Company aggregating 15% or more of the then outstanding Common Shares of the Company (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be attached to (subject to the provisions of Section 3(b) hereof) the Common Shares of the Company (whether in book-entry or certificated form) issued and outstanding and the Rights will be owned by the registered holders of the Common Shares of the Company and will not be evidenced by separate Right Certificates, and (y) any transfer of Common Shares of the Company (or any interest therein, including the creation of a security interest) will also effect a transfer of the associated Rights (or the equivalent interest therein) and neither the Rights nor any interest therein may be transferred otherwise than by transfer of the associated Common Shares of the Company (or the equivalent interest therein). As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit A hereto (a "Right Certificate"), evidencing one Right for each Common Share so held, subject, in the case of Common Shares of the Company held in book-entry form on the Distribution Date, to the rights provided by law to a registered pledgee whose security interest has been duly registered with the Company. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

     (b) On the Record Date, or as soon as practicable thereafter, the Company will send a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form of Exhibit B hereto (the "Summary of Rights"), by first-class, postage-prepaid mail, to each record holder of Common Shares of the Company as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company or, in the case of Common Shares of the Company held in book-entry form, in accordance with the procedures of the depository for such shares. With respect to certificates for Common Shares of the Company outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto. Until the Distribution Date (or the earlier of the Redemption Date or the Final Expiration Date), the surrender for transfer of any certificate for Common Shares of the Company outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Shares of the Company represented thereby.

     (c) Certificates for Common Shares which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the following legend:


          This certificate also evidences and entitles the holder hereof to certain Rights as set forth (and as defined) in a Rights Agreement between ArvinMeritor, Inc. and First Chicago Trust Company of New York, dated as of
            , 2000, as it may be amended from time to time (the "Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of ArvinMeritor, Inc. Under certain circumstances, as set forth in the Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. ArvinMeritor, Inc. will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor. As set forth in the Agreement, Rights beneficially owned by any Person (as defined in the Agreement) who becomes an Acquiring Person (as defined in the Agreement) become null and void.


With respect to such certificates containing the foregoing legend, until the Distribution Date, the Rights associated with the Common Shares of the Company represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares of the Company represented thereby. In the event that the Company purchases or acquires any Common Shares of the Company after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares of the Company shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares of the Company which are no longer outstanding.

     (d) Until the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date, confirmations and account statements sent to holders of Common Shares of the Company in book-entry form and initial transaction statements relating to the registration, pledge or release from pledge of

Common Shares of the Company in book-entry form shall have impressed on, printed on, written on or otherwise affixed to them substantially the following legend:


          The shares of the Common Stock, par value $1 per share, of ArvinMeritor, Inc. to which this statement relates also evidence and entitle the holder thereof to certain Rights as set forth (and as defined) in a Rights Agreement between ArvinMeritor, Inc. and First Chicago Trust
     Company of New York, dated as of             , 2000, as it may be amended
     from time to time (the "Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of ArvinMeritor, Inc. Under certain circumstances, as set forth in the Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by the shares to which this statement relates. ArvinMeritor, Inc. will mail to the holder of the shares to which this statement relates and any registered pledgee of shares in book-entry form a copy of the Agreement without charge after receipt of a written request therefor. As set forth in the Agreement, Rights beneficially owned by any Person (as defined in the Agreement) who becomes an Acquiring Person (as defined in the Agreement) become null and void.


With respect to Common Shares of the Company in book-entry form for which there has been sent a confirmation or account statement or an initial transaction statement containing the foregoing legend, until the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date, the Rights associated with such Common Shares shall be evidenced by such Common Shares alone, and the registration of transfer or pledge, or the release from pledge, of any such Common Shares shall also constitute the registration of transfer or pledge, or the release from pledge, as the case may be, of the Rights associated with such Common Shares.

     Section 4. Form of Right Certificates.  Subject to the provisions of
Section 22 hereof, the Right Certificates (and the forms of election to purchase Preferred Shares and of assignment to be printed on the reverse thereof) shall be substantially the same as Exhibit A hereto, and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any applicable rule or regulation made pursuant thereto or with any applicable rule or regulation of any stock exchange or the National Association of Securities Dealers, Inc., or to conform to usage.

     Section 5. Countersignature and Registration. The Right Certificates shall be executed on behalf of the Company by its Chairman of the Board, its Vice Chairman of the Board, its Chief Executive Officer, its President, any of its Vice Presidents or its Treasurer, either manually or by facsimile signature, shall have affixed thereto the Company's seal or a facsimile thereof, and shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Right Certificates shall be manually countersigned by the Rights Agent and shall not be valid for any purpose unless countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the individual who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any individual who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Agreement any such individual was not such an officer.

     Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal office, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

     Section 6. Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates. Subject to the provisions of Section 14 hereof, at any time after the

Close of Business on the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Final Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become void pursuant to Section 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates entitling the registered holder to purchase a like number of one one-hundredths of a Preferred Share as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the principal office of the Rights Agent. Thereupon the Rights Agent shall countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates.

     Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company's request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

     Section 7. Exercise of Rights; Purchase Price; Expiration Date of
Rights. (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the
earliest of (i) the Close of Business on             , 2010 (the "Final
Expiration Date"), (ii) the time at which the Rights are redeemed as provided in
Section 23 hereof (the "Redemption Date"), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

     (b) The Right Certificates shall entitle the holders thereof to purchase such number of one one-hundredths of a Preferred Share as shall be set forth therein at the price per one one-hundredth of a Preferred Share set forth therein (the "Purchase Price"), but the number of such one one-hundredths of a Preferred Share and the Purchase Price shall be subject to adjustment as provided in Section 11 or 13 hereof. The Purchase Price for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a
Right shall initially be $     , and shall be subject to adjustment from time to
time as provided in Section 11 or 13 hereof, and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.


     (c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the shares to be purchased and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 9 hereof by certified check, cashier's check or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i)(A) requisition from any transfer agent of the Preferred Shares certificates for the number of Preferred Shares to be purchased and the Company hereby irrevocably authorizes any such transfer agent to comply with all such requests, or (B) requisition from the depositary agent depositary receipts representing such number of one one-hundredths of a Preferred Share as are to be purchased (in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent of the Preferred Shares with such depositary agent) and the Company hereby directs such depositary agent to comply with such request; (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof; (iii) promptly after receipt of such certificates or

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depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder; and (iv) when appropriate, after receipt, promptly deliver such cash to or upon the order of the registered holder of such Right Certificate.

     (d) In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to registered holder of such Right Certificate or to such holder's duly authorized assigns, subject to the provisions of Section 14 hereof.

     Section 8. Cancellation and Destruction of Right Certificates. All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all cancelled Right Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Right Certificates, and, in such case, shall deliver a certificate of destruction thereof to the Company.

     Section 9. Availability of Preferred Shares. The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares or any Preferred Shares held in its treasury the number of Preferred Shares that will be sufficient to permit the exercise in full of all outstanding Rights in accordance with Section 7 hereof. The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Preferred Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

     The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Preferred Shares upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or the issuance or delivery of certificates or depositary receipts for the Preferred Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or to deliver any certificates or depositary receipts for Preferred Shares upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company's reasonable satisfaction that no such tax is due.


     Section 10. Preferred Shares Record Date. Each Person in whose name any Preferred Shares (whether in book-entry or certificated form) are issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares on, and the date of issuance of such Preferred Shares and the date of any certificate for such Preferred Shares shall be, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that, if the date of such surrender and payment is a date upon which the Preferred Shares transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and the date of issuance of such Preferred Shares and the date of any such certificate shall be, the next succeeding Business Day on which the Preferred Shares transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a holder of Preferred Shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

     Section 11. Adjustment of Purchase Price, Number of Shares or Number of Rights. The Purchase Price, the number of Preferred Shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.


          (a)(i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of Preferred Shares or (D) issue any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right.



          (ii) Subject to Section 24 hereof, in the event any Person becomes an Acquiring Person, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then-current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (A) multiplying the then-current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares of the Company (determined pursuant to Section 11(d) hereof) on the date of the occurrence of such event. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.


          From and after the occurrence of such event, any Rights that are or were acquired or beneficially owned by any Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be void, and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement. No Right Certificate shall be issued pursuant to Section 3 hereof that represents Rights beneficially owned by an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof and any Right Certificate evidencing Rights beneficially owned by any such Acquiring Person shall be void. No Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the second preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the second preceding sentence shall be cancelled.

          (iii) In the event that there shall not be sufficient Common Shares of the Company issued but not outstanding or authorized but unissued to permit the exercise in full of the Rights in accordance with subparagraph (ii) above, the Company shall take all such action as may be necessary to authorize additional Common Shares of the Company for issuance upon exercise of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares of the Company, the Company shall substitute, for each Common Share of the Company that would otherwise be issuable upon exercise of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share of the Company as of the date of issuance of such Preferred Shares or fraction thereof.


          (b) In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Preferred Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Shares (or shares having the same rights, privileges and preferences as the Preferred Shares ("Equivalent Preferred Shares"), or securities convertible into Preferred Shares or Equivalent Preferred Shares at a price per Preferred Share or equivalent preferred share (or having a conversion price per share, if a security convertible into Preferred Shares or Equivalent Preferred Shares) less than the then-current per share market price of the Preferred Shares (as defined in Section 11(d)) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such record date plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares and/or Equivalent Preferred Shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price and the denominator of which shall be the number of Preferred Shares outstanding on such record date plus the number of additional Preferred Shares and/or Equivalent Preferred Shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and holders of the Rights. Preferred Shares owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and, in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.



          (c) In case the Company shall fix a record date for the making of a distribution to all holders of the Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then-current per share market price of the Preferred Shares on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and holders of the Rights) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one Preferred Share and the denominator of which shall be such then-current per share market price of the Preferred Shares on such record date; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company to be issued upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed; and, in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.


          (d) (i) For the purpose of any computation hereunder, the "current per share market price" of any security (a "Security" for the purpose of this Section 11(d)(i)) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the 30 consecutive Trading Days immediately prior to such date; provided, however, that, in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or Securities convertible into such shares, or (B) any subdivision, combination or reclassification of such Security and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to reflect the current market price per share equivalent of such Security; and provided, further, that in the event that the current per share market price of the Common Shares of the Company is determined as of a date prior to the expiration of 30 Trading Days following the Record Date, the current per share market price of the Common Shares of the Company shall be deemed to be the average of the daily closing prices per share of Common Shares of the Company for the period of Trading Days commencing with the Record Date and ending immediately prior to such date. The closing price for each day shall be the last sale price, regular way, reported at or prior to 4:00 P.M. Eastern time or, in case no such sale takes place on such day, the average of the bid and asked prices, regular way, reported as of 4:00 P.M. Eastern time, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price reported at or prior to 4:00 P.M. Eastern time or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported as of 4:00 P.M. Eastern time by NASDAQ or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of Directors of the Company. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business, or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day.


          (ii) For the purpose of any computation hereunder, the "current per share market price" of the Preferred Shares shall be determined in accordance with the method set forth in Section 11(d)(i). If the Preferred Shares are not publicly traded, the "current per share market price" of the Preferred Shares shall be conclusively deemed to be the current per share market price of the Common Shares of the Company as determined pursuant to
     Section 11(d)(i) hereof (appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof), multiplied by one hundred. If neither the Common Shares of the Company nor the Preferred Shares are publicly held or so listed or traded, "current per share market price" shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent.


          (e) No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one-millionth of a Preferred Share or one ten-thousandth of any other share or security as the case may be. Notwithstanding the first sentence of this
     Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment or (ii) the date of the expiration of the right to exercise any Rights.

          (f) If, as a result of an adjustment made pursuant to Section 11(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Section 11(a) through (c) hereof, inclusive, and the provisions of Sections 7, 9, 10 and 13 hereof with respect to the Preferred Shares shall apply on like terms to any such other shares.

          (g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-hundredths of a Preferred Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

          (h) Unless the Company shall have exercised its election as provided in Section 11(i) hereof, upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c) hereof, each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-hundredths of a Preferred Share (calculated to the nearest one one-millionth of a Preferred Share) obtained by (i) multiplying
     (x) the number of one one-hundredths of a share covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

          (i) The Company may elect, on or after the date of any adjustment of the Purchase Price, to adjust the number of Rights in substitution for any adjustment in the number of one one-hundredths of a Preferred Share purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein, and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

          (j) Irrespective of any adjustment or change in the Purchase Price or in the number of one one-hundredths of a Preferred Share issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of one one-hundredths of a Preferred Share which were expressed in the initial Right Certificates issued hereunder.

          (k) Before taking any action that would cause an adjustment reducing the Purchase Price below one one-hundredth of the then par value, if any, of the Preferred Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Preferred Shares at such adjusted Purchase Price.


          (l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date of the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.


          (m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it, in its sole discretion, shall determine to be advisable in order that any consolidation or subdivision of the Preferred Shares, issuance wholly for cash of any Preferred Shares at less than the current market price, issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, dividends on Preferred Shares payable in Preferred Shares or issuance of rights, options or warrants referred to in Section 11(b) hereof, hereafter made by the Company to holders of the Preferred Shares shall not be taxable to such shareholders.

          (n) In the event that, at any time after the date of this Agreement and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Shares payable in Common Shares, or (ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) into a greater or lesser number of Common Shares, then, in any such case, (A) the number of one one-hundredths of a Preferred Share purchasable after such event upon proper exercise of each Right shall be determined by multiplying the number of one one-hundredths of a Preferred Share so purchasable immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately before such event and the denominator of which is the number of Common Shares outstanding immediately after such event, and (B) each Common Share outstanding immediately after such event shall have issued with respect to it that number of Rights which each Common Share outstanding immediately prior to such event had issued with respect to it. The adjustments provided for in this Section 11(n) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

     Section 12. Certificate of Adjusted Purchase Price or Number of
Shares. Whenever an adjustment is made as provided in Section 11 or 13 hereof, the Company shall promptly (a) prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment,
(b) file with the Rights Agent and with each transfer agent for the Common Shares or the Preferred Shares a copy of such certificate and (c) if such adjustment occurs at any time after the Distribution Date, mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 25 hereof.

     Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power. In the event, directly or indirectly, at any time after a Person has become an Acquiring Person, (a) the Company shall consolidate with, or merge with and into, any other Person, (b) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (c) the Company shall sell or otherwise transfer (or one or more of its

Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case, proper provision shall be made so that (i) each registered holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of such other Person (including the Company as successor thereto or as the surviving corporation) as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares of such other Person (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (ii) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such issuer; and (iv) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares of the Company thereafter deliverable upon the exercise of the Rights. The Company shall not consummate any such consolidation, merger, sale or transfer unless, prior thereto, the Company and such issuer shall have executed and delivered to the Rights Agent a supplemental agreement so providing. The Company shall not enter into any transaction of the kind referred to in this
Section 13 if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights. The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers.

     Section 14. Fractional Rights and Fractional Shares. (a) The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

     (b) The Company shall not be required to issue fractions of Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share). Fractions of Preferred Shares in integral multiples of one one-hundredth of a Preferred Share may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it; provided that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not integral multiples of one one-hundredth of a Preferred Share, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share. For the purposes of this Section 14(b), the current market value of a Preferred Share shall be the closing price of a Preferred Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of such exercise.

     (c) The holder of a Right, by the acceptance of the Right, expressly waives such holder's right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided above).

     Section 15. Rights of Action. All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under
Section 18 hereof, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), may, in such holder's own behalf and for such holder's own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder's right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement, and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

     Section 16. Agreement of Right Holders. Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

          (a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares;

          (b) after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer; and

          (c) the Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or any certificate for the associated Common Shares made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary, except as otherwise provided by law.

     Section 17. Right Certificate Holder Not Deemed a Shareholder. No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Preferred Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

     Section 18. Concerning the Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder, and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises.

     The Rights Agent shall be protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Right Certificate or certificate for the Preferred Shares or Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, instruction, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof.

     Section 19. Merger or Consolidation or Change of Name of Rights Agent. Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or corporate trust powers of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and, in all such cases, such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

     In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and, in all such cases, such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

     Section 20. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

          (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

          (b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the

     Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

          (c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own negligence, bad faith or willful misconduct.

          (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

          (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 11(a)(ii) hereof) or any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Section 3, 11, 13, 23 or 24 hereof, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice that such change or adjustment is required); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares to be issued pursuant to this Agreement or any Right Certificate or as to whether any Preferred Shares will, when issued, be validly authorized and issued, fully paid and nonassessable.

          (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

          (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions.

          (h) The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

          (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided that reasonable care was exercised in the selection and continued employment thereof.

     Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares of the Company or the Preferred Shares by registered or certified mail, and to the registered holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the registered holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the registered holder of a Right Certificate (which holder shall, with such notice, submit such holder's Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation (or an Affiliate thereof) organized and doing business under the laws of the United States or of the State of New York (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York), in good standing, having an office in the State of New York, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.


     Section 22. Issuance of New Right Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by the Board of Directors of the Company to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement.

     Section 23. Redemption. (a) The Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board of Directors of the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company, in its sole discretion, may establish.


     (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to paragraph (a) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after such action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall mail a notice of redemption to all the registered holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, and other than in connection with the purchase of Common Shares prior to the Distribution Date.

     Section 24. Exchange. (a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(ii) hereof) for Common Shares of the Company at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any adjustment in the number of Rights pursuant to Section 11(i) (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors of the Company shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Shares of the Company for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares of the Company then outstanding.

     (b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to paragraph (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares of the Company equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares of the Company for Rights will be effected, and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii) hereof) held by each holder of Rights.

     (c) In the event that there shall not be sufficient Common Shares of the Company issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exchange of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exchange of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share of the Company as of the date of issuance of such Preferred Shares or fraction thereof.

     (d) The Company shall not be required to issue fractions of Common Shares of the Company or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Common Shares, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Common Share of the Company. For the purposes of this paragraph (d), the current market value of a whole Common Share of the Company shall be the closing price of a Common Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this
Section 24.

     Section 25. Notice of Certain Events. (a) In case the Company shall, at any time after the Distribution Date, propose (i) to pay any dividend payable in stock of any class to the holders of the Preferred Shares or to make any other distribution to the holders of the Preferred Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of the Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of the Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares), then, in each such case, the Company shall give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Shares and/or Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and, in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares and/or Preferred Shares, whichever shall be the earlier.

     (b) In case the event set forth in Section 11(a)(ii) hereof shall occur, then the Company shall, as soon as practicable thereafter, give to each registered holder of a Right Certificate, in accordance with Section 26 hereof, a notice of the occurrence of such event, which notice shall describe such event and the consequences of such event to holders of Rights under Section 11(a)(ii) hereof.

     Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                                          ArvinMeritor, Inc.

                                          2135 West Maple Road


                                          Troy, Michigan 48084-7186


                                          Attention: Corporate Secretary


Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                                          First Chicago Trust Company of New
                                          York

                                          525 Washington Boulevard, Suite 4660


                                          Jersey City, New Jersey 07310


                                          Attention: Tender & Exchanges
                                          Administration


Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company or the registry books of the holders of the Rights maintained by the Rights Agent after the Distribution Date as herein provided. Any notice or demand given prior to the Distribution Date by the Company or the Rights Agent to the holders of the Rights shall also be given to any registered pledgee of any Common Share of the Company in book-entry form by first-class mail, postage prepaid, addressed to such registered pledgee at the address of such registered pledgee as shown on the registry books of the Company.


     Section 27. Supplements and Amendments. The Company may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that, from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights. Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds set forth in Section 1(a) and 3(a) hereof to not less than 10% (the "Reduced Threshold"); provided, however, that no Person who beneficially owns a number of Common Shares equal to or greater than the Reduced Threshold shall become an Acquiring Person unless such Person shall, after the public announcement of the Reduced Threshold, increase its beneficial ownership of the then outstanding Common Shares (other than as a result of an acquisition of Common Shares by the Company) to an amount equal to or greater than the greater of (x) the Reduced Threshold or (y) the sum of (i) the lowest beneficial ownership of such Person as a percentage of the outstanding Common Shares as of any date on or after the date of the public announcement of such Reduced Threshold plus (ii) .001%.


     Section 28. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     Section 29. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares of the Company) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares of the Company).

     Section 30. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 31. Governing Law. This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Indiana and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

     Section 32. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 33. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:

By
----------------------------------------------------
   Name:
   Title:

Attest:

By
----------------------------------------------------
   Name:
   Title:

ARVINMERITOR, INC.


By
----------------------------------------------------
   Name:

   Title:


FIRST CHICAGO TRUST COMPANY OF NEW YORK


By
----------------------------------------------------
   Name:

   Title:

                                                                       EXHIBIT A

                           FORM OF RIGHT CERTIFICATE

CERTIFICATE NO. R-

----- RIGHTS


           NOT EXERCISABLE AFTER             , 2010 OR EARLIER IF
           REDEMPTION OR EXCHANGE OCCURS. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $.01 PER RIGHT AND TO EXCHANGE ON THE
           TERMS SET FORTH IN THE AGREEMENT.

                               RIGHT CERTIFICATE

                               ARVINMERITOR, INC.


     This certifies that     , or registered assigns, is the registered owner of
the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated
as of             , 2000 (the "Agreement"), between ArvinMeritor, Inc., an
Indiana corporation (the "Company"), and First Chicago Trust Company of New York (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Agreement) and prior to 5:00
P.M., New York City time, on             , 2010 at the principal office of the
Rights Agent, or at the office of its successor as Rights Agent, one one-hundredth of a fully paid non-assessable share of Series A Junior Participating Preferred Stock, without par value, of the Company (the "Preferred
Shares"), at a purchase price of $     per one one-hundredth of a Preferred
Share (the "Purchase Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-hundredths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price
as of             , 2000, based on the Preferred Shares as constituted at such date. As provided in the Agreement, the Purchase Price and the number of one one-hundredths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.


     This Right Certificate is subject to all of the terms, provisions and conditions of the Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Agreement are on file at the principal executive offices of the Company and the offices of the Rights Agent.

     This Right Certificate, with or without other Right Certificates, upon surrender at the principal office of the Rights Agent, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Preferred Shares as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

     Subject to the provisions of the Agreement, the Rights evidenced by this Right Certificate (i) may be redeemed by the Company at a redemption price of $.01 per Right or (ii) may be exchanged in whole or in part for Preferred Shares or shares of the Company's Common Stock, par value $1.00 per share.

     No fractional Preferred Shares will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts), but, in lieu thereof, a cash payment will be made, as provided in the Agreement.

                                      H-A-1

     No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Agreement.

     This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.


     WITNESS the facsimile signature of the proper officers of the Company and
its corporate seal. Dated as of             , 20___.



ATTEST:                                           ARVINMERITOR, INC.
                                                  By
----------------------------------------------
Name:                                             -----------------------------------------------------
Title:                                               Name:
                                                     Title:
Countersigned:



FIRST CHICAGO TRUST COMPANY OF NEW YORK


By
   -----------------------------------------------------
   Name:
   Title:

                                      H-A-2

                   FORM OF REVERSE SIDE OF RIGHT CERTIFICATE
                               FORM OF ASSIGNMENT
                (TO BE EXECUTED BY THE REGISTERED HOLDER IF SUCH
               HOLDER DESIRES TO TRANSFER THE RIGHT CERTIFICATE.)

                                                              FOR VALUE RECEIVED
                                ------- hereby sells, assigns and transfers unto
                                                    ----------------------------

--------------------------------------------------------------------------------
                 (Please print name and address of transferee)

--------------------------------------------------------------------------------

this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint
------------------------ Attorney, to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.

Dated:
------------------------------------

                                          --------------------------------------
                                          Signature

Signature Guaranteed:

     Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.
--------------------------------------------------------------------------------

     The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not beneficially owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement).

                                          --------------------------------------
                                          Signature

                                      H-A-3

                          FORM OF ELECTION TO PURCHASE
                 (TO BE EXECUTED IF HOLDER DESIRES TO EXERCISE
                 RIGHTS REPRESENTED BY THE RIGHT CERTIFICATE.)

To: ArvinMeritor, Inc.

     The undersigned hereby irrevocably elects to exercise -------- Rights represented by this Right Certificate to purchase the Preferred Shares issuable upon the exercise of such Rights and requests that certificates for such Preferred Shares be issued in the name of:

--------------------------------------------------------------------------------

          (Please insert social security or other identifying number)


--------------------------------------------------------------------------------
                        (Please print name and address)

--------------------------------------------------------------------------------

     If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

--------------------------------------------------------------------------------

          (Please insert social security or other identifying number)


--------------------------------------------------------------------------------
                        (Please print name and address)

--------------------------------------------------------------------------------

Dated:
------------------------------------

                                          --------------------------------------
                                          Signature

                                      H-A-4

Signature Guaranteed:

     Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.
--------------------------------------------------------------------------------

     The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not beneficially owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement).

                                          --------------------------------------
                                          Signature

--------------------------------------------------------------------------------

                                     NOTICE

     The signature in the Form of Assignment or Form of Election to Purchase, as the case may be, must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

     In the event the certification set forth above in the Form of Assignment or the Form of Election to Purchase, as the case may be, is not completed, the Company and the Rights Agent will deem the beneficial owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement) and such Assignment or Election to Purchase will not be honored.

                                      H-A-5

                                                                       EXHIBIT B

                         SUMMARY OF RIGHTS TO PURCHASE
                                PREFERRED SHARES

INTRODUCTION


     On                , 2000, the Board of Directors of our Company,
ArvinMeritor, Inc., an Indiana corporation, authorized and directed the issuance of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $1.00 per share, to be issued in connection with the Agreement and Plan of Reorganization, dated as of April 6, 2000, by and among Meritor Automotive, Inc., a Delaware corporation, our Company and Arvin Industries, Inc., an Indiana corporation, pursuant to which Meritor Automotive, Inc. merged with and into our Company and, immediately thereafter, Arvin Industries, Inc. merged with and into our Company, which was the surviving corporation in both mergers.


     Our Board has adopted a Rights Agreement providing for these Rights to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 15% or more of our outstanding common stock without the approval of our Board. The Rights Agreement should not interfere with any merger or other business combination approved by our Board.


     For those interested in the specific terms of the Rights Agreement made between our Company and First Chicago Trust Company of New York, as the Rights
Agent, as of                     , 2000, we provide the following summary
description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which has been filed with the Securities and Exchange Commission as an exhibit to our Registration Statement on Form S-4 (Registration No. 333-36448). A copy of the agreement is available free of charge from our Company.


SUMMARY OF RIGHTS


     The Rights. Our Board authorized the issuance of a Right with respect to each share of common stock issued in the mergers. The Rights will initially trade with, and will be inseparable from, the common stock. The Rights are evidenced only by certificates that represent shares of common stock. New Rights will accompany any new shares of common stock we issue after
     , 2000 until the Distribution Date described below.


     Exercise Price. Each Right will allow its holder to purchase from our Company one one-hundredth of a share of Series A Junior Participating Preferred
Stock ("Preferred Share") for $          , once the Rights become exercisable.
This portion of a Preferred Share will give the shareholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

     Exercisability.  The Rights will not be exercisable until

     - 10 days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 15% or more of our outstanding common stock, or, if earlier,

     - 10 business days (or a later date determined by our Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if consummated, would result in that person or group becoming an Acquiring Person.


     We refer to the date when the Rights become exercisable as the "Distribution Date". Until that date, the common stock will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After that date, the Rights will separate from the common stock and be evidenced by Rights certificates that we will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are void and may not be exercised.


                                      H-B-1

     Our Board may reduce the threshold at which a person or group becomes an Acquiring Person from 15% to not less than 10% of the outstanding common stock.


CONSEQUENCES OF A PERSON OR GROUP BECOMING AN ACQUIRING PERSON


     - Flip In.  If a person or group becomes an Acquiring Person, all holders
       of Rights except the Acquiring Person may, for $          , purchase
       shares of our common stock with a market value of $          , based on
       the market price of the common stock prior to such acquisition.

     - Flip Over. If our Company is later acquired in a merger or similar transaction after the Rights Distribution Date, all holders of Rights
       except the Acquiring Person may, for $          , purchase shares of the
       acquiring corporation with a market value of $          based on the
       market price of the acquiring corporation's stock, prior to such merger.


PREFERRED SHARE PROVISIONS


     Each one one-hundredth of a Preferred Share, if issued:

     - will not be redeemable.

     - will entitle holders to quarterly dividend payments of $.01 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater.

     - will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of common stock, whichever is greater.

     - will have the same voting power as one share of common stock.

     - if shares of our common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

     The value of one one-hundredth interest in a Preferred Share should approximate the value of one share of common stock.

     Expiration.  The Rights will expire on             , 2010.

     Redemption. Our Board may redeem the Rights for $.01 per Right at any time before any person or group becomes an Acquiring Person. If our Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $.01 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

     Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our Board may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

     Anti-Dilution Provisions. Our Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the Preferred Shares or common stock. No adjustments to the Exercise Price of less than 1% will be made.

     Amendments. The terms of the Rights Agreement may be amended by our Board without the consent of the holders of the Rights. However, our Board may not amend the Rights Agreement to lower the threshold at which a person or group becomes an Acquiring Person to below 10% of our outstanding common stock. In addition, the Board may not cause a person or group to become an Acquiring Person by lowering this threshold below the percentage interest that such person or group already owns. After a person or group becomes an Acquiring Person, our Board may not amend the agreement in a way that adversely affects holders of the Rights.
                                      H-B-2

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Indiana Business Corporation Law permits indemnification of officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and reasonably believed that (1) in the case of conduct in the person's official capacity with the corporation, that the person's conduct was in the corporation's best interests, and (2) in all other cases, that the person's conduct was at least not opposed to the corporation's best interests. In criminal proceedings, the person must either have reasonable cause to believe the conduct was lawful or must have had no reasonable cause to believe the conduct was unlawful. Unless the articles of incorporation provide otherwise, indemnification is mandatory in two instances:
(1) a director successfully defends himself in a proceeding to which the director was a party because the director is or was a director of the corporation, or (2) it is court ordered.


     Section 8.06 of the ArvinMeritor Restated Articles of Incorporation will, at the effective time of the merger, contain provisions authorizing, to the extent permitted under the Indiana Business Corporation Law and the ArvinMeritor By-Laws, indemnification of directors and officers, including payment in advance of expenses in defending an action and maintaining liability insurance on such directors and officers. Specifically, the ArvinMeritor By-Laws will provide that ArvinMeritor shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal (an "Action"), by reason of the fact that such person is or was a director, officer, employee or agent of ArvinMeritor, or is or was serving at the request of ArvinMeritor as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity of or for another corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity, whether or not organized or formed for profit, against expenses (including attorneys' fees) and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Action. ArvinMeritor also shall pay, in advance of the final disposition of an Action, the expenses reasonably incurred in defending such action by a person who may be entitled to indemnification. Article 8 of the ArvinMeritor and the appendix thereto entitled "Procedures for Submission and Determination of Claims for Indemnification Pursuant to Article 8 of the By-Laws" set forth particular procedures for submission and determination of claims for indemnification.



     ArvinMeritor's directors and officers will be insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


 *2.01  Agreement and Plan of Reorganization, dated as of April 6,
        2000, by and among Meritor, ArvinMeritor and Arvin, included as Appendix A to the joint proxy statement-prospectus included as part of this Registration Statement.

 *2.02 Stock Option Agreement, dated as of April 6, 2000, by and between Meritor, as issuer, and Arvin, as grantee, included as Appendix B to the joint proxy statement-prospectus included as part of this Registration Statement.
 *2.03 Stock Option Agreement, dated as of April 6, 2000, by and between Arvin, as issuer, and Meritor, as grantee, included as Appendix C to the joint proxy statement-prospectus included as part of this Registration Statement.
 *3.01  Articles of Incorporation of ArvinMeritor.
 *3.02  By-Laws of ArvinMeritor.

 *4.01 Form of Restated Articles of Incorporation of ArvinMeritor to be effective prior to the effective time of the merger, included as Appendix F to the joint proxy statement-prospectus included as part of this Registration
        Statement.
 *4.02 Form of Amended By-Laws of ArvinMeritor, to be adopted prior to the effective time of the merger, included as Appendix G to the joint proxy statement-prospectus included as part of this Registration Statement.
 *4.03 Form of Rights Agreement to be entered into between ArvinMeritor and First Chicago Trust Company of New York, as rights agent, included as Appendix H to the joint proxy statement-prospectus included as part of this Registration
        Statement.
 *5.01 Opinion of Chadbourne & Parke LLP as to the legality of the shares being issued.
 *5.02 Opinion of Ice Miller Donadio & Ryan as to the legality of the shares being issued.
  8.01  Opinion of Chadbourne & Parke LLP as to certain tax matters.
  8.02 Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.
*10.01  Employment Agreement, dated as of April 6, 2000, among
        Arvin, ArvinMeritor and V. William Hunt.
*23.01 Consent of Deloitte & Touche LLP relating to the audited financial statements of Meritor.
*23.02 Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of Arvin.
*23.03  Consent of Chadbourne & Parke LLP (included in Exhibit
        5.01).
*23.04  Consent of Ice Miller Donadio & Ryan (included in Exhibit
        5.02).
 23.05  Consent of Chadbourne & Parke LLP (included in Exhibit
        8.01).
 23.06  Consent of Wachtell, Lipton, Rosen & Katz (included in
        Exhibit 8.02).
*24.01 Power of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain officers and directors of ArvinMeritor.
 99.01  Form of Proxy to be used by Meritor.
 99.02  Form of Proxy to be used by Arvin.
*99.03  Consent of Warburg Dillon Read LLC.
*99.04  Consent of Merrill Lynch, Pierce, Fenner & Smith
        Incorporated.
*99.05  Consents of Joseph B. Anderson, Jr., Donald R. Beall, Rhonda
        L. Brooks, John J. Creedon, Charles H. Harff, Victoria B.
        Jackson, James E. Marley, Harold A. Poling, Steven C.
        Beering, Joseph P. Flannery, Robert E. Fowler, Jr., William
        D. George, Jr., Ivan W. Gorr, Richard W. Hanselman, V.
        William Hunt, Don J. Kacek, James E. Perrella and Martin D.
        Walker to be named as persons about to become directors of ArvinMeritor.
 99.06  Meritor's 1997 Long-Term Incentives Plan, filed as Exhibit
        10-a-1 to Meritor's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 1-3093), is incorporated herein by reference.
 99.07  Amendment to Meritor's 1997 Long-Term Incentives Plan.


---------------

* Previously filed.


     (b) Financial Statement Schedules. Not Applicable.

     (c) Report, Opinion or Appraisal. See Exhibits 5.01, 5.02, 8.01 and 8.02. The opinions of Warburg Dillon Read LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are included as Appendices D and E, respectively, to the joint proxy statement-prospectus included as part of this Registration Statement.

ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on June 2, 2000.


                                          ARVINMERITOR, INC.

                                          By:       /s/ LARRY D. YOST
                                            ------------------------------------
                                                       Larry D. Yost
                                              Chairman of the Board and Chief
                                                     Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2000.


                     SIGNATURE                                              TITLE
                     ---------                                              -----

                 /s/ LARRY D. YOST                     Chairman of the Board and Chief Executive
---------------------------------------------------      Officer
                   Larry D. Yost                         (principal executive officer) and Director

               /s/ THOMAS A. MADDEN                    Senior Vice President, Chief Financial Officer
---------------------------------------------------      and Treasurer (principal accounting and
                 Thomas A. Madden                        financial officer) and Director

              /s/ VERNON G. BAKER, II                  Senior Vice President, General Counsel and
---------------------------------------------------      Secretary and Director
                Vernon G. Baker, II

                                 EXHIBIT INDEX


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  *2.01  Agreement and Plan of Reorganization, dated as of April 6,
         2000, by and among Meritor, ArvinMeritor and Arvin, included as Appendix A to the joint proxy statement-prospectus
         included as part of this Registration Statement.
  *2.02  Stock Option Agreement, dated as of April 6, 2000, by and between Meritor, as issuer, and Arvin, as grantee, included as Appendix B to the joint proxy statement-prospectus
         included as part of this Registration Statement.
  *2.03  Stock Option Agreement, dated as of April 6, 2000, by and between Arvin, as issuer, and Meritor, as grantee, included as Appendix C to the joint proxy statement-prospectus
         included as part of this Registration Statement.
  *3.01  Articles of Incorporation of ArvinMeritor.
  *3.02  By-Laws of ArvinMeritor.
  *4.01  Form of Restated Articles of Incorporation of ArvinMeritor
         to be effective prior to the effective time of the merger, included as Appendix F to the joint proxy
         statement-prospectus included as part of this Registration
         Statement.
  *4.02  Form of Amended By-Laws of ArvinMeritor, to be adopted prior to the effective time of the merger, included as Appendix G to the joint proxy statement-prospectus included as part of this Registration Statement.
  *4.03  Form of Rights Agreement to be entered into between
         ArvinMeritor and First Chicago Trust Company of New York, as
         rights agent, included as Appendix H to the joint proxy
         statement-prospectus included as part of this Registration
         Statement.
  *5.01  Opinion of Chadbourne & Parke LLP as to the legality of the shares being issued.
  *5.02  Opinion of Ice Miller Donadio & Ryan as to the legality of the shares being issued.
   8.01  Opinion of Chadbourne & Parke LLP as to certain tax matters.
   8.02  Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.
 *10.01  Employment Agreement, dated as of April 6, 2000, among
         Arvin, ArvinMeritor and V. William Hunt.
 *23.01  Consent of Deloitte & Touche LLP relating to the audited financial statements of Meritor.
 *23.02  Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of Arvin.
 *23.03  Consent of Chadbourne & Parke LLP (included in Exhibit
         5.01).
 *23.04  Consent of Ice Miller Donadio & Ryan (included in Exhibit
         5.02).
  23.05  Consent of Chadbourne & Parke LLP (included in Exhibit
         8.01).
  23.06  Consent of Wachtell, Lipton, Rosen & Katz (included in
         Exhibit 8.02).
 *24.01  Power of Attorney authorizing certain persons to sign this
         Registration Statement on behalf of certain officers and
         directors of ArvinMeritor.
  99.01  Form of Proxy to be used by Meritor.
  99.02  Form of Proxy to be used by Arvin.
 *99.03  Consent of Warburg Dillon Read LLC.
 *99.04  Consent of Merrill Lynch, Pierce, Fenner & Smith
         Incorporated.
 *99.05  Consents of Joseph B. Anderson, Jr., Donald R. Beall, Rhonda
         L. Brooks, John J. Creedon, Charles H. Harff, Victoria B.
         Jackson, James E. Marley, Harold A. Poling, Steven C.
         Beering, Joseph P. Flannery, Robert E. Fowler, Jr., William
         D. George, Jr., Ivan W. Gorr, Richard W. Hanselman, V.
         William Hunt, Don J. Kacek, James E. Perrella and Martin D.
         Walker to be named as persons about to become directors of
         ArvinMeritor.
  99.06  Meritor's 1997 Long-Term Incentives Plan, filed as Exhibit
         10-a-1 to Meritor's Annual Report on Form 10-K for the
         fiscal year ended September 30, 1997 (File No. 1-3093), is incorporated herein by reference.
  99.07  Amendment to Meritor's 1997 Long-Term Incentives Plan.


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* Previously filed.